Filed pursuant to Rule 424(b)(3)
Registration No. 333-114264

Filed pursuant to Rule 424(b)(3)
Registration No. 333-114220

July 29, 2004

Dear Fellow Shareholder:

      You are cordially invited to attend a special meeting of shareholders of Grand Toys International, Inc., which we refer to as Grand US, to be held at 11 a.m. on August 13, 2004, at the offices of Adessky Poulin, 999, De Maisonneuve Ouest, Suite 1800, Montreal, Quebec, Canada. At the meeting, we are presenting for your approval proposals for:

•	the reorganization of Grand US in which it will become a subsidiary of its Hong Kong subsidiary, which we refer to as Grand HK, and you will receive, in exchange for each of your shares of Grand US, one American depositary share, or ADS, of Grand HK represented by an American depositary receipt, or ADR, representing beneficial ownership of one ordinary share of Grand HK; and

•	the issuance to Centralink Investments Limited of 10,000,000 Grand HK ADSs, which will be evidenced by Grand HK ADRs, in exchange for all of the shares of Playwell International Limited and cash and other consideration in a total amount of $11,000,000.

      The reorganization of Grand US, Grand HK’s acquisition of the shares of Playwell International Limited, which we refer to as Playwell, and the issuance of Grand HK ADSs to Centralink Investments Limited, which we refer to as Centralink, are steps in a single transaction. Grand HK is a subsidiary of Grand US but will, as a result of the reorganization, become the publicly-traded holding company of both Grand US and Playwell. The reorganization will be accomplished through the merger of Grand US and a subsidiary of Grand HK. Grand US will continue to exist, but it will be a wholly-owned subsidiary of Grand HK. Unless you approve both proposals, neither of those transactions will be completed.

      The number of Grand HK ADSs to be owned by you and represented by ADRs immediately after the transaction will be the same as the number of Grand US shares you own immediately prior to the transaction. However, as a result of the issuance to Centralink of 10,000,000 Grand HK ADSs as part of the transaction, and Centralink’s further purchase of 924,187 Grand HK ADSs from current significant shareholders of Grand US, Mr. Hsieh Cheng (to whom we refer as Jeff Hsieh or Mr. Hsieh) the ultimate beneficial owner of Centralink, will become the majority beneficial owner of Grand HK, indirectly owning over 71% of all of the outstanding capital stock of Grand HK. As a result, these transactions on which you are voting will constitute a change in control of Grand HK, and Mr. Hsieh will be in a position to control the affairs of Grand HK after the consummation of these transactions.

      After completion of the transactions described in the enclosed proxy statement/ prospectus, Grand HK and its subsidiaries will continue to conduct the business now conducted by Grand US and its subsidiaries. Grand HK will also conduct the business of Playwell and its subsidiaries. In addition, all of Grand US’ current directors, other than Elliot L. Bier, the chairman of Grand US, and Michael Kron will resign upon completion of the transaction and a new board of directors of Grand HK consisting of five persons, including Messrs. Bier and Kron, will direct the operations of Grand HK and its subsidiaries. Grand US common stock is currently traded on the Nasdaq SmallCap Market under the symbol “GRIN”, and Grand HK has applied to have the Grand HK ADSs listed and traded after the reorganization merger on the Nasdaq SmallCap Market under the same symbol.

      The proxy statement/ prospectus enclosed with this letter provides you with detailed information regarding each of the proposals to be considered at the special meeting. We encourage you to read this entire document carefully. Please consider the risk factors beginning on page 38.

      Grand US’ board of directors has unanimously adopted an amended and restated agreement and plan of merger to facilitate the reorganization merger and the subscription and exchange agreement which provides for the acquisition of Playwell and the issuance to Centralink of 10,000,000 Grand HK ADSs. Your board recommends that you vote “FOR” approval of the transactions described in those agreements, both of which must be approved if either is to go forward. Although the board’s determination was unanimous, you should be aware that four of Grand US’ seven directors have interests in the transactions which are different from Grand US’ shareholders which may have created a conflict of interest in making their determination. These interests and potential conflicts are described in the proxy statement/ prospectus enclosed with this letter in the section titled “Interests of Grand US Directors and Officers in the Reorganization Merger and Subsequent Operation of Grand HK and Potential Conflicts of Interest” on page 70.

      If our shareholders approve the transactions at the special meeting, we expect to complete the reorganization merger, the Playwell acquisition and the related subscription transactions immediately after the special meeting. The board appreciates and encourages your participation. Whether or not you plan to attend the meeting, it is important that your shares be represented. PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED AT YOUR EARLIEST CONVENIENCE.

Very truly yours,

ELLIOT L. BIER
Chairman

      Neither the Securities and Exchange Commission nor any state securities commission has approved the securities of Grand HK to be issued in connection with the reorganization merger and acquisition and subscription transactions. Furthermore, the Securities and Exchange Commission has not determined if this proxy statement/ prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. This proxy statement/ prospectus is not an offer to sell and it is not soliciting an offer to buy securities in any jurisdiction where offers or sales are not permitted.

Filed pursuant to Rule 424(b)(3)
Registration No. 333-114264

Filed pursuant to Rule 424(b)(3)
Registration No. 333-114220

GRAND TOYS INTERNATIONAL, INC.

1710 Route Transcanadienne
Dorval, Quebec

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On August 13, 2004

Notice of Special Meeting of Shareholders

July 29, 2004

To the Shareholders:

      A special meeting of shareholders of Grand Toys International, Inc. will be held at the offices of Adessky Poulin, 999, De Maisonneuve Ouest, Suite 1800, Montreal, Quebec, Canada, on August 13, 2004 at 11:00 a.m., for the following purposes:

(1)	To approve an amended and restated agreement and plan of merger, substantially in the form attached to the accompanying proxy statement/ prospectus as Annex A, between GTI Acquisition Corp., Grand Toys International, Inc., which is referred to as Grand US, and Grand Toys International Limited, which is referred to as Grand HK. Under the amended and restated agreement and plan of merger, Grand US will become a subsidiary of its Hong Kong subsidiary, Grand HK, by merging GTI Acquisition Corp., a wholly-owned subsidiary of Grand HK, into Grand US. In the reorganization merger, each share of common stock of Grand US, will automatically convert into the right to receive one American depositary share, or ADS, evidenced by one American depositary receipt, or ADR, of Grand HK. These ADSs represent beneficial ownership of one ordinary share of Grand HK. Outstanding options and warrants to purchase shares of Grand US will be converted into the right to acquire, upon exercise, the same number of Grand HK ADSs.

(2)	To approve the issuance of 10,000,000 ADSs of Grand HK to Centralink Investments Limited in exchange for all the shares of Playwell International Limited and cash and other consideration in a total amount of $11,000,000 pursuant to a subscription and exchange agreement, as amended, by and among Grand US, Grand HK and Centralink in the form attached to the accompanying proxy statement/prospectus as Annex B.

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. Shareholders of record at the close of business on June 15, 2004 are entitled to vote at the meeting.

      WHETHER YOU OWN ONE SHARE OR MANY, PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE PAID ENVELOPE PROVIDED OR YOU CAN, IF SO INDICATED ON YOUR PROXY CARD, VOTE ELECTRONICALLY THROUGH THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD.

By Order of the board of directors

ELLIOT L. BIER
Chairman of the Board

Montreal, Quebec

July 29, 2004

      This Proxy Statement is dated July 29, 2004, and was first mailed to Grand Toys International, Inc. shareholders on July 30, 2004.

i

Page

INCOME TAX CONSEQUENCES OF THE REORGANIZATION MERGER	96
U.S. Federal Income Tax Consequences to Grand US Shareholders	96
The Reorganization Merger	97
Grand HK ADSs	98
Non-U.S. holders	99
RESTRICTIONS ON SALES OF GRAND HK ADSs RECEIVED IN THE REORGANIZATION MERGER	100
PROPOSAL 2 — ISSUANCE OF 10,000,000 ADSs OF GRAND HK TO CENTRALINK IN CONNECTION WITH THE ACQUISITION OF THE CAPITAL STOCK OF PLAYWELL INTERNATIONAL LIMITED	101
The Subscription and Exchange Agreement	101
The Playwell Acquisition and the Centralink Investment in Grand HK	101
Representations and Warranties of Grand US, Grand HK and Centralink	102
Conduct of Business of Grand US and Playwell Before Completion of the Transactions	103
No Solicitation of Acquisition Transactions	104
Conditions to Consummation of the Reorganization Merger and Acquisition	105
Termination of the Subscription and Exchange Agreement	108
Expenses; Termination Fees	108
INFORMATION ABOUT GRAND TOYS INTERNATIONAL, INC. AND PLAYWELL INTERNATIONAL LIMITED	109
Business of Grand Toys International, Inc	109
Security Ownership of Certain Beneficial Owners and Management	116
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grand US	117
Quantitative and Qualitative Disclosures About Market Risk	127
Business of Playwell International Limited	128
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Playwell	133
PART III	142
INFORMATION ABOUT THE SPECIAL MEETING AND VOTING	142
PROPOSAL 3 — GRANT OF AUTHORITY TO ADJOURN OR POSTPONE THE SPECIAL MEETING	145
EXPERTS	145
LEGAL MATTERS	146
PART IV	147
WHERE YOU CAN FIND MORE INFORMATION	147
Annex A — Amended and Restated Agreement and Plan of Merger
Annex B — Subscription and Exchange Agreement, as amended
Annex C — Fairness Opinion of Empire Valuation Consultants
Annex D — Form of Shareholders’ Agreement

ii

INTRODUCTION

      This proxy statement/ prospectus is being mailed to shareholders of Grand Toys International, Inc. in connection with its special meeting of shareholders. This proxy statement/ prospectus is part of a registration statement that Grand Toys International Limited is required to file with the SEC in order to register its ordinary shares. American depositary shares, or ADSs, which represent beneficial ownership of the ordinary shares being registered, will be issued in the reorganization merger in exchange for shares of the common stock of Grand Toys International, Inc. These ADSs will be traded in the United States in the form of and will be evidenced by American depositary receipts, or ADRs. You should read this proxy statement/ prospectus carefully before you vote your shares. The document is organized into four parts.

      Part I — “Summary” summarizes the information set forth in this proxy statement/ prospectus.

      Part II — “The Reorganization Merger and the Playwell Acquisition” provides information about proposals 1 and 2, the transaction in which Grand Toys International, Inc. will reorganize by becoming a subsidiary of its current Hong Kong subsidiary, Grand Toys International Limited, and the issuance by Grand Toys International Limited of 10,000,000 ADSs to Centralink Investments Limited in connection with the acquisition of Playwell International Limited and related transactions immediately after the reorganization merger.

      Part III — “Information About the Special Meeting and Voting” provides information about the special meeting of shareholders of Grand Toys International, Inc., how shareholders may vote or grant a proxy, and the vote required to approve each proposal.

      Part IV — “Where You Can Find More Information” explains where shareholders of Grand Toys International, Inc. can find more information about Grand Toys International, Inc. and Playwell International Limited.

      Throughout this proxy statement/ prospectus,

•	Grand Toys International, Inc. is referred to as Grand US;

•	Grand Toys International Limited is referred to as Grand HK;

•	Centralink Investments Limited is referred to as Centralink;

•	Playwell International Limited is referred to as Playwell;

•	Cornerstone Overseas Investments, Limited is referred to as Cornerstone;

•	Hong Kong refers to the Hong Kong Special Administrative Region of the People’s Republic of China; and

•	China or Mainland China refers to the People’s Republic of China.

      All dollar figures, unless otherwise specified, will be denominated in U.S. Dollars.

      References to HK$ refers to Hong Kong Dollars.

QUESTIONS AND ANSWERS

ABOUT THE REORGANIZATION MERGER AND THE ISSUANCE OF SHARES TO CENTRALINK

Q. What am I being asked to vote on?

A. You are being asked to vote in favor of a reorganization of Grand US, a Nasdaq SmallCap Market listed Nevada corporation, in which it will become a subsidiary of Grand HK, a Hong Kong company that is currently a subsidiary of Grand US. You are also being asked to vote on the related issuance to Centralink of Grand HK ADSs, which, when issued, will represent more than twenty percent of the issued and outstanding securities of Grand HK.

      The reorganization of Grand US will be accomplished by a statutory merger. In the reorganization merger, your shares of Grand US common stock will automatically convert into the right to receive an identical number of Grand HK ADSs which will be represented by Grand HK ADRs.

      Immediately after the completion of the reorganization merger but as part of the same transaction, 10,000,000 Grand HK ADSs will be issued to Centralink pursuant to a subscription and exchange agreement entered into by and among Centralink, Grand HK and Grand US. 5,000,000 of the Grand HK ADSs will be issued in exchange for all of the outstanding shares of Playwell, and another 5,000,000 Grand HK ADSs will be issued in consideration for investments by Centralink into Grand HK in the form of cash and other consideration having a total value of $11,000,000.

Q. What vote is required to approve each of the proposals to be voted on at the meeting of shareholders?

A. The approval of the reorganization merger requires the approval of a majority of the 5,355,244 shares of Grand US common stock outstanding as of the record date. The issuance of the 10,000,000 Grand HK ADSs to Centralink requires the approval of a majority of the shares present at the special meeting voting in person or by proxy. Unless you approve both proposals, neither of these transactions will be completed. The record date is June 15, 2004, and only holders of record of Grand US common stock on the record date are entitled to notice of and to vote at the special meeting. On the record date, directors and executive officers of Grand US and their affiliates owned in the aggregate 2,032,822 shares of Grand US common stock, representing 38% of the outstanding common stock of Grand US. These persons have informed Grand US that they intend to vote in favor of the proposals.

Q. Why are we proposing this reorganization merger?

A. Although Grand US is a Nevada company, nearly all of its current business is carried on in Canada through its Canadian subsidiary, and its headquarters are in Canada. Grand US has relatively little business activity in the United States. As a result of the acquisition of Playwell from Centralink, the vast majority of Grand HK’s assets and operations will be located in Hong Kong or in nearby Guangdong province of southern China. The seat of management of Grand HK’s operations will be in Hong Kong. Changing the corporate structure from a US holding company into a Hong Kong holding company will simplify corporate management and facilitate dealings with suppliers and customers in the region, who are accustomed to dealing with Hong Kong companies and sometimes hesitant to do business with United States companies, which are sometimes regarded as unduly litigious.

      The reorganization also makes sense from a tax standpoint. In fact, Centralink would not consummate the Playwell acquisition or the related subscription transaction without the reorganization merger. It would not have been logical for Centralink, a British Virgin Islands company, to transfer the shares of Playwell, a Hong Kong limited company, to a United States corporation. Hong Kong companies such as Playwell have a 17.5% tax rate on profits from Hong Kong operations only, and no capital gains, sales, turnover or similar taxes, compared to U.S. companies like Grand US, which generally pay an effective Federal tax of 35% on their worldwide income, including capital gains, and may be subject to sales, use and other United States transaction taxes. Subjecting Playwell’s income to United States corporate taxation would significantly reduce the after-tax returns of the

Playwell business. The reorganization merger will not, of course, affect the tax position of the current Grand US business, which will continue to be operated through Grand US just as before.

      You should be aware that pending United States federal tax legislation, if enacted and depending upon its final form, might result in the treatment of a foreign corporation formed through a so-called “expatriation” or “inversion” of a United States corporation like the proposed reorganization as if it continued to be a United States corporation. Grand US has the right not to, and does not intend to consummate the reorganization merger, if legislative proposals are enacted or proposed or passed by any committee of the United States Senate or House of Representatives that would materially and adversely affect the anticipated United States tax treatment of Grand US and its shareholders at the time of or following the reorganization merger. The applicability of any such legislation most likely will depend on certain factual determinations that will not be binding on any taxing authority and that could be affected by future developments relating to the business operations and assets of Grand HK. Accordingly, whether the tax advantages of the reorganization merger will ultimately be realized cannot be predicted with any certainty. Once the reorganization merger is consummated, it will be difficult if not impossible to return to the current structure even if those advantages were not realized.

Q. Why are we acquiring Playwell and issuing 10,000,000 Grand HK ADSs to Centralink?

A. Centralink, the sole shareholder of Playwell, is being issued 5,000,000 Grand HK ADSs in exchange for all of the issued and outstanding shares of Playwell pursuant to the subscription and exchange agreement. Playwell is a holding company which owns four subsidiaries: Hong Kong Toy Centre Limited, a trading company which trades in and coordinates the manufacturing of toy products designed by customers and Playwell branded items; Gatelink Mould Engineering Limited, a manufacturer of moulds for the companies in the Playwell group; Great Wall Alliance Limited, the holder of Playwell trademarks; and Asian World Enterprises Co., Limited, which holds certain intellectual property licenses for Walt Disney Company and Crayola branded products. In addition to the acquisition by Grand HK of the Playwell shares, Centralink will also subscribe for 5,000,000 additional Grand HK ADSs for cash and other consideration having a total value of $11,000,000 pursuant to the subscription and exchange agreement.

      The principals of Grand US and Playwell have known and transacted business with each other for several years. Management of Grand US and Playwell believe that the combination of Playwell’s manufacturing and sourcing expertise, financial resources and cost-management skills and experiences with Grand US’ marketing and distribution presence in North America and the combined significant toy industry experience of the management of Playwell and Grand US will create a vertically-integrated company that will have manufacturing and distribution capabilities and allow Grand HK to expand its product offerings significantly.

      Grand US and Playwell also believe that the acquisition will provide strategic and financial benefits to the shareholders of Grand US. Together, the combined company will be a stronger vehicle for future expansion. The board of directors of Grand US believes that the acquisition has the potential to facilitate Grand HK’s expansion into Asian and other world markets where Playwell has a presence and provide economies of scale.

      Grand US has also entered into the subscription and exchange agreement with Centralink because it believes that the acquisition of Playwell will result in the combined company being a much larger and financially more stable company. In addition, Grand US believes that characteristics resulting from the combination of Grand US and Playwell, including but not limited to, Grand HK’s larger size, financial stability and international coverage, will afford Grand HK better access to capital which will support future growth. The $11,000,000 in capital and other consideration provided to Grand HK by Centralink will provide working capital and other assets to further expand the operations of Grand HK. Centralink will have no obligation to supply Grand HK with additional capital. The location of future operations will depend on the needs of the business, independent of Grand HK’s place of incorporation. Grand US, Grand HK and Centralink are currently focused on consummating the proposed reorganization merger and related acquisition of Playwell. There are various acquisition opportunities that have been and are being pursued by Cornerstone Investments Limited, Centralink’s parent company and which is referred to as Cornerstone, and these companies or businesses, some of which have been acquired and others of which if acquired, may be contributed to Grand HK. For further discussion of these actual and potential acquisitions and the terms under which they may be contributed to Grand HK, see the section titled “Recent Developments” on page 21.

Q. What are ADSs and ADRs, and why are they being issued instead of shares in Grand HK?

A. American depositary shares, or ADSs, represent ownership interests in the ordinary shares of a company. American depositary receipts, or ADRs, are certificates that evidence ownership of ADSs. The ADRs you will receive will be delivered by The Bank of New York and represent your ownership of Grand HK ADSs which, in turn, represent your beneficial ownership of the ordinary shares of Grand HK. Grand HK ADSs are publicly traded in place of the ordinary shares in Grand HK because the transfer of shares in a Hong Kong company under HK law requires the completion of corporate formalities and the payment of stamp duties. Compliance with these formalities is not practical with respect to shares that are publicly traded in the United States. Shares of many foreign companies are traded in the United States as ADSs for similar reasons.

      In the case of Grand HK, each ADS will represent beneficial ownership of one ordinary share issued by Grand HK and placed on deposit with The Hong Kong and Shanghai Banking Corporation Limited, as custodian.

Q. What will I receive in the reorganization merger?

A. Each share of Grand US common stock will be converted in the reorganization merger into one Grand HK ADS representing your beneficial ownership of one ordinary share of Grand HK. Your Grand HK ADSs will be evidenced by a Grand HK ADR. Grand HK expects to list the Grand HK ADSs for trading in the United States on the Nasdaq SmallCap Market. The number of Grand HK ADSs to be issued in the reorganization merger will not be adjusted based upon changes in the value of Grand US common stock. As a result, the value of Grand HK ADSs that you receive in the reorganization merger will not be determined at the time you vote on the reorganization merger and its value will go up or down as the market price of Grand US common stock changes.

Q. How will the reorganization be accomplished?

A. GTI Acquisition Corp., a Nevada corporation, is a subsidiary of Grand HK, which in turn is currently a subsidiary of Grand US. In the reorganization, GTI Acquisition Corp. will merge with and into Grand US. Grand US will be the surviving company in the reorganization merger and thus will become a wholly-owned subsidiary of Grand HK. Upon completion of the reorganization merger, Grand US will cease to have any interest in Grand HK. The shares of Grand US held by you will automatically convert into the right to receive the same number of Grand HK ADSs. This procedure will result in your becoming a beneficial shareholder of Grand HK. Following the reorganization merger, you will own an interest in a Hong Kong holding company which, through Grand US, Playwell and the other Grand HK subsidiaries, will operate the same line of businesses that Grand US, Playwell and their respective subsidiaries were engaged in before the reorganization merger. The additional steps in the reorganization merger are fully described in the section titled “Proposal 1 — Adoption and Approval of the Amended and Restated Agreement and Plan of Merger” on page 78.

Q. Will the reorganization dilute my ownership interest?

A. The reorganization merger itself will not dilute your ownership interest in Grand HK because, after the reorganization merger is consummated, you will own the same number of Grand HK ADSs as you own shares of Grand US common stock immediately before the completion of the reorganization merger. The total number of shares outstanding will be the same.

      However, the reorganization merger is part of a larger transaction which includes the acquisition of Playwell and an additional investment by Centralink. This will result in the issuance by Grand HK of 10,000,000 new Grand HK ADSs to Centralink. Also in connection with but separate from the reorganization merger, Centralink has agreed to purchase from certain controlling shareholders of Grand US a total of 924,187 Grand HK ADSs. As a result of these transactions, Centralink will hold a total of 10,924,187 Grand HK ADSs out of a total of 15,355,244 Grand HK ADSs outstanding immediately after these transactions.

      Accordingly, your percentage ownership interest in Grand HK after the consummation of all these transactions will decrease and you and the other current holders of Grand US common stock will own 28.86% of Grand HK. Mr. Cheng Hsieh, to whom Grand HK also refers as Jeff Hseih, the ultimate beneficial owner of Centralink, will control 71.14% of Grand HK immediately after the completion of all of the transactions described in this proxy statement/ prospectus. By virtue of his ownership, Mr. Hsieh will be able to control the business and affairs of Grand HK.

Q. What is the tax effect on shareholders of Grand US as a result of this reorganization merger?

A. Grand HK has obtained an opinion of its United States counsel to the effect that, if you are a United States shareholder, you will not be taxed on your receipt of Grand HK ADSs in exchange for your Grand US common stock pursuant to the reorganization merger, and will carry your tax basis and holding period with respect to your Grand US common stock over to the Grand HK ADSs received by you in the reorganization merger. However, if you receive Grand HK ADSs representing 5% or more (by either vote or value) of the outstanding ordinary shares of Grand HK, you will be subject to tax on your gain (if any) on the exchange unless you file a gain recognition agreement with the United States Internal Revenue Service, or IRS, and comply with certain certification requirements for the year in which the reorganization merger occurs and each of the five succeeding calendar years. Counsel’s opinion relies on certain factual representations and assumptions, and is not binding on the IRS or the courts.

      If you are a non-corporate United States shareholder, dividends (if any) paid to you by Grand HK will be taxable to you in the same manner as dividends paid by Grand US, and (provided Grand HK ADRs are traded on the Nasdaq SmallCap Market or another United States exchange and you satisfy various holding period rules) these dividends paid to you through 2008 will be eligible for federal income taxation at a maximum 15% tax rate. However, dividends (if any) paid by Grand HK to United States shareholders that are corporations generally will not be eligible for the dividends received deduction. Dividends paid by Grand HK generally will be treated as foreign source income for purposes of calculating a U.S. shareholder’s allowable foreign tax credits.

      WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO YOU IN RELATION TO THE REORGANIZATION.

Q. Will Grand US or Grand HK be taxed as a result of the reorganization merger?

A. Grand US and Grand HK have been advised by their United States counsel that neither Grand HK nor Grand US will incur any material United States federal income or withholding taxes in connection with the reorganization merger.

Q. Why was Hong Kong selected as the domicile of the new parent company?

A. In addition to the business reasons discussed above, Grand US and Centralink chose Hong Kong for several other reasons. Administratively, it will be easier for Grand HK to operate as a Hong Kong company, in terms of corporate formalities and banking relationships, which are expected to be established principally with Hong Kong banks. Since the corporate headquarters of Grand HK will be physically located in Hong Kong, the corporate formalities, including filings with regulatory agencies and payment of franchise taxes, required for a Hong Kong company should be administratively easier to comply with than the corporate formalities of other jurisdictions. In addition, banks often require constant updates of corporate documentation in connection with loans and other transactions. As mentioned above, the corporate headquarters is expected to be located in Hong Kong, and administratively, it will be easier for Grand HK to handle such corporate responsibilities and banking relationships locally, with ready access to the relevant records and documents. Furthermore, since Hong Kong is a global financial center with significant banking presence and good access to capital, neither Grand US nor Centralink believes there to be any material business disadvantages to domiciling Grand HK in Hong Kong. The absence of any such disadvantages paired with the administrative convenience of domiciling Grand HK locally led Grand US and Centralink to conclude that the most efficient domicile for Grand HK is Hong Kong.

      Moreover, Hong Kong is an internationally recognized global center of trade. The corporate law in Hong Kong, a Special Administrative Region of the People’s Republic of China with its own government and legislature and which enjoys a high degree of autonomy from the People’s Republic of China, is based on English law and is well-developed and substantially ensures effective protection of shareholder rights. We encourage you to read the section titled “Comparison of Rights of Grand HK Shareholders and Grand US Shareholders” beginning on page 88 for a more detailed description of the differences between your rights as a shareholder of Grand US under Nevada law and your rights as a shareholder of Grand HK under Hong Kong law.

Q. When do you expect to complete the reorganization merger and Playwell Acquisition?

A. Grand HK, Grand US and Centralink expect to complete the reorganization merger immediately after the special meeting of Grand US shareholders if the reorganization merger and the related transactions with Centralink are approved by the shareholders at the meeting.

Q. Will I be able to trade my Grand US shares during the time between the date of this proxy statement/ prospectus and the effective time of the reorganization merger?

A. Yes. You will be able to trade your Grand US shares during the time between the date of this proxy statement/ prospectus and the effective time of the reorganization merger.

Q. How does Grand US’ board of directors recommend that I vote?

A. Grand US’ board of directors unanimously recommends that you vote to approve and adopt the amended and restated agreement and plan of merger and the issuance of the 10,000,000 Grand HK ADSs to Centralink pursuant to the subscription and exchange agreement. Although the board’s decision was unanimous, you should be aware that four of Grand US’s seven directors have interests in the transactions which are different from Grand US’ shareholders which may have created a conflict of interest in making their determination. These interests and potential conflicts of interest should be carefully considered by you in evaluating the board’s recommendation. Please see the section titled “Interests of Grand US Directors and Officers in the Reorganization Merger and Subsequent Operation of Grand HK and Potential Conflicts of Interest” on page 70.

Q. Am I entitled to appraisal rights in connection with the reorganization merger or the related transactions?

A. No. Under the General Corporation Law of the State of Nevada, shareholders voting against the amended and restated agreement and plan of merger or the subscription and exchange agreement will not have appraisal rights.

Q. What risks should I consider in deciding whether to approve and adopt the reorganization merger and the issuance of 10,000,000 Grand HK ADSs to Centralink?

A. In evaluating the reorganization merger and the issuance of ADSs to Centralink, you should carefully read this proxy statement/ prospectus and especially consider the factors discussed in the section titled “Risk Factors” beginning on page 38.

Q. How do I vote if my shares are registered in my name?

A. After you read this document, you may vote by MARKING, SIGNING, DATING AND MAILING your proxy card in the enclosed postage-prepaid envelope or you can, if so indicated on your proxy card, vote electronically through the Internet by following the instructions on your proxy card. Please vote as soon as possible even if you currently plan to attend the meeting in person so that your shares may be represented and voted at the special meeting.

Q. How do I vote if my broker holds my shares in “Street Name”?

A. After you read this document, you should follow the voting instructions provided by your broker.

Q. If my broker holds my shares in “Street Name,” will my broker vote my shares for me?

A. No, not with respect to the reorganization merger or the issuance of the Grand HK ADSs to Centralink pursuant to the subscription and exchange agreement, unless you provide your broker with instructions on how to vote your “Street Name” shares. If you do not provide instructions, your broker will not be permitted to vote your shares on the proposed reorganization merger or the issuance of the Grand HK ADSs to Centralink and the effect would be the same as a vote against the reorganization merger and the Centralink transactions. To ensure your shares are represented and voted at the special meeting, you should complete and return the enclosed form of proxy or be sure to provide your broker with instructions on how to vote your shares.

Q. Who can answer my questions?

A. If you have questions about the reorganization merger and the issuance of ADSs to Centralink or desire additional copies of this proxy statement/ prospectus or additional proxy cards you should contact:

Tania M. Clarke

Executive Vice-President and Chief Financial Officer
Grand Toys International, Inc.
Telephone: (514) 685-2180 ext. 233,
or email her at Tania@grand.com

      Below is a graphic representation of the structure of Grand US immediately before and Grand HK immediately after the reorganization merger and the Playwell acquisition:

PART I

SUMMARY

      This document is a prospectus of Grand HK and is a proxy statement of Grand US. This summary highlights the material terms of the reorganization merger and the subsequent acquisition of Playwell and related issuance of Grand HK ADSs to Centralink. To understand the transactions required to complete the reorganization merger of Grand US and the acquisition of Playwell and Centralink subscription more fully, you should read this entire proxy statement/ prospectus, including the Annexes. The amended and restated agreement and plan of merger and the subscription and exchange agreement, as amended, are attached as Annex A and Annex B, respectively, to this proxy statement/ prospectus. The Fairness Opinion of Empire Valuation Consultants regarding the transaction contemplated by the subscription and exchange agreement is attached as Annex C.

Information About Grand Toys International, Inc.

and Playwell International Limited (see page 109)

Grand Toys International, Inc.

      Principal executive offices:

Grand Toys International, Inc.

1710 Route Transcanadienne
Dorval, QC H9P 1H7 Canada
Telephone: (514) 685-2180

      Grand Toys International, Inc., which is referred to as Grand US, is a Nevada corporation. Both directly and through its Canadian subsidiary, Grand Toys Ltd., which is referred to as Grand Canada, Grand US has engaged in the toy business for over 43 years. Grand US, primarily through Grand Canada, develops and distributes a wide variety of toys and ancillary items throughout Canada and markets proprietary products in the United States. Grand US’ business consists of four areas of operation:

•	importing and distributing throughout Canada, on an exclusive and non-exclusive basis, a wide variety of well-known toy and leisure products and ancillary items, including party goods, stationary and accessories;

•	selling toy products and ancillary items featuring popular characters licensed to Grand Canada;

•	earning commissions on the sale of products represented by Grand Canada and shipped directly from an overseas vendor to Canadian customers; and

•	selling proprietary products, such as puzzles, mobiles, and gift-related items.

      Grand US’ shares are traded on the Nasdaq SmallCap Market under the symbol “GRIN”.

Playwell International Limited

      Principal executive offices:

Room UG202, Floor UG2

Chinachem Golden Plaza
77 Mody Road
Tsimshatsui East
Kowloon, Hong Kong
Telephone: (852) 2738-7878

      Playwell International Limited, which is referred to as Playwell, is a Hong Kong limited company. All of the shares of Playwell are beneficially owned by Hong Kong-based Centralink Investments Limited, a British Virgin Islands company that is wholly-owned by Cornerstone Overseas Investments, Limited, also a British Virgin

Islands company. Cornerstone is 100% beneficially owned by Mr. Jeff Hsieh. Playwell is a holding company with four operating subsidiaries:

•	Hong Kong Toy Centre Limited, which develops products for sale under the Playwell brand and supervises the outsourced manufacture of such products, as well as products designed by customers of Hong Kong Toy Centre Limited for sale under their own brands, by contract manufacturers located primarily in mainland China;

•	Gatelink Mould Engineering Limited, a manufacturer of moulds for Playwell;

•	Great Wall Alliance Ltd., the holder of Playwell trademarks; and

•	Asian World Enterprises, Co., Ltd., which holds certain intellectual property licenses from the Walt Disney Company and for Crayola branded products.

      Playwell Industry Limited, a subsidiary of Playwell from August 2001 to May of 2003 is and has been a manufacturer of products for Grand US over the past two years.

Grand Toys International Limited

      Principal executive offices:

Room UG202, Floor UG2

Chinachem Golden Plaza
77 Mody Road
Tsimshatsui East
Kowloon, Hong Kong
Telephone: (852) 2738-7878

      Grand Toys International Limited, which is referred to as Grand HK, is a Hong Kong limited company and is currently wholly-owned by Grand US. Grand HK has no significant assets or capitalization and has engaged in no activities other than in connection with its formation and the reorganization merger and the Centralink transactions. As a result of the reorganization merger, it will become the direct parent holding company of Grand US, Playwell and their respective subsidiaries.

GTI Acquisition Corp.

      Principal executive offices:

c/o Grand Toys International, Inc.

1710 Route Transcanadienne
Dorval, QC H9P 1H7 Canada
Telephone: (514) 685-2180

      GTI Acquisition Corp. is a Nevada corporation and a wholly-owned subsidiary of Grand HK. GTI Acquisition Corp. was formed to accomplish the proposed reorganization merger. Prior to the reorganization merger, it will have no significant assets or capitalization unrelated to the reorganization merger and will not engage in any activities except in connection with its formation and the reorganization merger and related transactions.

Information About the Special Meeting and Voting (see page 142)

Time, date and place (see page 142)

      A special meeting of shareholders of Grand US will be held at 11:00 a.m., local time, on August 13, 2004, at the offices of Adessky Poulin, 999 De Maisonneuve Ouest, Suite 1800, Montreal, Quebec, Canada.

Purposes of the Grand US Special Meeting (see page 142)

      The purposes of the Grand US special meeting are:

•	to vote upon the adoption of an amended and restated agreement and plan of merger providing for the reorganization of Grand US in which it will become a subsidiary of Grand HK, a Hong Kong company, and you will receive, in exchange for each of your shares of Grand US, one American depositary share, or ADS, represented by an American depositary receipt, or ADR, representing beneficial ownership of one ordinary share of Grand HK;

•	to approve the issuance to Centralink of 10,000,000 Grand HK ADSs in exchange for all of the shares of Playwell and cash and other consideration having a total value of $11,000,000 pursuant to the subscription and exchange agreement; and

•	to transact such other business as may properly come before the meeting and any and all continuations and adjournments thereof.

Quorum; Vote Required (see page 142)

      The presence, in person or by proxy, of shareholders holding a majority of the 5,355,244 shares outstanding and entitled to vote at the special meeting shall constitute a quorum.

      Approval of the amended and restated agreement and plan of merger requires the affirmative vote of a majority of the 5,355,244 Grand US shares outstanding as of the record date. The issuance of 10,000,000 Grand HK ADSs pursuant to the subscription and exchange agreement requires the affirmative vote of a majority of the Grand US shares present at the special meeting voting in person or by proxy. The record date is June 15, 2004, and only holders of record of Grand US common stock on the record date are entitled to notice of and to vote at the special meeting. On the record date, directors and officers of Grand US owned an aggregate of 2,087,312 shares of Grand US common stock, or 39% of the shares of Grand US common stock outstanding on the record date. These persons have informed Grand US that they intend to vote in favor of the proposals.

      For registered holders and holders for whom brokers hold their shares in “street name,” failure to submit a proxy or to vote will have the effect of a vote against these transactions. In addition, if you abstain, it will have the effect of a vote against these transactions.

The Reorganization Merger and the Acquisition of Playwell (see page 56)

      The reorganization merger of Grand US pursuant to the amended and restated agreement and plan of merger and Grand HK’s acquisition of the shares of Playwell and the issuance of Grand HK ADSs to Centralink pursuant to the subscription and exchange agreement are steps in a single transaction.

      Grand HK will, as a result of the reorganization merger and the Centralink transactions, become the publicly-traded holding company of both Grand US and Playwell. The reorganization merger will be accomplished through the merger of Grand US and GTI Acquisition Corp., which is a subsidiary of Grand HK. Grand US will continue to exist, but it will be a wholly-owned subsidiary of Grand HK. In the reorganization merger, each of your shares of Grand US common stock will be converted into the right to receive one Grand HK ADS. Each outstanding option and warrant to purchase shares of Grand US held by you will be converted into the right to acquire, upon exercise, the same number of Grand HK ADSs.

      Immediately upon the completion of the reorganization merger, 10,000,000 Grand HK ADSs will be issued to Centralink pursuant to a subscription and exchange agreement entered into by and among Centralink, Grand HK and Grand US. 5,000,000 of the Grand HK ADSs will be issued in exchange for all of the outstanding shares of Playwell, and another 5,000,000 Grand HK ADSs will be issued in consideration for investment by Centralink into Grand HK in the form of cash and other consideration having a total value of $11,000,000.

Recommendation of the Board of Grand US (see page 64)

      After careful consideration, Grand US’ board of directors unanimously determined that the reorganization merger to be effected pursuant to the amended and restated agreement and plan of merger and the related acquisition of Playwell and issuance of 10,000,000 Grand HK ADSs to Centralink pursuant to the subscription and exchange agreement are advisable and are fair to and in the best interests of Grand US and its shareholders. The directors of Grand US unanimously recommend that the Grand US shareholders vote:

•	“FOR” the proposal to approve and adopt the amended and restated agreement and plan of merger; and

•	“FOR” the issuance of Grand HK ADSs to Centralink pursuant to the subscription and exchange agreement.

      Although the board’s determination was unanimous, you should be aware that four of Grand US’ seven directors have interests in the transactions which are different from Grand US’ shareholders, which may have created a conflict of interest in making their determination. These interests and potential conflicts are described under the section titled “Interests of Grand US Directors and Officers in the Reorganization Merger and Subsequent Operation of Grand HK and Potential Conflicts of Interest” on page 70.

Share Conversion; Exchange of Shares (see page 78)

      After the reorganization merger occurs, Grand HK will send a letter to you that will provide instructions on exchanging your Grand US stock certificates for Grand HK ADRs which will evidence your ownership of Grand HK ADSs. Please do not send any stock certificates at this time.

Grand US’ Reasons for the Subscription and Exchange Transaction (see page 61)

      The principal shareholders and executive officers of Grand US and Playwell have known and transacted business with each other for several years. Affiliates of Playwell have supplied products to Grand US. The logic of the parties’ coming together in the current transaction is best understood against the background of the ongoing evolution and consolidation currently taking place in the global toy industry.

      Grand US has historically been essentially a distributor of toy products developed and manufactured by others. Realizing that this has limited its opportunities for growth, Grand US has for some time sought ways of developing brands and proprietary products of its own. Having been largely unsuccessful in that effort, and faced with the consolidation of retailers in the toy industry and what had been declining revenues and profitability, Grand US was more than willing to consider a combination with a company like Playwell.

      Management of Grand US and Playwell believe that the combination of Playwell’s manufacturing and sourcing expertise, financial resources and cost-management skills and experience and Grand US’ marketing and distribution presence in North America and the combined significant toy industry experience of the management of Playwell and Grand US will create a vertically-integrated company that will have manufacturing and distribution capabilities and allow Grand HK to expand its product offerings significantly.

      Grand US also believes that the acquisition will provide strategic and financial benefits to the shareholders of Grand US. Together, the combined company will be a stronger vehicle for future expansion. The board of directors of Grand US believes that the acquisition has the potential to facilitate Grand HK’s expansion into Asian and other world markets where Playwell has a presence and provide economies of scale. Grand US also believes that the acquisition of Playwell will result in the combined company being larger and financially more stable than Grand US. In addition, Grand US believes that certain characteristics resulting from combining Grand US and Playwell, including but not limited to, Grand HK’s larger size, financial stability and international coverage, will afford Grand HK better access to capital which will support future growth.

Grand US’ Reasons for the Reorganization Merger (see page 61)

      Apart from the fact that the reorganization merger is a condition to the Centralink transaction, nearly all of Grand US’ current business is carried on in Canada through Canadian subsidiaries, and its headquarters are in Canada. It has relatively little business activity in the United States. As a result of the Centralink transaction, including the acquisition of Playwell, the vast majority of Grand HK’s assets and operations will be located in Hong Kong or in nearby southern China, and the seat of management of Grand HK’s operations will also be in Hong Kong. Reorganization of Grand US as a Hong Kong company will simplify corporate management and facilitate dealings with suppliers and customers in the region, who are accustomed to dealing with Hong Kong companies and sometimes hesitant to do business with United States companies, which are sometimes regarded as unduly litigious.

      The reorganization merger also makes sense from a tax standpoint. In fact, Centralink would not consummate the Playwell acquisition or the related subscription transaction without the reorganization merger. It would not have been logical for Centralink, a British Virgin Islands company, to transfer the shares of Playwell, a Hong Kong limited company, to a United States corporation. Hong Kong companies such as Playwell have a 17.5% tax rate on profits from Hong Kong operations only, as well as no capital gains, sales, turnover or similar taxes compared to United States companies like Grand US, which generally have an effective Federal tax rate of 35% on worldwide income, are subject to capital gains taxes and may be subject to Federal and state sales, use and other taxes. Subjecting Playwell’s income to United States corporate taxation would significantly reduce the after-tax returns of the Playwell business. The reorganization merger will not, of course, affect the tax position of the current Grand US business, which will continue to be operated through Grand US just as before.

Potential Disadvantages or Adverse Effects of the Reorganization Merger and the Playwell Acquisition on the Shareholders of Grand US

      Although the board of directors has determined that the reorganization merger and the Playwell acquisition are in your best interests, the acquisition is not without risk. Among the potential disadvantages you should consider the following, all of which are described in detail in the section titled “Risk Factors” beginning on page 38.

•	The transactions will result in a change of control of Grand US. Mr. Hsieh, the ultimate controlling shareholder of Centralink, will control a majority of the outstanding shares of Grand HK. Although the board of Grand HK will consist of a majority of disinterested independent directors, Mr. Hsieh will have the right to influence the business of Grand HK and to decide any matters submitted to shareholders, even if his determination is not in your best interests;

•	As a result of Mr. Hsieh’s ability to control Grand HK and the potential dilutive effect of the issuance of 10,000,000 Grand HK ADRs to Centralink, the share price of Grand HK may trade at a discount;

•	Pending United States tax legislation could result in Grand HK not being able to realize the tax benefits of being a Hong Kong holding company. This could have an adverse effect on Grand HK and it’s shareholders;

•	If the IRS were to successfully challenge Grand HK’s assessment of the tax treatment of the reorganization merger, you could be taxed on the receipt of Grand HK ADSs in exchange for your shares of Grand US common stock;

•	The issuance of the 10,000,000 Grand HK ADSs to Centralink may be below the market price of the Grand HK ADSs;

•	It is possible that Grand HK will not receive all or any of the benefits that it believes will occur by combining the operations of Grand US and Playwell. Each of Grand US and Playwell will have incurred significant costs as a result of the transactions and the impact of these costs may have an adverse effect on the results of operations of Grand HK;

•	Playwell’s business is and will continue to be dependent on transactions with related parties; and

•	Grand HK’s operating results will be significantly dependent on the sales of products licensed from Marvel Enterprises, Inc.

      In addition, although the reorganization merger, the Playwell acquisition and the related subscription transactions were negotiated by Grand US and Centralink on a arms-length basis, the relative values of Grand US and Playwell and the resulting number of Grand HK ADSs to be issued was determined by the managements of Grand US and Centralink without the assistance of financial advisors. This determination was based on the historical operations of both companies, the prospects of each company and the prospects of the combined company. No competing transactions were solicited by Grand US because management believed that the transaction presented by Centralink was the best plan for you to achieve long term returns from your investment in Grand US.

Appraisal Rights (see page 89)

      You will not be entitled to appraisal rights in connection with any matter to be considered at the Grand US special meeting.

United States Federal Income Tax Consequences (see page 96)

      Grand HK has obtained an opinion of its United States counsel to the effect that, if you are a United States shareholder, you will not be taxed on your receipt of Grand HK ADSs in exchange for your Grand US common stock pursuant to the reorganization merger, and will carry your tax basis and holding period with respect to your Grand US common stock over to the Grand HK ADSs received by you in the reorganization merger. However, if you receive Grand HK ADSs representing 5% or more (by either vote or value) of the outstanding ordinary shares of Grand HK, you will be subject to tax on your gain (if any) on the exchange unless you file a gain recognition agreement with the IRS and comply with certain certification requirements for the year in which the reorganization merger occurs and each of the five succeeding calendar years. Counsel’s opinion relies on certain factual representations and assumptions, and is not binding on the IRS or the courts.

      If you are a non-corporate United States shareholder, dividends (if any) paid to you by Grand HK will be taxable to you in the same manner as dividends paid by Grand US, and (provided Grand HK ADSs are traded on the Nasdaq SmallCap Market or another United States exchange and you satisfy various holding period rules) these dividends paid to you through 2008 will be eligible for federal income taxation at a maximum 15% tax rate. However, dividends (if any) paid by Grand HK to United States shareholders that are corporations generally will not be eligible for the dividends received deduction. Dividends paid by Grand HK generally will be treated as foreign source income for purposes of calculating a U.S. shareholder’s allowable foreign tax credits.

      In order for the tax treatment described above to apply, Grand US and/or Centralink intend to make various factual showings relating to, among other things, the assets of and the business conducted by one of Playwell’s operating subsidiaries (Hong Kong Toy Centre Limited) outside the United States, and the ownership of shares in Grand HK by United States persons. Factual determinations by Grand US and/or Centralink will not be binding on any taxing authority or the courts.

      If you are a non-U.S. shareholder of Grand US, you will not be subject to United States federal income tax on your gain (if any) on your receipt of Grand HK ADSs in exchange for your shares of Grand US common stock pursuant to the reorganization merger, provided that your gain is not effectively connected with your conduct of a United States trade or business and, if you are an individual, you are not present in the United States for 183 days or more in the year the reorganization merger occurs.

      Determining the actual tax consequences of the reorganization merger to you can be complicated. Your tax consequences will also depend on your specific situation. You should consult with your own tax advisor for a full understanding of the reorganization merger’s tax consequences.

Fairness Opinion (see page 65)

      Empire Valuation Consultants, LLC has delivered a written opinion to the Grand US board of directors as to the fairness, from a financial point of view, to Grand US and you of the transactions contemplated by the subscription and exchange agreement. A copy of the full text of this opinion is attached to this proxy statement/prospectus as Annex C. Grand US encourages you to read the opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Empire Valuation Consultants.

      Empire Valuation Consultants provided its opinion for the information and assistance of the Grand US board in connection with its determination to proceed with the approval of the transactions contemplated by the subscription and exchange agreement, and such opinion is not a recommendation as to how you should vote with respect to the approval of the issuance of the Grand HK ADSs to Centralink in connection with such transactions. Apart from its compensation for evaluating the fairness of the transactions described in this proxy statement/ prospectus, Empire Valuation Consultants has no other relationship with Grand US, Grand HK, Centralink or Playwell.

Interests of Grand US Directors and Officers in the Acquisition and Potential Conflicts of Interest (see page 70)

      When you consider the recommendation of the Grand US board that Grand US shareholders vote in favor of the proposal to adopt and approve the amended and restated agreement and plan of merger and the issuance to Centralink of Grand HK ADSs in connection with the Playwell acquisition and its subscription, you should be aware that certain executive officers of Grand US and members of Grand US’ board of directors have interests in the reorganization merger and acquisition and subscription that may be different from, or in addition to, both their current situation and your interests generally. These interests are described in the section titled “Interests of Grand US Directors and Officers in the Reorganization Merger and Subsequent Operation of Grand HK and Potential Conflicts of Interest” beginning on page 70, including:

•	the purchase by Centralink of 924,187 Grand HK ADSs from David Mars, a director of Grand US and Stephen Altro, a director and acting president of Grand US, and affiliates of Messrs. Mars and Altro at a price of $4.00 per Grand HK ADS. This will eliminate any risk resulting from a decrease in the market price on one-half of the Grand HK ADSs owned by each of them and their affiliates;

•	the execution of a shareholders’ agreement by and among Centralink, Stephen Altro, David Mars, Grand HK and certain other shareholders of Grand HK under which the shareholders have agreed that the provisions of the memorandum and articles of association of Grand HK limiting the size of the board to five persons will not be varied, and the shareholders will vote their shares for the election of two directors who will be nominated by Messrs. Mars and Altro and two directors who will be nominated by Centralink. One designee of each of Centralink and Messrs. Mars and Altro must be “independent” within the meaning of current Nasdaq marketplace rules, as must the fifth director, who will be nominated by the other two “independent” directors and must be acceptable to Centralink and to Messrs. Mars and Altro. Mr. Altro and Mr. Mars intend to designate Elliot L. Bier, Grand US’ Chairman, and Michael Kron, a director of Grand US, as their designees with Mr. Kron being the “independent” nominee. This voting arrangement will remain in place until Grand HK’s 2005 annual general meeting of shareholders;

•	the retention of Messrs. Mars and Altro as consultants to Grand Toys Ltd., Grand US’ Canadian subsidiary, at an aggregate of $184,000 per annum. Messrs. Mars and Altro currently receive an aggregate of approximately $78,000 per year for consulting services performed for Grand Toys Ltd.

•	the employment of Elliot L. Bier as a vice chairman of Grand HK pursuant to an employment agreement under which Mr. Bier will receive a salary of not less than $150,000 per year, be eligible to receive performance bonuses and be granted options to purchase 300,000 Grand HK ADSs. Mr. Bier is not currently employed by Grand US, although he receives chairman fees of $42,000 per year and automatic quarterly director option grants of 125 options per quarter. Furthermore, since January 1, 2004, Mr. Bier has also served as a paid consultant to Cornerstone;

•	the employment of Tania M. Clarke, Grand US’ current executive vice-president and chief financial officer, as vice president of finance of Grand HK and vice president and chief financial officer of Grand US pursuant to an employment agreement under which Ms. Clarke will receive a salary of not less than $170,000 per year, an increase of approximately $56,000 per year over her existing salary, be eligible to receive performance bonuses of up to 25% of her base salary and be granted options to purchase 50,000 Grand HK ADSs. Ms. Clarke’s existing employment agreement does not contain specified bonus and option amounts;

•	The agreement of Grand HK to compensate its directors, including Michael Kron and Elliot L. Bier, two of Grand US’ current directors, by paying each of them an annual director fee of $25,000 and granting to each of them options to purchase 1,250 Grand HK ADSs on a quarterly basis, or 5,000 options per year, at an exercise price equal to the market price of the Grand HK ADSs on the date of grant. In addition, non-employee directors such as Mr. Kron will receive an additional grant of options to purchase 6,250 Grand HK ADSs on a quarterly basis, or an additional 25,000 options per year, at an exercise price equal to the market price of the Grand HK ADSs on the date of grant. Grand US’ directors currently receive quarterly grants of options to purchase 125 shares of Grand US’ common stock at an exercise price equal to the market price of Grand US common stock on the date of grant. Mr. Kron was not approached about serving as a director of Grand HK until after the board of Grand US had unanimously voted in favor of the reorganization merger and the acquisition of Playwell;

•	the requirement of Grand US to continue to indemnify directors, officers and employees of Grand US for events occurring before the reorganization merger;

•	the purchase by Grand US of a directors’ and officers’ liability tail insurance policy, which will provide insurance coverage for acts and omissions of Grand US’ directors and officers before the reorganization merger for a period of six years after the reorganization merger;

•	the agreement of Cornerstone to pay or reimburse Grand US for obligations and liabilities that Grand US incurs on behalf of Cornerstone and its affiliates in connection with transactions Cornerstone has pursued and is pursuing as described in the section titled “Recent Developments” on page 21. Cornerstone has also agreed to indemnify the directors, officers, employees, agents and representatives of Grand US for actions taken for Cornerstone in pursuing these transactions; and

•	the rights of officers and directors of Grand US who hold an aggregate of 100,114 options and 187,857 warrants to purchase Grand US common stock, which will become options and warrants to purchase Grand HK ADSs upon consummation of the transactions described in this proxy statement/ prospectus.

      Grand US’ board of directors was aware of and considered these potentially conflicting interests when the Grand US board, including the three disinterested members of the Grand US board, unanimously approved the amended and restated agreement and plan of merger and the subscription and exchange agreement.

Conditions to Consummation of the Reorganization Merger and Playwell Acquisition (see page 105)

      A number of conditions must be satisfied or waived before Grand HK and Centralink will complete the acquisition of Playwell and the related Centralink subscription transactions. Neither Grand US nor Centralink have any present intention to waive any of the closing conditions. The material closing conditions are summarized below.

      The obligations of both Centralink and Grand US are subject to:

•	the reorganization merger shall have been completed in accordance with the terms of the amended and restated agreement and plan of merger;

•	the execution of a shareholders’ agreement among Centralink, Grand HK, David Mars, Stephen Altro and certain affiliates of such persons pursuant to which, until Grand HK’s 2005 annual general meeting of shareholders, the shareholders have agreed that the provisions of the memorandum and articles of association of Grand HK limiting the size of its board of directors to five directors will not be varied and the shareholders will vote their shares for the election of two directors nominated by Messrs. Mars and Altro and two directors nominated by Centralink. One designee of each of Centralink and Messrs. Mars and Altro must be “independent” within the meaning of current Nasdaq marketplace rules, as must be the fifth director, who will be nominated by the two independent nominees of Centralink and Messrs. Mars and Altro;

•	the registration statement of which this proxy statement/ prospectus is a part shall have become effective under the Securities Act and the Grand HK ADSs to be issued pursuant to the reorganization merger and to Centralink pursuant to the subscription and exchange agreement will be listed on the Nasdaq SmallCap Market following completion of the reorganization merger;

•	the absence of any legislation that would materially and adversely affect the prospective tax treatment of Grand US following the reorganization merger as a result of the current tax treatment of the transactions described in this proxy statement/ prospectus; and

•	the approval of the issuance of 10,000,000 Grand HK ADSs to Centralink pursuant to the subscription and exchange agreement by Grand US shareholders.

      The obligations of Centralink are further subject to the following conditions:

•	the exercise of not less than 1,048,357 options and warrants currently outstanding for the purchase of shares of Grand US common stock; and

•	the receipt by Centralink of a letter from Messrs. Altro and Mars indemnifying Centralink from any fraud by Grand US in inducing Centralink to enter into the subscription and exchange agreement or to consummate the acquisition of Playwell and the additional Centralink subscription for Grand HK ADSs, or from any intentional or willful misrepresentation or breach of, or omission of any material fact in, the representations and warranties of Grand US in the subscription and exchange agreement.

      The obligations of Grand US are subject to the following conditions:

•	Grand US shareholders have approved the reorganization merger and the issuance of the Grand HK ADSs to Centralink pursuant to the subscription and exchange agreement;

•	receipt of Empire Valuation Consultants’ fairness opinion;

•	receipt of a third party valuation analysis to support a conclusion that Grand HK satisfies the substantiality test of Treasury Regulation Section 1.367(a)-3(c)(iii) that will allow the reorganization merger to be tax-free to Grand US’ shareholders;

•	the release of Playwell and its subsidiaries from any guarantee or other liability which any of them may have relating to the liabilities of Centralink or any affiliate of Centralink;

•	the satisfaction in full of any obligation, other than ordinary course obligations, owed by Centralink or its affiliates to Playwell or its subsidiaries;

•	receipt of an indemnification letter from Cornerstone, Centralink’s parent company, indemnifying Grand HK from any fraud by Centralink in inducing Grand US and Grand HK to proceed with the transactions contemplated by the subscription and exchange agreement or from any intentional or willful misrepresentation or breach of, or omission of material facts in the representations and warranties of Centralink, and assurances that Cornerstone is financially capable of satisfying its obligations pursuant to such indemnification;

•	Playwell or its subsidiaries shall enter into a facilities sharing agreement with Toy Biz Worldwide Ltd., which is referred to as Toy Biz, or other affiliates of Centralink, for the sharing of office and management facilities in Hong Kong and related matters; and

•	Hong Kong Toy Centre shall enter into a new supply agreement with Toy Biz, providing for the manufacture and sale of moulds and toys for Toy Biz.

      At this time, subject to shareholder approval of the proposals, neither Grand US nor Centralink has any reason to believe that these conditions to closing will not be satisfied.

Prohibition on Grand US Soliciting Other Offers (see page 104)

      The subscription and exchange agreement contains detailed provisions that prohibit Grand US and its affiliates and representatives from soliciting, discussing or participating in negotiations with any person about an acquisition proposal. However, Grand US may, in response to an unsolicited “superior proposal”, furnish information to any person making a superior proposal. A superior proposal is defined as any proposal made by a third person to acquire, directly or indirectly, more than 50% of the combined voting power of Grand US or at least 50% or more of the assets of Grand US if:

•	the board of Grand US determines in its good faith judgment that the proposal is more favorable to Grand US’ shareholders than the reorganization merger, acquisition of Playwell and the related subscription by Centralink; and

•	the board of Grand US determines in good faith that participating in discussions or negotiations with respect to the superior proposal or withdrawing or modifying its recommendation with respect to the reorganization merger, acquisition of Playwell and the related subscription by Centralink or termination of the subscription and exchange agreement is required for it to comply with its fiduciary duties to Grand US’ shareholders.

Termination of the Subscription and Exchange Agreement (see page 108)

      The subscription and exchange agreement may be terminated at any time before the completion of the Playwell acquisition and related subscription transaction, whether before or after approval of the reorganization merger by the Grand US shareholders:

•	by mutual written consent of Grand US, Grand HK and Centralink;

•	by Grand US or Centralink if Grand US determines to pursue discussions and negotiations in connection with an unsolicited superior proposal;

•	by Grand US if satisfaction of any of the closing conditions for Grand US contained in the subscription and exchange agreement becomes impossible, other than through the failure of Grand US or Grand HK to comply with their obligations under the subscription and exchange agreement, and Grand US and Grand HK have not waived such condition on or before the closing of the Playwell acquisition and related subscription transaction;

•	by Centralink if satisfaction of any of the closing conditions for Centralink contained in the subscription and exchange agreement becomes impossible, other than through the failure of Centralink to comply with its obligations under the subscription and exchange agreement, and Centralink has not waived such condition on or before the closing of the Playwell acquisition and related subscription transaction;

•	by either Grand US or Centralink if the closing has not occurred, other than through the failure of the party seeking to terminate the subscription and exchange agreement fully to comply with its obligations under the subscription and exchange agreement, on or before August 15, 2004, or such later date as the parties may agree upon; or

•	by either Grand US or Centralink if the other party has committed a material breach of the subscription and exchange agreement and such breach has not been waived.

Expenses; Termination Fees (see page 108)

      In the event the reorganization merger, Playwell acquisition and additional Centralink subscription are completed, all expenses paid by Centralink will be reimbursed by Playwell, Playwell shall cause to be paid all expenses incurred and estimated to be incurred by Centralink but unpaid prior to closing (including expenses associated with post-closing actions), and Centralink shall cause to be paid or reimbursed all expenses paid or incurred by Grand US prior to closing arising out of or related to the subscription and exchange agreement or the consummation of the transactions contemplated by the subscription and exchange agreement.

      In the event that the subscription and exchange agreement is terminated by either Centralink or Grand US as a result of Grand US’ decision to pursue a superior proposal, Grand US would be obligated to pay Centralink a fee of the greater of $500,000 or the actual expenses incurred by Centralink in connection with the negotiations and execution of the transactions contemplated by the subscription and exchange agreement. In the event of the termination of the subscription and exchange agreement for any other reason, subject to the rights of Centralink,

Grand US and Grand HK if termination results from a material breach by the other party or parties, each of Centralink and Grand US will be responsible for its own fees and expenses.

Government and Regulatory Approvals (see page 105)

      Except for the listing of the Grand HK ADSs on the Nasdaq SmallCap Market or another nationally recognized stock exchange, neither Grand HK, Grand US nor Centralink is aware of any regulatory approvals or actions that are required prior to the consummation of the amended and restated agreement and plan of merger or the issuance of the Grand HK ADSs to Centralink and the consummation of the other transactions contemplated by the subscription and exchange agreement. Should any approvals be required, it is presently contemplated that such approvals would be sought, but neither Grand HK, Grand US, nor Centralink can assure you that such approvals would be obtained.

Comparison of Rights of Shareholders (see page 88)

      Your rights as a Grand US shareholder are currently governed by the Nevada statutory and common law, Grand US’ articles of incorporation, as amended, and Grand US’ amended and restated by-laws. As a result of the reorganization merger, your rights as the beneficial owner of Grand HK ordinary shares will be governed by Hong Kong statutory and common law, Grand HK’s memorandum and articles of association and the depositary agreement among Grand HK, the Bank of New York, as depository, and you. Hong Kong statutory law is modeled after United Kingdom corporate law and differs from laws applicable to Nevada corporations and their shareholders.

      The following summarizes the material differences between your rights as a Grand US shareholder and your rights as a beneficial owner of Grand HK ordinary shares. For a discussion comparing the rights of Grand HK shareholders with Grand US shareholders, please see the section titled “Comparison of Rights of Grand HK Shareholders and Grand US Shareholders” on page 88.

•	Rights upon mergers or consolidations. Because Grand US is a public company, under Nevada law, you do not have the right to seek appraisal to obtain the fair value of your shares upon a merger or consolidation. Under Hong Kong law, you will have the right to apply to a court if you believe that the action of Grand HK is unfairly prejudicial to your rights as a shareholder.

•	In addition, if an acquiring company makes an offer and acquires 90% or more of the Grand HK ordinary shares which are the subject of the offer, you will have the right to require the acquiring company to purchase your shares. On the other hand, an acquiring company which makes such an offer and acquires 90% or more of the shares which are the subject of the offer has the right to demand that you sell your interest in Grand HK to such acquiring company even if you do not want to sell.

•	Cumulative Voting. Although Grand US does not presently provide for cumulative voting for its board, under Nevada law a corporation may provide for cumulative voting. Hong Kong law does not have provisions which allow cumulative voting.

•	Right to call shareholder meetings. Under Nevada law, a request to call a shareholder meeting requires not less than a majority of the outstanding shares of Grand US. Under Hong Kong law, shareholders holding not less than 1/20th of the outstanding capital of Grand HK have the right to request a shareholder meeting.

•	Action by written consent. Under Nevada law, shareholders holding a majority of the outstanding stock of Grand US can take action by written consent without a meeting. Under Hong Kong law, action can be taken without a meeting only if consented to by all of the shareholders of Grand HK.

•	Removal of Directors. Under Nevada law and Grand US’ by-laws, directors may be removed upon the vote of not less than 2/3 of the voting power of Grand US. Under Hong Kong law, directors of Grand HK may be removed by a vote of the majority of the outstanding shares of Grand HK.

•	Amendment of governing documents. Under Nevada law, the articles of incorporation of Grand US can be amended if approved by a majority of the board and a majority of the voting power of Grand US.

Under HK law, the memorandum and articles of association of Grand HK may be amended if approved by not less than 75% of its shareholders.

•	Interested Director Transactions. Nevada law generally does not prohibit transactions with directors. Hong Kong law prohibits loans to directors, but does not prohibit all transactions with directors if the other directors are made aware of the director’s interest and exercise their duty of care and discharge their fiduciary obligations in determining to approve the transaction.

•	Shareholder Suits. Under Nevada law, a shareholder may bring a derivative action on behalf of a corporation. Hong Kong law does not recognize derivative suits in the same manner as United States courts, although as a Grand HK shareholder, you will have the right to apply to the Hong Kong courts for relief if you believe that Grand HK’s affairs are being operated in a manner that is unfairly prejudicial to your interests.

•	Restrictions on Business Combinations. Under Nevada law, transactions between Grand HK and interested shareholders are prohibited for three years unless the transaction is approved by the board prior to the interested shareholder becoming an interested shareholder. Hong Kong law does not have any similar prohibitions on transactions with interested shareholders.

Exchange Listing (see page 70)

      Grand HK has applied to have the Grand HK ADSs approved for listing on the Nasdaq SmallCap Market under the symbol “GRIN,” which is the same symbol under which Grand US’ shares are currently listed.

Anticipated Accounting Treatment of the Reorganization Merger, Playwell Acquisition and Centralink Subscription (see page 77)

      The reorganization merger of Grand US pursuant to the amended and restated agreement and plan of merger and Grand HK’s acquisition of the shares of Playwell and the issuance of Grand HK ADSs to Centralink pursuant to the subscription and exchange agreement are steps in a single transaction, and will be treated as a “purchase” with Playwell as the acquirer for accounting purposes (notwithstanding the fact that, as a legal matter, Grand HK is acquiring Playwell). Therefore, the purchase price will be allocated to Grand HK’s assets and liabilities based on their estimated fair market values at the completion of the reorganization merger and related subscription and exchange. Any excess of the purchase price over these fair market values will be accounted for as goodwill and intangible assets.

Recent Developments

      One of the principal reasons why Grand US and Centralink are pursuing the reorganization merger and the transactions contemplated by the subscription and exchange agreement is to combine the businesses of Grand US and Playwell to create a public company with greater revenues and assets which could serve as a platform for future expansion. In the future, Grand HK expects to seek to identify and acquire complementary companies which have experienced management with proven track records, but which lack cost-effective manufacturing and proper sales channels into mass market retailers and large distributors. In this regard, several acquisition opportunities have been identified as potentially attractive. However, Grand HK and Grand US are currently focused on consummating the proposed reorganization merger and the related acquisition of Playwell, and Grand US does not have the financial resources to pursue these acquisition opportunities.

      Centralink’s parent company, Cornerstone Overseas Investments, Limited, believes that these potential acquisition opportunities have businesses and/or personnel that would complement and enhance the prospective business and organization of Grand HK after the reorganization merger and the transactions contemplated by the subscription and exchange agreement. Cornerstone believes that these opportunities are only available for a finite amount of time. Since the reorganization merger and the Playwell acquisition have taken a significant amount of time, Cornerstone has pursued these negotiations on its own as there can be no assurance that these acquisition opportunities will continue to be available.

      On May 25, 2004, Cornerstone acquired Hua Yang Holdings Co., Ltd., which is a holding company for Hua Yang Printing Holdings Co. Ltd., a company engaged in the business of printing hand-made books, specialty packaging and other paper products. Hua Yang Holdings Co., Ltd. was a subsidiary of Zindart Limited, a Nasdaq National Market listed company. On June 15, 2004, Cornerstone acquired New Adventures, LLC, a New Jersey limited liability company engaged in developing, marketing and selling girl’s and activity toys. On June 18, 2004, Cornerstone entered into a stock purchase agreement to purchase all of the outstanding equity security of Kord Holdings Inc., a limited liability company incorporated under the laws of the British Virgin Islands, engaged in the business of design and contract manufacturing of party favors for novelty product companies. The acquisition of Kord Holdings, Inc. is expected to close on or about July 30, 2004. In addition, at this time, Cornerstone has entered into letters of intent with one other company pursuant to which Cornerstone would acquire all of its stock or assets. This acquisition candidate is engaged in the business of distributing licensed toys. Cornerstone has also held preliminary discussions with various other potential acquisition candidates.

      It is Cornerstone’s intention to offer to contribute to Grand HK Hua Yang Holdings Co., Ltd., New Adventures, LLC and Kord Holdings, Inc. when its acquisition is completed, and other companies which are complementary to Grand HK that it successfully acquires, either before or after the consummation of the reorganization merger and the transactions contemplated by the subscription and exchange agreement. In fact, Grand US personnel have assisted and are assisting Cornerstone in pursuing these opportunities, including performing due diligence and financial analyses and assisting in negotiations. Cornerstone has advised Grand HK that the terms upon which it will contribute these businesses to Grand HK will first be negotiated on an arms-length basis between Cornerstone and the directors of Grand HK who are not affiliated with Cornerstone. If an agreement providing for the contribution of these businesses to Grand HK is reached, the consummation of such transaction will be conditioned on the affirmative vote of a majority of the shareholders of Grand HK who are not affiliated with Cornerstone at a general meeting of Grand HK shareholders convened for that purpose. This self-imposed requirement that any transfer of any of these businesses from Cornerstone to Grand HK must be approved by the independent directors, who will constitute a majority of the board, and the disinterested shareholders of Grand HK provides assurance that such a transfer will occur, if at all, only if the contribution is in the best interest of Grand HK and then only on terms that are fair to its shareholders.

Selected Historical And Unaudited Pro Forma Summary Financial Information

Grand US Selected Historical Consolidated Financial Data

      The following selected historical consolidated financial data should be read in conjunction with Grand US’ consolidated financial statements and related notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grand US” which are included in this proxy statement/ prospectus.

      Income statement data for the years ended December 31, 2003, 2002 and 2001, as well as the balance sheet data as at December 31, 2003 and 2002 are derived from the audited consolidated financial statements of Grand US included in this proxy statement/ prospectus. Income statement data for the years ended December 31, 2000 and 1999, as well as the balance sheet data as at December 31, 2001, 2000 and 1999 are derived from the audited consolidated financial statements of Grand US, which are not included in this proxy statement/ prospectus.

      Income statement and balance sheet data for the periods ended March 31, 2004 and 2003 are derived from the unaudited consolidated financial statements included in this proxy statement/ prospectus.

GRAND TOYS INTERNATIONAL, INC.

AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

	Three Months Ended
	March 31		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(In US$ and US GAAP)
Statement of Income Data:
Net sales	$2,813,698	$2,907,332	$10,861,452	$12,180,307	$8,062,866	$11,301,545	$35,470,534
Cost of goods sold	1,674,605	1,689,518	6,349,890	8,323,540	5,746,446	11,644,011	26,481,341
Selling, general and administrative expenses and other	897,549	861,566	3,877,192	4,857,058	4,954,489	6,031,227	8,633,821
Unusual items	—	—	—	—	(2,033,225)	3,625,055	814,669
Interest expense (revenue), net	5,316	5,843	35,393	9,743	(54,068)	754,033	544,253
Income tax expense (recovery)	—	325	(15,800)	14,106	389,364	(763,961)	(294,084)

Earnings (loss) from continuing operations	$236,228	$350,080	$614,777	$(1,024,140)	$(940,140)	$(9,988,820)	$(709,466)
Gain (loss) on discontinued operations	—	103,002	497,800	197,292	(431,352)	(167,893)	—

Net earnings (loss)	$236,228	$453,082	$1,112,577	$(826,848)	$(1,371,492)	$(10,156,713)	$(709,466)
Preferred stock dividends	—	—	—	—	—	31,250	50,000

Earnings (loss) attributable to common stockholders	$236,228	$453,082	$1,112,577	$(826,848)	$(1,371,492)	$(10,187,963)	$(759,466)
Basic and diluted earnings per shares
Net earnings (loss) per share of continuing operations:
Basic	$0.04	$0.13	$0.20	$(0.50)	$(0.79)	$(12.49)	$(1.42)
Diluted	0.04	0.06	0.17	(0.50)	(0.79)	(12.49)	(1.42)
Net earnings (loss) per share:
Basic	$0.04	$0.16	$0.36	$(0.40)	$(1.16)	$(12.70)	$(1.42)
Diluted	0.04	0.08	0.31	(0.40)	(1.16)	(12.70)	(1.42)
Weighted average number of common shares outstanding
Basic	5,355,244	2,762,698	3,036,151	2,064,465	1,183,992	801,946	533,145
Diluted	5,964,818	5,602,889	3,573,467	2,064,465	1,183,992	801,946	533,145
Book value per share(1)	$0.83	$1.14	$0.79	$0.94	$1.76	$2.41	$15.32
Cash dividends declared per share	—	—	—	—	—	—	$0.03
Number of common shares Outstanding	5,355,244	2,762,698	5,355,244	2,762,698	1,285,119	808,726	783,726

	2004	2003	2003	2002	2001	2000	1999

Balance Sheet Data:
Cash and cash equivalents	$1,064,628	$433,784	$1,487,318	$540,896	$431,903	$211,515	$—
Total assets	7,537,123	6,706,454	7,343,459	6,244,467	5,689,225	6,582,383	19,408,405
Total debt	100	100	100	100	100	2,000,100	2,777,878
Long term debt	—	—	—	—	—	1,500,000	1,777,778
Convertible redeemable preferred stock	—	—	—	—	—	500,000	1,000,000
Capital stock	5,355	2,763	5,355	2,763	1,285	3,235	3,135
Shareholders’ equity	4,435,949	3,165,500	4,236,148	2,594,689	2,256,503	1,946,508	12,003,783

(1)	Book value per share is determined by using year-end outstanding shares.

Playwell Selected Historical Consolidated Financial Data

      The following selected historical financial data should be read in conjunction with Playwell’s consolidated financial statements and related notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Playwell” which are included elsewhere in this proxy statement/ prospectus.

      The Playwell information is presented in three tables to reflect the fact that Playwell’s primary financial statements are prepared on the basis of Hong Kong GAAP and reconciled to U.S. GAAP. The tables reflect Playwell’s financial statements first in HK dollars and U.S. GAAP, second in HK dollars and HK GAAP and then third, for your benefit, in U.S. dollars and U.S. GAAP. Playwell publishes its consolidated financial statements in Hong Kong dollars and has included a reconciliation to U.S. GAAP in note 29 of its 2003 audited consolidated financial statements. Certain translations of Hong Kong dollar amounts into U.S. dollars at specified rates have been done solely for your convenience. This does not mean that the assets and liabilities have been converted or could have been converted at those rates. Since the exchange rate for the latest practicable date is not materially different than the exchange rate on March 31, 2004, the date of Playwell’s latest financial statement, unless otherwise indicated, the translation of Hong Kong dollars into U.S. dollars, made for your convenience, is made at the rate of HK$7.793 to US$1.00, the exchange rate at March 31, 2004.

      Income statement and balance sheet data for the years ended December 31, 2003 and 2002 are derived from Playwell’s audited consolidated financial statements included in this proxy statement/ prospectus. Income statement and balance sheet data for the years 2001 and 2000 can be found in Note 30 of Playwell’s 2003 audited consolidated financial statements. These amounts are unaudited. Income statement and balance sheet data for the three months ended March 31, 2004 and 2003 are unaudited and are derived from the March 2004 consolidated financial statements included in this proxy statement/ prospectus.

      Playwell International Limited was incorporated on December 13, 2000 and commenced business in August 2001. One of Playwell’s consolidated subsidiaries, which was incorporated on May 12, 2000, is included since the date of its incorporation. As such, historical consolidated financial data is only available for 2003, 2002, 2001 and the 7.5 month period ending December 31, 2000.

Exchange Rate Information

      The Basic Law of Hong Kong provides that no foreign exchange control policies will be applied in Hong Kong and that the Hong Kong dollar will be freely convertible. Since October 17, 1983, the Hong Kong dollar has been linked to the U.S. dollar at the rate of HK$7.80 to US$1.00. The market exchange rate of the Hong Kong dollar against the U.S. dollar continues to be determined by the forces of supply and demand in the foreign exchange market. However, as a result of the fixed rate that applies to the issue of Hong Kong currency in the form of banknotes, the market exchange rate has not deviated significantly from the level of HK$7.80 to US$1.00. The exchange rates set forth below between the Hong Kong dollar and the U.S. dollar (in HK$ per US$) are based on the noon buying rate in New York City for cable transfers in Hong Kong dollars as certified for customs purposes by the Federal Reserve Bank of New York. On March 31, 2004, the exchange rate was HK$7.793 per US$1.00.

      The following table sets out the exchange rate as of each of the days indicated:

Exchange
Rates

December 31, 2000	7.7999
2001	7.7980
2002	7.7988
2003	7.7640
March 31, 2004	7.7930
June 30, 2004	7.8000

      The following table sets forth the high and low exchange rates and average calculated by using the average of the exchange rates on the last day of each month for each of the periods indicated:

Year Ended December 31,	High	Low	Average Exchange Rate

			(HK$ per US$1.00)
	(HK$ per US$1.00)
2000	7.8008	7.7767	7.7924
2001	7.8004	7.7970	7.7997
2002	7.8095	7.7970	7.7997
2003	7.8001	7.7085	7.7875

Period Ended March 31,

2004	7.7980	7.7632	7.7850

PLAYWELL INTERNATIONAL LTD.

AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

	Three Months Ended March 31,		Year Ended December 31,

	2004	2003	2003	2002

	(In HK$ and US GAAP)
Statement of Income Data:
Net Sales	$51,674,419	$38,670,364	$306,636,225	$280,722,621
Cost of sales	39,097,480	29,452,923	258,351,513	217,688,969

Gross profit	12,576,939	9,217,441	48,284,712	63,033,652
Other costs and expenses including selling general and administrative expenses	4,641,460	5,476,155	20,752,231	40,823,862
Income tax expense	1,376,363	837,417	3,997,634	858,446

Earnings from continuing operations	6,559,116	2,903,869	23,534,847	21,351,344
Discontinued operations	—	8,775,661	9,650,549	172,592,162

Net profit	$6,559,116	$11,679,530	$33,185,396	$193,943,506

Weighted average number of common shares outstanding:	101	101	101	101
Basic and diluted earnings per share:
from continuing operations	$64,942	$28,751	$233,018	$211,399
from discontinued operations	—	86,888	95,550	1,708,833

Basic and diluted earning per share, net	$64,942	$115,639	$328,568	$1,920,232

	2004	2003	2003	2002

Balance Sheet Data:
Bank balance and cash	$18,547,608	$27,421,013	$14,920,159	$31,846,973
Bank overdraft	—	4,704	—	889,147
Total assets	101,831,127	273,923,629	91,521,525	778,997,923
Total debt	2,368,725	—	1,471,452	41,771,748
Share capital	101	101	101	101
Number of common shares outstanding	101	101	101	101
Total shareholder’s equity	52,039,364	72,968,479	45,480,352	190,176,652

PLAYWELL INTERNATIONAL LTD.

AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

	Three Months Ended
	March 31		Year Ended December 31,

	2004	2003	2003	2002	2001	2000(1)

	(In HK$ and HK GAAP)
Statement of Income Data:
Net Sales	$51,674,419	$38,670,364	$306,636,225	$280,722,621	$302,469,749	$110,781,823
Cost of sales	39,097,480	29,452,923	258,351,513	217,688,969	268,923,773	94,334,261

Gross profit	12,576,939	9,217,441	48,284,712	63,033,652	33,545,976	16,447,562
Other costs and expense including selling general and administrative expenses	4,531,207	5,365,902	20,311,227	40,510,183	36,606,276	15,363,583
Income tax expense	1,387,059	848,113	4,022,082	897,564	171,977	—

Net profit (loss)	$6,658,673	$3,003,426	$23,951,403	$21,625,905	$(3,232,277)	$1,083,979

Weighted average number of common Shares outstanding:	101	101	101	101	41	2
Basic and diluted earnings (loss) per share	$65,927	$29,737	$237,143	$214,118	$(78,836)	$541,990

	2004	2003	2003	2002	2001	2000

Balance Sheet Data:
Bank balances and cash	$18,547,608	$27,421,013	$14,920,159	$31,846,973	$16,379,011	$1,829,530
Bank overdraft	—	4,704	—	889,147	4,632,972	26,354
Total assets	97,174,742	101,815,840	84,613,409	268,753,435	237,995,159	45,380,359
Total debt	2,422,555	—	1,300,311	1,488,117	41,606,949	1,702,392
Share capital	101	101	101	101	101	2
Number of common shares outstanding	101	101	101	101	101	2
Total shareholder’s equity	50,087,784	421,157	43,429,111	(2,582,269)	(24,208,174)	1,083,981

(1)	One of Playwell’s consolidated subsidiaries which was incorporated on May 12, 2000 is included since the date of incorporation in the consolidated financial statements for the period ending December 31, 2000. As of December 31, 2000, Playwell had two shares issued and outstanding. For the purpose of calculation of basic and diluted earnings per share, two shares were deemed to be outstanding for the whole period.

PLAYWELL INTERNATIONAL LTD.

AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

	3 months ended	Year Ended,
	March 31,	December 31
	2004	2003

	(In US$ and US GAAP)
Statement of Income Data:
Net Sales	$6,630,876	$39,347,648
Cost of sales	5,016,999	33,151,740

Gross profit	1,613,877	6,195,908
Other costs and expenses including selling general and administrative expenses	595,593	2,662,932
Income tax expense	176,616	512,978

Earnings from continuing operations	$841,668	$3,019,998
Discontinued operations	—	1,238,361

Net profit	$841,668	$4,258,359

Weighted average number of common shares outstanding	101	101
Basic and diluted earnings per share:
from continuing operations	$8,333	$29,901
from discontinued operations	—	12,261

Basic and diluted earning per share, net	$8,333	$42,162

	March 31, 2004	December 31, 2003

Balance Sheet Data:
Bank balance and cash	$2,380,034	$1,914,559
Bank overdraft	—	—
Total assets	13,066,999	11,744,069
Total debt	303,955	188,817
Share capital	13	13
Number of common shares outstanding	101	101
Total shareholder’s equity	6,677,719	5,836,051

Unaudited Pro Forma Consolidated Financial Data of Grand Toys International Limited

      The following unaudited pro forma consolidated financial data gives effect to the proposed business combination of Playwell and Grand US. The acquisition is being accounted for under the purchase method of accounting, as required by Statement of Financial Accounting Standards No. 141 “Business Combinations.” Under this method of accounting, the purchase price has been allocated to the fair value of the net assets acquired, including goodwill and intangible assets.

      The unaudited pro forma consolidated financial data is based on the historical consolidated financial statements of Playwell and Grand US for the year ended December 31, 2003, and the three months ended March 31, 2004, which are included in this proxy statement/ prospectus.

      The unaudited pro forma consolidated balance sheet assumes the acquisition was consummated on March 31, 2004 and combines the unaudited March 31, 2004 consolidated balance sheets of Playwell and Grand US. The 2003 unaudited pro forma consolidated income statement combines the year ended December 31, 2003 audited consolidated statement of operations for Grand US with the year ended December 31, 2003 audited consolidated income statement for Playwell and assumes the acquisition took place on January 1, 2003. The first quarter 2004 unaudited pro forma consolidated income statement combines the quarter ended March 31, 2004 unaudited consolidated statement of operations for Grand US with the quarter ended March 31, 2004 unaudited consolidated income statement for Playwell and assumes the acquisition took place on January 1, 2003.

      The unaudited pro forma consolidated financial data is not necessarily indicative of the actual operating results that would have occurred or the future operating results that will occur as a consequence of such transactions. The Pro Forma consolidated financial statements are presented based on Grand US’ financial statement presentation. Grand HK will be reporting in US$ and US GAAP in its financial statements, after consummation of the reorganization merger and acquisition of Playwell.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

March 31, 2004

			Pro Forma	Adjust-	Pro Forma
	Playwell(1)	Grand US	Adjustment	ment #	Combined

	(in US dollars and US GAAP)
	(In thousands, except share and per share data)
Current assets
Cash and cash equivalents	$2,380	$1,065	$8,700	1	$12,145
Short-term deposits	—	500	—		500
Accounts receivable — trade, net	6,588	1,985			8,573
Inventories	338	1,726			2,064
Subscription receivable	—	—	2,300	1	2,300
Due from Playwell	—	1,053	(1,053)	2	—
Other current assets	591	624			1,215
Related party receivable	993	—			993

Total current assets	10,890	6,953	9,947		27,790
Equipment & leaseholds improvements, net	1,451	211			1,662
Intangible assets	—	—	5,200	4	5,200
Goodwill			10,729	4	10,729
Trademarks	726	—			726
Long-term receivable	—	373			373

Total assets	$13,067	$7,537	$25,876		$46,480

Current liabilities
Bank indebtedness	$—	$1,800			$1,800
Trade accounts payable	3,974	979	1,418	2	6,371
Income tax payable	413	—	—		413
Related party payable	516	—	1,029	3	1,545
Other current liabilities	1,306	322			1,628

Total current liabilities	6,209	3,101	2,447		11,757
Deferred taxation	180	—			180

Total liabilities	6,389	3,101	2,447		11,937
Shareholders’ equity:
Common stock	—	5	10		15
Additional paid-in capital	—	22,751	5,099	1, 5	27,850
Accumulated earnings (deficit)	6,645	(17,732)	17,732	5	6,645
Cumulative currency translation adjustment	33	(588)	588	5	33

Total shareholders’ equity	6,678	4,436	23,429		34,543

Total liabilities and shareholders’ equity	$13,067	$7,537	$25,876		$46,480

Book value per share	$66,116	$0.83			$2.25
Common shares outstanding	101	5,355,244	10,000,000		15,355,244

(1)	The Playwell HK balance sheet was translated into US$ in accordance with SFAS 52 using a spot rate of HK$7.793 to US$1.00, which represents the rate at March 31, 2004.

See accompanying notes to pro forma financial information

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

December 31, 2003 and March 31, 2004

	Year Ended December 31, 2003					Three Months Ended March 31, 2004

			Pro Forma	Adj	Pro Forma			Pro Forma	Adj	Pro Forma
	Playwell(1)	Grand US	Adjustment	#	Combined	Playwell(1)	Grand US	Adjustment	#	Combined

	(In US$ and US GAAP)
	(In thousands, except share and per share data)
Net sales	$39,375	$10,861			$50,236	$6,638	$2,814			$9,452
Cost of goods sold	33,175	6,350			39,525	5,022	1,675			6,697

Gross profit	6,200	4,511			10,711	1,616	1,139			2,755
Selling, general and administrative expenses	2,641	3,877	600	6	7,118	578	898	150	6	1,626

Income before interest and income taxes	3,559	634	(600)		3,593	1,038	241	(150)		1,129
Interest expense	24	35			59	19	5			24
Income taxes expense (recovery)	513	(16)			497	177	—			177

Income from continuing operations	$3,022	$615	$(600)		$3,037	$842	$236	$(150)		$928

Earnings per share:
Basic				7	$0.20				7	$0.06
Diluted				7	0.19				7	0.06
Weighted average number of shares:
Basic				7	15,355,244				7	15,355,244
Diluted				7	16,387,102				7	16,387,102

(1)	Playwell’s HK$ income statements were translated into US$ in accordance with SFAS 52 using an average rate for December 31, 2003, the rate used was HK$7.7875 to US$1.00 and for March 31, 2004, the rate used was HK$7.785 to US$1.00.

See accompanying notes to pro forma financial information

NOTES TO PRO FORMA FINANCIAL STATEMENTS

1.     Accounting Treatment For Business Combination

      The pro forma financial information presents the business combination of Grand HK with Playwell. The terms of the transaction provide that Grand HK will acquire Playwell in exchange for 5,000,000 Grand HK ADSs to be issued to Centralink, Playwell’s shareholder. In addition to the acquisition of the Playwell shares, Centralink has also agreed to subscribe for 5,000,000 Grand HK ADSs for an aggregate of $11,000,000 in cash and other consideration. As a result, Centralink will own, after completion of the transaction, approximately 65% of the total shares outstanding of Grand HK.

      Centralink has the right to satisfy a portion of the subscription price by assigning to Grand HK up to $2,300,000 of certain loans that it advanced to a third party. However, if the loans are not repaid by December 31, 2004, Centralink has agreed to make a cash contribution or provide other equivalent consideration to Grand HK in an amount equal to the unpaid balance of the loans. For purposes of the preparation of the pro forma financial statements, the loans which may be assigned to Grand HK are characterized as a subscription receivable.

      The purchase method of accounting will be used to account for the business combination. Due to the terms of the acquisition, from an accounting viewpoint, Playwell is deemed to be the acquirer and Grand US will be the subject of the reverse takeover by Playwell, the accounting acquirer.

      Application of purchase accounting results in the following:

i. The identifiable tangible and intangible assets acquired and liabilities assumed from Grand US will be based on their fair values on the date of acquisition;

ii. The excess of the acquisition cost over the identifiable assets acquired and liabilities assumed from Grand US will be reflected as goodwill; and

iii. The results of operations of Grand US, as the acquired entity, for accounting purposes, will be included in the consolidated financial statements of Playwell as the acquirer, for accounting purposes, from the date of acquisition only.

2.	Pro Forma Assumptions And Adjustments

      The pro forma consolidated balance sheet gives effect to the acquisition as if such acquisition had taken place as at March 31, 2004. The pro forma consolidated statement of income for the year ended December 31, 2003 gives effect to the acquisition as if such acquisition had taken place as at January 1, 2003. The pro forma consolidated statement of income for the three months ended March 31, 2004 gives effect to the acquisition as if such acquisition had taken place on January 1, 2003.

      The accounting policies used in the preparation of the pro forma consolidated financial statements are those disclosed in the Grand US consolidated financial statements for the year ended December 31, 2003 and for the three months ended March 31, 2004 which are included elsewhere in this proxy statement/ prospectus.

      The financial information for both Playwell and Grand US are presented in US dollars and in accordance with US GAAP. Playwell’s balance sheet, as of March 31, 2004 has been converted at the exchange rate in effect at March 31, 2004, and the income statements have been converted at the average exchange rates for each period presented.

      The consideration of $11,000,000 is assumed to be comprised of $8,700,000 cash and a $2,300,000 subscription receivable.

NOTES TO PRO FORMA FINANCIAL STATEMENTS — (Continued)

      The pro forma consolidated financial statements give effect to the following assumptions and adjustments:

Consolidated Balance Sheet

      The cost of the acquisition was determined as follows:

Grand US shares outstanding at average market price at April 2004(1)	$15,852
Acquisition costs	3,500
Grand US options and warrants	1,013

Total Cost of Acquisition	$20,365

      The following table shows the results of the assumptions made with respect to the allocation of the aggregate purchase price to Grand US’ net assets.

      Purchase price allocation:

Current assets	$6,953
Equipment and leasehold improvements, net	211
Other long-term assets	373
Goodwill and other intangibles	15,929

Current liabilities	3,101

Purchase price	$20,365

(1)	Average market price is the average of the two days prior and two days after the original filing date of this proxy statement/prospectus, which was April 6, 2004.

NOTES TO PRO FORMA FINANCIAL STATEMENTS — (Continued)

      Following are the details of the balance sheet adjustments; these amounts are the net result of entries that would reflect the acquisition, transaction and elimination upon consolidation.

      Grand US’ pre-acquisition accumulated deficit and cumulative currency translation adjustment are eliminated upon consolidation.

     Consolidated Balance Sheet

Adjustment
No.	Financial Statement line	Amount

		(In thousands)
1.	Cash and cash equivalents/subscription receivable
	For the subscription of 5 million shares:
	Cash consideration paid by Playwell	$8,700
	Subscription receivable contributed by Playwell	2,300
2.	Due from Playwell
	Reclassification of capitalized transaction costs incurred by Grand US to date	$1,053
	Accrual of Acquisition costs estimated to be incurred until completion of the transaction	1,418
3.	Related Party Reclassification
	To record reimbursement of transaction costs paid by Playwell to date	$1,029
4.	Goodwill and Intangible Assets
	To record the goodwill based on the allocation of the cost of Acquisition (see previous purchase price allocation)	$10,729
	To record intangible assets acquired (refer to Adjustment #6)	5,200
5.	Stockholder’s Equity
	Capital Stock and Additional Paid In Capital resulting from the transaction:
	Grand US capital stock valued upon acquisition	$15,852
	Grand US options and warrants valued upon acquisition	1,404
	Capital stock issued for cash and subscription receivable	11,000

		$28,256

	Presented as:
	Capital stock at nominal value	$15
	Additional paid in capital	28,241

		$28,256

Consolidated Income Statement

6.	Amortization of Intangible Assets

      The preliminary allocation of the purchase price resulted in identifiable intangibles assets of $5,200,000. The components of the identifiable assets, with amounts assigned and useful life are:

	Amount Assigned	Useful Life

Customer list	$2,000,000	10 years
Trade name	$2,000,000	10 years
Distribution network	$1,000,000	10 years
License/royalty agreements	$200,000	2 years

NOTES TO PRO FORMA FINANCIAL STATEMENTS — (Continued)

      The identifiable intangibles were primarily customer list, trade name and license/royalty agreements, which support Grand US’ distribution network.

      The resulting amortization expense included in the pro forma consolidated income statements:

Year/period	Amortization expense

For the year ended December 31, 2003	$600,000
For the period ended March 31, 2004	$150,000

      The purchase price allocations above could change depending on the results of the independent valuation currently underway by Empire Valuations.

7.	Earnings per Share:

	Basic	Diluted

Weighted average shares:
Historical weighted-average shares outstanding — Playwell	101	101
Conversion factor	99,010	99,010

Adjusted weighted-average shares outstanding — Playwell	10,000,000	10,000,000
Shares issued to Grand US shareholders(1)	5,355,244	6,387,102

Pro Forma weighted-average shares	15,355,244	16,387,102
Earnings per share:
December 31, 2003
Pro forma earnings from continuing operations	$3,037,000	$3,037,000
Pro forma earnings per share	$0.20	$0.19
March 31, 2004
Pro forma earnings from continuing operations	$928,000	$928,000
Pro forma earnings per share	$0.06	$0.06

(1)	Reconciliation of shares issued to Grand US shareholders:

Outstanding shares, basic		5,355,244
Convertible securities:
Options	394,715
Warrants	637,143	1,031,858

Outstanding shares, Diluted		6,387,102
Anti-dilutive securities excluded from total diluted shares:
Options	16,500

NOTES TO PRO FORMA FINANCIAL STATEMENTS — (Continued)

MARKET PRICE AND DIVIDEND INFORMATION

      Grand US common stock is quoted on the Nasdaq SmallCap Market under the symbol “GRIN.” For current share price information, you should consult publicly available sources for market quotations. On November 14, 2003, the last trading day before the public announcement of the signing of the subscription and exchange agreement, the last quoted sale price of Grand US’ common stock on the Nasdaq SmallCap Market was $3.59. On July 26, 2004 the last day for which information was available prior to the date of this proxy statement/ prospectus, the last quoted sale price of Grand US shares on the Nasdaq SmallCap Market was $2.30.

      The following tables set forth the range of high and low closing representative bid prices for the Grand US’ common stock as reported by Nasdaq for the periods indicated. The figures represent prices between dealers, do not include retail mark-ups, markdowns or commissions and may not represent actual transactions.

	Representative Bid
	Prices

Common Stock Annual	High ($)	Low ($)

1999	30.25	2.50
2000	27.50	.63
2001	4.31	.75
2002	4.78	1.00
2003	3.78	1.33

	Representative Bid
	Prices

Common Stock Two Year historical and recent Quarter	High ($)	Low ($)

2002
First Quarter	2.63	1.60
Second Quarter	3.50	1.50
Third Quarter	1.19	1.00
Fourth Quarter	4.78	1.00
2003
First Quarter	2.00	1.33
Second Quarter	3.78	2.70
Third Quarter	3.25	2.52
Fourth Quarter	3.35	2.81
2004
First Quarter	3.85	2.77
Second Quarter	3.20	2.53
Third Quarter (through July 23, 2004)	$2.85	$1.96

	Representative Bid
	Prices

Common Stock Monthly	High ($)	Low ($)

December 2003	3.25	2.76
January 2004	3.71	2.90
February 2004	3.70	3.02
March 2004	3.85	2.77
April 2004	3.20	2.76
May 2004	3.03	2.53
June 2004	3.17	2.70
July 2004 (through July 23, 2004)	$2.85	$1.96

      Grand US has never paid a cash dividend on its common stock. Future dividends declared and paid by Grand HK, if any, will be determined by Grand HK’s board of directors in light of circumstances existing from time to time, including growth prospects, profitability, financial condition, results of operations and other factors that Grand HK’s board of directors deems relevant.

      Because there is no established trading market for Playwell’s ordinary shares, information with respect to the market price of Playwell’s shares on a historical and an equivalent per share basis has been omitted.

COMPARATIVE PER SHARE INFORMATION

      The following tables show per share data regarding earnings and book value for Grand US and Playwell on a historical basis and the pro forma book value and earnings information, which was computed as if the transaction took place on January 1, 2003. These amounts do not necessarily reflect future per share levels of earnings, book value or cash dividends of Grand HK. Pro forma equivalent per share information is also provided.

      The following unaudited comparative per share data is derived from the historical consolidated financial statements of Grand US and Playwell. You should read the information below in conjunction with the historical consolidated financial statements of Grand US and Playwell for the year ended December 31, 2003 and for the quarter ended March 31, 2004 which are included in this proxy statement/ prospectus.

	March 31,	December 31,
	2004	2003

GRAND US:
Book value per share	$0.83	$0.79
Cash dividends declared per share	—	—
Earnings per share from continuing operations:
Basic	$0.04	$0.20
Diluted	0.04	0.17
PRO FORMA:
Book value per share(1)	$2.25	—
Cash dividends declared per share	—	—
Earnings per share from continuing operations(2):
Basic	$0.06	$0.20
Diluted	0.06	0.19
PLAYWELL:
Book value per share	$66,116	$57,783
Cash dividends declared per share	—	—
Earnings per share from continuing operations:
Basic and diluted	$8,333	$29,901
PRO FORMA EQUIVALENT PER SHARE INFORMATION(3):
Book value per share(1)	$222,773	$—
Cash dividends per share	—	—
Earnings per share from continuing operations(2):
Basic	$6,145	$20,227
Diluted	5,758	18,955

(1)	Pro forma book value per share is not presented for December 31, 2003 because a pro forma balance sheet at December 31, 2003 is not required.

(2)	Refer to Note 2, adjustment 7 for the details of the calculation of pro forma earnings per share.

(3)	Pro forma equivalent per share information was calculated by multiplying the pro forma per share information by the conversion factor in Note 2, adjustment 7.

RISK FACTORS

      You should consider the following risk factors in evaluating whether to approve and adopt the amended and restated agreement and plan of merger and the issuance of 10,000,000 Grand HK ADSs to Centralink pursuant to the subscription and exchange agreement. These factors should be considered in conjunction with the other information contained in this proxy statement/ prospectus and the Annexes hereto. If any of the following risks actually occur, the business, financial condition or results of operations of any or all of Grand HK, Grand US and Playwell may be seriously harmed.

Risks Related to the Reorganization Merger

      In deciding whether to vote in favor of the amended and restated agreement and plan of merger, Grand US stockholders should consider the following risks.

Pending U.S. tax legislation could adversely affect both Grand HK and the current U.S. shareholders of Grand US

      Congress is considering legislation under which, for U.S. federal income tax purposes, a domestic corporation that reincorporates in a foreign jurisdiction, in what is sometimes referred to as a corporate “expatriation” or corporate “inversion” transaction, generally would continue to be treated as a domestic corporation and, thus, would be subject to U.S. federal income tax, unless the applicable transaction satisfied certain requirements. Depending on the provisions and effective date of any legislation ultimately enacted, the anticipated tax-free treatment of the reorganization merger might not be realized and/or Grand HK might be subjected to U.S. taxation on the income of Playwell and its subsidiaries, which are not currently subject to such tax, thus reducing Grand HK’s anticipated after-tax net profits.

      While the reorganization merger, unlike those about which some members of Congress are concerned, would not remove from the U.S. tax jurisdiction any entities or income currently subject to such jurisdiction, it is possible that an overbroad form of the proposed legislation might be enacted which could have adverse effects on the reorganization merger, such as those described above. There can be no assurance that such tax legislation adopted after the completion of the reorganization merger would not be made applicable retroactively to the reorganization merger. Once the reorganization merger is completed, it will be difficult if not impossible to return to the current structure even if the anticipated tax advantages of the reorganization merger are not realized.

If you are a U.S. shareholder, you could be taxed as a result of the reorganization merger if the IRS successfully challenges the tax-free treatment of the reorganization merger

      Apart from any changes in U.S. tax laws like those described above, the IRS or other taxing authority could disagree with Grand HK’s assessment of the effects or interpretation of existing laws and regulations, or with certain factual determinations upon which the contemplated tax treatment of the reorganization merger depends. If the IRS were to challenge successfully the tax treatment of the reorganization merger, this could result in U.S. shareholders of Grand US being taxed on their receipt of Grand HK ADSs in exchange for their Grand US common stock pursuant to the reorganization merger. The tax would be imposed on the excess, if any, of the trading price of the Grand HK ADSs received by U.S. shareholder in exchange for Grand US common stock in the reorganization merger over the shareholder’s adjusted tax basis in the shares of Grand US common stock exchanged therefor. Generally, any such gain would be capital gain.

In the event the reorganization merger is approved and consummated, you will receive ADSs of Grand HK, which is a “foreign private issuer” and has disclosure obligations that are less stringent than those of Grand US and other U.S. domestic reporting companies

      Grand HK is a foreign private issuer and, as a result, obtains relief from certain of the requirements the SEC imposes upon U.S. domestic issuers like Grand US. For example, Grand HK is not required to issue quarterly reports or proxy statements. Grand HK is allowed six months to issue annual reports instead of three, and Grand HK is not required to disclose executive compensation reports that are as detailed as U.S. domestic issuers. Grand HK’s directors and officers are not required to report equity holdings under Section 16 of the Securities Exchange

Act, although Grand HK will file reports under Section 13 of the Securities Exchange Act of 1934, if and when applicable. In general, because various of the disclosure obligations on Grand HK as a foreign private issuer are less stringent than those required of Grand US, in the event the reorganization merger is approved and consummated, Grand US stockholders who receive Grand HK ADSs should not expect to receive an equivalent amount of disclosure from Grand HK which they have received in the past from Grand US as a U.S. domestic reporting company.

In the event that the reorganization merger is approved and consummated, your rights as a beneficial owner of Grand HK’s ordinary shares will be governed by Hong Kong law instead of Nevada law, and some of the provisions of Hong Kong law are less favorable to you than Nevada law

      Grand HK will be organized under the laws of Hong Kong and your rights as a shareholder of a Hong Kong company will be different from your rights under Nevada law under which Grand US is organized. Some of these differences may be less favorable to you, including:

•	if not less than 90% of the Grand HK ordinary shares in respect of which an offer is made are acquired by a company, that company has the right to demand that you sell your interest in Grand HK to such company even if you do not wish to accept the offer.

•	Unlike Nevada law, Hong Kong law does not permit cumulative voting. Cumulative voting may allow minority shareholders of a company such as Grand HK to achieve board representation.

•	Under Nevada law, shareholders holding a majority of the outstanding stock of Grand US can take action by written consent without a meeting. Under Hong Kong law, action can be taken without a meeting only if consented to by all of the shareholders of Grand HK, thereby making action by written consent virtually impossible because of the large number of Grand HK shareholders.

•	Under Nevada law, the articles of incorporation of Grand US can be amended if approved by a majority of the board and a majority of the voting power of Grand US. Under HK law, the memorandum and articles of association of Grand HK may be amended if approved by not less than 75% of its shareholders. This will make it more difficult for shareholders to effect a change in Grand HK’s governing documents.

•	Nevada law generally does not prohibit transactions with directors. Hong Kong law prohibits loans to directors, but does not prohibit all transactions with directors if the other directors are made aware of the director’s interest and exercise their duty of care and discharge their fiduciary obligations in determining to approve the transaction.

•	Under Nevada law, a shareholder may bring a derivative action on behalf of a corporation. Hong Kong law does not recognize derivative suits in the same manner as United States courts.

•	Under Nevada law, transactions between Grand HK and interested shareholders are prohibited for three years unless the transaction is approved by the board prior to the interested shareholder becoming an interested shareholder. This makes an unsolicited hostile takeover of a company such as Grand US more difficult. Hong Kong law does not have any similar prohibitions on transactions with interested shareholders.

Risks Related to the Issuance of 10,000,000 Grand HK ADSs to Centralink

      In deciding whether to approve the issuance of the Grand HK ADSs to Centralink in exchange for the shares of Playwell and other consideration pursuant to the subscription and exchange agreement, Grand US shareholders should consider the following risks relating to the issuance of shares to Centralink.

Grand HK will be controlled by a single investor and this control could inhibit potential changes of control which could benefit shareholders

      After the consummation of the reincorporation merger, the acquisition of Playwell, the additional subscription of Grand HK ADSs by Centralink and Centralink’s purchase of certain shares held by two former directors of Grand US, Centralink will own 71.14% of the outstanding Grand HK ADSs. The ultimate beneficial owner of Centralink is Mr. Jeff Hsieh. Accordingly, Mr. Hsieh will have the ability to control the outcome of all matters requiring shareholder approval, including, after the expiration of the shareholders’ agreement, the election and removal of Grand HK’s entire board of directors, any merger, consolidation or sale of all or substantially all of Grand HK’s assets, and the ability to control Grand HK’s management and affairs. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that may otherwise be beneficial to Grand HK’s businesses. As a result, the market price of Grand HK’s ADSs could be adversely affected.

The issuance of Grand HK ADSs to Centralink will have a dilutive effect on the current holders of Grand US common stock

      After the consummation of the Playwell acquisition and the additional Centralink subscription, there will be 10,000,000 additional Grand HK ADSs outstanding, above the 5,355,244 Grand HK ADSs to be issued to the former owners of Grand US common stock. The Centralink issuance and the related purchase by Centralink of certain shares held by two former directors of Grand US will, therefore, decrease the percentage equity ownership in Grand HK held by former owners of Grand US common stock from 100% to approximately 28.86%, thereby diluting the absolute ownership percentage of the Grand US shareholders on a fully diluted basis.

The issuance of 5,000,000 Grand HK ADSs to Centralink pursuant to the subscription and exchange agreement may be below the market price for Grand HK ADSs which may negatively impact the market price of Grand HK ADSs

      Under the terms of the subscription and exchange agreement, Centralink is subscribing for two tranches of Grand HK ADSs, one for 3,000,000 Grand HK ADSs at a price of $1.00 per Grand HK ADS and one for 2,000,000 Grand HK ADSs at a price of $4.00 per Grand HK ADS. The $1.00 subscription price was agreed upon in January, 2003 at a time when Grand US’ market price was $1.00 per share and the $4.00 subscription price was orally agreed upon in January, 2004 at a time when Grand US’ market price was $3.00 per share. Grand US believes that the terms of the Centralink subscription were and are fair to the shareholders of Grand US. However, the average price for the Grand HK ADSs to be purchased by Centralink is $2.20 per Grand HK ADS compared to a closing price of Grand US common stock on March 31, 2004 of $3.07 per share. Accordingly, if the market price of Grand US common stock remains above $2.20 per share at the closing of the consummation of the Playwell acquisition and the additional Centralink Grand HK ADS issuance, the issuance of the Grand HK ADSs to Centralink will be below the market price of the Grand HK ADSs. This may negatively impact the market price of Grand HK ADSs.

If the expected benefits of the reorganization merger and Playwell acquisition are not realized, the market price of the Grand HK ADSs may be adversely affected

      Grand HK will operate the combined operations of Grand US and Playwell in a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. The failure of Grand HK to realize any of the anticipated benefits of the reorganization merger and acquisition, including anticipated cost savings described in this proxy statement/ prospectus, could seriously harm the results of operations of Grand HK, thereby reducing earnings and potentially affecting the market price of the Grand HK ADSs. The challenges involved include the following:

•	demonstrating to the customers of Grand US and Playwell that the reorganization merger and Playwell acquisition will not result in adverse changes in customer service standards or business focus;

•	preserving distribution, marketing or other important relationships of both Grand US and Playwell and resolving potential conflicts that may arise;

•	minimizing the diversion of management attention from ongoing business concerns;

•	persuading employees that the business culture of Grand US and Playwell are compatible, maintaining employee morale and retaining key employees;

•	realizing economies of scale through the elimination of certain redundant administrative and overhead costs; and

•	realizing cost savings and strategic benefits due to vertical integration resulting from the combination of Grand US distribution capabilities and Playwell’s manufacturing capabilities.

If the benefits of the reorganization merger and Playwell acquisition do not exceed the related costs, Grand HK’s financial results could be negatively impacted

      If the benefits of the reorganization merger and Playwell acquisition do not exceed the costs associated with the reorganization merger and acquisition, including transaction costs and the dilution to Grand HK’s shareholders resulting from the issuance of Grand HK ADSs to Centralink, Grand HK’s financial results, including earnings per share, could be decreased. Grand HK estimates that it will incur, on a consolidated basis, direct transaction costs of approximately $2,500,000 in connection with the proposed reorganization merger and Playwell acquisition, which will be considered as part of the purchase price and will be allocated to the net assets of Grand HK. This amount is a preliminary estimate and could change. Grand HK may incur additional charges in subsequent quarters to reflect costs associated with the proposed reorganization merger and the Playwell acquisition.

Certain Members of Grand HK’s management team will not perform duties exclusively for Grand HK and, as a result, their attention may be diverted from Grand HK’s business and could result in conflicts of interest which would be detrimental to Grand HK

      Although certain members of Grand HK’s management team will be employed by Grand HK under written employment agreements, including Elliot L. Bier, who will be Grand HK’s director and vice chairman, Henry Hai Lin Hu, who will be Grand HK’s executive director and chief executive officer and Raymond Chan Hong, who will be Playwell’s chief operating officer, the terms of their employment agreements permit each of them to perform services for Grand HK on a non-exclusive basis. In the future, Grand HK may make similar non-exclusive arrangements with other senior management employees. Although, none of these individuals will be permitted to engage in activities which are competitive with those of Grand HK, their other business activities could divert their attention from or otherwise interfere with their future availability to, and efforts on behalf of, Grand HK.

      In addition, each of Messrs. Hu and Chan will perform services for Cornerstone and subsidiaries of Cornerstone, including Mr. Chan serving as operations director for Playwell Industry Limited. Grand HK will do business with these subsidiaries, which could result in potential conflicts of interest arising out of their dual responsibilities. Although Grand HK and Cornerstone and its subsidiaries intend to operate on an arms-length basis, there can be no assurance that these potential conflicts of interest will not be resolved to the detriment of Grand HK.

Certain relationships among Grand HK’s management and affiliates create various perceived, potential or actual conflicts of interest which could adversely affect Grand HK’s business or the market price or liquidity of its ADSs

      Grand HK will be engaged in business with companies that may be affiliated with members of management and its principal shareholder. As a result, situations may arise where an interested party would be required to vote on transactions with affiliated companies that could benefit such interested party and negatively impact Grand HK, or vice versa. Furthermore, a perceived or actual conflict of interest in Grand HK’s management and/or its affiliates may discourage investors from investing in the Grand HK ADSs, which may negatively impact the stock price or liquidity of the Grand HK ADSs.

Risks Related to the Combined Operations of Grand US and Playwell After the Reorganization Merger and the Acquisition of Playwell

      In deciding whether to approve the reorganization merger and the issuance of the Grand HK ADSs to Centralink in exchange for the shares of Playwell and other consideration, Grand US shareholders should consider the following risks that will result from the combined operations of Grand US and Playwell.

If Grand HK fails to maintain existing relationships Grand US and Playwell have with their related companies on which its business and operating results will be highly dependent, Grand HK’s business and operating results may be adversely affected

      Both Grand US and Playwell are, and will continue to be, very dependent on companies related to Centralink for the manufacturing, marketing and sale of their toy products. This dependency includes the following:

•	Playwell historically purchases most of its plastic products from a factory in Dongguan, China operated by Playwell Industry Limited, a subsidiary of Centralink, and most of its wooden products in certain factories in Zhejiang, China operated by Zhejiang Playwell Toy Co., Ltd., an indirect subsidiary controlled by Mr. Hsieh;

•	55% of Playwell’s net revenues in fiscal 2003 derived from Toy Biz Worldwide Ltd., a subsidiary of Cornerstone, which is referred to as Toy Biz;

•	Playwell also accesses, through Playwell Toy “China” Ltd., established retail outlets and multiple sales offices in Mainland China; and

•	62% and 67% of Grand US’ net sales in 2003 and 2002, a company indirectly controlled by Mr. Hsieh, respectively, were from products sold under license from Toy Biz.

      If relationships such as those listed above are not maintained, the failure could adversely affect Grand HK’s business and operating results.

Grand HK may not be able to obtain sufficient funding for Playwell’s working capital needs

      Historically, Playwell has funded its working capital needs through its cash flow from operations and loans from its affiliates, including Centralink. Therefore, Playwell does not currently have an established line of credit from a financial institution for its working capital needs. In the event that Playwell’s cash flow from operations is not sufficient to meet its working capital needs and Centralink does not advance the required financing, Playwell could be forced to curtail or delay its business activities. Centralink has no obligation to provide funding to Grand HK or to Playwell.

Grand HK’s business and operating results are and will continue to be highly dependent on sales of products licensed from Marvel Enterprises, Inc.

      A significant portion of the revenues of Grand US and Playwell are, and the revenues of Grand HK will continue to be, derived from the manufacture and distribution of toys based on certain Marvel comic and movie characters for Toy Biz. Toy Biz acquired the worldwide right to manufacture and sell toys based on these Marvel comic and movie characters from Marvel Enterprises Inc. through the end of 2006. In the event that Toy Biz is unable to secure the rights to continue to manufacture and sell these Marvel products after 2006, it would have a material adverse effect on the business of Playwell, Grand US and Grand HK, taken as a whole.

Grand HK may be adversely affected by the seasonal aspect of its business

      The business of both Grand US and Playwell is seasonal and a majority of their sales take place in the third and fourth quarters of their fiscal years, therefore, Grand HK’s annual operating results will depend, in large part, on sales during the relatively brief holiday season from September through December. Further, the impact of seasonality is increasing as large retailers become more efficient in their control of inventory levels through quick response management techniques. Rather than maintaining large on-hand inventories throughout the year to meet consumer demand, these customers are timing reorders so that they are being filled by suppliers closer to the time of purchase by retail customers, which to a large extent occur during September through December. While these techniques reduce a retailer’s investment in inventory, they increase pressure on suppliers like Grand US and Playwell to fill orders promptly and shift a significant portion of inventory risk and carrying costs to the supplier. The limited inventory carried by retailers may also reduce or delay retail sales. Additionally, the logistics of supplying more and more products within shorter time periods will increase the risk that Grand US or Playwell may fail to achieve tight and compressed shipping schedules. This seasonal pattern requires significant use of working capital mainly to manufacture inventory during the year, prior to the holiday season, and requires accurate forecasting of demand for products during the holiday season. Grand HK’s failure to accurately predict and respond to consumer demand could result in its under-producing popular items and overproducing less popular items.

Grand HK’s attempts to acquire other companies may not prove fruitful or even if successful could have an adverse effect on its liquidity and earnings

      Grand HK currently expects to pursue an acquisition strategy to expand its business and product offerings. This process will likely divert a significant amount of management time and effort. New acquisition discussions will likely distract Grand HK management from its day-to-day operations. Even if Grand HK does find companies that are worth acquiring, it may be extremely difficult to integrate their operations into its existing operations. In addition, there is no guaranty that its acquisitions will be successfully completed or, if completed will be financially successful. Thus, any such acquisition could have an adverse effect on Grand HK’s future liquidity and earnings.

An inability to obtain financing could adversely impact Grand HK’s ability to expand its operations

      In order to achieve Grand HK’s long-term expansion objectives and to enhance its competitive position in the worldwide toy industry, Grand HK will need additional financial resources over the next several years. The precise amount and timing of its future financing needs cannot be determined at this time and will depend upon a number of factors, including the demand for its products, the management of its working capital and the nature of companies which Grand HK plans to acquire. Grand HK may not be able to obtain additional financing on acceptable terms, or at all. If Grand HK is unable to obtain sufficient capital, it could be required to curtail its expansion plans.

Grand HK is dependent upon key personnel whose loss may adversely impact Grand HK’s business

      Grand HK will depend on the expertise, experience and continued services of its senior management employees, including Elliot L. Bier, who is chairman of Grand US and will become an officer and director of Grand HK, Henry Hu, a managing director of Playwell who will become the managing director of Grand HK, Raymond Chan, the chief operating officer of Playwell, David J. Fremed, who will become the chief financial officer of Grand HK, and Tania M. Clarke, who is the executive vice-president and chief financial officer of Grand US and will become a senior financial executive of Grand HK. Each of these individuals has acquired specialized knowledge and skills with respect to Grand US and Playwell, and their respective operations and most decisions concerning the business of Grand US and Playwell will be made or significantly influenced by them. Neither Grand US nor Playwell maintains “key man” insurance on the life of any of these persons. The loss of some of these senior management employees, or an inability to attract or retain other key individuals, could materially adversely affect Grand HK. Growth in Grand HK’s business is dependent, to a large degree, on Grand HK’s ability to retain and attract such employees. Grand HK, Playwell and Grand US seek to compensate and incentivize its key executives, as well as other employees, through competitive salaries, stock ownership and bonus plans, but there can be no assurance that these programs will allow it or Grand US or Playwell to retain key employees or hire new key employees. As a result, if any of these individuals were to leave Grand HK, Grand US or Playwell following the reorganization merger and Centralink transactions, the combined company could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience.

Grand HK may suffer from bad debts and returns of toy products manufactured or sold by Grand US or Playwell

      Grand HK cannot be assured that any customer will not default on a payment of debt. Such a default could have a significant effect on its results. Furthermore, it is industry practice for retailers to hold back payments on slow moving stock or to request markdowns or returns on such stock. In certain instances, where retailers are unable to sell the quantity of products which have been ordered from Playwell or Grand US, Playwell and Grand US may, in accordance with industry practice, assist retailers to enable them to sell such excess inventory by offering discounts or accepting returns. A portion of firm orders, by their terms, may be canceled if shipment is not made by a certain date. There can be no assurance that these defaults, returns and cancellations will not have a material adverse effect on the business, financial conditions and results of operations of Grand HK.

In order to maintain its business, Grand HK will depend on obtaining and maintaining licenses for the manufacture and distribution of products

      Playwell and Grand US have entered into various licenses and royalty agreements in which they pay fees in exchange for rights to the use of product inventions or trademarked names, shapes and likenesses for use in development of its product line. The two major licenses that Playwell currently holds are the right to certain Walt Disney Company and Crayola branded products. Grand US’ major license is with Toy Biz. These agreements generally include minimum fee guarantees based on a reasonable expectation of the product sales to be generated throughout the life of the agreement. There can be no assurance that Playwell or Grand US will be able to meet these projected expectations and may be obligated to pay unearned fees as a result. License and royalty agreements are also mostly for fixed terms and often contain performance-related covenants. Playwell’s licenses for such Walt Disney Company and Crayola branded products are both short-term agreements, expiring in 2006. Similarly, Grand US has no written agreement with Toy Biz to distribute its products. There is no assurance that Playwell or Grand US will be able to maintain or extend the rights to these or other of its existing licenses. The failure to renew these license agreements or any difficulty in entering into other license agreements with other entertainment companies will have an adverse effect on Grand HK’s business and results of operations.

Grand HK may fail to make new product introductions in a timely fashion which could negatively impact its operating results

      Once a new product is conceived, the principal steps to the introduction of the product include design, sourcing and testing of components, tooling, and purchase and design of graphics and packaging. At any stage in the process, there may be difficulties or delays in completing the necessary steps to meet the contemplated product introduction schedule. It is, for example, common in new product introductions or product revisions to encounter technical and other difficulties affecting manufacturing efficiency and, at times, the ability to manufacture at all, that will typically be corrected or improved over a period of time with continued manufacturing experience and engineering efforts. If one or more aspects necessary for introduction of products are not met in a timely fashion, or if technical difficulties take longer than anticipated to overcome, the anticipated product introductions will be delayed, or in some cases may be terminated. Therefore, no assurances can be given that products will be introduced in a timely fashion. Significant delays in the introduction of, or the failure to introduce, new products or improved products would have an adverse effect on Grand HK’s operating results.

Grand HK’s operating results may be highly volatile which could have a material adverse impact on Grand HK’s results of operations

      The toy industry is known for a high level of volatility as a result of changing consumer tastes, competition and over saturation of popular products. Playwell and Grand US have both experienced significant volatility in their results in their past histories. While Grand HK is expected to diversify its business in the future to reduce volatility, there can be no guarantee that this history of volatility will not continue.

Because the life cycle for toy products is usually very short and consumer preferences are unpredictable, Grand HK’s business may be adversely affected by its inability to develop or secure the right to distribute new products

      Grand HK’s business and operating results will depend largely upon the appeal of the toy products manufactured and sold by Grand US and Playwell. Consumer preferences in the toy industry are highly subjective, and there can be no assurance that consumers will continue to find existing products of Grand US or Playwell appealing or will find new products introduced by Playwell or Grand US appealing. As a result of changing consumer preferences, many toy products are successfully marketed for only one or two years. Grand HK’s continued success will depend on the ability of Playwell and Grand US to redesign, restyle and extend its existing toy and fashion accessory products and to develop, acquire the right to, introduce and gain customer acceptance of new products. A decline in the popularity of its existing products and product lines or the failure of new products and product lines to achieve and sustain market acceptance could result in reduced overall revenues and margins, which could have a material adverse effect on Grand HK’s business, financial condition and results of operations. There can be no assurances that

•	any of the current products or product lines manufactured or sold by Grand US or Playwell will continue to be popular for any significant period of time;

•	any new products or product lines subsequently manufactured or sold by Grand US or Playwell will achieve an adequate degree of market acceptance;

•	any new product’s life cycle will be sufficient to permit Grand US or Playwell to recover development, manufacturing, marketing or other costs of the product; or

•	that retailers will react positively to any new product introduced by Playwell or Grand US.

      If the market for new or existing products is less than expected, Playwell and Grand US may build excess quantities of certain products and subsequently may be required to sell inventory of such products at a substantial discount or put inventory provisions in place to mark the value of excess inventory quantities down to their estimated market value.

      Finally, Playwell continues to offer a relatively limited range of products that are all in the categories of generic toys in the infant, preschool, and activity toys for younger children. This exposes Playwell to the risks of any narrowly focused business.

Grand HK may become subject to U.S. corporate income tax, which would reduce Grand HK’s net income

      Although Grand US and its subsidiaries will continue to be subject to U.S. corporate income tax on their U.S. operations after the reorganization merger, Grand HK anticipates that its non-U.S. operations will not be subject to U.S. corporate income tax, under current U.S. tax law, other than withholding taxes imposed on certain U.S. source income. However, if Grand HK becomes subject to U.S. corporate income tax, its net income will be reduced.

      Grand HK, Playwell and other non-U.S. affiliates of Grand HK intend to conduct their operations in a manner intended to ensure that they will not be treated as engaging in the conduct of a trade or business in the U.S. Thus, Grand HK, Playwell and its non-U.S. affiliates believe that they should not be required to pay U.S. corporate income tax, other than withholding tax on certain U.S. source income. However, if the IRS successfully contends that Grand HK, Playwell or any of the non-U.S. affiliates of Grand HK are engaged in a trade or business in the U.S., then Grand HK, Playwell or the non-U.S. affiliates of Grand HK would be required to pay U.S. corporate income tax on income that is subject to the taxing jurisdiction of the U.S., and possibly the U.S. branch profits tax.

Grand HK may have difficulty retaining or increasing market share because the segments of the toy industry in which Playwell and Grand US operate are highly competitive

      Playwell and Grand US face significant competition in the segments of the toy industry in which they operate. Playwell faces significant competition in the infant and pre-school toy industry. The barriers for new producers to enter into Playwell’s markets are relatively low and Playwell expects that it will face increased competition in the future. Some competitors offer products at lower prices, are better established in the industry and are larger than Playwell. In addition, with respect to original design manufacturing, or ODM, and original equipment manufacturing, or OEM, Playwell competes with a number of substantially larger and more experienced manufacturers.

      Grand US primarily operates in the rapidly consolidating toy distribution business. Many other companies involved in the toy distribution industry in Canada and the U.S. have greater financial resources, larger sales forces, greater name recognition, larger facilities for product development and products that may be more competitively priced than Grand US products. As a result, some of Grand US’ competitors may be able to obtain toy products in greater volume or more lucrative distribution contracts than Grand US can. In addition, as the toy industry consolidates, many retailers have begun to deal directly with toy manufacturers, thereby reducing or eliminating the need for distributors such as Grand US.

Grand HK may be involved in disputes regarding its ownership and use of intellectual property which, if unsuccessfully defended, may result in Grand HK being held responsible for payment of substantial amounts of money

      From time to time, other companies and individuals may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies or marks that are important to the toy industry generally or to Grand HK’s business specifically. Grand HK and its subsidiaries will evaluate each claim relating to its products or other aspects of its business and, if appropriate, will seek a license to use the protected technology. There can be no assurance that Grand HK or its subsidiaries will be able to obtain licenses to intellectual property of third parties on commercially reasonable terms, if at all. In addition, Grand US and Playwell could be at a disadvantage if its competitors obtain licenses for protected technologies on more favorable terms than does Playwell or Grand US. If Playwell, Grand US or their suppliers are unable to license protected technology used in Playwell’s or Grand US’ products, Playwell and Grand US could be prohibited from marketing those products or may have to market products without desirable features. Playwell and Grand US could also incur substantial costs to redesign its products or to defend any legal action taken against Playwell or Grand US. If Playwell’s or Grand US’ products or manufacturing methods should be found to infringe protected technology, Playwell or Grand US could be enjoined from further infringement and required to pay damages to the infringed party. Any of the foregoing could have an adverse effect on the results of operations and financial position of Grand HK.

Grand HK may not be able to protect its intellectual property

      On occasion in the toy industry, successful products are “knocked-off” or copied. While Playwell and Grand US strive to protect their intellectual property, there can be no guarantee that knock-offs will not have a significant negative effect on its business. In addition, intellectual property laws are less developed in China than in the U.S., and historically, China has not protected companies’ intellectual property rights to the same extent as the U.S. The costs incurred in protecting Grand US’s and Playwell’s intellectual property rights could be significant and there is no assurance that they will be able to successfully protect their rights.

Grand HK may be subject to product liability claims which, if not covered by adequate insurance, could result in Grand HK becoming responsible for paying substantial amount of damages, which could adversely impact its business, financial condition and results of operations

      Grand US and Playwell are both subject to product liability claims relating to the products they manufacture and distribute. Since most of Playwell’s products are manufactured for infants and pre-school children, safety has been a major concern in the toys that Playwell, in particular, designs, develops and has manufactured. However, neither Playwell nor Grand US can assure total safety of its products and therefore can be subject to possible claims for injury or damage, some or all of which may not be covered by insurance. Playwell is not currently, nor has it been in the past, a defendant in any product liability lawsuit. Grand US is currently a defendant in a product liability claim relating to a third party’s product which was distributed by Grand US. A successful claim brought against Playwell or Grand US by a customer or a consumer and the adverse publicity that could accompany any such claim could have a material adverse effect on the business, financial condition and results of operations of Grand HK.

Grand HK is expected to operate across a number of international borders and may face unanticipated assessments from taxing authorities from these jurisdictions

      Grand HK’s operations will involve a significant number of cross-border transactions. Grand HK is expected to establish provisions for its known and estimated income tax obligations. However, whether through a challenge by one of the many tax authorities in international jurisdictions where Grand HK and its subsidiaries operate, through Grand HK’s transfer pricing, or through challenges to Grand HK’s claim regarding lack of permanent establishment, or other matters that may exist, Grand HK could be exposed to possible additional taxation that will not have been accrued.

Grand HK will be subject to many U.S. regulations when exporting toys into the U.S. that could result in the exclusion of some of its products from U.S. markets

      U.S. customers of Grand US are and U.S. customers of Grand HK will be subject to the provisions of the Federal Hazardous Substances Act and the Federal Consumer Product Safety Act when importing or producing toys to be sold in the U.S. These laws empower the Consumer Product Safety Commission, or the CPSC, to protect consumers from hazardous toys and other articles. The CPSC has the authority to exclude products from the market that are found to be unsafe or hazardous, and can require a recall of such products under certain circumstances. Similar laws exist in some states and cities in the U.S., as well as in foreign jurisdictions. Grand HK will design and test the products it purchases or manufactures for compliance with regulatory standards, however, there can be no assurance that Grand HK’s products will not be found to violate applicable laws, rules and regulations, which could have a material adverse effect on the business, financial condition and results of operations of Grand HK. In addition, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future, or that Grand HK’s products will not be marketed in the future in countries with more restrictive laws, rules and regulations, either of which could make compliance more difficult or expensive, and which could have a material adverse effect on Grand HK’s business, financial condition and results of operations.

Grand HK may be subject to tariffs and quotas that could restrict its ability to export products to the U.S.

      A substantial portion of Grand HK’s products are expected to be shipped to customers in the U.S. The U.S. may, from time to time, impose new quotas, duties, tariffs, or other charges or restrictions, or adjust presently prevailing quota, duty or tariff levels, which could adversely affect Grand HK’s ability to continue to export products to the U.S. at the expected or increased levels. Grand HK cannot predict what regulatory changes may occur, if any, or the type or extent of any financial impact on Grand HK that such changes may have in the future. In addition, various forms of protectionist trade legislation have been proposed in the U.S. Adverse changes in tariff structures or other trade policies could have a material adverse effect on Grand HK’s business, financial condition and results of operations.

Investment Risks

      By voting in favor of the reorganization merger and the issuance of Grand HK ADSs to Centralink, Grand US shareholders will be choosing to invest in Grand HK. Owning Grand HK ADSs will subject holders to a number of risks, some of which are similar to those associated with owning Grand US common stock and some of which are different.

The market price of Grand HK ADSs may decline compared with the market price of Grand US common stock as a result of the reorganization merger and the Playwell acquisition

      The acquisition of Playwell represents a fundamental change in the business and operations of Grand US. Playwell is a larger company than Grand US and is engaged in different lines of business. Accordingly, the historical market price of Grand US should not be used as an indication of the future market price of Grand HK ADSs. In fact, the market price of Grand HK ADSs may decline compared with the market price of Grand US common stock as a result of the reorganization merger and Playwell acquisition, if:

•	the integration of Grand US and Playwell is unsuccessful;

•	Grand HK does not achieve the perceived benefits of the reorganization merger and the Playwell acquisition as rapidly as it believes or as investors expect;

•	the effect of the reorganization merger and the Playwell acquisition on Grand HK’s financial results is not consistent with the expectations of investors;

•	investors react negatively to the ownership concentration of a single investor like Mr. Hsieh and the fact that public shareholders will constitute a minority of Grand HK’s shareholder base.

The market price of Grand HK ADSs is expected to be volatile

      Market prices of the securities of toy companies are often volatile and Grand US’ historical stock price has reflected this volatility. The trading price of Grand US common stock has been, and the trading price of Grand HK’s ADSs may continue to be, subject to wide fluctuations. For the period from January 1, 2003 through July 23, 2004, the closing sale prices of Grand US common stock on the Nasdaq SmallCap Market ranged from $0.99 to $4.19. These broad market and industry fluctuations may result in the decline of the market price of Grand HK’s ADSs, regardless of its operating performance.

      The market price of Grand US common stock has been, and Grand HK expects that the market price of the Grand HK ADSs will be, affected by many factors, including:

•	fluctuations in Grand HK’s financial results;

•	the actions of Grand HK’s customers and competitors;

•	new regulations affecting foreign manufacturing;

•	other factors affecting the toy industry in general;

•	announcements of new products by Grand HK or its competitors,;

•	the operating and stock price performance of other companies that investors may deem comparable;

•	news reports relating to trends in its markets; and

•	sales of Grand HK ADSs into the public market.

It may be difficult for Grand HK ADSs to be sold at attractive prices

      Grand US common stock has generally experienced limited liquidity and trading volume, and it is likely that Grand HK ADSs will initially experience lack of liquidity, lack of volume and lack of coverage by analysts and market makers, which may or may not affect the future performance of the Grand HK ADSs. There can be no assurance that a more active trading market for the Grand HK ADSs will develop or that, if developed, will be sustained. Further, there is no public market for the ordinary shares of Grand HK underlying the ADSs. In the past several years, many foreign issuers with market capitalization similar to that of Grand HK have been unable to sustain an active trading market for their securities. The market price for the Grand HK ADSs going forward may be highly volatile, as has been the case with the ADSs and the securities of other companies located in emerging market countries.

      In addition, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of any company. These broad market and industry fluctuations may result in the decline of the price of Grand HK ADSs, regardless of its operating performance.

Future sales of Grand HK ADSs by existing shareholders, option holders and warrant holders could result in a decline of the price of Grand HK ADSs

      The market price of Grand HK ADSs could decline as a result of sales of a large number of its ADSs into the market after the exchange is completed, or the perception that these sales could occur. There are currently options and warrants to purchase 1,048,357 shares of Grand US common stock outstanding. All of these options and warrants will be converted into options and warrants to purchase the same number of Grand HK ADSs upon exercise. If and when these options and warrants are exercised, it might have a depressive impact on the market price of the Grand HK ADSs. This might make it more difficult for Grand HK to sell equity securities in the future at a time and at a price that it deems appropriate.

Grand HK does not expect to pay dividends on its stock

      Neither Grand US nor Playwell has paid any cash or other dividends on its common stock and Grand HK does not expect to declare or pay any cash dividends in the foreseeable future.

It may be difficult to enforce civil liabilities against Grand HK

      Grand HK is a Hong Kong company, and a substantial portion of its assets will be located outside the U.S. In addition, certain of Grand HK’s directors and officers named herein are resident outside the U.S. (principally in Hong Kong and the People’s Republic of China), and all or a substantial portion of the assets of such persons are or may be located outside the U.S. As a result, it may not be possible for investors to effect service of process within the U.S. upon such persons, or to enforce against them or Grand HK judgments obtained in the U.S. courts predicated upon the civil liability provisions of the U.S. securities laws. The availability in Hong Kong, in original actions or in actions for enforcement of judgments of U.S. courts, of remedies provided for under the U.S. securities laws may be subject to the discretion of the Hong Kong courts based on consideration of Hong Kong public policy.

Features of Hong Kong law which allow an acquiring party to compulsorily acquire shares held by minority shareholders may force minority shareholders of Grand HK to sell their shares under certain circumstances which may negatively impact the price and liquidity of the Grand HK ADSs

      Hong Kong law allows a party to compulsorily acquire the shares of a Hong Kong company held by minority shareholders. These circumstances are described under the section titled “— Compulsory Acquisition of Shares Held by Minority Shareholders” on page 81 of this proxy statement/ prospectus. This in turn may discourage ownership of the Grand HK ADSs and negatively impact the price and liquidity of the Grand HK ADSs. Mr. Jeff Hsieh, who will indirectly or directly control over 71% of the shares of Grand HK following the reorganization merger and the transactions contemplated by the subscription and exchange agreement, could potentially force the minority shareholders of Grand HK to sell their Grand HK ADSs pursuant to these provisions. Mr. Hsieh has informed Grand HK that he does not presently intend to initiate or support an effort to force the compulsory acquisition of shares using these provisions. Should he initiate or support such an effort in the future, minority shareholders may be forced to sell their Grand HK shares.

Risks Specific to Grand US

      In deciding whether to approve the reorganization merger and the issuance of Grand HK ADSs to Centralink, in addition to some of the risks described above, Grand US shareholders should consider the following risks of Grand US if these transactions are not approved and Grand US continues to operate as an independent company.

Doubts about Grand US’ ability to continue as a going concern could have a material adverse effect on its stock price and the liquidity of its shares

      In Grand US’ audited financial statements for the year ended December 31, 2002 and 2001, it recognized that it had certain issues which raised substantial doubts about its ability to continue as a going concern. The reasons cited were its recurring losses and the insufficiency of its line of credit to fund its operations. This was included in the notes in, and in KPMG’s audit report on, those financial statements. In mid-2002, Grand US implemented a plan to stem its losses and return to profitability and, at that time, secured an increase in its line of credit. These efforts led to Grand US’ return to profitability in 2003 and the absence of any going concern note in, and in KPMG’s audit report on, Grand US’ financial statements for the year ended December 31, 2003. However, there can be no assurance that Grand US will be able to sustain profitability and if it cannot, whether Grand US would be able to continue to operate as a going concern.

Grand US has a recent history of losses which makes sustained profitability uncertain

      Although Grand US had net earnings of $236,228 and $1,112,577, respectively, for the quarter ended March 31, 2004 and the year ended December 31, 2003, it incurred net losses of $826,848 and $1,371,492 for the years ended December 31, 2002 and 2001, respectively, and had not reported an annual profit since the year ended December 31, 1997. Grand US believes that its return to profitability in 2003 resulted form it recent focus on the distribution of products with higher profit margins and the reduction in expenses. Although these efforts were successful in 2003, Grand US cannot be sure that its efforts will result in continued profitability on an annual basis in the future.

Grand US’ shares may not continue to be listed on the Nasdaq SmallCap Market which could adversely affect the price and liquidity of its stock and its ability to obtain financing in the future

      On January 9, 2004, Grand US was advised by Nasdaq that it failed to meet the requirements for continued listing on Nasdaq for failure to hold its 2003 annual meeting by December 31, 2003, and that its securities were therefore subject to delisting from the Nasdaq SmallCap Market. Grand US successfully appealed the Nasdaq Staff determination and Grand US’ shares will continue to be listed on the Nasdaq SmallCap Market. However, Grand US’ most recent appeal was the third time since 2001 that it was subject to potential delisting. There can be no assurance that Grand US will be able to continue to meet the requirements for continued listing or that Grand US could successfully appeal a delisting determination in the future. If Grand US’ shares were delisted, Grand US might be able to have its shares listed for quotation on the OTC Bulletin Board or other markets. However, the failure to have Grand US’ shares quoted on the Nasdaq market would likely have an adverse impact on the price and liquidity of Grand US’ shares and Grand US’ ability to obtain financing in the future.

A few customers account for a large portion of Grand US’ net sales and a substantial reduction in or termination of orders from its large customers could adversely affect its business, financial condition and results of operations

      Grand US’ four largest customers accounted for approximately 54% and 65% of its net sales in 2003 and 2002, respectively. Except for outstanding purchase orders for specific products, Grand US does not have written contracts with or commitments from any of its customers. A substantial reduction in or termination of orders from any of its largest customers could adversely affect its business, financial condition and results of operations. In addition, pressure by large customers seeking a reduction in prices, financial incentives, a change in other terms of sale or on Grand US to bear the risks and the cost of carrying inventory could also adversely affect Grand US’ business, financial condition and results of operations.

The loss of Grand US’ right to distribute Toy Biz products would have a material adverse affect on its business, financial condition and results of operations

      Grand US has operated without a written distribution agreement with Toy Biz Worldwide Ltd. since 2001. However, it has continued to distribute the product lines carried by Toy Biz during 2002 and 2003 and has accepted orders from Toy Biz in 2004. There can be no assurance that Grand US will be able to retain the right to distribute the Toy Biz product line or, even if Grand US does retain this right, that any of the products in this branded product line will retain their current popularity. The loss of Grand US’ distribution rights to any of these product lines or the decrease in the popularity of any one of these branded product lines would adversely affect Grand US’ business, financial condition and results of operations.

Non-compliance with certain Canadian government regulations could seriously harm our business

      Most of Grand US’ business is currently conducted in Canada. Grand US is subject to the provisions of various laws, certain of which have been enacted by the federal government of Canada, the Province of Quebec and other Canadian provinces. The laws of Canada include the Hazardous Products Act which empowers the Canadian government to protect children from hazardous toys and other articles. Under that legislation, the Canadian government has the authority to exclude from the market those products which are found to be hazardous. Grand US is also subject to the Consumer Packaging and Labeling Act enacted by the government of Canada. This legislation prohibits the importation of prepackaged items and the sale or importation or advertising of items which have misleading information on their labels. As a result, if any Canadian governmental entities should allege that any of Grand US’ products are hazardous to children or the packaging is misleading, whether or not such items are dangerous or misleading, Grand US could be precluded from distributing entire lines of toys in Canada until a full investigation is completed. In such case, a significant portion of the value of the entire line could be lost during a time-consuming investigation because, as discussed above, the life cycle for toy products is usually very short.

Risks Related to Doing Business in China

      Grand HK will be organized and based in Hong Kong, which is part of the People’s Republic of China, and Grand HK is also expected to purchase most of its products from manufacturers in China. The following addresses some of the risks associated with doing business in China.

Playwell depends on certain of its related subsidiaries for producing its products. These related subsidiaries have large manufacturing operations in China and interruptions in the production capacity of these related subsidiaries will adversely affect Playwell’s business and financial results.

      Playwell sources most of its supplies of finished products and moulds for manufacturing from two subsidiaries of Cornerstone. Playwell Industry Ltd. and Zhejiang Playwell Toy Co. Ltd. Both of these companies have their manufacturing facilities in Mainland China. Should the production capacity of any of these companies be interrupted for whatever reason, including risks inherently associated with doing business in Mainland China, the operations of Playwell would be materially affected. The U.S. government is currently reviewing a number of commercial and legal practices widespread in China, such as China’s handling of intellectual property and certain of its labor practices, and certain political and military actions taken or proposed by China. If the U.S. ultimately takes negative action against China’s exports or its transaction of business with U.S. entities, then the cost of Chinese imports could increase significantly and the ability of Playwell to source its supplies of finished goods and moulds from China may be materially impaired. If the production capacity of any of the companies on which Playwell depends is interrupted for any reason, including the actions described above, there could be an adverse effect on Playwell’s ability to develop and supply products until alternative manufacturing arrangements are made on economic, production and operational terms at least as favorable as those currently in effect.

If current opposition to the extension of China’s Normal Trade Relations, or NTR, status with the U.S. results in the loss of China’s NTR status, or the tariff or trade policies between these two countries changes in a manner adverse to China, the loss of favorable import duties or other favorable trade policies could have an adverse impact on Grand HK’s business

      Grand HK expects to purchase a majority of its products from manufacturers in China and export them from Hong Kong and China to the U.S. and worldwide. On September 19, 2000, the US Senate voted to permanently normalize trade with China, which provides a favorable category of US import duties for products imported from China. In addition, on December 11, 2001, China was accepted into the World Trade Organization, or WTO, a global international organization of 144 countries that regulates international trade. As a result of opposition to certain policies of the Chinese government and China’s growing trade surpluses with the U.S., there has been, and in the future may be, opposition to the extension of NTR status for China. The loss of NTR status for China, changes in current tariff structures or adoption in the U.S. of other trade policies adverse to China could have an adverse effect on Grand HK’s business and results of operations.

Increased Sino-U.S. Political tension may make Grand HK less attractive to investors and clients

      The relationship between the U.S. and China is subject to sudden fluctuations and periodic tension. For example, relations may be compromised if the U.S. becomes a more vocal advocate of Taiwan or proceeds to sell certain military weapons and technology to Taiwan. Any weakening of relations between the U.S. and China could have a material adverse effect on Grand HK’s business. Anti-Chinese sentiment could make Grand HK and its shares less attractive. In addition, changes in political conditions in China and changes in the state of Sino-U.S. relations are difficult to predict and could cause the Greater China market to become less attractive to investors and clients or could adversely affect Grand HK’s operations because it operates in China.

Any change in the Chinese government’s economic reform programs may have a negative impact on Grand HK’s operating results

      The success of Grand HK’s current and future operations in China and Hong Kong is highly dependent on the Chinese government’s continued support of economic reform programs that encourage private investment, and particularly foreign private investment. Although the Chinese government has adopted an “open door” policy with respect to foreign investments, there can be no assurance that such policy will continue. A change in policies by the Chinese government could adversely affect Grand HK by, among other things, imposing confiscatory taxation, restricting currency conversion, imports and sources of supplies, or expropriating private enterprises. Although the Chinese government has been pursuing economic reform policies for nearly two decades, no assurance can be given that the Chinese government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership or other social or political disruption.

Because China does not have a well developed, comprehensive system of laws, it may be difficult for Grand HK and its subsidiaries to protect or enforce their legal rights

      As a result of the Centralink transaction, including the acquisition of Playwell, a majority of Grand HK’s assets and operations will be located in Hong Kong, but certain of Playwell’s related subsidiaries, on which Playwell depends, have large operations in China. For instance, Playwell Industry Ltd. and Zhejiang Playwell Toy Co. Ltd., from which Playwell sources most of its supplies of finished products and moulds for manufacturing, have their manufacturing facilities in Mainland China. While Hong Kong corporate law is based on English law and is well-developed, the Chinese legal system is a civil law system based on written statutes in which decided legal cases have little value as precedents, unlike the common law system in the U.S. China does not have a well-developed, consolidated body of law governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation.

      In addition, the Chinese legal system relating to foreign investments is both new and continually evolving, and currently there can be no certainty as to the application of its laws and regulations in particular instances. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published, statements regarding these evolving policies have been conflicting, and any such policies, as administered, are likely to be subject to broad interpretation, discretion and modification, perhaps on a case-by-case basis. As the legal system in China develops with respect to these new types of enterprises, foreign investors may be adversely affected by new laws, changes to existing laws (or interpretations thereof) and the preemption of provincial or local laws by national laws. Enforcement of existing laws may be sporadic and implementation and interpretation thereof inconsistent. Furthermore, the Chinese judiciary is relatively inexperienced in enforcing the laws that exist, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate laws exist in China, it may be impossible to obtain swift and equitable enforcement of such laws, or to obtain enforcement of a judgment by a court of another jurisdiction. It is widely believed that China’s entry into the WTO should expedite the uniform interpretation and enforcement of laws throughout China. However, there can be no assurance that Grand HK’s current or future activities in China will have a high degree of certainty under China’s legal system.

If Grand HK is not able to obtain appropriate governmental support and approvals in China, it may not be able to conduct its business activities as planned.

      Grand HK’s activities in China may by law be subject, in some circumstances, to administrative review and approval by various national and local agencies of the Chinese government. Although Grand HK believes that the present level of support from local, provincial and national governmental entities enjoyed by Playwell benefits Playwell’s operations in connection with administrative review and the receipt of approvals, there is no assurance that such approvals, when necessary or advisable in the future, will be forthcoming. The inability to obtain such approvals could have a material adverse effect on Grand HK’s business, financial condition and results of operations.

Changes in laws relating to Chinese taxation could subject Grand HK to substantial future taxation

      The Chinese tax system is subject to substantial uncertainties and has been subject to recently enacted changes, the interpretation and enforcement of which are also uncertain. There can be no assurance that changes in Chinese tax laws or their interpretation or their application will not subject Grand HK to substantial Chinese taxes in the future.

Any change in the political and economic situation in Hong Kong could have a significant impact on Grand HK’s operations

      After the reorganization merger and the acquisition of Playwell, a significant part of Grand HK’s facilities and operations will be located in Hong Kong. On July 1, 1997, sovereignty over Hong Kong was transferred from the United Kingdom to the People’s Republic of China, and Hong Kong became a Special Administrative Region, or SAR, of China. As provided in the Sino-British Joint Declaration on the Question of Hong Kong and the Basic Law of the Hong Kong SAR of China, Hong Kong is to have a high degree of autonomy from China except in matters related to foreign affairs and defense. Under the Hong Kong Basic Law, Hong Kong has its own legislature, legal and judicial systems and economic autonomy for 50 years. Based on current political conditions and Grand HK’s understanding of the Hong Kong Basic Law, Grand HK does not believe that the transfer of sovereignty of Hong Kong will have a material adverse effect on Grand HK’s business, financial condition or results of operations. There can be no assurance, however, that changes in political, legal or other conditions will not result in such an adverse effect.

If the Exchange Rate for the Hong Kong Dollar ceases to be fixed against the U.S. Dollar, Grand HK would be subject to potentially significant adverse exchange rate risks

      The Hong Kong dollar has remained relatively constant against the U.S. dollar due to the U.S. dollar peg and currency board system that has been in effect in Hong Kong since 1983. One U.S. dollar is pegged to $7.80 HK dollar under that system. There can be no assurance that the historical currency peg of the Hong Kong dollar to the U.S. dollar will be maintained in the future. With the anticipated location of Grand HK’s corporate headquarters in Hong Kong after the reorganization merger, a large proportion of Grand HK’s administrative and business expense will be denominated in Hong Kong dollars and a large proportion of its revenues is expected to be in U.S. Dollars from the sale of toy products to the U.S. Should the currency peg cease to be maintained and the exchange rate between the Hong Kong dollar and the U.S. dollar be allowed to float, Grand HK’s business and results of operations may be negatively impacted.

A change in currency exchange rates could increase Grand HK’s costs relative to its revenues

      Grand HK’s sales are expected to be mostly denominated in U.S. dollars or Euros. The majority of Grand HK’s expenses are expected to be denominated in Hong Kong dollars, followed by Chinese renminbi, the currency of Mainland China, Euros and U.S. dollars. Grand HK is also expected to generate revenues, expenses and liabilities in other currencies such as Singapore dollars and New Taiwan dollars. As a result, Grand HK will be subject to the effects of exchange rate fluctuations with respect to any of these currencies and the related interest rate fluctuations. Fluctuations in the exchange rate of the U.S. dollar against the respective foreign currencies could have a significant impact on Grand HK’s revenues, results and financial condition. A rise in the value of the foreign currencies relative to the U.S. dollar will increase Grand HK’s relative production costs and decrease the relative value of its revenue, thereby reducing its operating margins. Furthermore, should the U.S. dollar weaken, Grand HK’s products could become more expensive in the U.S. even if the prices of the products in Hong Kong dollars remain unchanged, which could further adversely affect Grand HK’s revenues. Currently, Grand HK has not entered into agreements or purchase instruments to hedge its exchange rate risks.

Restrictions on Chinese currency exchange may affect Grand HK’s results of operations

      Although Chinese government policies were introduced in 1996 to allow greater convertibility of the renminbi, significant restrictions still remain and the renminbi is not a freely convertible currency. Under the existing foreign exchange regulations in China, foreign exchange transactions for capital account purposes, including purchasing and selling the assets used in Playwell’s operations, require the prior approval of the State Administration of Foreign Exchange of China, or SAFE, which is the Chinese government body responsible for regulating foreign currency in China. Approvals are granted by types of transactions and the procedures for obtaining these approvals are often changed, depending on the economic conditions. If Playwell is unable to obtain consent from SAFE to convert renminbi into foreign currencies for such purposes in a timely fashion, Playwell’s capital expenditure plan and Playwell’s results of operations and financial condition could be adversely affected. In addition, Grand HK can provide no assurance that the Chinese regulatory authorities will not impose greater restrictions on the convertibility of the renminbi in the future. Because a significant amount of Grand HK’s future expenses and liabilities may be in the form of renminbi due to a majority of its manufacturing facility being in China, any unexpected limitation on the convertibility of renminbi and any additional restrictions in the future on currency exchanges may limit its ability to effectively produce its toy products in China, which in turn will negatively affect its business and results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This document contains forward-looking statements with respect to the reorganization merger, the issuance of ADSs of Grand HK to the shareholders of Grand US and Centralink and the financial condition, results of operations and business of Grand US and Playwell. Forward-looking statements by their nature involve a degree of risk and uncertainty, including, but not limited to, the risks and uncertainties referred to under “Risk Factors” and elsewhere herein. All statements regarding the expected benefits of the reorganization merger, the Playwell acquisition and the acquisition by Centralink of a controlling interest in Grand HK are forward-looking statements. The forward-looking statements include statements for the period following completion of the transaction. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” “continues,” “may,” “intends,” “plans” or similar expressions in this document. You should be aware that any forward-looking statements in this document are not guarantees of future performance. Grand HK, Grand US and Playwell have identified factors that could cause actual plans or results to differ materially from those included in any forward-looking statements.

      Actual results may differ materially from those expressed or implied by forward-looking statements. As you make your decision how to vote, please take into account that forward-looking statements speak only as of the date of this proxy statement/ prospectus.

PART II

THE REORGANIZATION AND THE PLAYWELL ACQUISITION AND SUBSCRIPTION

      This section of this proxy statement/ prospectus describes the background of the transaction, the amended and restated agreement and plan of merger under which Grand US will reorganize into a subsidiary of Grand HK, a Hong Kong company and Grand US’ subsidiary prior to the reorganization merger, and the subscription and exchange agreement under which Grand HK will, after the reorganization merger, issue 10,000,000 Grand HK ADSs to Centralink in connection with the acquisition of Playwell and the additional investment in Grand HK by Centralink.

      This discussion is a summary only and is qualified in its entirety by reference to the amended and restated agreement and plan of merger and the subscription and exchange agreement, as amended, copies of which are included elsewhere in this proxy statement/ prospectus as Annex A and Annex B.

Background of the Reorganization, the Acquisition of Playwell and the Subscription of Centralink

      Grand US has, for over 40 years, been engaged in the distribution of toys and novelty products. Since Grand US went public in 1993, Grand US has sought to expand its operations beyond the Canadian toy distribution business. These expansion efforts have been focused on expanding product offerings through the development of proprietary products and expanding geographically outside of Canada. Grand US has, for many years distributed products for Toy Biz Worldwide, or Toy Biz, an entity affiliated with Playwell, including the Marvel line of products, the largest source of Grand US’ revenues during the past four years.

      Playwell was formed in 2000 as a holding company for a principal operating subsidiary, Hong Kong Toy Centre Limited. Hong Kong Toy Centre Limited was formed in 1969 and has been active in the toy business for over 30 years.

      The series of transactions described in this proxy statement/ prospectus, if approved by you, will fundamentally change the constitution and business of Grand US. The transaction consists of two separate elements. The first element is the reorganization of Grand US, involving a reorganization merger through which Grand US would become a wholly-owned subsidiary of Grand HK. Pursuant to the reorganization merger, all of the outstanding common stock of Grand US would be converted into Grand HK ADSs and will be evidenced by Grand HK ADRs. The second element is the acquisition of all of the issued and outstanding shares of Playwell from Centralink in exchange for 5,000,000 Grand HK ADSs and the issuance to Centralink of an additional 5,000,000 Grand HK ADSs for cash and other consideration in a total amount of $11,000,000. As a result of these transactions, Grand HK will become the holding company for Grand US, Playwell and their respective operating subsidiaries. Unless shareholders approve both the reorganization merger and the Playwell acquisition and the additional Centralink subscription, neither of these transactions will be completed.

      Following consummation of the transactions contemplated by the subscription and exchange agreement, there will be a change in control of Grand HK with Centralink owning a majority of the shares and Mr. Hsieh Cheng, also known as Mr. Jeff Hsieh, the ultimate beneficial owner of Centralink, having the right to control the business and affairs of Grand HK. The board of directors of Grand HK will initially consist of five directors, two of whom will be nominated by Centralink, two of whom will be nominated by Mr. David Mars and Mr. Stephen Altro, current directors and significant shareholders of Grand US, and one of whom will be selected by the independent directors of Grand HK and must be acceptable to Centralink and Messrs. Mars and Altro. However, at least two directors may have conflicts of interest with Grand HK by virtue of contractual relationships with Grand HK and Cornerstone or their affiliates.

      Since 1996, Grand US has been the exclusive Canadian distributor of toy products for Toy Biz Worldwide. Sales of Toy Biz products, consisting primarily of action figures licensed from Marvel Enterprises, constituted 62%, 67% and 45% of sales by Grand US during the years ended December 31, 2003, 2002 and 2001, respectively. Grand US’s distribution agreement with Toy Biz expired on December 31, 2001. Since January 1, 2002, Grand US has distributed Toy Biz products pursuant to an oral agreement. Toy Biz, like Centralink, is wholly-owned by Cornerstone Overseas Investments, Limited. Playwell Industry Limited, another entity owned by Cornerstone, and Toy Biz have manufactured products distributed by Grand US. During the year ended

December 31, 2002, Grand US’ sales of Hong Kong Toy Centre products were $309,202 and there were no sales made during the year ended December 31, 2003. Additionally, in 2002 and 2003, Grand US received sales commissions from Hong Kong Toy Centre of $29,505 and $9,370, respectively. Grand US paid commissions of $91,770 and $199,537 to Kidbest Ltd., a sister-company of Playwell, in 2003 and 2002, respectively. Except for these arrangements, there are no other contracts, arrangements or understandings between Grand US or its subsidiaries and Cornerstone, Centralink, Playwell or their respective subsidiaries.

      As early as late 2001, Mr. David Mars, a director of Grand US, and Mr. Elliot Bier, Grand US’ chairman, held discussions with Mr. Hsieh and his representatives about a possible combination of Toy Biz and Grand US. Grand US had been looking for ways to enhance its distribution business which had been declining for some time, by creating its own brands and proprietary products. Mr. Hsieh and Messrs. Mars and Bier, conscious of the growing consolidation in the toy industry, were interested in achieving the economies and higher margins associated with vertical integration of the manufacturing and distribution functions as well as the acquisition of additional proprietary products and enhanced brand recognition. At the time of these discussions in late 2001 and throughout the first quarter of 2002, Grand US was incurring significant losses which raised substantial doubt about its ability to continue as a going concern. Because of Grand US’ poor financial condition, the terms proposed by Mr. Hsieh and his representatives were not, in the opinion of Grand US’ management, in the best interests of its shareholders and the discussions were abandoned in late spring 2002.

      Later in 2002, Grand US adopted a restructuring plan which resulted in Grand US’ return to profitability. As a result of these efforts, by late 2002, Grand US’ financial condition had improved significantly, allowing Grand US to be in a better position to negotiate acquisition terms which would be more favorable to the shareholders of Grand US. However, it was not until January, 2003 that renewed discussions with Mr. Hsieh, this time involving Playwell, began in earnest. Those discussions initially involved a third party, Fun-4-All Corp., a developer and marketer of toy products and concepts that is referred to as Fun-4-All. Grand US and Playwell were interested in Fun-4-All because of its proven history as a developer of the type of proprietary products being sought by Grand US. As conceived, Fun-4-All’s products would be manufactured by Playwell and distributed by Grand US, thereby furthering the parties’ plan of vertical integration.

      Grand US’ interests in Fun-4-All dated back to 1996 when Messrs. Mars and Bier, and Mr. Stephen Altro, another director of Grand US, negotiated with Mr. Scott Bachrach, the president and a shareholder of Fun-4-All, regarding Grand US’ potential acquisition of Fun-4-All. At that time, Grand US and Fun-4-All were not able to reach an agreement on valuation and the talks ended. Fun-4-All subsequently introduced a highly successful line of arts and crafts products.

      In late December, 2002, Mr. Mars telephoned Mr. Hsieh to discuss a potential business combination in anticipation of Mr. Mars’ trip to Hong Kong. While Mr. Mars was in Hong Kong, Mr. Bachrach, who had become the sole shareholder of Fun-4-All, approached Mr. Mars about renewing discussions. It was during this visit that Mr. Mars introduced Mr. Bachrach to Mr. Hsieh. On or about January 5, 2003, Mr. Mars telephoned Mr. Henry Hu, then a consultant to Cornerstone, to introduce Mr. Bachrach. Mr. Mars suggested that Playwell consider a business combination with Fun-4-All. Shortly thereafter, Mr. Hu met Mr. Bachrach in Hong Kong.

      Late in the week of January 5, 2003, Mr. Hu and Mr. Mars met at the Marco Polo Hotel in Hong Kong. At that meeting, it was agreed that the parties would explore the possibility of a three-way combination involving Grand US, Playwell and Fun-4-All. A few days after that meeting, Messrs. Hu, Mars and Bachrach met, again in Hong Kong, and agreed to exchange preliminary financial information, which was done shortly thereafter. From January, 2003 onward Grand US did not engage in discussions concerning possible business combinations with any parties other than Fun-4-All, Cornerstone and Centralink. Grand US’ management did not pursue these transactions with Playwell and Fun-4-All with a view to selling itself but to create a more valuable enterprise for its shareholders. Its long relationship with both Mr. Hsieh and Mr. Bachrach and the synergies that each of Playwell and Fun-4-All could bring to a combined company were, in the opinion of Grand US’ management, unique.

      On January 22, 2003, Grand US retained the firm Piper Rudnick LLP to serve as its legal advisor in connection with the proposed transaction.

      On January 25, 2003, a meeting was held in New York at the offices of Lazar Levine, an independent accounting firm, to discuss the terms of the potential combination. The meeting was attended by Mr. Bier, Mr. Mars and Mr. Altro; Mr. Hu, a representative of Centralink; Mr. Bachrach; Mr. Michael Dinkes of Lazar Levine; and counsel to Fun-4-All and Grand US. At this meeting, the parties outlined the material terms of the proposed transaction.

      During the week of January 27, 2003, representatives of Piper Rudnick LLP circulated a draft letter of intent to those attending the January 25 meeting. Several e-mails were thereafter exchanged concerning the terms of the letter of intent.

      On February 15, 2003, a meeting was held at the offices of Lazar Levine to discuss the potential transaction and to further negotiate the terms of the letter of intent. The meeting was attended by Messrs. Bier, Mars, Hu, Bachrach and Altro. At the meeting, substantially all of the terms of the transaction were agreed upon.

      Between February 15, 2003 and February 26, 2003, drafts of a proposed form of letter of intent were circulated among the parties.

      On February 26, 2003, Grand US, Cornerstone and Fun-4-All executed a letter of intent. The letter of intent contemplated that Grand US would acquire the stock of both Playwell and Fun-4-All. The financial terms of the Playwell acquisition covered by the letter of intent were substantially similar to those set forth in the subscription and exchange agreement, except that Cornerstone’s subscription commitment was limited to 3,000,000 shares at a price of $1.00 per share, which price reflected the market value of Grand US’ common stock at that time.

      On March 3, 2003, Cornerstone retained Dorsey & Whitney to serve as its legal advisor in connection with the proposed transaction.

      On March 22, 2003, Cornerstone retained BDO Seidman to perform a financial due diligence investigation of Grand US.

      During the month of March 2003, representatives of Grand US and Cornerstone commenced legal and financial due diligence on Playwell, Fun-4-All and Grand US.

      On April 2, 2003, representatives of Dorsey & Whitney, Cornerstone’s counsel, and Piper Rudnick LLP, Grand US’ counsel, met at the offices of Piper Rudnick LLP to discuss the progress of the due diligence. At the meeting, Cornerstone’s counsel proposed a change to the structure of the transaction in which Grand US would reorganize outside of the U.S. Before the meeting the parties contemplated a transaction in which Grand US would acquire the shares of both Playwell and Fun-4-All and Grand US would remain the holding company for the combined company. However, Cornerstone concluded that this structure did not make sense for business reasons. Although Grand US is a Nevada company, nearly all of its current business is carried on in Canada through its Canadian subsidiary, and its headquarters are in Canada. Grand US has relatively little business activity in the United States. As a result of the contemplated transaction, including the acquisition of Playwell, the vast majority of Grand HK’s assets and operations would be located in Hong Kong or in nearby Guangdong province in southern China, and the seat of management of Grand HK’s operations would be in Hong Kong. Cornerstone’s management determined that changing the corporate structure from a US holding company into a Hong Kong holding company would simplify corporate management and facilitate dealings with suppliers and customers in the region, who are accustomed to dealing with Hong Kong companies and sometimes hesitant to do business with United States companies, which are sometimes regarded as unduly litigious.

      The reorganization outside of the U.S. also made sense from a tax standpoint. In fact, Centralink would not consummate the Playwell acquisition or the related subscription transaction without the reorganization merger. It would not have been logical for Centralink, a British Virgin Islands company, to transfer the shares of Playwell, a Hong Kong limited company, to a United States corporation. Hong Kong companies such as Playwell have a 17.5% tax rate on profits from Hong Kong operations only, and no capital gains, sales, turnover or similar taxes, compared to U.S. companies like Grand US, which generally pay an effective Federal tax of 35% on their worldwide income, including capital gains taxes, and may be subject to sales, use and other U.S. transaction taxes. Subjecting Playwell’s income to U.S. corporate taxation would significantly reduce the after-tax returns of the Playwell business. The reorganization merger will not, of course, affect the tax position of the current Grand US business, which would continue to be operated through Grand US just as before.

      On May 1, 2003, Tania M. Clarke, Grand US’ executive vice-president and chief financial officer, and representatives of Piper Rudnick LLP, Dorsey & Whitney and BDO Seidman, Cornerstone’s independent accountants, met again at the offices of Piper Rudnick LLP to discuss in more detail the proposal to reorganize Grand US outside of the United States.

      On May 7, 2003, Grand US, Cornerstone and Fun-4-All amended the letter of intent to extend the period for entering into definitive agreements to July 1, 2003.

      On May 19, 2003, Mr. Hu met with Mr. Bier in Vancouver, Canada, to discuss some of the issues that had arisen during the course of the parties’ due diligence. The topics discussed included the composition of the board of directors of Grand HK following the consummation of the transaction and lock-up arrangements for affiliates of Grand US and Cornerstone.

      On May 22, 2003, a meeting was held at the offices of Dorsey & Whitney in New York. The meeting was attended by Messrs. Bier and Mars of Grand US, Mr. Hu, who had become executive director of Cornerstone during May 2003, Mr. Bachrach and Steve Krause of Fun-4-All and representatives of BDO Seidman, Lazar Levine, Dorsey & Whitney and Katten Muchin Zavis Rosenman. The latter firm had been retained by Grand US to replace Piper Rudnick LLP in connection with the transaction. At the meeting, all material business issues regarding the transaction were agreed upon and a schedule was provided for completing due diligence and preparing definitive documentation.

      On May 30, 2003, Grand US retained J. Chan, Yip, So & Partners as special Hong Kong counsel in connection with the acquisition of Playwell.

      On June 24, 2003, an initial draft of an exchange agreement was calculated to all parties. This document ultimately became the subscription and exchange agreement.

      Between June 24, 2003 and November 13, 2003, representatives of Grand US, Cornerstone, Centralink and Fun-4-All and their respective legal counsel engaged in ongoing due diligence and negotiation of the subscription and exchange agreement and the related documentation.

      On July 1, 2003, Grand US, Cornerstone and Fun-4-All executed a further amendment to the letter of intent which extended the deadline for entering into definitive agreements from July 1, 2003 to August 15, 2003, and extending the anticipated date of the closing from September 30, 2003 to November 30, 2003.

      On July 16, 2003, Grand US retained KPMG to perform a financial due diligence investigation of Fun-4-All.

      On August 5, 2003, Grand US retained KPMG to perform a financial due diligence investigation of Playwell.

      On September 8 and 9, 2003, Mr. Bier, Mr. Bachrach and counsel for Grand US Centralink, Cornerstone and Fun-4-All met in New York to discuss the draft agreements and the open issues pertaining to the Fun-4-All transaction which had arisen during the course of Grand US’ due diligence. Mr. Hu participated in some of the discussion by telephone. At the time of the meeting, all of the material terms of the subscription and exchange agreement had been agreed upon by Grand US, Cornerstone and Centralink.

      Between September 9, 2003 and November 5, 2003, Grand US, Centralink and Fun-4-All and their respective representatives negotiated the terms of an agreement for Grand HK to acquire Fun-4-All.

      On November 5 and 6, 2003, meetings were held at the offices of Katten Muchin Zavis Rosenman in New York. The meetings were attended by Messrs. Bier and Mars of Grand US, Mr. Hu of Cornerstone, Mr. Bachrach of Fun-4-All and their respective legal counsel. The meetings were held to discuss and finalize any unresolved issues concerning the terms of the Fun-4-All transaction.

      On November 11, 2003, Grand US’ legal counsel circulated to the board of directors of Grand US the final version of the subscription and exchange agreement and the final version of an asset purchase agreement between Grand US and Fun-4-All, with a memorandum summarizing the terms of both transactions.

      On November 12, 2003, the board of directors of Grand US held a telephonic meeting during which Mr. Bier reviewed the background and terms of the reorganization merger of Grand US, the acquisition of Playwell, the subscription by Centralink following the reorganization merger and the acquisition of Fun-4-All. Legal counsel reviewed in detail the terms of the subscription and exchange agreement with Centralink and the asset purchase agreement with Fun-4-All and the related documents, and reviewed with the directors their fiduciary duties. Mr. Bier and Grand US’ legal counsel answered questions from the directors with regard to the acquisitions. In response to some of the questions raised by members of the board, it was determined to adjourn the meeting to give the members of the board more time to review the terms of the transaction and ask follow up questions.

      On November 14, 2003, the meeting of the board of directors of Grand US was reconvened by conference telephone. The directors continued to ask questions and discussed the terms of the Playwell transaction and the Fun-4-All transaction. Following the discussion, by unanimous vote, the Grand US board approved the terms of the reorganization merger and the other terms of the subscription and exchange agreement, subject to receipt of the opinion from Empire Valuation Consultants that the Playwell acquisition and related investment by Centralink pursuant to the subscription and exchange agreement is fair to the shareholders of Grand US from a financial point of view. On the same day, the subscription and exchange agreement was signed by Grand US, Grand HK and Centralink. The Board also approved the acquisition of the assets of Fun-4-All, but only if Fun-4-All could provide assurances that it would meet certain performance criteria and Grand US received from Empire Valuation Consultants their opinion that the Fun-4-All acquisition, pursuant to the asset purchase agreement, is fair to the shareholders of Grand US from a financial point of view.

      From November 14, 2003 until December 11, 2003, representatives of Grand US and Cornerstone and their counsel continued to negotiate with Fun-4-All and its counsel regarding the terms on which Fun-4-All might participate in the transaction.

      On November 17, 2003, Empire Valuation Consultants was retained by Grand US to render an opinion regarding the fairness, from a financial point of view, of the consideration to be paid to Centralink in connection with the subscription and exchange agreement.

      On December 10, 2003 and December 11, 2003, Mr. Bier and Mr. Hu again had meetings to discuss whether Fun-4-All might participate in the transaction and concluded that it could not.

      On December 11, 2003, representatives of Katten Muchin Zavis Rosenman, counsel for Grand US, wrote to counsel for Fun-4-All notifying the latter on behalf of Grand US of the termination of negotiations concerning the participation of Fun-4-All in the proposed combination of Grand US and Playwell on the grounds that the board of directors of Grand US had determined that the transaction was not viable on the revised terms that had been negotiated since the meeting of September 8 and 9, 2003.

      In late December, 2003, Grand US was orally advised by Nasdaq that its shares would be delisted as a result of its failure to hold its 2003 annual meeting of shareholders. Official notice from Nasdaq of this determination was received on January 9, 2004. Grand US had elected to defer the annual meeting to avoid the expense of holding two meetings, since the transactions contemplated by the subscription and exchange agreement would also require shareholder approval. Grand US successfully appealed the delisting determination. However, in the course of its appeal, Nasdaq raised issues about the continued listing of Grand HK’s shares following consummation of the reorganization merger.

      Nasdaq advised Grand US that Grand HK would need to meet all of the initial listing criteria required by Nasdaq. Beginning in late December, 2003, Mr. Hu and Mr. Bier engaged in numerous discussions on strengthening the financial condition of Grand HK to ensure that all Nasdaq listing criteria could be met. On a conference call during the week of January 5, 2004, Mr. Bier, Mr. Hu and Grand US’ and Centralink’s counsel discussed the possibility of Centralink making an additional investment in Grand HK at the closing which would reflect the value of the combined companies.

      During the week of January 12, 2004, Mr. Bier and Mr. Hu agreed in principal to a proposal in which Centralink would subscribe for an additional 2,000,000 Grand HK ADSs at a price of $4.00 per share, or $8,000,000 in the aggregate.

      On February 12, 2004, the board of directors of Grand US held a special meeting. At the meeting, the additional investment by Centralink was discussed, representatives of Empire Valuation Consultants reported to the directors of Grand US on their financial analysis of the terms of the subscription and exchange agreement, including the additional subscription by Centralink, and delivered their oral opinion that, as of such date and based on and subject to the assumptions, qualifications and limitations set forth in their opinion, it was their conclusion that the consideration to be exchanged by Grand HK and Centralink pursuant to the subscription and exchange agreement was fair to the shareholders of Grand US from a financial point of view.

      On March 6, 2004, the subscription and exchange agreement was amended to extend the termination date to May 31, 2004.

      On March 31, 2004, Empire Valuation Consultants delivered their written opinion that, as of such date and based on and subject to the assumptions, qualifications and limitations set forth in their opinion, it was their conclusion that the consideration to be exchanged by Grand HK and Centralink pursuant to the subscription and exchange agreement was fair to the shareholders of Grand US from a financial point of view.

      On March 31, 2004, the subscription and exchange agreement was amended a second time. The amendment included Centralink’s agreement to subscribe for an additional 2,000,000 Grand HK ADSs at a price of $4.00 per Grand HK ADS and the agreement to provide the officers, directors and employees of Grand US indemnification and liability insurance for actions taken as officers, directors and employees of Grand US prior to reorganization merger.

      On May 31, 2004, the subscription and exchange agreement was amended for the third time to extend the termination date to July 31, 2004.

      On May 31, 2004, the agreement and plan of merger was executed by Grand US, Grand HK and GTI Acquisition Inc.

      On June 30, 2004, the agreement and plan of merger was amended and restated.

      On July 26, 2004, the subscription and exchange agreement was amended for the fourth time to extend the termination date to August 31, 2004, to modify a closing condition relating to the reorganization of Playwell’s Gatelink subsidiary and to permit Centralink to pay up to $2,300,000 of the subscription commitment in the form of assets other than cash.

Grand US’ Reasons for the Reorganization Merger and the Playwell Acquisition

      In reaching its decision to approve the amended and restated agreement and plan of merger and the acquisition of Playwell and the related investment by Centralink in Grand HK, the board of directors identified and considered a number of potential benefits for Grand US and its shareholders that supported the board’s decision. The board also considered the risks of proceeding. These factors include both business and synergistic reasons.

Business and Financial Benefits

      The potential business and financial benefits include the following:

•	the implementation of the determination by Grand US’ board to find ways to enhance and diversify its business;

•	the opportunity for Grand US shareholders to participate in the future growth of Grand HK following consummation of the reorganization merger and the Playwell acquisition;

•	the potential for the combination of Playwell’s financial resources and cost-management skills, and Grand US’ marketing and distribution presence in North America to create a vertically-integrated company with efficiencies of integration and scale that should provide a stronger vehicle for future expansion and product development;

•	the larger Grand HK group of companies would be able to further leverage on the existing relationships that Grand HK and Playwell have with licensors of proprietary names, characters and other intellectual property;

•	the wealth of toy industry experience in the new entity would allow Grand HK to significantly expand its product offerings from those currently offered by Grand US and Playwell;

•	the potential to facilitate Grand HK’s expansion into Asian and other world markets where Playwell has a presence;

•	the potential of Grand HK to have better access to capital which in turn will improve Grand HK’s balance sheet and make Grand HK more attractive to investors and customers, and potential acquisition candidates; and

•	the acquisition of Playwell and the related investment by Centralink would result in Grand HK being a much larger, financially more stable company than Grand US as it currently exists.

      In addition to these potential benefits accruing to Grand US and its shareholders from the reorganization merger and the acquisition of Playwell and the related purchase of Grand HK ADSs by Centralink, the board of Grand US considered a number of additional factors that supported the transactions, including the following:

•	primarily a distributor of toys and related products, Grand US is disadvantaged by a lack of independent branding and proprietary products;

•	the absence of a long-term distribution agreement with Toy Biz and the potential impact that the loss of its largest account would have on Grand US;

•	the consolidation in the retail toy industry is allowing retailers to deal directly with manufacturers, and reducing the need for distributors such as Grand US;

•	management’s view of the financial condition, results of operations and businesses of Grand US and Playwell before and after giving effect to the transactions, management’s view of the business prospects of Grand US and Playwell as a combined company, and the board’s view on the potential impact of the transaction on shareholder value;

•	the results of the due diligence investigation of Playwell conducted by Grand US’ management, accountants and legal counsel; and the financial analysis and presentation of Empire Valuation Consultants delivered to Grand US’ board of directors on February 12, 2004, as well as its opinion dated March 31, 2004 that the transactions were fair, from a financial point of view, to the shareholders of Grand US; and

•	the contractual terms of the amended and restated agreement and plan of merger, the subscription and exchange agreement and related transaction documents.

Reasons for the Reorganization Merger

      The board of directors of Grand US is recommending the reorganization merger be undertaken as a part of the overall transaction on several related grounds:

•	Operational Convenience. As a result of the Playwell acquisition, a substantial majority of the assets, personnel and operations of Grand HK will be located in Hong Kong or nearby Guangdong province of southern China. Its banking relationships will likewise be in Hong Kong, as will the seat of its senior management. Accordingly, the reorganization merger will facilitate the business and financial operations of Grand HK by enabling its primary business partners to deal with a familiar local entity.

•	Essential Condition of the Playwell Acquisition. Centralink made it clear that it would not agree to transfer the shares of Playwell to Grand US in exchange for common stock of Grand US. This would have meant that profits of Playwell would be subjected to U.S. corporate income tax when distributed as dividends to Grand US and then again to U.S. withholding tax upon distribution of the same income as dividends from Grand US to Centralink. Since Centralink currently pays no corporate or withholding tax on dividends from Playwell, the result would have been to dramatically reduce the after-tax profitability of the Playwell business, which will become the largest part of the combined business of Playwell and Grand US, without any corresponding business advantage.

•	Enhanced Returns to Grand US Shareholders. While the reorganization merger will have no material effect on the current taxation of the income of Grand US and its subsidiaries, by keeping the lower tax rate of a Hong Kong company on the income of Playwell’s business it will result in a lower average or effective tax rate on the combined income of Grand US and Playwell than would have been the case had Grand US acquired Playwell without first completing the reorganization merger. The result is that the current shareholders of Grand US, as holders of Grand HK ADSs, may benefit substantially from the reorganization merger in terms of enhanced returns and greater shareholder value. Thus, while the primary reason for the reorganization merger was to make possible the acquisition of Playwell and the concomitant diversification of the business and strengthening of the capital base, there is a secondary benefit to Grand US shareholders.

•	Key Element in Grand’s Growth Strategy. Centralink and Grand US contemplate that Grand HK will in the future, as part of its growth strategy in the midst of consolidation in the global toy industry, acquire additional non-U.S. companies. Such companies could not be acquired by Grand US itself due to its capital limitations. In addition to providing the return necessary to justify investments in such companies, the improved profitability of Grand HK from that of Grand US has the potential to result in a higher market price for Grand HK ADSs, which could facilitate the use of Grand HK’s equity as currency for acquisitions.

•	Potential Expansion of Investor Base. The board also believes that the reorganization merger will increase Grand HK’s attractiveness to non-U.S. investors. The growth of the business will require substantial additional capital. Much of that capital is expected to be provided by non-U.S. investors, who in many cases will require a higher after-tax rate of return than could have been achieved in the absence of the reorganization merger. Apart from the enhanced profitability of the business itself, non-U.S. investors will avoid the U.S. withholding taxes to which dividends to non-U.S. shareholders by a U.S. corporation are generally subject, at rates of up to 30%. Under Hong Kong law, however, there will be no Hong Kong income or withholding tax on dividends paid by Grand HK. As a result, non-U.S. investors are likely to be significantly more receptive to an investment in Grand HK ADSs. This potentially increases, the liquidity in the market for Grand HK ADSs.

Risks Considered

      In reaching its decision to approve the amended and restated agreement and plan of merger, the acquisition of Playwell and the related transactions, the board of Grand US also identified and considered a number of potentially negative factors that affect or could result from the whole transaction, including the following:

•	the transactions will result in a change of control of Grand US. Mr. Jeff Hsieh, the ultimate controlling shareholder of Centralink, will control a majority of the outstanding shares of Grand HK;

•	as a result of Mr. Hsieh’s ability to control Grand HK and the potential dilutive effect of the issuance of 10,000,000 Grand HK ADRs to Centralink, the share price of Grand HK may trade at a discount;

•	the conflicts of interests that certain Grand US officers and directors may have as a result of the reorganization merger and the acquisition of Playwell and related transactions;

•	pending U.S. tax legislation could result in Grand HK not being able to realize the tax benefits of being a Hong Kong holding company, which could have unfavorable tax consequences for Grand HK;

•	if the IRS were to successfully challenge Grand HK’s assessment of the tax treatment of the reorganization merger, you could be taxed on the receipt of Grand HK ADSs in exchange for your shares of Grand US common stock;

•	the issuance of the 10,000,000 Grand HK ADSs to Centralink may be at a price below the market price of the Grand HK ADSs;

•	it is possible that Grand HK will not receive all or any of the benefits that it believes will occur by combining the operations of Grand US and Playwell;

•	Playwell’s business is and will be dependent on transactions with related parties;

•	Grand HK’s operating results will be significantly dependent on the sales of products licensed from Marvel Enterprises, Inc.;

•	the significant cost, which Grand HK and Grand US estimate to be $3,500,000, that will be incurred by Grand US and Playwell in seeking to complete the reorganization merger and the acquisition of Playwell; and

•	the other risks described in this proxy statement/ prospectus in the section entitled “Risk Factors.”

Conclusion and Recommendation of the Board

      Grand US’ board of directors evaluated all of the factors described above in light of their knowledge of Grand US’ business, financial condition and prospects, Playwell’s business, financial condition and prospects, and the market for toy products. In view of the variety of factors considered by Grand US’ board of directors in its evaluation of the transactions, Grand US’ board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its decision. In addition, individual members of Grand US’ board of directors may have given different weight to different factors. The list of factors described in this section as having been considered by Grand US’ board of directors is not intended to be the complete list of all factors considered but is believed to include all of the factors considered by Grand US’ board of directors to be material.

      After considering all of the information and factors described in this section, Grand US’ board of directors unanimously approved the reorganization merger, the amended and restated agreement and plan of merger, the subscription and exchange agreement and the other transactions contemplated by the amended and restated agreement and plan of merger and the subscription and exchange agreement. Grand US’ board of directors believes that the transactions are fair to, advisable and in the best interests of Grand US and its shareholders. Grand US’ board of directors has unanimously recommended that the Grand US shareholders vote FOR the adoption of the amended and restated agreement and plan of merger (proposal 1) and the issuance of the shares to Centralink pursuant to the subscription and exchange agreement (proposal 2).

      Although the Board’s decision was unanimous, you should be aware that four of Grand US’ seven directors have interests in the transaction that are different from yours, which may have created a conflict of interest in making their determinations.

Centralink’s Reasons for the Subscription and Exchange Transaction

      Playwell, Centralink, Cornerstone and their shareholders, have been seeking ways of growing the Playwell business, which consists principally of the manufacture and outsourcing of products for third parties on a “private label” basis and only secondarily on the manufacture of its small line of proprietary products, which it wants to expand. Also, in light of the rapid consolidation taking place in the toy industry, Playwell desires to achieve vertical integration through direct distribution in order to realize the higher margins associated with the marketing end of the business. The original concept of combining the distribution of Grand US and the manufacturing capability of Playwell with the creative product development skills of Fun-4-All was a natural way of achieving the objectives of both Grand US and Centralink. The failure of the Fun-4-All participation to materialize was a disappointment but did not invalidate the basic premise of the combination.

      Playwell and its shareholders believe that the combination of Playwell’s financial resources and cost-management skills with Grand US’ marketing and distribution presence in North America will create a vertically-integrated company with efficiencies of integration and scale that should provide a stronger vehicle for future expansion. Playwell and its shareholders believe that the combination will provide strategic and financial benefits to Grand HK by creating a toy company that has international coverage both in Asia and in North America. The combination should generate economies of scale and create a much larger and financially more stable company.

Opinion of Empire Valuation Consultants

      Pursuant to a letter agreement dated as of November 17, 2003 and executed on November 17, 2003, Empire Valuation Consultants, LLC, or Empire, was engaged to provide a fairness opinion to the board of directors of Grand US. Empire focuses on providing business and intangible asset valuations for fairness opinions, financial reporting, tax planning and reporting, employee stock ownership plans, corporate planning, and other purposes. In this capacity, Empire is continually engaged in valuing these businesses and intangible assets and has access to and utilizes different databases of information on business valuation for comparative purposes.

      Empire made an oral presentation to the Grand US board on February 12, 2004, that, as of such date, based upon and subject to the various factors and assumptions described in the Empire presentation, the consideration to be delivered by Grand HK to Centralink pursuant to the subscription and exchange agreement was fair, from a financial point of view, to the shareholders of Grand US. The presentation made by Empire did not constitute a fairness opinion. Empire subsequently delivered its written fairness opinion, dated March 31, 2004, to the Grand US board. Other than the retention of Empire in connection with the delivery of the fairness opinion, there is no material relationship between Grand US, Playwell, Centralink and Empire, and there has been no material relationship between these parties at any time during the two years prior to the date of this proxy statement/ prospectus.

      Empire’s March 31, 2004 fairness opinion, which describes the assumptions made, matters considered and limitations on the review undertaken by Empire, is attached as Annex C to this proxy statement/ prospectus. You are urged to, and should, read the Empire opinion carefully and in its entirety. The Empire opinion is directed to the board of directors of Grand US and addresses only the fairness of the transaction consideration from a financial point of view to holders of Grand US common stock as of the date of the opinion. The Empire opinion does not address any other aspect of the reorganization merger consideration and does not constitute a recommendation to any Grand US shareholder as to how to vote at the Grand US special meeting. The summary of the Empire opinion set forth in this proxy statement/ prospectus, although materially complete, is qualified in its entirety by reference to the full text of such opinion.

      In rendering its opinion, Empire:

•	analyzed the terms of the subscription and exchange agreement furnished to Empire by legal counsel to Grand US on September 4, 2003;

•	analyzed certain publicly available financial statements and other information with respect to Grand US;

•	analyzed certain internal financial and operating information, including certain projections for Grand US prepared and provided to Empire by Grand US’ management;

•	participated in discussions with Grand US’ management concerning the operations, business strategy, current financial performance and prospects for Grand US;

•	discussed with Grand US’ management its view of the strategic rationale for the consideration payable pursuant to the subscription and exchange agreement;

•	analyzed recent reported closing prices and trading activity for Grand US common stock;

•	compared certain aspects of the financial performance of Grand US with other comparable public companies;

•	analyzed available information, concerning other comparable mergers and acquisitions;

•	analyzed certain financial statements and other information with respect to Playwell provided by Playwell;

•	analyzed certain internal financial and operating information, including certain projections for Playwell prepared and provided to Empire by Playwell’s management;

•	participated in discussions with Playwell’s management concerning the operations, business strategy, current financial performance and prospects for Playwell;

•	discussed with Playwell’s management its view of the strategic rationale for the acquisition;

•	compared certain aspects of the financial performance of Playwell with other comparable public companies;

•	analyzed the anticipated effect of the Playwell acquisition on the future financial performance of the consolidated entity;

•	conducted a review of the Value Line Quarterly Economic Review forecast, dated February 27, 2004;

•	utilized Hoover’s Web site in researching publicly-traded comparable or guideline companies;

•	utilized Yahoo! Finance’s Web site in researching publicly-traded comparable or guideline companies and in gathering market prices of publicly-traded guideline companies;

•	utilized Compact Disclosure’s Database in researching publicly-traded comparable or guideline companies;

•	utilized Mergerstat’s Database in researching comparable transactions;

•	utilized Done Deals’ Database in researching comparable transactions; and

•	utilized Pratt’s Stats Database in researching comparable transactions.

      In rendering its opinion, Empire relied, without independent verification, on the accuracy and completeness of all the financial and other information, including without limitation the representations and warranties contained in the subscription and exchange agreement, that was furnished to Empire by Grand US, Playwell or their respective advisors. With respect to the financial projections examined by Empire, Empire assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of Grand US and Playwell as to the future performance of Grand US and Playwell, respectively. Empire’s opinion does not address the financial impact of any of the potential acquisitions that Cornerstone might make or is considering in the future. Empire did not make any independent appraisal of any of Grand US’ or Playwell’s assets. In addition, Empire expressed no opinion as to the price at which Grand HK ADSs will trade at any time or as to the tax consequences of the reorganization merger to Grand US or any of its stockholders. Empire’s fairness opinion is necessarily based upon market, economic, financial and other conditions as they existed as of the date of the opinion, and any change in such conditions would require a reevaluation of the opinion.

      The following is a brief summary of the valuation methodologies employed by Empire in rendering its opinion. These analyses were also presented to the board of directors of Grand US at its meeting on February 12, 2004. This summary does not purport to be a complete description of analyses performed by Empire in arriving at its opinion.

      Analyses were performed focusing on two scenarios:

•	excluding the impact of the Playwell acquisition and additional consideration to be tendered by Centralink (the “Stand Alone Scenario”), and

•	including the impact of the Playwell acquisition (the “Post-merger Scenario”). Empire also considered additional cash or bridge loan consideration offered by Centralink as part of the transaction and other factors pertinent to arriving at a fairness opinion. The following analyses were performed:

      Guideline Company Analysis — Using Hoover’s Web site and Compact Disclosure’s database, Empire conducted a search for publicly-traded comparable companies that were involved in distribution, manufacturing and/or marketing of toys and related products. This search yielded five companies:

•	Jakks Pacific, Inc.;

•	Playmates Holdings, Ltd.;

•	RCS Corp.;

•	Lung Cheong International Holdings Ltd.; and

•	Zindart, Ltd.

      Empire’s criteria for selecting guideline companies consisted of:

•	the company’s sales could be no more than $500 million;

•	the company’s common equity had to be actively traded on a public market as of the Valuation Date;

•	the company’s markets, operations, and types of products had to be similar to those of Grand US;

•	the company’s primary products, services, and sales were not tied to a specific niche or single customer; and

•	sufficient information was publicly available with which to perform a thorough analysis.

      Value was determined based on market value of invested capital or MVIC, as a multiple of trailing twelve month, or TTM, earnings before interest, taxes, depreciation and amortization or EBITDA for the five publicly traded companies identified as being most comparable to Grand US and Playwell, which are referred to as the comparable companies.

      Adjustments were made to EBITDA when necessary, to account for extraordinary and/or non-recurring items. A range of MVIC to TTM EBITDA multiples of 5.9 to 10.7 times was calculated, and the median and average multiples were each approximately eight times. These multiples are summarized in the following table:

Guideline Company Multiples

MVIC to TTM
Company	EBITDA Multiple

Jakks Pacific, Inc.	10.7
Playmates Holdings Ltd.	5.9
RC2 Corp.	9.0
Lung Cheong International Holdings Ltd.	8.2
Zindart Ltd.	6.8
Maximum	10.7
Minimum	5.9
Average	8.1
Median	8.2
Selected Multiple (Pre-Merger)	8.0
Selected Multiple (Post-Merger)	8.5

      Empire derived indications of equity values by (i) applying selected MVIC/ TTM EBITDA multiples — in the range of 7.5 times to 8.5 times, for the Stand Alone Scenario, and in the range of 8.0 to 9.0 times, for the Post-merger Scenario and (ii) applying a control premium of 20%. This resulted in the aggregate value of equity of between $5.6 million and $6.3 million for the Stand Alone Scenario and between $45 million and $51 million for the Post-merger Scenario. Note that for all valuation analyses the calculated MVIC values equate to equity values due to the absence of debt.

      Guideline Transaction Analysis — Using Mergerstat’s Database, the DoneDeals Database, and PrattStat’s Database, Empire conducted a search for comparable transactions. The review of comparable transactions was limited to transactions involving companies that were involved in the sales of toys and related products. This search yielded eleven transactions. Value was determined based on MVIC to TTM EBITDA multiples and MVIC to TTM revenue multiples for the eleven acquired companies. Adjustments were made to EBITDA when necessary, to account for extraordinary and/or non-recurring items.

      A range of MVIC to TTM EBITDA multiples (for companies with positive TTM EBITDA) of 2.6 to 23.6 times were calculated, with median and average multiples at 7.5 times and 9.9 times respectively. A range of MVIC to TTM revenue multiples of 0.2 to 2.8 times was calculated, with median and average multiples at 0.7 times and 0.8 times respectively. These multiples are summarized in the following table:

Guideline Transaction Multiples

	MVIC to TTM	MVIC to
Acquired Company	EBITDA Multiple	TTM Sales

Toymax International, Inc.	0.69	Neg.
McGuggan, LLC	0.74	9.1
Marx Toys, Inc.	2.84	Neg.
Learning Curve International, Inc.	0.88	7.5
Meritus Industries, Inc.	0.43	23.6
Funline Merchandising Company, Inc.	1.02	N/A
Sassy, Inc.	1.02	N/A
Toymax International, Inc. (Monogram International, Inc. Unit Sold)	0.22	2.6
Irwin Toy, Ltd.	0.43	6.8
Montgomery Schoolhouse	0.49	Neg.
DaMert Co., Inc.	0.81	Neg.
Maximum	2.84	23.6
Minimum	0.22	2.6
Average	0.87	9.9
Median	0.74	7.5
Selected Multiple (Pre-Merger)	0.80	8.0
Selected Multiple (Post-Merger)	0.85	8.5

      Empire derived indications of equity values for the Stand Alone Scenario by applying selected MVIC/ TTM EBITDA multiples in the range of 7.5 times to 8.5 times and MVIC/ TTM Revenues multiples in the range of 0.70 to 0.90 times to certain adjusted operating results for the latest twelve months ended December 31, 2003. Empire derived indications of equity values for the Post-merger Scenario by applying selected MVIC/ TTM EBITDA multiples in the range of 8.0 times to 9.0 times and MVIC/ TTM Revenues multiples in the range of 0.75 to 0.95 times to certain adjusted operating results for the latest twelve months ended December 31, 2003. This resulted in an aggregate equity value range of between $6.3 million and $7.7 million for the Stand Alone Scenario and between $38 million and $45 million for the Post-merger Scenario.

      Discounted Cash Flow Analysis — In determining values based on the discounted cash flow approach, Empire estimated the present value of: (i) Grand US’ unlevered cash flows (for both Scenarios) for the remainder of 2004 through December 31, 2008; and (ii) the value of Grand US (for both Scenarios) at 2008. Based on these analyses an equity value range (based on a range of selected discount rates and long term growth rates) of $6.0 million to $7.3 million was concluded for the Stand Alone Scenario and $41 million to $54 million for the Post-merger Scenario. Projections were provided to Empire by management of Grand US and Playwell.

      The discount rates used for the analyses were developed using a weighted average cost of capital analysis and were based upon benchmark rates. Empire employed the Capital Asset Pricing Model and the Build-up Method to develop its discount rates. The long-term growth rate utilized by Empire of 4% was based upon long-term inflation and real GDP growth forecasts provided by Value Line, industry trends, and discussions with management on Grand US’s long-term growth prospects.

      Market Capitalization and Concluded Values — Analyses of Grand US’s publicly traded values over different time periods were performed and considered. Some of these calculations and the concluded value ranges for the Stand Alone Scenario and Post-merger Scenario are as follows:

	Range Low	% Total	Range Mid Pt.	% Total	Range High	% Total
	Value	Value	Value	Value	Value	Value

	($000s excl. %s and per share #s)
Value of Grand US Pre-merger	5,700		6,200		7,000
Note: Value per Share(1)	$0.94		$1.02		$1.15
Value of Grand HK Post-merger (Grand US and Playwell combined)
Value of Grand HK (Grand US and Playwell combined)	40,000	84.6%	46,000	86.3%	52,000	87.7%
Net Value of Cash Contributions by Centralink	7,300	15.4%	7,300	13.7%	7,300	12.3%

Total Value Post Merger	47,300	100.0%	53,300	100.0%	59,300	100.0%
Note: Value per Share(1)	$3.12		$3.51		$3.91
Note: Mkt. Cap. Value per Share last 60 days	$3.35		$3.35		$3.35
Note: Mkt. Cap. Value per Share last 30 days	$3.28		$3.28		$3.28
Note: Mkt. Cap. Value per Share @ Valuation Date	$3.07		$3.07		$3.07
Proposed % Equity to Grand US Shareholders (see below)	34.1%		34.1%		34.1%
Proposed Value to Grand US Shareholders (rounded)	$16,100		$18,200		$20,200
Note: Value per Share(1)	$3.12		$3.52		$3.91
Pro Rata Value of Grand US Pre-merger(2)	5,700		6,200		7,000
Additional Value Received (Lost)	$10,400		$12,000		$13,200

      Concluded values are based upon values arrived at for Grand US on a pre-and post-merger basis using the discounted cash flow, guideline company, and guideline transaction methods. As illustrated in the previous table, the analyses by Empire show that the value to Grand US’s shareholders is higher on a post-merger basis than on a pre-merger basis. Also taken into consideration was that the concluded equity value to Grand US shareholders was higher than that reflected by its stock price.

      Other Considerations — Other factors considered included:

•	the use of operating metrics as a measure to consider the value contributed by each entity. This refers to the fact that the EBITDA, revenues, and book value contributed by Grand US was less in percentage terms than the equity ownership it received from the transaction. The review of these operating metrics should be considered as supplementary considerations by Empire;

•	the extremely competitive and challenging environment for toy distributors;

•	Grand US’ declining revenue trend;

•	the strength in developing a vertically-integrated company;

•	the benefits from increased customer and product base diversification;

•	the greater access to financial resources through Playwell and its affiliates;

•	increased channels of distribution through Playwell and its affiliates; and

•	the enhanced ability to absorb fixed overhead costs (such as public company costs) provided by a larger operating entity.

      The preparation of a fairness opinion is a complex process that involves various judgments and determinations as to the most appropriate and relevant methods of financial and valuation analysis and the application of those methods to the particular circumstances. The opinion is, therefore, not necessarily susceptible to partial analysis or summary description. Empire believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered, without considering all of the analyses and factors, would create a misleading and incomplete view of the processes underlying its opinion.

Fees

      Pursuant to a letter agreement between Grand US and Empire, Grand US paid a $32,500 engagement fee to Empire at the time the parties entered into the letter agreement and an additional $32,500 upon delivery of the fairness opinion. In addition, Grand US has agreed to reimburse Empire for its reasonable expenses, including fees and expenses of its counsel, up to a maximum of $5,000, and to indemnify Empire and its affiliates against certain liabilities and expenses related to their engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with Empire, which Grand US and Empire believe are customary in transactions of this nature, were negotiated at arm’s length between the Grand US board and Empire, and the Grand US board was aware of the nature of the fee arrangement.

Delisting and Deregistration of Grand US Common Stock

      Grand US’ common stock is currently listed on the Nasdaq SmallCap Market under the symbol “GRIN.” There is currently no established public trading market for Grand HK’s ordinary shares or the ADSs of Grand HK. If the reorganization merger is completed, Grand US common stock will be delisted from the Nasdaq SmallCap Market and will be deregistered under the Exchange Act.

Nasdaq Listing

      Grand HK has applied to have the Grand HK ADSs approved for listing on the Nasdaq SmallCap Market immediately following the reorganization merger, subject to notice of issuance under the symbol “GRIN”, the same symbol under which Grand US common stock is currently listed.

Interests of Grand US Directors and Officers in the Reorganization Merger and Subsequent Operation of Grand HK and Potential Conflicts of Interest

      Some officers and directors of Grand US have interests in the transactions described in this proxy statement/ prospectus that are different from, or in addition to, the interests of Grand US shareholders generally. As described in detail below, there are substantial financial interests to be conveyed to certain executive officers and directors of Grand US in connection with the reorganization merger, the Playwell acquisition and the Centralink subscription.

•	Centralink purchase of Grand HK ADSs. It is a condition to the closing of the Playwell acquisition and the related Centralink subscription for Grand HK ADSs that Centralink purchase an aggregate of 924,187 Grand HK ADSs at a purchase price of $4.00 per ADS from Mr. Altro, a director of Grand US and its acting president, and Mr. Mars, a director of Grand US. Messrs. Mars and Altro control the largest block of shares in Grand US. These shares to be purchased by Centralink represent in the aggregate one-half of the shares owned by Messrs. Mars, Altro and their affiliates. After the closing of the transactions described in this proxy statement/ prospectus, Messrs. Altro and Mars will no longer be directors or officers of Grand HK or any of its subsidiaries, including Grand US. As a result, Messrs. Mars and Altro would generally be free to sell all of their shares in Grand HK. Centralink, as the largest shareholder of Grand HK after the reorganization merger and the Playwell acquisition and related transaction, was concerned about the potential impact that the sale of a large block of Grand HK ADSs would have on the market for Grand HK’s ADSs. Accordingly, it determined to purchase one-half of their respective interests in Grand HK ADSs as a way of mitigating this market risk. The remainder of the shares owned by Messrs. Mars, Altro and their affiliates are subject to a lockup agreement and cannot be sold for six months after the consummation of the Playwell acquisition. Although the purchase of the Grand HK ADSs from Messrs. Mars and Altro and their affiliates immediately after the closing will prevent them from sharing in the future appreciation in value of these ADSs, the purchase will also eliminate any risk resulting from a decrease in the market price on one half of the Grand HK ADSs owned by each of them and their affiliates.

•	Board representation. It is a condition to the closing of the Playwell acquisition and the related Centralink subscription that Centralink and Messrs. Mars and Altro enter into a shareholder’s agreement. As more particularly described below in “Management of Grand HK,” Messrs. Mars and Altro will have the right, until Grand HK’s 2005 annual meeting of shareholders, to designate two persons to Grand HK’s five member board. It is expected that Elliot L. Bier, Grand US’ current Chairman, and Michael Kron, a current member of Grand US’ board, will be the two nominees of Messrs. Mars and Altro.

•	Engagement of Messrs. Mars and Altro as consultants. It is expected that Messrs. Mars and Altro will be retained as consultants to Grand Toy Ltd., Grand US’ Canadian subsidiary after the reorganization merger and Playwell acquisition. Messrs. Mars and Altro are currently negotiating the terms of their consulting agreements, although it has been agreed that Messrs. Mars and Altro will receive consulting fees of $184,000 in the aggregate and be entitled to participate, at their own expense in the group insurance plan of Grand Toys Ltd. Messrs. Mars and Altro currently receive an aggregate of approximately $78,000 per year of consulting fees from Grand Toys Ltd.

•	Employment of Grand US executives. It is expected that Elliot L. Bier, Grand US’ current chairman, and Tania M. Clarke, Grand US’ current executive vice-president and chief financial officer, will enter into employment agreements with Grand HK that will become effective when the reorganization merger and the Playwell acquisition are completed. Under the terms of the proposed employment agreements, Mr. Bier will serve as the paid vice-chairman of Grand HK and Ms. Clarke will serve as vice president of finance of Grand HK and vice president and chief financial officer of Grand US. Mr. Bier is not currently an employee of Grand US, although he receives chairman fees of $42,000 per year and automatic director option grants of 125 options per quarter. Under Mr. Bier’s employment agreement, he will receive an annual salary of not less than $150,000 and options to purchase 300,000 Grand HK ADSs at an exercise price of $2.95 per Grand HK ADS. Although Ms. Clarke is employed by Grand US, under her new employment agreement, her base salary will increase to $170,000 per year, an increase of approximately $56,000 per year over her existing salary, she will have the right to receive a bonus of up to 25% of her base salary and she will be granted options to purchase 50,000 Grand HK ADSs. Ms. Clarke’s existing employment agreement does not contain specified bonus and option amounts. Mr. Bier’s and Ms. Clarke’s employment agreements are summarized under the section titled “Executive Employment Agreements” beginning on page 74. Furthermore, since January 1, 2004, Mr. Bier has also served as a paid consultant to Cornerstone.

•	Compensation of Michael Kron and Elliot L. Bier as directors of Grand HK. Grand HK has agreed that all directors of Grand HK shall receive an annual director fee of $25,000 and quarterly grants of options to purchase 1,250 Grand HK ADSs, or 5,000 options per year, at an exercise price equal to the market price of the Grand HK ADSs on the date of grant. In addition, non-employee directors’ such as Mr. Kron, will receive an additional quarterly grant of options to purchase 6,250 Grand HK ADSs, or 25,000 options per year, at an exercise price equal to the market price of Grand HK ADSs on the date of grant. By virtue of Mr. Bier’s and Mr. Kron’s agreement to serve on the board of Grand HK as nominees of Messrs. Mars and Altro under the terms of the stockholders’ agreement, each will benefit from these compensation arrangements. However, this director compensation program was not contemplated, nor was Mr. Kron approached about serving as a director of Grand HK, until months after the board of Grand US had unanimously voted in favor of the reorganization merger and the acquisition of Playwell.

•	Directors’ and officers’ insurance and indemnification. The subscription and exchange agreement provides that Grand US, as the surviving corporation in the reorganization merger, will purchase and maintain a directors’ and officers’ liability tail insurance policy to cover, for a period of six years, present and former directors, officers and employees of Grand US for acts and omissions of Grand US’ directors prior to the consummation of the reorganization merger and the Playwell acquisition. This insurance will have comparable coverage and amounts as the coverage currently provided by Grand US. The subscription and exchange agreement requires Grand US, as the surviving corporation in the merger, to indemnify each past and present director, officer and employee of Grand US following the reorganization merger and the Playwell acquisition against all expenses or liabilities incurred in connection with any claim or investigation arising out of actions or omissions occurring before the merger to the fullest extent permitted under the laws of the State of Nevada and the Grand US articles of incorporation, as amended and amended and restated bylaws.

•	Reimbursement and indemnification agreement. As described under the section titled “Recent Developments” on page 21, Cornerstone has identified, and is pursuing discussions with a view to acquiring, other companies in the toy business. These companies may become part of Grand HK after the completion of the reorganization merger. Grand US and its directors, officers, employees and agents have performed services and contracted for services in connection with acquisition and financing initiatives for Cornerstone pending completion of the reorganization merger and the Playwell acquisition. Cornerstone has agreed to pay or reimburse Grand US for the obligations and liabilities incurred on behalf of Cornerstone and its affiliates in connection with the initiatives undertaken at the request of Centralink and its affiliates. Cornerstone has also agreed to indemnify the directors, officers, employees, agents and representatives of Grand US for actions taken in furtherance of such initiatives.

•	Grand US stock options and warrants. As a result of the pending reorganization merger, Grand US’ stock options and warrants will be assumed by Grand HK and the optionees and warrant holders will be entitled to receive Grand HK ADSs upon exercise of their options and warrants. Officers and directors of Grand US currently hold an aggregate of 100,114 options and 187,857 warrants to purchase Grand US common stock.

Management of Grand HK

Shareholders Agreement

      As a result of the subscription and exchange agreement, the board of directors of Grand HK will be completely reconstituted from Grand US’s current board following the reorganization merger and the acquisition of Playwell and the related subscription transaction and Centralink will own a majority of the shares of Grand HK. Accordingly, in order to assure an orderly transition in management of the newly combined company, Centralink and Messrs. Mars and Altro, two directors and significant shareholders of Grand US, have agreed to enter into a shareholder’s agreement. Under the shareholders’ agreement, which is attached as Annex D to this proxy statement/ prospectus, the parties have agreed that the provisions of the memorandum and articles of association of Grand HK limiting the size of its board of directors to 5 persons will not be varied and the shareholders will vote their shares for the election of two directors nominated by Centralink and two directors nominated by Messrs. Mars and Altro. One designee of each of Centralink and Messrs. Mars and Altro must be “independent” within the meaning of current Nasdaq marketplace rules, as must the fifth director, who will be nominated by the other two “independent” directors and must be acceptable to Centralink and to Messrs. Mars and Altro. This arrangement will remain in place until Grand HK’s 2005 annual general meeting of shareholders. It is expected that Elliot L. Bier, Grand US’ Chairman, and Michael Kron, current director of Grand US, will be designated by Messrs. Mars and Altro with Mr. Kron being Messrs. Mars’ and Alfro’s “independent” nominee; Henry Hu, executive director of Cornerstore, and Thomas J. Mitchell will be designated by Centralink with Mr. Mitchell being Centralink’s “independent” nominee; and Robert Laverdure will be the third “independent” director designated by Messrs. Kron and Mitchell, and acceptable to Centralink and Messrs. Mars and Altro.

Board of Directors and Executive Officers

      Set forth below is the name, age, principal occupation during the past five years and other information concerning each person who will serve as the initial directors and executive officers of Grand HK after the consummation of the reorganization merger and the acquisition of Playwell and the related Centralink subscription. The information presented with respect to each director nominee and each executive officer has been furnished by that person.

Name	Age	Position

Henry Hai Lin Hu	58	Chief Executive Officer and Chairman of the Board
Elliot L. Bier	54	Director, Vice Chairman
David J. Fremed	43	Executive Vice President and Chief Financial Officer
Tania M. Clarke	36	Vice President of Finance and Chief Financial Officer of Grand US
Raymond Chan Hong Leung	45	Chief Operating Officer — Playwell Division
Michael Kron	40	Director
Thomas J. Mitchell	65	Director
Robert Laverdure	57	Director

      Henry Hai Lin Hu — Mr. Hu is currently an executive director of Cornerstone. Mr. Hu joined Cornerstone in May 2003. Prior to joining Cornerstone, from 1998 to 2003, Mr. Hu was a principal of Business Plus Consultants Limited, a consulting firm, where he was instrumental in advising numerous Hong Kong manufacturers in strategic planning and business development. From 1996 to 1998, Mr. Hu served as chairman and chief executive officer of Sinomex Inc., a US/ Mexico based toy manufacturing company. Prior to joining Sinomex, Mr. Hu was chairman and chief executive officer of Nasdaq listed Zindart Industrial Company Ltd. From 1993 to 1996, Mr. Hu was also a co-founder of Wah Shing Toys International Ltd., which he ran from 1982 to 1991 and which has been subsequently listed on the Singapore Stock Exchange. Prior to 1982, Mr. Hu was a senior executive and director of several large toy companies, including Mattel HK, Marx Toys HK, and Universal Matchbox. Mr. Hu is a chartered engineer and corporate member of the Institution of Electrical Engineers. Mr. Hu graduated from the University of Hong Kong in 1970 with a Bachelor of Science degree in Mechanical Engineering.

      Elliot L. Bier — Mr. Bier has been a senior partner in the Montreal, Canada law firm of Adessky Poulin, where he has practiced law for the last 25 years. Adessky Poulin has been Grand US’ Canadian legal counsel for the last 13 years. Since November 16, 2000, Mr. Bier has served as chairman of Grand US. Since January 1, 2004, Mr. Bier has also served as a paid consultant to Cornerstone. From May 2001 to June 2003, Mr. Bier served as the chief operating officer of Polystar Inc., a Montreal-based plastics company. Mr. Bier is or has served as a director of a number of public, quasi-public, private and charitable companies and or institutions, including Capital Trust Corporation, Mount Sinai Hospital Foundation, Pursuit Financial Management Corporation, JB Oxford Corp and Federation CJA. He is currently chairman and president of Mount Sinai Hospital in Montreal. Mr. Bier is a graduate of Long Island University where he also received a masters of business administration, and he received his law degree, from McGill University.

      David J. Fremed — Mr. Fremed is currently a consultant to Cornerstone serving in the role of its principal financial officer. Prior to being engaged by Cornerstone in February 2004, Mr. Fremed was the chief financial officer of Atari, Inc., a Nasdaq listed company, from May 2000 to February 2004, where he was responsible for all treasury, budgeting, SEC reporting and compliance functions. In addition, Mr. Fremed was responsible for seeking potential acquisition candidates, negotiating terms of acquisition transactions, and integrating the newly acquired companies into Atari. From 1990 to 2000, Mr. Fremed held various financial positions at Marvel Enterprises, Inc., including serving as its chief financial officer, where he was responsible for arranging both debt and equity financings as well as managing the financial reporting, MIS, tax, and human resource departments.

Mr. Fremed is a certified public accountant and holds a masters of business administration degree from New York University and a bachelor of science degree from Albany State University.

      Tania M. Clarke — Ms. Clarke has served as the executive vice-president and chief financial officer of Grand US and Grand Canada since December 4, 2000. Ms. Clarke is responsible for Grand US’ public company reporting, regulatory requirements, audit, finance, legal, banking, and human resources management. She has been employed by Grand US and its subsidiaries in various other financial capacities since May 3, 1993, including the positions of assistant-controller and controller prior to accepting the position of executive vice-president and chief financial officer at Grand US. Before her employment with Grand US, Ms. Clarke was employed by KPMG LLP as an external auditor for 3 years. Ms. Clarke is a Canadian chartered accountant and a U.S. certified public accountant. Ms. Clarke graduated from Concordia University in Montreal, Canada, with a bachelor of accounting degree and a graduate certificate in accounting.

      Raymond Chan Hong Leung — Mr. Chan is currently the chief operating officer of Cornerstone. Mr. Chan has been the chief financial officer and executive vice president of Hong Kong Toy Centre Limited and Playwell Industry Limited since August 1, 2002 and prior to that he served as the Chief Financial Officer of both companies since June 2000. Prior to joining Cornerstone, Mr. Chan was an audit manager with Chan & Wat CPA from 1998 until May 2000. Mr. Chan is an associated member of the Association of Certified Public Accountants and a Graduate Member of Canadian Institute of Certified Administrative Managers. He holds a bachelor’s degree in business administration from Newport University in California and a masters of professional accounting from Southern Cross University.

      Michael Kron — Mr. Kron is co-founder and has served as chief operating officer of Miazzi Ventures Inc., an investment company located in Montreal, Canada, since 1992. Mr. Kron is a Canadian chartered accountant. Mr. Kron has served as a director of Grand US since June 2002. Mr. Kron graduated from McGill University with an undergraduate degree and a graduate certificate in accounting.

      Thomas J. Mitchell — Mr. Mitchell is currently retired. Until his retirement in 1999, Mr. Mitchell served as a Senior Audit Partner at Ernst & Young and also served as the Co-Chairman of Ernst & Young Multinational Partner Group. Mr. Mitchell has served as a director of Atari Inc., a publisher and developer of video games, since January 2001. Mr. Mitchell also serves on the audit and compliance committees of several not-for-profit organizations.

      Robert Laverdure — Mr. Laverdure is currently retired. From 1989 until his retirement in 2003, Mr. Laverdure served as senior vice president, Quebec region for TD Bank Financial Group. From 1970 to 1989, Mr. Laverdure held various management positions with TD Bank Financial Group and its predecessor entities. Mr. Laverdure has served as a director of Sitecell Inc., a technology company offering business solutions. Mr. Laverdure is or has served as a director or officer of a number of private charitable institutions. Mr. Laverdure graduated from the University of Notre Dame, British Columbia with a degree in economics.

Executive Employment Agreements

      It is expected that Mr. Bier, Mr. Hu, Mr. Fremed, Mr. Chan and Ms. Clarke will enter into new employment agreements with Grand HK effective following completion of the reorganization merger and the acquisition of Playwell and the related Centralink subscription. The following summarizes the material terms of these employment agreements.

      Henry Hai Lin Hu. Under Mr. Hu’s employment agreement, Mr. Hu will be employed as the chairman of the board and chief executive officer of Grand HK. Mr. Hu’s employment agreement with Grand HK will entitle him to receive an annual base salary of $250,000. Mr. Hu shall be awarded incentive compensation at the discretion of the Grand HK board of directors. Mr. Hu will also be eligible to participate in the fringe benefit plans and arrangements of Grand HK made available to similarly situated senior executives of Grand HK and its subsidiaries. In addition, Mr. Hu’s employment agreement provides that Mr. Hu may serve as a consultant for Cornerstone under a separate agreement.

      Mr. Hu’s employment agreement provides for a term of employment extending from the consummation of the acquisition of Playwell until Grand HK’s 2007 annual general meeting of shareholders. However, the agreement will terminate upon Mr. Hu’s death or disability and may be terminated at any time by Grand HK with or without cause. In the event Mr. Hu’s employment is terminated by Grand HK without cause and not due to his death or disability, Mr. Hu will continue to receive his base salary and benefits until the earlier to occur of the scheduled expiration of the term of his employment agreement or one year after the date of termination of his employment.

      Mr. Hu’s employment agreement also provides that, during its term and for one year following the termination of Mr. Hu’s employment, Mr. Hu may not become associated with competitive entities that are actively engaged in Grand HK’s business, solicit the business of any company that was a customer or client of Grand HK within the one year period prior to the date of Mr. Hu’s termination of employment, or solicit any person that is or was an employee of Grand HK on the date of Mr. Hu’s termination of employment. The employment agreement contains provisions requiring Mr. Hu to maintain the confidentiality of proprietary information of Grand HK and other companies in the Grand HK group of companies.

      Elliot L. Bier. Under Mr. Bier’s employment agreement, Mr. Bier will be employed as an employee director of Grand HK and will serve as the vice-chairman of the board. Mr. Bier’s employment agreement with Grand HK will entitle him to receive an annual salary of not less than $150,000 and he will be eligible to receive performance bonuses based upon transactions successfully completed by Grand HK. Mr. Bier will also be granted options to purchase 300,000 Grand HK ADSs at an exercise price of $2.95 per Grand HK ADS. The options will vest as to 100,000 Grand HK ADSs on each of the first two anniversaries of the effective date of his employment and as to the last 100,000 Grand HK ADSs on the last day of the initial term of Mr. Bier’s employment agreement. However, if there is a change of control of Grand HK and Mr. Bier’s employment is terminated for any reason other than for cause or his employment is terminated at any other time and such termination is not made by Mr. Bier voluntarily or by Grand HK for cause, or by reason of Mr. Bier’s death or disability, all of the options will immediately vest. Mr. Bier will also be eligible to participate in the various retirement, welfare and fringe benefit plans, programs and arrangements of Grand HK afforded to similarly situated senior executives of Grand HK and its subsidiaries, in accordance with the terms of such plans, programs and arrangements.

      The agreement provides for a term of employment extending from the consummation of the acquisition of Playwell until Grand HK’s 2007 annual general meeting of shareholders. However, the agreement will terminate upon Mr. Bier’s death or disability and may be terminated at any time by Grand HK with or without cause. The termination of Mr. Bier’s employment with Grand HK will not affect his status as a director nominee of Messrs. Mars and Altro pursuant to the shareholders’ agreement. In the event Mr. Bier is terminated by Grand HK without cause and not due to his death or disability, Mr. Bier will continue to receive his base salary plus benefits until the earlier to occur of the scheduled expiration of the term of the agreement or the first anniversary of the termination of his employment. Mr. Bier shall also be entitled to any transaction bonuses accrued during this period.

      Mr. Bier’s employment agreement also provides that, during its term and for one year following the termination of Mr. Bier’s employment, unless Mr. Bier’s termination is not for cause and except in connection with the practice of law, Mr. Bier may not become associated with competitive entities that are actively engaged in Grand HK’s business, solicit the business of any company that was a customer or client of Grand HK or its affiliates during the six-month period prior to Mr. Bier’s termination date, or solicit any person that was a management or sales employee of Grand HK or its affiliates during the six-month period prior to Mr. Bier’s termination date. The employment agreement contains provisions requiring Mr. Bier to maintain the confidentiality of proprietary information of Grand HK and its affiliates.

      David J. Fremed. Under Mr. Fremed’s employment agreement, Mr. Fremed will be employed as executive vice president and chief financial officer of Grand HK. Mr. Fremed’s employment agreement with Grand HK will entitle him to receive an annual base salary of $330,000 and he will be entitled to receive a guaranteed bonus each year for the first three years of his employment, which will be equal to 40% of the base salary he would have received for that year. Mr. Fremed will also be granted options to purchase 300,000 Grand HK ADSs at a price per Grand HK ADS equivalent to the closing market price of the Grand HK ADSs on the last trading day prior to the date of the grant. The options will vest as to 100,000 ADSs on each of the first three anniversaries of the effective date of his employment unless there is an earlier change of control of Grand HK and Mr. Fremed ceases to act in the capacity of Chief Financial Officer of Grand HK, other than due to a termination for cause, then all of these options shall immediately vest. Mr. Fremed will also be eligible to participate in the fringe benefit plans and arrangements of Grand HK made available to similarly situated senior executives of Grand HK and its subsidiaries with a certain guaranteed minimum level of benefits prior to establishment of benefit plans available to U.S. employees.

      The agreement provides for a term of employment extending from the consummation of the acquisition of Playwell until Grand HK’s 2007 annual general meeting of shareholders. However, the agreement will terminate upon Mr. Fremed’s death or disability and may be terminated at any time by Grand HK with or without cause. In the event Mr. Fremed’s employment is terminated by Grand HK without cause and not due to his death or disability, Mr. Fremed will continue to receive his base salary and guaranteed bonus until the earlier to occur of the scheduled expiration of the term of his employment agreement or six months after the date of termination of his employment and his options shall continue to vest during this period as if his employment was not terminated.

      Mr. Fremed’s employment agreement also provides that, during its term and for two years following the termination of Mr. Fremed’s employment, Mr. Fremed may not become associated with competitive entities that are actively engaged in Grand HK’s business, solicit the business of any company that was a customer or client of Grand HK or its affiliates, or solicit any person that is or was an employee of Grand HK during the six-month period prior to the solicitation. The employment agreement contains provisions requiring Mr. Fremed to maintain the confidentiality of proprietary information of Grand HK and other companies in the Grand HK group of companies.

      Tania M. Clarke. Under Ms. Clarke’s employment agreement, Ms. Clarke will be employed as vice president of finance of Grand HK and vice president and chief financial officer of Grand US. Ms. Clarke’s employment agreement with Grand HK will entitle her to receive an annual salary of not less than $170,000 and she will be eligible to receive annual performance bonuses of 20%-25% of her base salary she would have received for that year, based on the achievement of certain milestones and approval by Grand HK’s compensation committee. Ms. Clarke will be granted options to purchase 50,000 Grand HK ADSs at a price per Grand HK ADSs equivalent to the closing market price of Grand HK ADSs on the last trading day prior to the date of grant. The options will vest as to one-third of the shares on each of the first three anniversaries of the effective date of her employment agreement, unless there is a change in control of Grand HK and Ms. Clarke’s employment is terminated for any reason other than for cause, then all of the options shall immediately vest. Ms. Clarke will also be eligible to participate in the various retirement, welfare and fringe benefit plans, programs and arrangements available to similarly situated senior executives of companies of Grand HK and its subsidiaries in accordance with the terms of such plans, programs and arrangements with a certain guaranteed minimum level of medical benefits.

      The agreement provides for a term of employment of three years extending from the consummation of the acquisition of Playwell until the third anniversary thereof. However, the agreement will terminate upon Ms. Clarke’s death or disability and may be terminated at any time by Grand HK with or without cause. In the event Ms. Clarke is terminated by Grand HK without cause and not due to her death or disability, Ms. Clarke will continue to receive her base salary and bonuses until the earlier to occur of the scheduled expiration of the term of her employment or the first anniversary of the termination of her employment and all of her options shall vest immediately on the date of her termination.

      Ms. Clarke’s employment agreement also provides that, during its term and for one year following the termination of Ms. Clarke’s employment, Ms. Clarke may not become associated with competitive entities that are actively engaged in Grand HK’s business, solicit the business of any company that was a customer or client of Grand HK or its affiliates or solicit any person that is or was an employee of Grand HK or its affiliates during the six-month period prior to such solicitation. The employment agreement contains provisions requiring Ms. Clarke to maintain the confidentiality of certain proprietary information of Grand HK and its affiliates.

      Raymond Chan Hong Leung. Under Mr. Chan’s employment agreement, Mr. Chan will be employed as the Chief Operating Officer — Playwell Division of Grand HK. Mr. Chan’s employment agreement with Grand HK will entitle him to receive an annual base salary of $175,000. Mr. Chan shall be awarded incentive compensation at the discretion of the Grand HK board of directors. Mr. Chan will also be eligible to participate in the fringe benefit plans and arrangements of Grand HK made available to similarly situated senior executives of Grand HK and its subsidiaries. In addition, Mr. Chan’s employment agreement provides that Mr. Chan may provide services to Cornerstone under a separate agreement.

      Mr. Chan’s employment agreement provides for a term of employment extending from the consummation of the acquisition of Playwell until Grand HK’s 2007 annual general meeting of shareholders. However, the agreement will terminate upon Mr. Chan’s death or disability and may be terminated at any time by Grand HK with or without cause. In the event Mr. Chan’s employment is terminated by Grand HK without cause and not due to his death or disability, Mr. Chan will continue to receive his base salary and benefits until the earlier to occur of the scheduled expiration of the term of his employment agreement or one year after the date of termination of his employment.

      Mr. Chan’s employment agreement also provides that, during its term and for one year following the termination of Mr. Chan’s employment, Mr. Chan may not become associated with competitive entities that are actively engaged in Grand HK’s business, solicit the business of any company that was a customer or client of Grand HK within the one year period prior to the date of Mr. Chan’s termination of employment, or solicit any person that is or was an employee of Grand HK on the date of Mr. Chan’s termination of employment. The employment agreement contains provisions requiring Mr. Chan to maintain the confidentiality of proprietary information of Grand HK and other companies in the Grand HK group of companies.

Compensation of Directors

      All directors of Grand HK will receive an annual director fee of $25,000 and quarterly grants of options to purchase 1,250 Grand HK ADSs, or 5,000 options per year, at an exercise price equal to the market price of the Grand HK ADSs on the date of grant. In addition, non-employee directors will receive additional quarterly grants of options to purchase 6,250 Grand HK ADSs, or 25,000 options per year, at an exercise price equal to the market price of the Grand HK’s ADSs on the date of grant.

Accounting Treatment of the Reorganization

      The reorganization of Grand US pursuant to the amended and restated agreement and plan of merger and Grand HK’s acquisition of the shares of Playwell and the issuance of ADSs to Centralink pursuant to the subscription and exchange agreement are steps in a single transaction, and will be treated as a “purchase” with Playwell as the acquirer for accounting purposes (notwithstanding the fact that, as a legal matter, Grand HK is acquiring Playwell). Therefore, the purchase price will be allocated to Grand HK’s assets and liabilities based on their estimated fair market values at the completion of the reorganization merger and related subscription and exchange. Any excess of the purchase price over these fair market values will be accounted for as goodwill.

PROPOSAL 1 — ADOPTION AND APPROVAL OF THE AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

The Amended and Restated Agreement and Plan of Merger

      Grand US, Grand HK and GTI Acquisition Corp. have entered into an amended and restated agreement and plan of merger which is the legal document that governs the reorganization merger of Grand US into a subsidiary of Grand HK. Grand US and Grand HK recommend that you read carefully the complete amended and restated agreement and plan of merger for the precise legal terms of the reorganization merger and other information that may be important to you. The amended and restated agreement and plan of merger is included in this proxy statement/ prospectus as Annex A.

Effective Time

      If the amended and restated agreement and plan of merger is approved by Grand US’ shareholders, the reorganization merger will become effective upon the date the articles of merger are filed with the Secretary of State of the State of Nevada in accordance with Nevada law. Grand US expects to file the articles of merger and have the reorganization merger become effective as soon as practicable following approval of the amended and restated agreement and plan of merger at the special meeting.

      In the event the conditions to the subscription and exchange agreement are not satisfied, the reorganization merger may be abandoned or delayed even after the amended and restated agreement and plan of merger has been approved by Grand US’ shareholders. In addition, the reorganization merger may be abandoned or delayed for any reason by the board of directors of Grand US or Grand HK at any time prior to its becoming effective, even though the amended and restated agreement and plan of merger has been approved by Grand US’ shareholders and all conditions to the amended and restated agreement and plan of merger and the subscription and exchange agreement have been satisfied.

Share Conversion; Exchange of Shares

      Each share of Grand US common stock will automatically convert into the right to receive one Grand HK ADS, which will be evidenced by a Grand HK ADR, upon the consummation of the reorganization merger.

      If you desire to sell some or all of your Grand HK ADSs after the effective date of the reorganization merger, delivery of the stock certificate(s) which previously represented shares of Grand US common stock will be sufficient. Your right to sell shares of Grand US before the effective date of the reorganization merger will also not be affected. After the reorganization merger becomes effective, Grand US will not register any further transfers of shares of Grand US common stock. Any certificates for Grand US shares that you present for registration after the effective time of the reorganization merger will be exchanged for Grand HK ADRs.

      We have appointed the Bank of New York as exchange agent to handle the exchange of Grand US stock certificates for Grand HK ADRs. Prior to the reorganization merger, Grand HK will deposit certificates representing a sufficient number of Grand HK ordinary shares with the exchange agent for the purpose of enabling shareholders to exchange their Grand US common stock certificates for Grand HK ADRs evidencing an equal number of Grand HK ADSs. Soon after the closing of the reorganization merger, the exchange agent will send you a letter of transmittal. This letter of transmittal is to be used to exchange Grand US stock certificates for certificates of Grand HK ADSs. The letter of transmittal will contain instructions explaining the procedure for surrendering Grand US stock certificates. You should not return your Grand US stock certificates with the enclosed proxy card.

      Once you have surrendered your stock certificates, together with a properly completed letter of transmittal, you will receive Grand HK ADSs which represent your beneficial ownership interest in the ordinary shares of Grand HK to which you are entitled pursuant to the reorganization merger. After the reorganization merger, each certificate that previously represented shares of Grand US common stock will represent only the right to receive Grand HK ADRs evidencing the Grand HK ADSs.

      If you surrender a Grand US stock certificate and request the new Grand HK ADR to be issued in a name other than the one appearing on the surrendered certificate, you must endorse the stock certificate or otherwise prepare it in proper form for transfer and furnish a signature guarantee.

Treatment of Grand US Stock Options and Warrants

      Upon completion of the reorganization merger, each outstanding option or warrant to purchase Grand US common stock shall, upon exercise thereof, represent the right to receive one Grand HK ADS, which shall be represented by a Grand HK ADR. The exercise price will be equal to the exercise price per share of the option or warrant for the Grand US common stock currently in effect. The other terms of each option and warrant and, if applicable, the Grand US option plans under which the options were issued will continue to apply in accordance with their terms, including any provisions providing for acceleration.

DESCRIPTION OF AUTHORIZED SHARES OF GRAND HK

      The memorandum and articles of association of Grand HK and the Companies Ordinance (Ch. 32 of the Laws of Hong Kong), or the Companies Ordinance govern the rights and restrictions of the capital stock of Grand HK. The memorandum and articles of association of Grand HK are included as an exhibit to the registration statement of which this proxy statement/ prospectus is a part. The following discussion is a summary of the rights and restrictions attaching to ordinary shares of Grand HK that will be in effect immediately following the reorganization merger.

Authorized Share Capital

      The authorized share capital of Grand HK is HK$100,000,000 shares of HK$1.00 each. Shareholders of Grand HK have the power to increase Grand HK’s authorized share capital beyond HK$100,000,000.

Issue of Shares

      Without prejudice to any special rights previously conferred on the holders of any then-existing shares or class of shares, any share in Grand HK may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise as Grand HK may by ordinary resolution determine.

Voting

      Subject to any rights or restrictions of any class or classes of shares, every shareholder present in person at a meeting of shareholders shall have one vote, for each share of which such person is the holder. There are no limitations imposed by Hong Kong law or Grand HK’s memorandum and articles of association on the right of shareholders who are not Hong Kong residents to hold shares in Grand HK or exercise voting rights in respect thereof.

Dividend Rights

      Grand HK shall not pay dividends unless they are paid out of profits in accordance with the provisions of Part IIA of the Companies Ordinance. Subject to this limitation, Grand HK may at a general meeting declare dividends, but no dividend shall exceed the amount recommended by the directors. The directors may from time to time pay to the shareholders interim dividends that the directors deem to be justified by the profits of Grand HK. Any general meeting declaring a dividend may direct payment of such dividend wholly or partly by the distribution of specific assets.

Redemption and Conversion

      Currently outstanding shares of Grand HK and shares of Grand HK and the corresponding Grand HK ADSs to be issued pursuant to the reorganization merger, the Playwell acquisition and the related subscription will not be convertible into shares of any other class or series or be subject to compulsory redemption either by Grand HK or the holders of such shares.

Changes to Rights of a Class or Series

      Grand HK’s articles of association provide that, if at any time the share capital of Grand HK is divided into different classes of shares, the rights attached to any class may, whether or not Grand HK is being wound up, be varied with the consent in writing of the holders of 75% of the issued shares of that class, or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. Each holder of shares of such class present in person will have one vote for each share held.

Quorum for General Meetings

      No business shall be transacted at any general meeting of Grand HK unless a quorum of shareholders is present at the time when the meeting proceeds to business and continues to be present until the conclusion of the meeting. Unless otherwise provided by Grand HK’s articles of association, two shareholders present in person or by proxy and holding at least fifty-one percent of the paid-up capital of Grand HK shall be a quorum. Grand HK’s articles of association provide that written action can be taken by consent if signed by all shareholders of Grand HK.

Rights Upon Liquidation

      Upon the liquidation of Grand HK, after payment of the expenses of the liquidation and amounts due to secured, preferential and unsecured creditors of Grand HK, any remaining assets of Grand HK will be available for distribution to the holders of shares in Grand HK on a pro rata basis. The liquidator may deduct from the amount payable to a shareholder any amount owed by such shareholder to Grand HK. The liquidator may, with the sanction of a special resolution of Grand HK and any other sanction required by the Companies Ordinance, divide amongst the shareholders in all or any part of the assets of Grand HK in money or property (whether they shall consist of property of the same kind or not).

Sinking Fund

      The memorandum and articles of association of Grand HK contain no sinking fund provisions in respect of shares in Grand HK.

Liability for Further Calls or Assessments

      Shares in Grand HK to be issued in connection with the reorganization merger and in connection with the Playwell acquisition and related subscription will be duly and validly issued, fully paid and nonassessable. Grand HK does not have the legal right to levy further calls or assessments on its existing shareholders and will not have such legal right to levy further calls or assessments on its shareholders immediately after the consummation of the reorganization merger, the Playwell acquisition and related subscription.

Preemptive Rights

      Holders of Grand HK shares will have no preemptive or preferential right to purchase any other securities of Grand HK.

Repurchase Rights

      The board of directors may, at its discretion, authorize the purchase by Grand HK of its own shares of any class, at any price (whether at par or above or below par), as long as such purchase is made in accordance with the provisions of the Companies Ordinance and Grand HK’s memorandum and articles of association.

Compulsory Acquisition of Shares Held by Minority Shareholders

      An acquiring party is generally able to acquire compulsorily the shares in Grand HK held by minority shareholders in one of the following ways:

•	By a procedure under the Companies Ordinance known as a “scheme of arrangement.” Such an arrangement would be proposed by Grand HK to its shareholders and the Hong Kong Court of First Instance would order a meeting of the shareholders of Grand HK. If a majority in number representing three-fourths in value of the shareholders of Grand HK present and voting either in person or by proxy at the meeting agree to the arrangement, the arrangement would, if sanctioned by the Court, be binding on all the shareholders of Grand HK and on Grand HK itself. Under such an arrangement, minority shareholders of Grand HK could be compelled to sell their shares;

•	If another company makes an offer to shareholders of Grand HK and, within four months of making the offer, acquires not less than 90% of the shares in Grand HK for which the offer was made, the offeror may, at any time not later than five months after the offer was made, give a written notice to non-accepting shareholders of its desire to purchase their shares in Grand HK. Such non-accepting shareholders will then be bound to sell their shares in Grand HK on the terms of the offer. A non-accepting shareholder has a period of two months from the date of such written notice to apply to a court for an order that he shall not be bound to sell his shares in Grand HK or to order terms of acquisition different from those of the offer.

      Following the consummation of the reorganization merger and the transactions contemplated by the subscription and exchange agreement, Mr. Jeff Hsieh will control over 71% of the outstanding capital shares of Grand HK. Mr. Hsieh has informed Grand HK that at this time, he does not intend to initiate or support a compulsory acquisition of Grand HK shares pursuant to either of the acquisition methods described above.

Transfer Agent

      The transfer agent and registrar for the Grand HK ADSs will be The Bank of New York.

DESCRIPTION OF GRAND HK AMERICAN DEPOSITARY RECEIPTS

American Depositary Receipts

      The Bank of New York, as depositary, will execute and deliver the Grand HK ADRs. Grand HK ADRs are American Depositary Receipts. Each Grand HK ADR is a certificate evidencing a specific number of American depositary shares, also referred to as Grand HK ADSs. Each Grand HK ADS will represent one ordinary share (or a right to receive one share) deposited with the principal Hong Kong office of Hong Kong & Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each Grand HK ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the Grand HK ADRs will be administered is located at 101 Barclay Street, New York, New York 10286.

      You may hold Grand HK ADSs either directly (by having a Grand HK ADR registered in your name) or indirectly through your broker or other financial institution. If you hold Grand HK ADSs directly, you are a Grand HK ADR holder. This description assumes you hold your Grand HK ADSs directly. If you hold the Grand HK ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

      As a Grand HK ADR holder, Grand HK will not treat you as one of its shareholders and you will not have shareholder rights. Hong Kong law governs shareholder rights. The depositary will be the holder of Grand HK ordinary shares underlying your Grand HK ADSs. As a holder of Grand HK ADRs, you will have Grand HK ADR holder rights. A deposit agreement among Grand HK, the depositary and you, as a Grand HK ADR holder, and the beneficial owners of Grand HK ADRs set out Grand HK ADR holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the Grand HK ADRs.

      The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR filed as an exhibit to the registration statement for which this proxy statement/ prospectus is a part of. If you would like to obtain an extra copy of these documents, please contact Tania M. Clarke, executive vice-president and chief financial officer of Grand Toys International Inc. at 1710 Route Transcanadienne, Dorval, QC H9P 1H7 Canada, or by phone at (514) 685-2180, x233.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

      The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your Grand HK ADSs represent.

•	Cash. The depositary will convert any cash dividend or other cash distribution Grand HK pays on its shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and can not be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADR holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

        Before making a distribution, the depositary will deduct any withholding taxes that must be paid. See Income Tax Consequences of the Reorganization beginning on page 96. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Shares. The depositary may distribute additional Grand HK ADSs representing any shares Grand HK distributes as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADRs, the outstanding ADSs will also represent the new shares.

•	Rights to purchase additional shares. If Grand HK offers holders of its securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary may sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

        If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. The depositary will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

        U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.

•	Other Distributions. The depositary will send to you anything else Grand HK distributes on deposited securities by any means it thinks are legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what Grand HK distributed and distribute the net proceeds, in the same way as it does with cash or it may decide to hold what Grand HK distributed, in which case Grand HK ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from Grand HK that it is legal to make that distribution.

      The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. Grand HK has no obligation to register ADSs, shares, rights or other securities under the Securities Act. Grand HK also has no obligation to take any other action to permit the distribution of ADRs, shares, rights or anything else to ADR holders. This means that you may not receive the distributions Grand HK makes on its shares or any value for them if it is illegal or impractical for Grand HK to make them available to you.

Deposit and Withdrawal

How are ADSs issued?

      The depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive ADS with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADRs at its office to the persons you request.

How do ADS holders cancel an ADS and obtain ordinary shares?

      You may surrender your ADRs at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADR to you or a person you designate at the office of the custodian or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

Voting Rights

How do you vote?

      You may instruct the depositary to vote the shares underlying your ADRs, but only if Grand HK asks the depositary to ask for your instructions. Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

      If Grand HK asks for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will describe the matters to be voted on and explain how you may instruct the depositary to vote the shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to Hong Kong law and the provisions of Grand HK’s memorandum and articles of association, to vote or to have Grand HK’s agents vote the shares or other deposited securities as you instruct.

      The depositary will only vote or attempt to vote as you instruct or as described in the preceding sentence.

      Grand HK cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

Fees and Expenses

Persons depositing shares or ADR holders must pay:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.02 (or less) per ADS	• Any cash distribution to you

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADR holders

$.02 (or less) per ADS per calendar year (to the extent the depositary has not collected a cash distribution fee of $.02 per Grand HK ADS during that year)	• Depositary services

Registration or transfer fees	• Transfer and registration of shares on Grand HK’s share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary in converting foreign currency to U.S. dollars

Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• Transfer and registration of shares on Grand HK’s share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Any charges incurred by the depositary or its agents for servicing the deposited securities	• No charges of this type are currently made in the Hong Kong market.

Payment of Taxes

      The depositary may deduct the amount of any taxes owed from any payments to you. It may also sell deposited securities, by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If Grand HK:	Then:

• Change the nominal or par value of its shares or reclassify, split up or consolidate any of the deposited securities	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.
• Distribute securities on the shares that are not distributed to you or recapitalize, reorganize, merge, liquidate, sell all or substantially all of its assets, or take any similar action	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

      Grand HK may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or substantially prejudices your rights, it will not become effective for outstanding ADRs until 30 days after the depositary notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

      The depositary will terminate the deposit agreement if Grand HK asks it to do so. The depositary may also terminate the deposit agreement if the depositary has told Grand HK that it would like to resign and Grand HK has not appointed a new depositary bank within 60 days. In either case, the depositary must notify you at least 30 days before termination.

      After termination, the depositary and its agents will do the following under the deposit agreement but nothing else:

•	advise you that the deposit agreement is terminated,

•	collect distributions on the deposited securities,

•	sell rights and other property, and

•	deliver shares and other deposited securities upon cancellation of ADRs.

      One year or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination, Grand HK’s only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that Grand HK agreed to pay.

Limitations on Obligations and Liability

      The deposit agreement expressly limits Grand HK’s obligations and the obligations of the depositary. It also limits Grand HK’s liability and the liability of the depositary. Grand HK and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of Grand HK or the depositary is prevented or delayed by law or circumstances beyond the control from performing the obligations of Grand HK or the depositary under the deposit agreement;

•	are not liable if either of Grand HK or the depositary exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents Grand HK or the depositary believe in good faith to be genuine and to have been signed or presented by the proper party.

      In the deposit agreement, Grand HK has agreed to indemnify the depositary for acting as depositary, except for losses caused by the depositary’s own negligence or bad faith, and the depositary agrees to indemnify Grand HK for losses resulting from its negligence or bad faith.

Requirements for Depositary Actions

      Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares or other property, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

      The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or Grand HK’s transfer books are closed or at any time if the depositary or Grand HK thinks it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying your Grand HK ADSs

      You have the right to surrender your ADSs and withdraw the underlying shares at any time except:

•	When temporary delays arise because: the depositary has closed its transfer books or Grand HK has closed its transfer books; the transfer of shares is blocked to permit voting at a shareholders’ meeting; or Grand HK is paying a dividend on our shares.

•	When you or other Grand HK ADS holders seeking to withdraw shares owe money to pay fees, taxes and similar charges; or

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

      This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

      The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADS. The depositary may also deliver shares upon surrender of pre-released ADSs (even if the ADSs are surrendered before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions:

•	before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited;

•	the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and

•	the depositary must be able to close out the pre-release on not more than five business days’ notice.

      In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

COMPARISON OF RIGHTS OF GRAND HK SHAREHOLDERS

AND GRAND US SHAREHOLDERS

      The rights of Grand US shareholders are currently governed by the Nevada Revised Statutes, or the NRS and Nevada common law which, together with the NRS represents Nevada law affecting Grand US, Grand US’ articles of incorporation, as amended and Grand US’ amended and restated by-laws. As a result of the reorganization merger, Grand US shareholders will receive Grand HK ADSs. The rights and privileges of the holders of Grand HK ADSs will be indirectly governed by Grand HK’s memorandum and articles of association, the Companies Ordinance of Hong Kong or the Companies Ordinance and Hong Kong common law (which, together with the Companies Ordinance represents Hong Kong law affecting the corporate organization and governance of Grand HK) and be directly governed by the depositary agreement among Grand HK, the Bank of New York, as depository, and Grand HK’s shareholders. The Companies Ordinance is modeled after United Kingdom corporate law but does not follow recent United Kingdom statutory enactments and differs from laws applicable to Nevada corporations and their shareholders.

      The following is a summary of material differences between the rights of holders of Grand HK ordinary shares under Grand HK’s memorandum and articles of association and Hong Kong law and the rights of Grand US shareholders under Grand US’ articles of incorporation, as amended, and amended and restated by-laws and Nevada law. This summary does not purport to be complete and is qualified in its entirety by reference to Grand HK’s memorandum and articles of association, the Companies Ordinance and Grand US’ articles of incorporation, as amended and its amended and restated by-laws. Copies of Grand HK’s memorandum and articles of association and Grand US’ articles of incorporation, as amended, and amended and restated by-laws are filed as exhibits to the registration statement of which this proxy statement/prospectus is a part.

Approval of Business Combinations

Grand US	Grand HK

Nevada law generally requires that a merger or exchange be approved by the directors and by a majority of the outstanding capital stock. A corporation’s charter may require a greater vote. Under Nevada law, a surviving corporation need not obtain shareholder approval for a merger if:

• the articles of incorporation of the surviving corporation will not differ from its articles before the merger;

• each share of the surviving corporation’s stock outstanding prior to the merger remains outstanding in identical form after the merger;

• the number of voting shares outstanding immediately after the merger, plus the number of voting shares issued as a result of the merger, either by conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of voting shares of the surviving corporation outstanding immediately before the merger; and

• the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of participating shares outstanding immediately before the merger.	Other than requirements contained in the listing and takeover standards for publicly listed Hong Kong companies, which Grand HK will not be, Hong Kong laws do not provide a statutory merger framework or procedure comparable to Nevada law. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies. The proposed arrangement must be approved by a majority in each class of shareholders with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the proposed arrangement must be sanctioned by the Hong Kong Court of First Instance. The court order must then be delivered to the Hong Kong Registrar of Companies and annexed to the company’s memorandum and articles of association.

Appraisal Rights

Grand US	Grand HK

Under Nevada law, the right of dissenting shareholders to obtain the fair value for their shares is available in connection with some mergers or consolidations. Unless otherwise provided in the corporate charter, appraisal rights are not available to shareholders when no vote of its shareholders is required to approve the merger. In addition, no appraisal rights are available to holders of shares of any class of stock which is either:

• listed on a national securities exchange or designated a national market system security on an interdealer quotation system by the National Association of Securities Dealers; or

• held of record by more than 2,000 shareholders, unless those shareholders are required by the terms of the merger to accept anything other than (a) shares of stock of another corporation which, on the effective date of the merger or consolidation, are of the kind described above, (b) cash, owners’ interests or owners’ interests and cash in lieu of fractional shares of stock, or (c) any combination of the consideration set forth in (a) through (c).

In this merger, Grand US shareholders are not entitled to appraisal rights.	A dissenting shareholder may make an application to the Hong Kong Court of First Instance claiming the affairs of Grand HK are being or have been conducted in a manner unfairly prejudicial to the interests of the shareholders. Although dissenting shareholders do not have rights comparable to appraisal rights available to shareholders of US corporations, the Court has the power to utilize its discretion to make provisions for such dissenting shareholders.

In case of a successful takeover of a Hong Kong company whereby the acquiring company has obtained over 90% of the outstanding shares or class of shares, the Companies Ordinance allows the minority holders of such shares to require the acquiring company to buy them out as well.

If a Hong Kong company makes a general offer to purchase all of its shares or all of its shares of a particular class, and within the offer period, the repurchasing company obtains not less than 90% of its shares, the Companies Ordinance allows any shareholder to whom the offer relates to demand the repurchasing company buy them out at the offer terms or at any other terms agreed to by the parties or ordered by the courts.

Cumulative Voting

Grand US	Grand HK

Under Nevada law, a corporation may provide for cumulative voting for the election of directors in the certificate of incorporation or articles of incorporation. Grand US’ articles of incorporation, as amended does not provide for cumulative voting for the election of directors.	Under Grand HK’s memorandum and articles of association, each shareholder is entitled to one vote per share of stock.

Shareholder Meetings

Grand US	Grand HK

Under Nevada law, meetings of the shareholders may be held in the manner provided by the by-laws of the corporation. The Grand US amended and restated by-laws provide that special meetings shall be held on the first Monday in June or at such other date and time designated by the board of directors.

The Grand US by-laws provide that special meetings may be called by the president and shall be called by the president or secretary at the request of the majority of the board of directors or of the shareholders owning a majority of the capital stock.	The Companies Ordinance states that a company shall in each year hold a general meeting as its annual general meeting in addition to any other meeting in that year and shall specify the meeting as such in the notices calling it. Not more than 15 months shall elapse (or such longer period as the Hong Kong Registrar of Companies may authorize) between the date of one annual general meeting of Grand HK and that of the next. As long as the first annual general meeting of Grand HK is held within 18 months of the date of its incorporation, a general meeting need not be held within the year of, or within the year immediately following the company’s incorporation. The annual general meeting must be held at such time and place as the board shall appoint. Additional general meetings may be convened by the board or by written request of shareholders holding not less than one-twentieth of the paid-up capital of Grand HK which carries the right of voting at general meetings of Grand HK.

Quorum Requirements

Grand US	Grand HK

Under the Grand US amended and restated by-laws, the presence, in person or by proxy, of the holders of a majority of the stock issued and outstanding and entitled to vote, constitutes a quorum for purposes of all meetings of the shareholders.	Under Grand HK’s memorandum and articles of association, a quorum for all general meetings shall be the presence of at least two members, in person or by proxy, of shareholders who also hold at least a majority of Grand HK’s stock issued and outstanding and entitled to vote.

Actions by Written Consent

Grand US	Grand HK

Under Nevada law, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a written consent thereto is signed by shareholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consent is required.	Hong Kong law provides that shareholders may take action requiring a resolution without a meeting only by unanimous written consent, signed by all of the shareholders of Grand HK who are entitled to attend the meeting and vote on the day of the resolution. Grand HK’s memorandum and articles of association authorizes actions by unanimous written consent of its shareholders.

Rights Agreement

Grand US	Grand HK

Grand US does not have a shareholder rights agreement.	Grand HK does not have a shareholder rights agreement.

Dividends and Distributions

Grand US	Grand HK

Under Nevada law, a corporation may pay dividends unless, after giving effect to the proposed dividend, (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.
Under Hong Kong law, the board of directors may declare the payment of dividends to the shareholders out of profits available for the purpose. Such profits are accumulated, realized profits, so far as not previously distributed or capitalized, less accumulated, realized losses, so far as not previously written off in a reduction or reorganization merger of capital duly made.

No Hong Kong laws or regulations restrict the import or export of capital or affect the payment of dividends to non-resident holders of ordinary shares.

Share Repurchases

Grand US	Grand HK

Nevada law provides that the articles of incorporation or a resolution of the board of directors may authorize one or more classes of stock that are (1) redeemable or convertible at the option of the corporation, the shareholders or another person or upon the occurrence of a designated event, (2) for cash, indebtedness, securities or other property or (3) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events.	Under Hong Kong law, shares of a Hong Kong company may, if so authorized by its articles of association, be redeemed or repurchased. Shares may only be redeemed or purchased out of the profits of Grand HK, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided that Grand HK has the ability to pay its debts as they come due in the ordinary course of business.

Number of Directors

Grand US	Grand HK

The Grand US by-laws provide that the number of directors on its board will not be less than one. The current number of directors of Grand US is seven.	Under Grand HK’s memorandum and articles of association, the minimum number of directors is two. The number of directors of Grand HK is currently fixed at five.

Vacancies on the Board of Directors

Grand US	Grand HK

The Grand US by-laws provide that vacancies on the board of directors may be filled by a majority vote of the remaining directors, though less than a quorum.	Grand HK’s memorandum and articles of association provides that any vacancy on the board of directors may be filled by the board of directors. The term of office of a director appointed in this manner will end as if he had become a director on the day on which the director in whose place he is appointed was last elected.

Removal of Directors

Grand US	Grand HK

Nevada law provides that any director or one or more of the incumbent may be removed from office by the vote of shareholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.

The Grand US amended and restated by-laws provide that directors may be removed with or without cause, by the holders of not less than two-thirds of the shares entitled to vote at an election of directors.	Grand HK’s memorandum and articles of association provides that a director may be removed by the ordinary resolution of Grand HK. Such ordinary resolution requires a majority vote of the shareholders.

Amendment of Governing Documents

Grand US	Grand HK

Under Nevada law, amendments to the articles of incorporation must be adopted in accordance with the following procedures:

• The board of directors must adopt a resolution setting forth the amendment and declaring its advisability;

• The board of directors must call a meeting, providing notice to each shareholder entitled to vote as to the meeting and the amendment to be considered; and

• Unless the articles of incorporation provide otherwise, the amendment may be approved by the holders of a majority of the voting power entitled to vote on the amendment.

Nevada law provides that, subject to any by-laws adopted by the shareholders, the board of directors may adopt the by-laws of the corporation. Nevada law is silent on the amendment or repeal of by-laws. The by-laws of Grand US may be amended by the board of directors of Grand US.	Under the Companies Ordinance, amendment of Grand HK’s memorandum and articles of association requires a special resolution passed by the shareholders.

Under the Companies Ordinance, a resolution is a special resolution when:

• it has been passed by not less than three-fourths of such shareholders as, being entitled to do so, vote in person or, if proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given; or

• if it has been approved in writing by all of the shareholders entitled to vote at a general meeting of Grand HK in one or more instruments each signed by one or more of such shareholders, and the effective date of the special resolution shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

Indemnification of Directors and Officers

Grand US	Grand HK

The Grand US amended and restated by-laws provide that Grand US will indemnify its directors and officers against expenses incurred in connection with any action, suit or proceeding to which such person is or was a party due to the fact that such person was a director or officer of Grand US	The Companies Ordinance prohibits exempting any officer or director from liability from, or indemnifying any officer or director against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to Grand HK.

Grand HK’s memorandum and articles of association provides for indemnification of officers and directors for any liability incurred by him in relation to Grand HK in defending any proceedings in which judgment is given in his favor, relief is granted to him by the court, or he is acquitted.

Limited Liability of Directors

Grand US	Grand HK

The certificate of incorporation of Grand US provides that no director or officer shall be personally liable to Grand US or its shareholders for monetary damages for any breach of fiduciary duty. However, a director or officer will be liable to the extent provided by Nevada law for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or for the payment of dividends in violation of Nevada law.	The Companies Ordinance prohibits exempting any director from any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to Grand HK.

Corporate Governance

Grand US	Grand HK

Nevada law provides that the board of directors owe fiduciary duties to corporations for which they serve as directors. Directors are presumed to act on an informed basis, and in the best interests of the Corporation. Nevada law generally does not prohibit interested director transactions.
Hong Kong law generally prohibits loans to directors. Transactions between Grand HK and directors or parties related to directors are not prohibited, provided that such director must, if his interest in such contract or arrangement is material, declare the nature of his interest at the earliest meeting of the board of directors at which it is practicable for him to do so, either specifically or by way of a general notice stating that, by reason of the facts specified in the notice, he is to be regarded as interested in any contracts of a specified description which may subsequently be made by Grand HK. However, under Hong Kong common law, directors must exercise a duty of care and owe a fiduciary duty to the companies for which they serve as directors.

Shareholder Suits

Grand US	Grand HK

Under Nevada law, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. Nevada law expressly authorizes shareholder derivative suits on the condition that the shareholder either held the stock at the time of the transaction of which the shareholder complains, or acquired the stock thereafter by operation of law and continues to hold it throughout the duration of the suit.	In principle, a Hong Kong company will normally be the proper plaintiff in an action to enforce the rights of Grand HK, and a derivative action may not be brought by a minority shareholder. While Hong Kong law does not recognize shareholder derivative actions in the same manner that United States courts do, the Companies Ordinance permits a shareholder to apply for a court order when Grand HK’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim. A court has wide discretion in granting relief.

Restrictions on Business Combinations with Interested Shareholders

Grand US	Grand HK

Nevada law does not permit business combinations with interested shareholders for a period of three years following the date such shareholder became an interested shareholder. The Nevada law defines an interested shareholder, generally, as a person who owns 10% or more of the outstanding shares of the corporation’s voting stock.

In addition, Nevada law generally disallows the exercise of voting rights with respect to “control shares” of an “issuing corporation‘ held by an “acquiring person”, unless such voting rights are conferred by a majority vote of the disinterested shareholders. “Acquiring person” means (subject to certain exceptions) any person who individually or in association with others, acquires or offers to acquire, directly or indirectly, a controlling interest in the issuing corporation. “Control shares” are the voting shares of an issuing corporation acquired in connection with the acquisition of a “controlling interest.” “Controlling interest‘ is defined in terms of threshold levels of voting share ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of the voting power of the issuing corporation in the election of directors, and voting rights must be conferred by a majority of the disinterested shareholders as each threshold is reached and/or exceeded.	The Companies Ordinance does not restrict business combinations with interested shareholders.

Inspection of Books and Records

Grand US	Grand HK

Under Nevada law, any person who has been a shareholder of record for at least six months immediately preceding his or her demand, or any person holding or authorized in writing by the holders of at least 15% of all of its outstanding shares, upon at least five days’ written demand, is entitled to inspect in person or by agent or attorney, during usual business hours, the corporation’s articles of incorporation and by-laws and all amendments thereto, and stock ledger.	Holders of Grand HK shares will have a general right under Hong Kong law to inspect or obtain copies of Grand HK’s list of shareholders or minutes of any general meeting.

The Hong Kong Court of First Instance may appoint an inspector upon application of one hundred shareholders or one-tenth of the shareholders of a company or Grand HK itself may appoint an inspector by special resolution. The inspector will then inspect books and records and issue a report, to the Hong Kong Financial Secretary if the inspector is court appointed and to Grand HK if the inspector is company appointed. The report will be admissible as evidence in any legal proceedings.

INCOME TAX CONSEQUENCES OF THE REORGANIZATION MERGER

U.S. Federal Income Tax Consequences to Grand US Shareholders

      The following constitutes the opinion of Grand US’ and Grand HK’s tax counsel, Katten Muchin Zavis Rosenman, as to the material U.S. federal income tax consequences of the receipt of Grand HK ADSs as of the date hereof by you pursuant to the reorganization merger. The discussion below deals only with shares of Grand US common stock and Grand HK ADSs that are held as capital assets, and does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or to shareholders who, for U.S. federal income tax purposes, are subject to special rules, such as:

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	banks, financial institutions or insurance companies;

•	grantor trusts;

•	real estate investment trusts or regulated investment companies;

•	holders who hold Grand US common stock as part of a position in a straddle or as part of a hedging or conversion transaction for U.S. federal income tax purposes;

•	US holders (as defined below) whose functional currency is not the U.S. dollar; and

•	holders who acquired their Grand US common stock within twelve months of the effective date of the reorganization merger pursuant to the exercise of employee stock options or otherwise as compensation.

      Further, this section does not address any U.S. federal estate and gift or alternative minimum tax consequences or any state, local or foreign tax consequences relating to the reorganization merger or the ownership and disposition of Grand HK ADSs, nor (except as expressly set forth herein) does this discussion address the tax consequences of the reorganization merger to Grand US or Grand HK.

      Neither Grand US nor Grand HK will request any ruling from the IRS as to the U.S. federal income tax consequences of the reorganization merger. You are strongly urged to consult your own tax advisor as to the particular tax consequences to you of the receipt of Grand HK ADSs pursuant to the reorganization merger contemplated by this proxy statement/ prospectus and the ownership and disposition of Grand HK ADSs, including the applicability and effect of federal, state, local and foreign income and other tax laws in your particular circumstances.

      This Section is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the Treasury regulations promulgated thereunder and judicial and administrative interpretations thereof, in each case as in effect and available on the date of this proxy statement/ prospectus. The Code, the treasury regulations and judicial and administrative interpretations are subject to change, which change could apply with retroactive effect and could affect the tax consequences described below.

      For purposes of this proxy statement/ prospectus, a U.S. holder is a beneficial owner of Grand US common stock who exchanges Grand US common stock for Grand HK ADSs and, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (including any entity treated as a corporation for U.S. income tax purposes) created or organized in or under the laws of the U.S. or any state thereof, including the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if such trust validly has elected to be treated as a U.S. person for U.S. federal income tax purposes, or if a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust.

      If a partnership (including any entity treated as a partnership for U.S. income tax purposes) owns Grand US common stock, the tax consequences of the reorganization merger to a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding Grand US common stock, you should consult your own tax advisors.

The Reorganization Merger

      In the opinion of Katten Muchin Zavis Rosenman:

•	The reorganization merger will constitute a reorganization within the meaning of Section 368 of the Code, and/or, when integrated with the issuance of Grand HK ADSs to Centralink, will be treated as a transaction described in Section 351(a) of the Code;

•	The exchange of Grand US common stock for Grand HK ADSs in the reorganization merger will not be subject to Section 367(a)(1) of the Code (other than with respect to a Grand US shareholder that is a “5% transferee shareholder” within the meaning of U.S. Treasury Regulation Section 1.367(a)-3(c)(5)(ii), i.e., a U.S. holder who will own 5% or more of either the total voting power or the total value of the stock of Grand HK immediately after the reorganization merger, determined after taking into account applicable stock attribution rules); and

•	Each of Grand HK, GTI Acquisition and Grand US will be a party to the reorganization within the meaning of Section 368(b) of the Code.

      Based on the foregoing opinions, the following additional material U.S. federal income tax consequences will result to U.S. holders from the reorganization merger (other than with respect to U.S. holders that are 5% transferee shareholders):

•	You will not recognize gain or loss on the exchange of Grand US common stock for Grand HK ADSs in the reorganization merger;

•	The tax basis to you of the Grand HK ADSs received in exchange for your Grand US common stock pursuant to the reorganization merger will equal your tax basis in the Grand US common stock surrendered in exchange therefor;

•	Your holding period for the Grand HK ADSs received pursuant to the reorganization merger will include the holding period of the Grand US common stock surrendered in exchange therefor; and

•	No income, gain or loss will be recognized by Grand HK, GTI Acquisition or Grand US as a result of the transfer to Grand ADSs to you pursuant to the reorganization merger.

      Also based on the foregoing opinions, the following additional material U.S. federal income tax consequences will result from the reorganization merger to U.S. holders that are 5% transferee shareholders:

•	If you do not enter into a “gain recognition agreement” (as described below) you will recognize gain (but not loss) for U.S. federal income tax purposes on the exchange of Grand US common stock for Grand HK ADSs in the reorganization merger, measured by the difference (if any) between the value of the Grand HK ADSs received by you and your tax basis in the Grand US common stock exchanged for Grand HK ADSs. Any gain recognized will be capital gain, which, if you are a non-corporate taxpayer, will qualify for a reduced rate of U.S. federal income tax if your holding period in your Grand US common stock exceeds one year. If you recognize gain, then your tax basis in the Grand HK ADSs received in the reorganization merger will equal their fair market value when received and your holding period for the Grand HK ADSs received in the reorganization merger will begin with the day following the effective date of the reorganization merger; and

•	If you enter into a gain recognition agreement in accordance with Treasury Regulation Section 1.367(a)-8, you will not recognize gain or loss on the exchange of Grand US common stock for Grand HK ADSs, and you will have a tax basis and holding period for the Grand HK ADSs received in the reorganization merger as described above for Grand US shareholders that are not 5% transferee shareholders, provided you comply with the gain recognition agreement. This agreement, which must be signed under penalties of perjury and filed with your timely filed income tax return for the taxable year that includes the effective date of the reorganization merger, will require you to file annual certifications with your income tax return for each of the five years following the year of the reorganization merger, and to recognize any gain not recognized by you in the reorganization merger if Grand HK disposes of the Grand US common stock acquired by it in the reorganization merger at any time before the close of the foregoing five-year period following the year of the reorganization merger. Failure to comply with the gain recognition agreement could result in your having to report and pay tax on your gain (if any) on the receipt of Grand HK ADSs retroactively to the year in which the reorganization merger occurs.

      The opinion of Katten Muchin Zavis Rosenman is based on: the facts set forth in this proxy statement/ prospectus; the assumption that the reorganization merger is consummated in accordance with the terms of the amended and restated agreement and plan of merger and the acquisition of Playwell and related Centralink subscription is consummated in accordance with the amended subscription and exchange agreement, respectively, without waiver or modification of any of the material terms and conditions thereof; the opinion of American Appraisal China Limited as to the value of Hong Kong Toy Centre Limited; and certain representations as to factual matters made by Grand US and Centralink, including representations by Grand US that it will comply with the reporting requirements of Treasury Regulation Section 1.367(a)-3(c)(6), and that Grand HK will satisfy the active trade or business test of Treasury Regulation Section 1.367(a)-3(c)(3). Any inaccuracy in such assumption or representations could jeopardize the conclusions reached in the opinions, and any factual determinations by Grand US or the valuation firm may be challenged by a taxing authority. Also, counsel’s opinions are not binding on the IRS or the courts. A successful IRS challenge to counsel’s conclusions could result in material adverse U.S. federal income tax consequences to you.

Grand HK ADSs

U.S. Holders

Distributions

      Subject to the discussion below under “— Passive Foreign Investment Company Considerations,” the gross amount of any distribution by Grand HK to you of cash or property (other than certain distributions, if any, of common stock distributed pro rata to all shareholders of Grand HK) with respect to Grand HK ADSs will be includible in your income as dividend income to the extent such distributions are paid out of the current or accumulated earnings and profits of Grand HK as determined under U.S. federal income tax principles. Such dividends generally will not be eligible for the dividends received deduction allowed to U.S. holders that are corporations, but (provided Grand HK ADSs are traded on a U.S. exchange) such dividends paid to you through 2008 will be eligible for the special 15% U.S. federal income tax rate applicable to qualifying dividends received by you, if you are a non-corporate U.S. holder who satisfies certain holding period requirements as to your Grand HK ADSs. Subject to the discussion below under “— Passive Foreign Investment Company Considerations,” to the extent that the amount of any distribution by Grand HK exceeds Grand HK’s current and accumulated earnings and profits as determined under U.S. federal income tax principles, the excess distribution will be treated first as a tax-free return of your adjusted tax basis in the Grand HK ADSs and thereafter as capital gain.

      Amounts taxable to you as dividends generally will be treated as foreign source income for purposes of calculating your foreign tax credit limitation.

Sale or Exchange of Grand HK ADSs

      Subject to the discussion below under “— Passive Foreign Investment Company Considerations,” if you are a U.S. holder you generally will recognize gain or loss on a sale or exchange of Grand HK ADSs equal to the difference between the amount realized on such sale or exchange and your adjusted tax basis in such Grand HK ADSs. Such gain or loss will be capital gain or loss. If you are a non-corporate U.S. holder, the maximum marginal U.S. federal income tax rate applicable to such gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if your holding period for your Grand HK ADSs exceeds one year. Gain or loss, if any, recognized by you generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Considerations

      A non-U.S. corporation like Grand HK will be classified as a passive foreign investment company (which is referred to as a PFIC) for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules, either at least 75% of its gross income is passive income or at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes dividends, interest, royalties, rents, and gains from commodities and securities transactions.

      Grand HK believes that it will not be classified as a PFIC for the taxable year in which the reorganization merger occurs. Grand HK’s status in future years will depend on its assets and activities in those years. Grand HK has no reason to believe that its assets or activities will change in a manner that would cause it to be classified as a PFIC. However, the tests for determining PFIC status are applied annually, and it is difficult to accurately predict Grand HK’s future income and assets, which are relevant to this determination. Accordingly, although not anticipated, Grand HK cannot assure you that it will not become a PFIC. If Grand HK were to become a PFIC, then, subject to the discussion below, you would be subject to imputed interest charges and other disadvantageous tax treatment with respect to any gain from the sale or exchange of, and certain distributions with respect to, your Grand HK ADSs.

      Alternatively, if you are a U.S. holder you generally could elect, subject to certain limitations, to annually take into gross income the appreciation or depreciation in the value of the Grand HK ADSs during the tax year (which is referred to as the mark-to-market election). If you make the mark-to-market election, you will not be subject to the above-described rule, but will recognize each year an amount equal to the difference as of the close of the taxable year between the value of the Grand HK ADSs and your adjusted tax basis in the Grand HK ADSs. Losses would be allowed only to the extent of net gain previously included by you under the mark-to-market election for prior taxable years. Amounts included in or deducted from income under the mark-to-market election and actual gains and losses realized upon the sale or disposition of the Grand HK ADSs would be treated as ordinary income or loss.

      You should consult your tax advisors regarding the tax consequences that would arise if Grand HK were treated as a PFIC.

Information Reporting and Backup Withholding Tax

      Currently, any distributions with respect to Grand US common stock and the proceeds from the sale or redemption of Grand US common stock are subject to U.S. backup withholding tax and information reporting rules. After the reorganization merger, it is anticipated that the same rules will apply to distributions with respect to Grand HK ADSs and to proceeds from the sale or redemption of Grand HK ADSs.

      In general, information reporting requirements will apply to dividends or sale proceeds paid within the U.S., and in some cases, outside of the U.S., to U.S. holders other than certain exempt recipients, such as corporations. In addition, backup withholding at the then applicable rate will apply to these payments unless you provide an accurate taxpayer identification number in the manner required by U.S. law and applicable regulations, certify that you are not subject to backup withholding, and you otherwise comply with applicable requirements of the backup withholding rules. Amounts withheld under the backup withholding rules may be credited against your federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

Non-U.S. holders

Distributions and Dispositions

      In general, and subject to the discussion below under “Information Reporting and Backup Withholding Tax,” you will not be subject to U.S. federal income or withholding tax on income from distributions with respect to, or gain upon the disposition of, Grand HK ADSs, unless either (1) the income or gain is effectively connected with your conduct of a trade or business in the U.S. or (2) in the case of gain realized by an individual

non-U.S. holder upon a disposition of Grand HK ADSs, you are present in the U.S. for 183 days or more in the taxable year of the sale and certain other conditions are met.

      In the event that clause (1) in the preceding paragraph applies, such income or gain generally will be subject to regular U.S. federal income tax in the same manner as if such income or gain, as the case may be, were realized by a U.S. holder. In addition, if you are a corporation, such income or gain may be subject to a branch profits tax at a rate of 30%, although a lower rate may be provided by an applicable income tax treaty. In the event that clause (2), but not clause (1), in the preceding paragraph applies, the gain generally will be subject to tax at a rate of 30%, or such lower rate as may be provided by an applicable income tax treaty.

Information Reporting and Backup Withholding Tax

      If your Grand HK ADSs are held through a non-U.S. and non-U.S. related broker or financial institution, information reporting and backup withholding generally would not be required with respect to distributions on and dispositions of Grand HK ADSs. Information reporting, and possibly backup withholding, may apply if Grand HK ADSs are held by you through a U.S. or U.S. related broker or financial institution and you fail to provide appropriate information. The amount of any backup withholding from a payment to you will be allowable as a refund or credit against your U.S. federal income tax liability, provided that the requested information or appropriate claim for refund is furnished to the IRS. If you are a non-U.S. holder, you should consult your tax advisors regarding the imposition of backup withholding and information reporting with respect to distributions on and dispositions of Grand HK ADSs.

Hong Kong Tax Consequences to Holders of Grand HK ADSs

      Holders will generally not be liable for Hong Kong profits or withholding taxes on their receipt of Grand HK ADSs in the reorganization merger, on dividends received from Grand HK or on capital gains realized upon the sale of Grand HK ADSs. However, Hong Kong profits taxes may apply to holders who are engaged in Hong Kong in the trade or business of buying and selling shares. Grand HK ADSs held by an individual holder at the time of death may be treated as property for the purposes of Hong Kong estate duty.

RESTRICTIONS ON SALES OF GRAND HK ADSs RECEIVED

IN THE REORGANIZATION MERGER

      The Grand HK ADSs to be issued in the reorganization merger to Grand US shareholders generally will be freely transferable, except for Grand HK ADSs issued to any person who is deemed to be an “affiliate” of Grand US and Playwell under the Securities Act as of the date of the special meeting. Persons who may be deemed to be “affiliates” of Grand US and Playwell prior to the reorganization merger include individuals or entities that control, are controlled by, or are under common control with Grand US and Playwell prior to the reorganization merger and the consummation of the transactions contemplated by the subscription and exchange agreement, and may include officers and directors, as well as significant shareholders of Grand US and Playwell prior to the reorganization merger and the consummation of the transactions contemplated by the subscription and exchange agreement. Centralink and affiliates of Grand US and Playwell prior to the reorganization merger may not sell any of the Grand HK ADSs received by them in connection with the reorganization merger and the subscription and exchange agreement except pursuant to:

•	an effective registration statement under the Securities Act covering resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

      Grand HK’s registration statement on Form F-4, of which this proxy statement/ prospectus forms a part, does not cover the resale of Grand HK ADSs to be received by affiliates of Grand US and Playwell in the reorganization merger.

PROPOSAL 2 — ISSUANCE OF 10,000,000 ADSs OF GRAND HK TO CENTRALINK

IN CONNECTION WITH THE ACQUISITION OF THE CAPITAL STOCK OF
PLAYWELL INTERNATIONAL LIMITED

The Subscription and Exchange Agreement

      Grand US, Grand HK and Centralink have entered into the subscription and exchange agreement which is the legal document that governs the acquisition of Playwell and the subscription by Centralink of an additional 5,000,000 Grand HK ADSs. The subscription and exchange agreement has been amended on four occasions by Grand US, Grand HK and Centralink. Grand US and Grand HK recommend that you read carefully the complete subscription and exchange agreement, as amended, for the precise legal terms of the subscription and exchange and other information that may be important to you. The subscription and exchange agreement and its amendments are included in this proxy statement/ prospectus as Annex B.

The Playwell Acquisition and the Centralink Investment in Grand HK

      Immediately after the completion of the reorganization merger, Grand HK will acquire Playwell in exchange for 5,000,000 Grand HK ADSs. The subscription and exchange agreement contemplated an adjustment in the number of Grand HK ADSs to be issued to Playwell in the event that Playwell and its subsidiaries did not achieve a target EBITDA of $3,600,000 for the year ending December 31, 2003 or in the event that Grand US did not achieve a target EBITDA of $675,000 or more (excluding up to $750,000 of the costs that Grand US incurs as a result of being a public company) for the twelve months ended December 31, 2003. However, each of Grand US and Playwell exceeded its target EBITDA and, accordingly, the adjustment mechanism is not applicable.

      In addition to the acquisition of the Playwell shares, Centralink has also agreed to subscribe for 5,000,000 Grand HK ADSs for an aggregate subscription price of cash and other consideration with a value of $11,000,000 in two tranches. Centralink will first purchase 3,000,000 Grand HK ADSs for $3,000,000, or $1.00 per Grand HK ADS, and will then purchase 2,000,000 Grand HK ADSs for cash and other consideration valued at $8,000,000, or $4.00 per Grand HK ADS. Centralink has the right to satisfy a portion of the subscription price by assigning to Grand HK up to $2,300,000 of the loans that it advanced to Fun-4-All on the condition that if the loans are not repaid by December 31, 2004, Centralink will make an additional cash contribution to Grand HK in an amount equal to the unpaid balance of the loans in exchange for Grand HK assigning the right to collect the loans back to Centralink.

      On June 8, 2004, Fun-4-All filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. As a result of the filing, Fun-4-All’s obligations to repay the loans were stayed pending resolution of the case. Subsequently, on July 22, 2004, Centralink and Fun-4-All entered into an asset purchase agreement pursuant to which Centralink has agreed to acquire certain assets and assume certain liabilities of Fun-4-All, including a license to develop and market certain Crayola branded products, in consideration for Centralink discharging Fun-4-All from its obligations to Centralink under the loan. The transfer of the assets is conditioned upon bankruptcy court approval and the consent by Binney & Smith to the assignment of the license agreement. As a result of this development, Grand HK, Grand US and Centralink have agreed to the following:

•	In the event that this asset transfer is consummated before the closing of the Playwell acquisition and the related subscription, Grand US, Grand HK and Centralink have agreed that Centralink shall have the right, in lieu of cash, to satisfy up to $2,300,000 of the subscription price for its purchase of Grand HK ADSs by assigning to Grand HK the assets and liabilities that Centralink acquires from Fun-4-All.

•	In the event that this asset transfer is not consummated before the closing of the Playwell acquisition and the related subscription, Centralink shall still have the right to satisfy up to $2,300,000 of the subscription price for its purchase of Grand HK ADSs by assigning to Grand HK up to $2,300,000 of the loan that it advanced to Fun-4-All, together with its rights under the Fun-4-All asset purchase agreement, on the condition that if the transfer of the assets does not occur and the loan is not repaid on or before December 31, 2004, Centralink will immediately make an additional cash contribution to Grand HK in an amount equal to the unpaid balance of the assigned Fun-4-All loan. By acquiring these rights, Grand HK would acquire the Fun-4-All assets if the asset purchase agreement is completed before December 31, 2004.

•	In the event that the asset purchase agreement is terminated before December 31, 2004, the Fun-4-All loans which are assigned to Grand HK will remain outstanding. Because it is unlikely that Fun-4-All will be able to pay the loans before December 31, 2004, it is likely that Centralink will be required to made an additional cash contribution of $2,300,000 to Grand HK under the subscription and exchange agreement at the end of the year.

      In the event the Fun-4-All assets are acquired by Grand HK, Grand HK would retain Empire Valuation Consultants, LLC to value the assets transferred. If the value of the assets is less than $2,300,000, Centralink will pay the difference in cash on or before December 31, 2004.

Representations and Warranties of Grand US, Grand HK and Centralink

      The subscription and exchange agreement contains customary representations and warranties by each of Grand US, Grand HK and Centralink relating to, among other things, the following matters for Grand US and Playwell:

•	Due organization and valid existence;

•	Capitalization; and title to shares and structure;

•	Status of subsidiaries;

•	No winding-up;

•	No violation resulting from the transaction; required consents;

•	Securities law filings of Grand US;

•	Financial statements; liabilities;

•	Absence of certain changes since the date of the financial statements;

•	Status of litigation;

•	Compliance with laws;

•	Existence of any environmental matters;

•	Tax matters;

•	Employee benefit matters;

•	Labor and employment matters;

•	Product defects and product warranties;

•	Real property owned or leased; title to other assets;

•	Sufficiency and condition of assets;

•	Material contracts;

•	Insurance;

•	Intellectual property matters;

•	Customers and suppliers;

•	Lists of bank accounts and powers of attorney;

•	Transactions with affiliates;

•	Brokers or finders fees;

•	Status of books and records;

•	Privacy;

•	Status of accounts receivable;

•	Status of inventory;

•	Restrictions on business activities;

•	No significant items excluded;

•	Absence of certain business practices;

•	Export control and related matters; and

•	No omissions and disclosure of all material facts.

Conduct of Business of Grand US and Playwell Before Completion of the Transactions

      During the period between the execution of the subscription and exchange agreement until the consummation or termination of that agreement, Centralink has agreed to cause Playwell and its subsidiaries and Grand US and Grand HK have agreed themselves, and have agreed to cause each of their subsidiaries, to conduct their respective operations and activities in the ordinary course of business and to also do the following:

•	use commercially reasonable efforts to preserve their business organizations, keep available the services of their officers, employees and agents, preserve their relationships with business contacts and preserve goodwill;

•	confer with the other party on a regular basis concerning material operational matters; and

•	report to the other party concerning the status of the business, operations and finances of their respective companies.

      Centralink, on the one hand, and Grand US and Grand HK, on the other hand, have agreed not to and will not permit Playwell or any subsidiary of either Playwell or Grand US or Grand HK to do any of the following without the written consent of the other party:

•	pay any dividends or make any distributions in respect of any shares of capital stock or change the dividend policy; split, reclassify or issue any shares or acquire any shares of their respective companies;

•	issue, deliver, sell, pledge dispose of any shares of capital stock, voting securities or equity equivalent, or any securities convertible into, or any rights, warrants or options to acquire any shares, voting securities or convertible securities or equity equivalent of their respective companies;

•	amend its organizational documents;

•	enter into voluntary liquidation;

•	acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in any entity or acquire any assets that have an aggregate value in excess of 1% of its total assets other than assets acquired in the ordinary course of business;

•	sell, lease or dispose of any of its assets that have an aggregate value in excess of 1% of its total assets, other than any sale, lease or other disposal in the ordinary course of business;

•	amend or terminate, any material contract, or enter into any other commitment which is material, except actions in relation to license agreements taken in the ordinary course of business and not involving any liability in excess of $50,000;

•	incur any additional indebtedness, enter into a guaranty, or engage in any other financing arrangements having a value in excess of 1% of its total assets, or make any loans, advances or capital contributions to, or investments in, any other entity, other than existing indebtedness under applicable lines of credit;

•	alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership;

•	change any of its accounting principles or practices, except as may be required as a result of a change in law;

•	revalue any of its assets, including writing down the value of its inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

•	make or change any tax election, or file for any change in any method of accounting with a tax authority, except as required by any change in applicable laws;

•	pay, discharge or satisfy any liabilities, other than in the ordinary course of business, that are reflected in the balance sheets of the respective companies as of September 30, 2003 or incurred in the ordinary course of business subsequent to that date;

•	increase the compensation or benefits of any director, officer and other key employee or pay any pension or retirement allowance not required by any existing benefit plan or contract, or enter into any pension, retirement, profit-sharing or welfare benefit plan or employment contract with any employee, other than increases in the compensation of employees who are not officers or directors made in the ordinary course of business, or, voluntarily accelerate the vesting of any compensation or benefit to any employee;

•	waive, amend or allow to lapse any term or condition of any confidentiality, “standstill,” consulting, advisory or employment commitment;

•	approve any annual operating budgets;

•	enter into any transaction with any affiliate;

•	enter into any business other than the business which it is now conducting;

•	purchase any real property or enter into any lease or tenancy contract;

•	enter into or amend or terminate any employment commitment with any officer or employee;

•	take certain actions enumerated in the subscription and exchange agreement; or

•	take any of the foregoing actions.

No Solicitation of Acquisition Transactions

      Grand US has agreed that neither Grand US nor its affiliates or representatives will, directly or indirectly, solicit, initiate or encourage the submission of inquiries, proposals or offers from, or enter into any discussions regarding, or otherwise assist, facilitate or encourage, any person relating to the acquisition of Grand US or any subsidiary of Grand US, or any equity interest in any of them, or any part of their business or assets of any of them.

      Grand US is permitted, in response to an unsolicited “superior proposal” that did not otherwise result from a breach of the subscription and exchange agreement to furnish information with respect to Grand US and the subsidiaries of Grand US to any person making such superior proposal, and, participate in discussions or negotiations regarding such superior proposal. In response to a superior proposal, Grand US may pursue discussions or negotiations with the person making such superior proposal, in which event either Grand US or Centralink may terminate the subscription and exchange agreement. A superior proposal is any proposal made by a third party to acquire, directly or indirectly, more than fifty percent (50%) of the voting power of Grand US or at least 50% or more of the assets of Grand US if:

•	the proposal is otherwise on terms which the board of Grand US determines in its good faith judgment to be more favorable, taken as a whole, to Grand US shareholders than the transactions contemplated by the subscription and exchange agreement; and

•	the board of Grand US determines in good faith that participating in discussions or negotiations with respect to the superior proposal or withdrawing or modifying its recommendation with respect to or otherwise terminating, the subscription and exchange agreement is required for the board of Grand US to comply with its fiduciary duties under applicable law.

Conditions to Consummation of the Reorganization Merger and Acquisition

      The subscription and exchange agreement may be terminated by either Grand US or Centralink and the acquisition of Playwell will not be completed unless, among other things, the following conditions are satisfied or, if allowed by law, waived:

•	the reorganization merger is completed in accordance with the amended and restated agreement and plan of merger;

•	there is not enacted, entered, enforced, or deemed applicable any law or other action taken by a court or governmental authority which would have a material adverse effect on Grand US’ or Centralink’s ability to conduct the business of Grand US or Playwell, as the case may be, or to enjoy the benefits to be derived from the reorganization merger;

•	the shareholders’ agreement among Grand HK, Centralink, Mr. Altro, Mr. Mars and certain affiliates of these parties is executed;

•	none of the parties to the amended and restated agreement and plan of merger is subject to any governmental decree, order or injunction that prohibits the consummation of any of the steps in the reorganization merger;

•	the registration statement of which this proxy statement/ prospectus is a part is declared effective by the SEC, and no stop order is in effect and the Grand HK ADSs shall be listed for trading on Nasdaq or other nationally recognized stock exchange;

•	the U.S. Senate or House of Representatives or a committee of such body has not enacted or proposed any legislation which would materially and adversely affect the prospective tax treatment of Grand US which is different from any legislation currently in effect; and

•	receipt of all consents and approvals required by any governmental or regulatory agency and all other material third-party consents are received.

      In addition to these mutual conditions, the subscription and exchange agreement may be terminated by Grand US if satisfaction of any of the conditions set forth below becomes impossible, other than through the failure of Grand US to comply with its obligations under the subscription and exchange agreement, and Grand US has not waived such condition on or before the closing of the transactions contemplated by the subscription and exchange agreement:

•	all representations and warranties made by Centralink in the subscription and exchange agreement, any related transaction documents, and in any certificate or other writing delivered by Centralink being correct in all material respects when made and on the closing or on the date specifically specified;

•	Centralink performing each agreement required to be performed by it pursuant to the subscription and exchange agreement;

•	Centralink delivering to Grand US an officer’s certificate executed by an officer of Centralink certifying that the conditions to closing have been satisfied;

•	no governmental entity notifying Grand US that it is challenging or seeking to prohibit or limit the ownership or operation of any part of the business or assets of Playwell or any subsidiary of Playwell, or otherwise seeking to make Playwell or any subsidiary of Playwell dispose or hold separate any portion of its business or assets or impose any material limitation on the ability of Playwell or any subsidiary of Playwell to conduct its business following the closing;

•	the absence of any legal action having been threatened, instituted or pending and no law or action shall have been taken by any governmental authority

•	challenging or seeking to restrain or prohibit, or having the effect of preventing, delaying, making illegal or otherwise interfering with the consummation of the transactions contemplated by the subscription and exchange agreement or seeking damages in connection with the transactions,

•	challenging or seeking to prohibit or limit the ownership or operation by Playwell or any subsidiary of Playwell of all or any portion of its business or assets or ownership by Grand HK of Playwell shares or compelling or seeking to compel Playwell or any subsidiary of Playwell to dispose of or hold separate all or any portion of its business or assets or seeking to impose any material limitation on the ability of Playwell or any subsidiary of Playwell to conduct its business or own its assets or the ability of Grand HK to own Playwell Shares,

•	that could reasonably be expected to result in any material diminution in the benefits expected to be derived by Grand HK as a result of the transactions contemplated by the subscription and exchange agreement or

•	that has or has had a material adverse effect on Grand US and its subsidiaries;

•	the occurrence or possible occurrence of any circumstance which has had or could reasonably be expected to have a material adverse effect on Playwell and its subsidiaries;

•	the receipt of a legal opinion of Dorsey & Whitney, counsel to Centralink;

•	the receipt of certificates of incumbency and good standing of Centralink, Great Wall Alliance Limited and Asian World Enterprises Co. Limited;

•	the receipt from Centralink of a certified copy of minutes of a meeting of the directors of Centralink approving the acquisition of Playwell;

•	the receipt of resignations of the directors and company secretary of Playwell and its subsidiaries, including a waiver of all rights to further compensation;

•	receipt of the books and records of Playwell and its subsidiaries;

•	Grand US shareholder approval of the reorganization merger and the issuance of the Grand HK ADSs to Centralink pursuant to the subscription and exchange agreement;

•	receipt of Empire Valuation Consultant’s fairness opinion;

•	receipt of a valuation report to support a conclusion that Grand HK satisfies the substantiality test of Treasury Regulation Section 1.367(a)-3(c)(iii) that will allow the reorganization merger to be tax-free to Grand US’ shareholders;

•	retention of a custodian for the issuance of the Grand HK ordinary shares and a depositary for the issuance of the Grand HK ADSs;

•	the release of Playwell and its subsidiaries from any guarantee or other liability which any of them may have relating to the liabilities of Centralink or any affiliate of Centralink;

•	the satisfaction of any obligation, other than ordinary course obligations, owed by Centralink or its affiliates to Playwell or its subsidiaries in full;

•	the receipt of all permits and consents by Playwell and its subsidiaries and Centralink required to permit the acquisition of Playwell without breach or default by Playwell or its subsidiaries or Centralink;

•	receipt of an indemnification letter from Cornerstone, Centralink’s parent company, indemnifying Grand HK from any fraud by Centralink in inducing Grand US and Grand HK to proceed with the transactions contemplated by the subscription and exchange agreement or from any intentional or willful misrepresentation or breach of, or omission of material facts in the representations and warranties of Centralink, and assurances that Cornerstone is financially capable of satisfying its obligations pursuant to such indemnification;

•	Playwell or its subsidiaries entering into a facilities sharing agreement with Toy Biz or other affiliates of Centralink, acceptable to Grand US, for the sharing of office and management facilities in Hong Kong and related matters; and

•	Hong Kong Toy Centre entering into a new supply agreement with Toy Biz, acceptable to Grand US, providing for the manufacture and sale of moulds and toys for Toy Biz.

      The subscription and exchange agreement may be terminated by Centralink if satisfaction of any of the conditions set forth below becomes impossible, other than through the failure of Centralink to comply with its obligations under the subscription and exchange agreement, and Centralink has not waived such condition on or before the closing of the reorganization merger and acquisition:

•	All representations and warranties made by Grand US and Grand HK in the subscription and exchange agreement, any related transaction document and in any certificate or other writing delivered by Grand US and Grand HK being correct in all material respects when made and on the closing or on the date specifically specified;

•	Grand US and Grand HK performing each agreement required to be performed by them pursuant to the subscription and exchange agreement;

•	Grand US and Grand HK delivering to Centralink an officer’s certificate executed by an officer of Grand US and Grand HK certifying that the conditions to closing have been satisfied;

•	no governmental entity notifying Centralink that it is challenging or seeking to prohibit or limit the ownership or operation of any part of the business or assets of Grand US or any subsidiary of Grand US, or otherwise seeking to make Grand US or any subsidiary of Grand US dispose or hold separate any portion of its business or assets or impose any material limitation on the ability of Grand US or any subsidiary of Grand US to conduct its business following the closing;

•	the absence of any legal action having been threatened, instituted or pending and no law shall have been passed and no action shall have been taken by any governmental authority

•	challenging or seeking to restrain or prohibit, or having the effect of preventing, delaying, making illegal or otherwise interfering with the consummation of the transactions contemplated by the subscription and exchange agreement or seeking damages in connection with the transactions,

•	challenging or seeking to prohibit or limit the ownership or operation by Grand US or any subsidiary of Grand US of all or any portion of its business or assets or ownership by Grand HK of Grand US Shares or compelling or seeking to compel Grand US or any subsidiary of Grand US to dispose of or hold separate all or any portion of its business or assets or seeking to impose any material limitation on the ability of Grand US or any subsidiary of Grand US to conduct its business or own its assets,

•	that could reasonably be expected to result in any material diminution in the benefits expected to be derived by Centralink as a result of the transactions contemplated by the subscription and exchange agreement or

•	that has or has had a material adverse effect on Grand US and its subsidiaries;

•	the occurrence or possible occurrence of any circumstance which has had or could reasonably be expected to have a material adverse effect on Grand US and its subsidiaries;

•	the receipt of a legal opinion of Katten Muchin Zavis Rosenman, counsel to Grand US;

•	the exercise of not less than 1,002,858 outstanding options or warrants to purchase Grand US common stock;

•	the receipt by Centralink of a secretary certificate certifying as to the approval of the transactions contemplated by the subscription and exchange agreement by the board of directors and the shareholders of Grand US, the good standing of Grand US and Grand HK and the organization documents of Grand US and Grand HK;

•	the receipt of resignations of the directors of Grand US and its subsidiaries, including a waiver of all rights to further compensation;

•	the receipt of all permits and consents by Grand US and its subsidiaries required to permit the acquisition of Playwell, the other transactions contemplated by the subscription and exchange agreement and the uninterrupted continued operation of the business of Grand US and its subsidiaries without breach or default by Grand US or its subsidiaries after these transactions; and

•	the receipt of an indemnification letter from David Mars and Stephen Altro indemnifying Centralink HK from any fraud by Grand US or Grand HK in inducing Centralink to proceed with the transactions contemplated by the subscription and exchange agreement or from any intentional or willful misrepresentation or breach of, or omission of material fact in, the representations and warranties of Grand US and Grand HK in such agreement.

Termination of the Subscription and Exchange Agreement

      The subscription and exchange agreement may be terminated at any time prior to completion of the acquisition:

•	by mutual consent of Grand US, Grand HK and Centralink;

•	by either Grand US or Centralink if Grand US has notified Centralink that it intends to pursue discussions or negotiations with a third party in response to a “superior proposal” as described above under the section titled “No Solicitation of Transactions”;

•	by Grand US or Centralink if satisfaction of the conditions to their respective obligations to close becomes impossible, other than through its failure to comply with its obligations under the subscription and exchange agreement;

•	By either Grand US or Centralink if the closing has not occurred on or before August 31, 2004, except that neither Grand nor Centralink may terminate the subscription and exchange agreement if it has failed to comply with its obligations under the subscription and exchange agreement; and

•	By either Grand US or Centralink if the other party has committed a material breach of the agreement and such breach has not been waived.

Expenses: Termination Fees

      In the event the reorganization merger, Playwell acquisition and additional Centralink subscription are completed, all expenses paid by Centralink will be reimbursed by Playwell, Playwell shall cause to be paid all expenses incurred and estimated to be incurred by Centralink but unpaid prior to closing (including expenses associated with post-closing actions), and Centralink shall cause to be paid or reimbursed all expenses paid or incurred by Grand US prior to closing arising out of or related to the subscription and exchange agreement or the consummation of the transactions contemplated by the subscription and exchange agreement.

      In the event that the subscription and exchange agreement is terminated by either Centralink or Grand US’s as a result of Grand US’s decision to pursue a superior proposal, Grand US would be obligated to pay Centralink a fee of the greater of $500,000 or the actual expenses incurred by Centralink in connection with the negotiation and consummation of the transactions contemplated in the subscription and exchange agreement. This will have a potentially chilling effect on Grand US’ ability to find a suitor more favorable than Centralink, given Grand US’ current valuation. Moreover, in the event that Grand US should fail to pay timely any amount due to Centralink, as a result of the termination of the subscription and exchange agreement, interest thereon shall accrue at the rate of 12% per annum from the date such payment is due until the date such payment is made. In the event the subscription and exchange agreement is terminated for any other reason, each party will be responsible for its own fees and expenses, except that the termination of the agreement as a result of a breach by either party will not relieve the breaching party from any liability that it may have for such breach.

INFORMATION ABOUT GRAND TOYS INTERNATIONAL, INC.

AND PLAYWELL INTERNATIONAL LIMITED

Business of Grand Toys International, Inc.

Introduction

      Grand US is a Nevada corporation which, by itself and through its Canadian subsidiary, Grand Toys Ltd. (which is referred to as Grand Canada), has been engaged in the toy business for over 43 years. Grand US develops and distributes a wide variety of toys and fashion accessories throughout Canada and, to a lesser extent, the United States. Grand US’ business consists of four areas of operation:

•	importing and distributing throughout Canada, on an exclusive and non-exclusive basis, a wide variety of well-known toy and leisure products and fashion accessories including party goods, stationery and accessories;

•	selling toy products and fashion accessories featuring popular characters licensed to Grand US;

•	earning commissions on the sale of products represented by Grand Toys Ltd. and shipped directly from an overseas vendor to Canadian customers; and

•	selling proprietary products such as I-screme cosmetics and Art X-press crafts.

      On January 29, 2002, Grand US consolidated all of its Canadian operations into Grand Toys Ltd.

      On June 14, 2002, Grand US sold all of the shares of one of its United States subsidiaries, Sababa Toys Inc., which commenced operations in 2000.

      Unless the context otherwise requires, references herein to Grand US include Grand Toys International, Inc. and its operating subsidiary, Grand Toys Ltd. Grand US revenues are primarily derived from the operations of Grand Toys Ltd.

Products

      Grand Canada imports into Canada for distribution select toys and fashion accessories from vendors who typically design, develop and sell their products in other countries.

      In determining which items to import, Grand Canada examines such factors as consumer acceptance of the particular products in other countries, and Canadian consumer tastes for such products based on similar products distributed previously in Canada. In addition, prior to ordering a product, Grand Canada attempts to predict the potential demand for such product by exhibiting it to Grand Canada’s existing customers.

      The following table sets forth certain vendors whose products Grand Canada distributes in Canada, the type of products they manufacture, and the price range at which Grand Canada sells such products to retailers.

		Product Price
Vendor (Head Office)	Products Distributed by Grand US	Range($)

Barter (H.K.)	Proprietary Arts & Crafts & licensed products	1.60 -	36.84
Catpro (U.S.)	Licensed novelty products	2.32
Comic Images (U.S.)	Bobbleheads	2.49
Intex Corporation (Taiwan)	Inflatable water toys (licensed & non-licensed)	2.67 -	203.12
May Fair (H.K.)	Art Supplies	15.14 -	17.46
P & M Products (U.S.)	Arts & Crafts	1.14 -	11.03
Processed Plastic (U.S.)	Plastic toys, ride-on vehicles, and etc.	0.26 -	22.70
Spectra Star Toys (U.S.)	Kites	1.06 -	88.94
T-Ink (U.S.)	Educational toys	4.09 -	12.11
Toy Biz (U.S.)	Male action figures	3.03 -	30.65
Toy Tech (H.K.)	Astrojax products	1.96 -	9.09
Unice S.A. (Spain)	Balls	1.32 -	1.67

      Grand US’ business and operating results depend largely upon the appeal of the toy products developed and distributed by Grand US. A decline in the popularity of its existing products and product lines or the failure of new products and product lines to achieve and sustain market acceptance could result in reduced overall revenues and margins, which could have a material adverse effect on Grand US business, financial condition and results of operations. Grand US’ continued success will depend on its ability to redesign, restyle and extend its existing toy products and fashion accessories and to develop, introduce and gain customer acceptance of new toy products. However consumer preferences with respect to toy products and fashion accessories are continuously changing and are difficult to predict.

Design and Development

      Grand Canada does not employ its own inventors of new concepts as is common in the toy and fashion accessory industries. Instead Grand Canada receives and develops new concepts in other ways including:

•	Consideration of numerous concepts from unaffiliated third parties for new products. If it accepts and develops an inventor’s concept for a new product, it will pay royalties to the inventor on sales from that product; and

•	Review by Grand US’ staff of trade and product developments within the recreational sector and determination if there is an opportunity that could be put into development.

      Grand US’ staff then develops the new concepts by attending tradeshows worldwide, reading industry publications and communicating with our existing vendors and customers.

      Grand US, through it’s United States subsidiary, Sababa Toys Inc., developed new concepts to be developed internally or by the other subsidiaries within the corporate group, to be sold to third parties. On June 14, 2002, Grand US sold all of the shares of its Sababa Toys, Inc. subsidiary.

      Grand US also develops proprietary products and uses internal staff to develop these products to be sold to third parties.

      All safety testing of Grand US products is done by the manufacturers at the manufacturers’ factories and is designed to meet safety regulations imposed by the Canadian and United States governmental authorities. Grand US also monitors quality assurance procedures of the manufacturers for Grand US products for safety purposes at Grand US warehouse facilities.

Sources of Product

      Approximately 93% of Grand US gross sales in 2003 were from products supplied by the following five vendors: Toy Biz, Toy Tech, Barter, P & M Products and T-Ink Ltd. These products accounted for 62%, 13%, 11%, 4% and 3%, respectively, of 2003 gross sales. If one or more of the remaining suppliers identified above were to terminate their relationship with Grand US, such termination may have a material adverse effect on Grand US. Other than the products from the above-mentioned vendors, no products from any other vendor or from Grand US proprietary products accounted for more than 3% of Grand US gross sales in 2003.

      The products distributed by Grand US are manufactured for Grand US by unaffiliated third parties principally located in China, Hong Kong, Mexico, Spain, the United States and the United Kingdom. Grand US orders products from its vendors which in turn select product manufacturers on the basis of factors standard in the toy industry including price, payment terms, product quality, reliability and the ability of a manufacturer to meet delivery requirements. For licensed products, the licensors may have the right to approve the manufacturers selected by the vendors. The use of third-party manufacturers enables Grand US to avoid incurring fixed manufacturing costs, but also reduces its ability to control the timing and quality of the manufacturing process.

      Grand US does not supervise the day-to-day manufacturing of its products. However, prior to the commencement of manufacturing, Grand US, the vendor and the manufacturer work together to design a prototype of the specific product and its packaging. The manufacturer is contractually obligated to manufacture the products in accordance with those prototype specifications. For licensed products, some licensors may be required to approve the prototype prior to production.

      All manufacturing services performed overseas are generally paid for by either letter of credit or wire transfer. Payment for such manufacturing is made only upon the proper fulfillment of terms established by Grand US for each purchase order. These terms include adherence to product quality, design, packaging and shipping standards, as well as proper documentation relating thereto. Most product purchases are paid for in U.S. dollars.

      Grand Canada is not a party to any long-term supply or requirements agreements with any specific manufacturer. All of Grand US manufacturers may subcontract the manufacture of components of their products to third parties who are not affiliated with Grand US.

Materials

      The principal raw materials used in the production and sale of Grand US products are plastic, printed fabrics and paper products. These are all currently available at reasonable prices from a variety of sources. Because Grand US does not manufacture any of its products on site, it does not own any specialized tools or other production equipment.

Location

      Grand Canada leases a building in suburban Montreal, Quebec, Canada, where Grand US executive and administrative offices are located as well as its distribution center. Grand US also had a sales office and showroom in Mississauga, Ontario, Canada. This location was closed on December 31, 2002 as part of Grand US restructuring efforts.

Licensing and Distribution Agreements

Character Licenses

      Grand US product lines include products featuring well-known character properties created by others. In order to obtain the right to manufacture and sell products featuring such character properties, Grand Canada enters into license agreements with the owners of such properties. Under the terms of the character property license agreements, Grand Canada pays royalties to licensors that generally range from 6% to 15% of net sales of the products carrying these character properties. To the extent that competition increases among companies to obtain character property licenses, Grand Canada may encounter increased difficulty in obtaining certain character licenses and may be required to pay greater minimum guaranteed royalty amounts.

      Generally, Grand US character property license agreements provide Grand US with the right to sell only specific products featuring the particular character. All but one of Grand US’ licenses are non-exclusive. These agreements typically limit the sale of such products to Canada. However, certain agreements allow distribution in the United States. They generally have terms of one to three years and are generally although not required by their terms, renewed upon payment of certain minimum guarantees or the attainment of specified sales levels.

      The following table sets forth Grand US character licenses, the licensor for these character properties, the territory of sale, and the types of products that Grand US markets featuring these character properties.

Character Property	Licensor (Territory)	Product Featuring Property

Batman	Warner Bros. (CAN)	Kites, Balls
Bear In The Big Blue House	Venture (CAN)	Balls
Eye Scream	Excel Development (U.S. & CAN)	I-Screme cosmetics
Scooby Doo	Warner Bros. (CAN)	Balls
Hello Kitty, Pochacco.	Sanrio Co. Ltd. (U.S. & CAN)	Foam Puzzles, Foam Floor Tiles
Monsters, Winnie the Pooh, Toy Story, Standard characters	Disney (CAN)	Kites
Nintendo	G-Squared (CAN)	Balls
Pooch Patrol	Isovoy Inc. (U.S. & CAN)	Plush Toys
Bob the Builder	Hit Entertainment (CAN)	Kites, Suncatchers
Rugrats, Sponge Bob, Blues Clues Dora the Explorer, Jimmy Neutron	Studio Licensing (CAN)	Kites, Balls, Suncatchers, Bath Activity Toys
Sesame Street	E.M.G. (CAN)	Balls, Kites
Spider-man	Marvel, (CAN)	Ball, Stationery
Astrojax	Vele Marketing (CAN)	Astrojax product lines
Spiderman	Marvel (U.S. & CAN)	Foam Puzzles, Foam Floor Tiles
X-Men	Marvel (U.S. & CAN)	Foam Puzzles, Foam Floor Tiles

      There is one particular character property license that resulted in sales in excess of 10% of Grand Canada’s sales revenues for the year ended December 31, 2003. The Astrojax property represented 13% of Grand US Sales revenues and the loss of this licensed product would have a material adverse effect on Grand US operations.

      All costs associated with licensing and distribution are expensed in the period incurred and are shown as royalty expense in the Statements of Operations. Total royalty expense for the years ended December 31, 2003, 2002 and 2001 was $302,801, $311,082 and $252,506, respectively.

Distribution Arrangements with Toy Vendors

      Grand Canada selects products from a master product list provided to it by the vendor. The purchase price, depending on the arrangement with the supplier, may consist of a fixed payment per item, specified minimum quantities to be purchased and other conditions, and occasionally a royalty fee.

      Pursuant to these agreements, Grand Canada obtains either the exclusive or non-exclusive right to import and distribute throughout Canada the products selected by it. These agreements generally have terms of one to five years and are usually exclusive for a specified product or product line within a specific territory.

      Grand Canada’s distribution agreement with its largest vendor, Toy Biz Inc., accounted for 62% of Grand US’ 2003 sales volume. Grand’s contract with this vendor renews on an annual basis. At December 31, 2003, the agreement is verbal in nature.

      Generally, under Grand US’ distribution agreements, Grand Canada is responsible for paying shipping and other related costs upon the purchase of goods from the vendor. If Grand Canada were to be in default under a license or distribution agreement, such agreement could be terminated and Grand US could also incur liability for certain costs and penalties.

      As a result of changing consumer preferences, many toy products are successfully marketed for only one or two years. There can be no assurances that any of Grand US current products or product lines will continue to be popular for any significant period of time; any new products or product lines introduced by Grand US will achieve an adequate degree of market acceptance; or any new product’s life cycle will be sufficient to permit Grand US to recover development, manufacturing, marketing or other costs of the product.

      In the event a new product does not receive sufficient market acceptance, Grand US may be required to sell inventory of such product at a substantial discount. Accordingly, Grand US’ success is dependent in large part on its ability to secure the rights to distribute new products and to secure new character and well-known brand name licenses for existing or new product lines, which cannot be assured. Therefore, Grand US cannot assume that any new products will be successful or meet with the same success as existing products.

Marketing, Sales and Distribution

      Grand Canada markets its products throughout Canada via one employee sales representative and independent sales agents. Purchasers of the products include mass retailers, regional retail stores, toy specialty stores and wholesalers.

      Grand Canada’s three largest customers are: Toys ‘R’ Us, Zellers, and Walmart, which for the year ended December 31, 2003 accounted for approximately 21%, 20% and 8%, respectively, of Grand US gross sales. No other customer accounted for more than 8% of gross sales in 2003. If one or more of the three customers identified above terminated its relationship with Grand Canada, a material adverse effect on Grand US may occur.

      Grand Canada, in its regular business operations does not have long term order commitments from its customers. Grand US sells to its customers on open account, allowing customers to purchase products up to certain pre-established credit limits.

      For the majority of its customers, Grand US enters into one-year term agreements. These agreements stipulate payment terms, shipping terms, allowances and rebates (i.e., a return on prices paid by the customer if it provides advertising, there are defective product returns or a high volume of product orders, as applicable). Payment terms typically vary between 30 and 90 days.

      Customers generally can cancel purchase orders for which goods have been purchased. Grand US attempts to minimize this possibility by ensuring that customer orders are matched to product purchases.

      In addition, pressure by large customers seeking a reduction in prices, financial incentives, a change in other terms of sale or for Grand US to bear the risks and the cost of carrying inventory could also adversely affect our business, financial condition and results of operations.

      Grand Canada employs a sales and marketing staff of four, including one senior manager and one sales person who makes on-site visits to customers for the purpose of soliciting orders for products. Grand Canada markets products at major and regional toy trade shows in Canada. In addition, Grand Canada maintains a showroom at its headquarters in suburban Dorval, Quebec, Canada.

      Grand Canada directly, or through outside salespersons, takes written orders for products from customers and submits the orders to Grand US vendors who then arrange for manufacture of the products. Customer order cancellations are generally made in writing and Grand US will then notify the appropriate vendors of customer cancellations who in turn notify the manufacturers. This procedure allows Grand US to avoid adding products to inventory as a result of customer cancellations of orders.

      Returns are generally not accepted although consistent with industry practices, exceptions to this policy are made on a case-by-case negotiated basis. Those customers who are shipped defective products (per their term agreements) would claim product returns against the rebates. If a return is material, Grand Canada may have recourse against the manufacturer of the product.

Seasonality

      Grand US’ business is seasonal, with a majority of sales occurring during the period from September through December in anticipation of the holiday season. Therefore its annual operating results will depend, in large part, on its sales during the relatively brief holiday season.

      Further, this seasonality is increasing as large retailers become more efficient in their control of inventory levels through quick response management techniques. Retail sales of toy products are seasonal. These customers are timing reorders so that they are being filled by suppliers closer to the time of purchase by consumers, which to a large extent occurs during September through December, rather than maintaining large on-hand inventories throughout the year to meet consumer demand. While these techniques reduce a retailer’s investment in inventory, they increase pressure on suppliers like Grand US to fill orders promptly and shift a significant portion of inventory risk and carrying costs to the supplier. The limited inventory carried by retailers may also reduce or delay retail sales. Additionally, the logistics of supplying more and more product within shorter time periods increase the risk that Grand US may fail to achieve tight and compressed shipping schedules.

      This seasonal pattern requires significant working capital mainly to purchase inventory prior to the holiday season, and requires accurate forecasting of demand for products during the holiday season. Grand US failure to accurately predict and respond to consumer demand could result in our under-producing popular items and overproducing less popular items.

      However management of Grand US attempts to offset the seasonal nature of the industry by seeking out non-seasonal product lines. The success of non-seasonal product lines, i.e., Spiderman and Lord of the Rings, has resulted in an appropriate seasonal, non-seasonal inventory concentration for the third and fourth quarters.

Product Liability

      Grand US maintains product liability coverage for Grand US operations in the aggregate amount of Canadian $12,000,000.

Competition

      The industries in which Grand US competes are highly competitive. Grand US competes with many larger toy companies in the design and development of new toys, the procurement of licenses and for adequate retail shelf space for its products. The larger toy companies include Hasbro Inc., Mattel Inc., Playmates Inc. and Bandai Co. Many of these competitors have greater financial and other resources than Grand US. Grand US also faces competition from retailers who buy directly from the supplier rather than use a distributor like Grand US. Grand US remains competitive by offering full service to its customers, including marketing programs and customer service. The toy industry’s highly competitive environment continues to place cost pressures on manufacturers and distributors. Discretionary spending among potential toy consumers is limited and the toy industry competes for those dollars along with the makers of computers and video games. Management believes that strong character and product licenses, Grand US’ reputation, the competence of its senior management and its operational controls have enabled Grand US to be competitive.

Government Regulation

      Grand US is subject to the provisions of various laws, certain of which have been enacted by the Federal Government of Canada and others which have been enacted by the Government of the Province of Quebec and other Canadian provinces, and the various states in the United States.

Federal

      The laws of the Government of Canada to which Grand Canada is subject include the Hazardous Products Act which empowers the Government to protect children from hazardous toys and other articles. Under that legislation the Government has the authority to exclude from the market those articles, which are found to be hazardous. Grand Canada is also subject to the Consumer Packaging and Labeling Act enacted by the Government of Canada, whose legislation prohibits the importation of prepackaged items into Canada, as well as the sale, importation, or advertising in Canada of items, which have misleading information on their label.

Provincial

      The legislation enacted by the Government of the Province of Quebec in Canada to which Grand Canada is subject includes the Consumer Protection Act which prohibits the sale of hazardous toys and other articles, and also requires proper labeling and instructions to be included with the item being sold.

      Grand Canada is also subject to the Charter of the French Language, which requires that all labeling and instructions appear in the French language, as well as the Upholstery and Stuffed Articles Act, which requires that stuffed articles conform to hygienic norms, and obligates companies to take measures against contamination during transportation and storage. Similar laws exist in several cities and provinces throughout Canada and in many jurisdictions throughout the world.

      Grand US maintains a quality control program to ensure compliance with all applicable laws.

Employees

      As of December 31, 2003, Grand US employed 23 full-time persons, including two executive officers, none of whom are represented by a union. Grand US believes that its relations with its employees are satisfactory.

Properties

      Grand US’ principal executive offices are located in an approximately 105,000 square foot facility located at 1710 Route Trans-Canada, Dorval, Quebec, Canada. Grand US uses the facility for offices, showroom, warehousing and distribution.

      The lease for the premises expires on September 30, 2004 but Grand US has the right to extend the lease for an additional five-year period, to September 30, 2009, which Grand US is considering exercising. The current monthly rent is $25,315 and during the extension period shall be increased each year by a percentage that is equal to 75% of the percentage increase in the consumer price index for the greater Montreal, Canada area. On October 23, 2002, Grand US sub-let 56,132 square feet of this facility in order to maximize facility efficiency and reduce expenses. The sub-lease ends on November 30, 2008.

      Grand US believes that its current facilities are satisfactory for its present needs and that its insurance coverage is adequate for the premises.

Legal Proceedings

      On November 30, 1995, an involuntary petition under Chapter 7 of the United States Bankruptcy Code was filed against Grand Group Inc, a United States subsidiary of Grand US, in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Proceeding”). On January 4, 1996, the court entered an order for relief under Chapter 7 of the United States Bankruptcy Code and a trustee was appointed to supervise the liquidation of Grand Group Inc. On November 21, 2003, the bankruptcy was discharged.

      On May 10, 2000, a lawsuit for alleged breach of contract has been filed against Grand Canada by a former sales representative. In the opinion of Grand US’ management, this action has no merit. At this point in time it is difficult to ascertain or estimate the value of a settlement, if any.

      On May 21, 2003, Grand US was named in a lawsuit for an alleged defective product causing personal injury. Grand was acting as a distributor for the product. A defense has been filed denying liability and the claim is covered by insurance. At this point in time, it is difficult to ascertain or estimate the value of a settlement, if any.

      On April 15, 2004, Grand US was named in a lawsuit for alleged non payment of commissions. In the opinion of Grand US’ management, it is difficult to ascertain or estimate the value of a settlement, if any.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth certain information regarding beneficial ownership of Grand US common stock as of July 15, 2004 by

•	each person (or group of affiliated persons) who is known by Grand US to own beneficially more than 5% of the outstanding shares of Grand US common stock;

•	each of Grand US directors and executive officers; and

•	all of Grand US executive officers and directors as a group. Except as indicated in the footnotes to this table, Grand US believes that the persons named in this table have sole voting and investment power with respect to such shares.

	Number of Shares	Percent of Class and
Name and Address of Beneficial Owner	Beneficially Owned	Voting Power(1)

Stephen Altro 1710 Rte. Transcanadienne Dorval, QC, Canada, H9P 1H7	931,518(2)	17.15%
David Mars 1710 Rte. Transcanadienne Dorval, QC, Canada H9P 1H7	917,357(3)	16.94%
Livescore Finance Company Ltd. C/o Insinger Trust Standard Charter Bank Bld., 4-4A Des Voeux, Hong Kong	472,500(4)	8.75%
Robenham Inc. C/o Insinger Trust Standard Charter Bank Bld., 4-4A Des Voeux, Hong Kong	472,500(4)	8.75%
Faxfleet Holdings Ltd. C/o Insinger Trust Standard Charter Bank Bld., 4-4A Des Voeux, Hong Kong	452,500(5)	8.38%
Spellord Inc. C/o Insinger Trust Standard Charter Bank Bld., 4-4A Des Voeux, Hong Kong	452,500(5)	8.38%
R. Ian Bradley 1710 Rte. Transcanadienne Dorval, QC, Canada, H9P 1H7	300,000(6)	5.38%
James B. Rybakoff 780 Third Avenue New York, NY 10017	140,109(7)	2.59%
Tania M. Clarke 5622 Shumack Crescent Pierrefonds, QC, Canada H8Z 3K3	52,739(8)	1.63%
Elliot L. Bier 999 Boul. de Maisonneuve Ouest Montreal, QC, Canada H3A 3L4	39,000(9)	0.73%
Michael Seltzer 10101 Collins Ave., Pent. #14 Bal Habour, FL 33514	4,339(10)	—

	Number of Shares	Percent of Class and
Name and Address of Beneficial Owner	Beneficially Owned	Voting Power(1)

Michael Kron 6950 Côte-St Luc Rd., #1111 Montreal, QC, Canada H4V 2Z9	1,125(11)	—
Earl Azimov 5603 Parkhaven Avenue Côte St-Luc, QC, Canada H4W 1X2	1,125(11)	—
All Executive officers and directors as a group (eight persons)	2,087,312(12)	38.99%

(1)	Computed on the basis of 5,355,244 shares of Grand US common stock issued and outstanding and, with respect to those persons holding warrants or options to purchase common stock exercisable within sixty (60) days, the number of shares of common stock that are issuable upon the exercise thereof.

(2)	Includes 285,857 shares and 37,857 warrants held by 136011 Canada Inc., 264,197 shares and 37,857 warrants held by 2870304 Canada Inc. (controlled by Mr. Altro), and 304,000 shares and 1,750 options to purchase commons stock held by Mr. Altro. The company 2870304 Canada Inc., is a privately-held corporation controlled by Mr. Altro, and of which his wife and children are the only other shareholders.

(3)	Includes 428,572 shares and 28,572 warrants held by 136012 Canada Inc. (controlled by Mr. Mars), 117,391 shares and 28,572 warrants held by 2884330 Canada Inc., and 312,500 shares and 1,750 options to purchase common stock held by Mr. Mars. The company 2884330 Canada Inc., is a privately held corporation controlled by Mr. Mars, and of which his wife and children are the only other shareholders.

(4)	Includes 42,500 warrants to purchase common stock and 430,000 shares to purchase common stock.

(5)	Includes 42,500 warrants to purchase common stock and 410,000 shares to purchase common stock.

(6)	Includes 75,000 shares and 225,000 warrants to purchase common stock.

(7)	Includes 82,609 shares and 55,000 warrants to purchase common stock issued to Akin Bay Company LLC and options to purchase 2,500 shares of common stock issued pursuant to our Stock Option Plan. Mr. Rybakoff is the controlling member of Akin Bay.

(8)	Includes 52,739 options to purchase common stock.

(9)	Includes 500 shares and 38,500 options to purchase shares of common stock.

(10)	Includes 3,214 shares of common stock and 1,125 options to purchase common stock.

(11)	Consists of quarterly director option grants pursuant to the Amended Restated Grand US Stock Option Plan.

(12)	See Footnotes (1) – (11).

*  *  *  *

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grand US

      The following should be read in conjunction with Grand US’ consolidated financial statements included elsewhere in this proxy statement/ prospectus.

Overview

      For the quarter ended March 31, 2004, Grand US reported net earnings of $236,228. For the year ended December 31, 2003 Grand US reported net earnings of $1,112,577. Net losses of $826,848 and $1,371,492 were reported for the years ended December 31, 2002 and 2001, respectively. Prior to the year ended December 31, 2003, Grand US had not reported an annual profit since December 31, 1997. As a result of the restructuring plan put in place and management’s focus on the sale of products with higher profit margins, profitability has been achieved. In spite of this, there can be no assurance that Grand US will remain profitable on an annual basis.

      On November 14, 2003, Grand US, Grand HK and Centralink entered into the subscription and exchange agreement pursuant to which, among other matters:

•	Grand US will undertake a corporate reorganization pursuant to which Grand US and its operating subsidiaries will become subsidiaries of Grand HK, with each issued and outstanding share of Grand US common stock being converted into one Grand HK ADS, evidenced by a Grand HK ADR and representing beneficial ownership of one ordinary share of Grand HK, and each outstanding option and warrant to purchase Grand US common stock being converted into one option or warrant to purchase Grand HK ADSs representing beneficial ownership of one ordinary share of Grand HK;

•	Grand HK will acquire from Centralink all of the issued and outstanding capital stock of Playwell in exchange for the issuance to Centralink of 5,000,000 Grand HK ADSs representing beneficial ownership of 5,000,000 ordinary shares of Grand HK. Playwell is a holding company which owns four subsidiaries; Hong Kong Toy Centre Limited, a trading company which manufactures products designated by customers and Playwell branded items; Gatelink Mould Engineering Limited, a manufacturer of moulds for Playwell; Great Wall Alliance Limited, the holder of Playwell trademarks; and Asian World Enterprises Co., Limited, the holder of licenses for Walt Disney Company and Crayola branded products; and

•	Centralink will also subscribe for 5,000,000 Grand HK ADSs for cash and other consideration totaling $11,000,000.

      Net Sales include gross revenues, freight charged to customers and FOB commissions, net of allowances and discounts such as defectives, returns, volumes rebates, cooperative advertising, cash discounts, customer fines, new store allowance, markdowns, freight and warehouse allowance.

      The cost of goods sold for products imported as finished goods includes the cost of the product in the appropriate domestic currency, duty and other taxes, and freight and brokerage charges. Royalties payable to Grand US licensor-vendors which are not contingent upon the subsequent sales of the licensor-vendors’ products are included in the price paid for such products.

      Major components of selling, general and administrative expenses include: payroll and fringe benefits; advertising expense, which includes the cost of production of television commercials and the cost of air time and royalty expense. Royalties include payments by Grand Canada to licensors of character properties and to manufacturers of toy products if such payments are contingent upon subsequent sales of the products. Royalties are usually a percentage of the price at which the product is sold and are payable once a sale is made.

      The pricing of Grand US goods is affected by the price it obtains from its vendors (Cost of Goods Sold) and therefore dictates the selling price Grand US can charge its customers. Other factors that influence Grand US setting of the selling price is the condition of the current market and the nature of the item itself.

      From a selling, general and administrative aspect, the pricing will impact selling (commission expense) and general and administrative (advertising expense). In addition, if a lower selling price is set then the related margin on the product will be reduced and therefore Grand US will look to rationalize other expenses, i.e. customer term packages.

      Accounts receivable are receivables net of an allowance for doubtful accounts. The allowance is adjusted periodically to reflect the current status of receivables. Management believes that current reserves for doubtful accounts are adequate. Sales of products to retailers and distributors are on an irrevocable basis. Consistent with industry practices, Grand Canada may make exceptions to this policy on a case-by-case negotiated basis. Inventory is comprised of finished goods at landed cost.

Critical Accounting Policy

      Management’s Discussion and Analysis of Financial Condition and Results of Operations discuss Grand US’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires Grand US’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, Grand US’s management evaluates its estimates and judgments, including those related to sales reserve for returns and allowances and inventory obsolescence. Grand US’s management bases its estimates and judgments on the customer term agreements, historical experience, retail performance of the products sold and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

      Grand US’s management believes that its critical accounting policy on sales reserves for returns and allowances and inventory obsolescence, among others, affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

      Grand US establishes sales reserves at the time of sale based on the terms indicated in the customer term agreements, historical experience of discounts and returns on related products. The return of non-defective product occurs infrequently in Canada and the United States, and such returns are usually covered by customer terms agreements, thereby reducing the risk of additional expense. If the defective issue is pervasive to the whole product line, the supplier of the product would be responsible for the excess defective claim over the amount allowed per the term agreement. The financial statement line that would be impacted is net sales as these charges offset gross sales.

      Inventory obsolescence is reviewed on a monthly basis. The factors considered include current market prices, the demand for and the seasonality of its products. Grand US tailors its purchase of inventory to the rate of sell-through at retail of each item. In addition, Grand US does not have purchase commitments to its current vendors. For these reasons, Grand US’s management believes that the inventory is fairly stated. If circumstances should change (i.e. unexpected shift in market demand, pricing, trends etc.), there could be a material impact on the net realizable value of inventory that would impact the results of Grand US. The financial statement line that would be impacted is cost of goods sold.

Results of Operations

	For the Three
	Months Ended		For the Years Ended
	March 31,		December 31,

	2004	2003	2003	2002	2001

	%	%	%	%	%
Net sales	100.00	100.00	100.00	100.00	100.00
Cost of goods sold	59.52	58.11	58.46	68.34	71.27

Gross profit	40.48	41.89	41.54	31.66	28.73

Operating expenses:
General and administrative	17.75	18.21	23.45	22.14	33.05
Salaries and fringe benefits	12.01	10.13	9.09	13.83	20.90
Royalties	0.81	2.40	2.79	2.55	3.13
Bad debt expense	0.46	0.36	0.51	0.28	1.83
Depreciation and amortization	0.48	0.56	0.64	0.74	1.44
Reduction of provision for a lawsuit	—	—	—	—	(6.82)
Reduction of provision for loan receivable	—	—	—	—	(3.57)
Gain on forgiveness of long-term debt	—	—	—	—	(14.82)

	31.51	31.66	36.48	39.54	35.14

Non-operating expenses (income):
Interest expense	0.69	0.71	0.84	0.66	0.59
Interest revenue	(0.50)	(0.51)	(0.51)	(0.58)	(1.26)
Foreign exchange (gain) loss	0.39	(2.03)	(0.78)	0.33	1.09

	0.58	(1.83)	(0.45)	0.41	0.42

Earnings before income taxes	8.39	12.06	5.51	(8.29)	(6.83)
Earnings from continuing operations	8.39	12.06	5.66	(8.41)	(11.66)
Gain on sale of discontinued operations, net	—	3.54	4.58	1.62	(5.35)

Net earnings applicable to common stockholders	8.39	15.60	10.24	(6.79)	(17.01)

      On a monthly basis Grand US’ management reviews its inventory of products and makes an assessment of its realizable value. The factors considered include current market prices, the demand for and the seasonality of its products. If circumstances change (i.e. unexpected shift in market demand, pricing, trends etc.) there could be a material impact on the net realizable value of inventory.

Comparison of the three months ended March 31, 2004 to the three months ended March 31, 2003

Net Earnings:

      Net earnings for the first quarter of 2004 were $236,228, or $0.04 per share, as compared to a net earnings of $453,082, or $0.16 per share, for the first quarter of 2003. Without the gain on discontinued operations, net earnings in the first quarter of 2003 would have been $350,080 or $0.13 per share.

      Net earnings decreased during the quarter ended March 31, 2004 by $216,854 compared with the first quarter of 2003 as a result of decreases in net sales and gross margins, increases in expenses, and the absence of a gain on discontinued operations.

Net Sales:

      Net sales decreased for the first three months of 2004 by $93,634, or by 3.22%, to $2,813,698 from $2,907,332 for the first quarter of 2003 due to the decrease in sales of the AstroJax product line.

Gross Profit:

      Gross profit for Grand US decreased during the first three months of 2004 by $78,721 compared to the prior quarter. As a percentage of sales, gross profit decreased from 41.89% in the first quarter of 2003 to 40.48% in the first quarter of 2004.

      Gross profit decreased as a result of the sales and product mix in the first quarter of 2004, which is primarily due to the decrease in sales in 2004 of higher margin product lines.

General and Administrative Expenses:

      General and administrative expenses decreased by $29,672 to $499,421, in the first quarter of 2004, from $529,093 in the first quarter, of 2003. The decrease is consistent with management’s emphasis on controlling costs.

      During the first quarter of 2004, advertising expense decreased by $41,186 as a result of a decrease in media advertising compared to last quarter.

Salaries and Fringe benefits:

      Salaries and fringe benefits expenses increased by 14.51%, from $294,702 for the quarter ended March 31, 2003 to $337,889 for the quarter ended March 31, 2004.

      The increase is due to a general increase in salaries of Grand US’ employees.

Royalties Expense:

      Royalties expense decreased by 67.27%, from $69,895 for March 31, 2003 to $22,874, for the quarter ended March 31, 2004, as a result of the decrease in the sales of the Astrojax licensed product.

Bad Debts Expense:

      The increase in bad debts expense of $2,338 from $10,601 for March 31, 2003 to $12,939 in the quarter ended March 31, 2004 is due to the increase in the credit insurance rates premium.

Foreign Exchange (gain) loss:

      As a result of the decline of the Canadian dollar in the first quarter of 2004, Grand US reported a foreign exchange loss of $10,999 as compared to a gain of $59,144 in the first quarter of 2003.

Gain on Discontinued Operation:

      On June 14, 2002, Grand US sold all of the shares of its Sababa Toys, Inc. subsidiary. Sababa Toys, Inc. distributes proprietary products and develops product concepts to be sold to third parties. In consideration for the purchase of the shares, Grand US received a note in the principal amount of $1,065,716. Payments under the note are to be made quarterly until June 30, 2005 when the unpaid principal balance is due.

      As of June 14, 2002 Grand US recognized a gain on the sale of $761,584. As of December 31, 2002, $263,784 was recorded in the Statement of Operations, the balance deferred. For the first quarter 2003, Grand US recorded a gain of $103,002. As of December 31, 2003 the balance of the gain has been fully recorded in income.

Comparison of the year ended December 31, 2003 to the year ended December 31, 2002

Net Loss:

      Net earnings for 2003 was $1,112,577, or $0.36 earnings per share, as compared to a net loss of $826,848, or $(0.40) loss per share in 2002. Net earnings for the year ended December 31, 2003, included a gain of $497,800 on the sale of discontinued operations. Without this gain, Grand US would have realized a net earnings of $614,777 or $0.20 earnings per share.

      Increased gross profit and the recognition of the gain on the sale of Sababa Toys Inc., resulted in net earnings for the year as compared to 2002.

Net Sales:

      Net sales decreased by $1,318,855 in 2003, or by 10.83%, to $10,861,452 from $12,180,307 for 2002. Net sales decreased primarily as a result of the decline in the following product lines: Spiderman and Lord of the Rings (Toy Biz and Playwell), Blopens (P & M Products Ltd.). These decreases are due to a shift in buying patterns of the retailers, such as the direct purchase from the vendor and the loss of product line distribution as a result of purchase by a competitor. The net sales of new product lines such as Art X-press, Astrojax and Hulk helped to offset the decrease in net sales from other product lines.

Gross Profit:

      Gross profit for Grand US in 2003 increased by $654,795 compared to 2002. As a percentage of sales, gross profit increased in 2003 from 31.66% to 41.54%. The increased gross profit in 2003 was due to the addition of higher margin product lines as a result of better pricing and tighter inventory controls.

General and Administrative Expenses:

      General and administrative expenses decreased by $150,003 to $2,546,490 in 2003 from $2,696,493 in 2002, as a result of the cost-cutting measures implemented.

      During 2003, the following expenses increased:

      Advertising expense increased by $188,813 as a result of additional expense related to the promotion of new and existing product lines.

      Insurance expense increased by $73,335 as a result of the increase in insurance premiums.

      Consulting expense increased by $92,240 as a result of one-time consulting charge of $60,000.

      As a percentage of sales, general and administrative expenses increased by 1.31% from 22.14% in 2002 to 23.45% in 2003, due to the net sales reduction.

Salaries and Fringe benefits:

      Salaries and fringe benefits decreased by $696,614 or 41.36% from $1,684,114 in 2002 to $987,500 in 2003. The decrease is attributable to headcount reductions following the downsizing, which represented $340,614 of the total decrease, and the recovery of $356,000 in 2003 of payroll related taxes paid in a prior year.

Royalties:

      Royalty expense decreased by $8,281 or 2.67% to $302,801 in 2003 from $311,082 in 2002. The net decrease is a result of an increase in royalty expense tied to the Astrojax product line and a reduction in write offs of prepaid royalties related to non performing licenses.

Bad Debt Expense:

      Bad debts increased by $20,767 in 2003 as a result of an increase in the insurance rate premiums and the bankruptcy of one customer.

Depreciation and Amortization:

      Depreciation and amortization expense decreased by $20,160 as a result of the write-off of assets in 2002 and the declining balance method of depreciation used on most assets.

Interest Expense:

      Interest expense increased by $11,556 in 2003 as a result of a new loan received in August 2002.

Interest Revenue:

      Interest revenue decreased by $14,094 or 25.08% from $70,287 in 2003 to $56,193 in 2002. As a result of the renegotiation of the terms of the Limited Treasures receivable, interest income decreased by $26,933. In addition, this decrease was offset by an increase in interest receivable on Grand US’ cash balance.

Foreign exchange (gain)/loss:

      The gain of $84,681 in foreign exchange in 2003 as compared to a loss of $40,894 in 2002 was a result of the strengthening of the Canadian dollar against the US dollar.

Gain on Discontinued Operation:

      On June 14, 2002, Grand US sold all of the shares of its Sababa Toys, Inc. subsidiary to Sababa Global Consumer Products, LLC. Sababa Toys, Inc. distributes proprietary products and develops product concepts to be sold to third parties. In consideration for the purchase of the shares, Grand US received a note in the principal amount of $1,065,716. Payments under the note are to be made quarterly until June 30, 2005 when the unpaid principal balance is due. Grand US recognized a gain on the sale of $761,584, of which $497,800 has been recorded in the Statement of Operations. As of December 31, 2003, the balance of the gain has been fully recorded in income.

Comparison of the year ended December 31, 2002 to the year ended December 31, 2001

Net Loss:

      Net loss for 2002 was $826,848, or $(0.40) loss per share, as compared to a net loss of $1,371,492, or $(1.16) loss per share in 2001. However, net loss for the year ended December 31, 2002, included a gain of $263,784 on the sale of discontinued operations, offset by a $66,492 loss from the operations of discontinued operations. Without this gain, Grand US would have incurred a net loss of $(1,024,140) or $(0.50) per share.

      Increased gross profit and the recognition of the gain on the sale of Sababa Toys Inc., resulted in the significant decrease in the net loss for the year as compared to 2001. Grand US will have until 2008 to be able to apply unutilized tax losses against future taxable income.

Net Sales:

      Net sales increased by $4,117,441, or by 51.07%, to $12,180,307 from $8,062,866 for 2001. Net sales increased primarily as a result of the success in the following product lines: Spiderman and Lord of the Rings (Toy Biz and Playwell), Blopens (P & M Products Ltd.).

Gross Profit:

      Gross profit for Grand US in 2002 increased by $1,540,347. As a percentage of sales, gross profit increased in 2002 from 28.73% to 31.66% as a result of the sales mix in the product line. The increased gross profit in 2002 also was attributable to Grand US’ continued emphasis on higher margin sales.

      As part of Grand US’ 2002 restructuring plan, Grand US abandoned the manufacturing and selling of certain of its proprietary product lines. In doing so Grand US incurred $125,247 in expenses relating to write-offs of deferred product development and $94,350 in negative margin due to reduced selling prices as a result of the decrease in customer interest.

      In addition, commissions on FOB sales increased as compared to the same period of 2001, by 7.25% because our sales relating to the product line, Toys Biz increased by 169% over the same period in 2001.

General and Administrative Expenses:

      General and administrative expenses increased by $31,988 to $2,696,493, in 2002 from $2,664,505 in 2001. As a percentage of sales, general and administrative expenses decreased by 10.91% from 33.05% in 2001 to 22.14% in 2002.

      One-time charges incurred as a result of the implementation of Grand US’ restructuring plan resulted in a total expense of $516,479. In 2002, Grand US closed two locations and reduced head count through employee and contract terminations. In line with the restructuring plan, Grand US discontinued the manufacture of certain proprietary licensed products.

      One time restructuring expenses were:

Write-off of discontinued lines	$172,864
Consulting	111,469
Legal fees	98,985
Severance & terminations	71,749
Location closing	61,412

$516,479

      In 2002, Grand US incurred $412,350 in bank financing expenses as a result of the high cost of financing through Grand US’ lender. In addition, Grand US incurred significant legal charges of $246,758, relating to the settlement of legal issues, the filing of registration statements, financing documents and handling the NASDAQ de-listing issue.

      Based on the above, Grand US has determined that of the total general and administrative expenses, $516,479 are of an infrequent nature. The reasons for reclassifying these items as infrequent was based on the fact that these items were not previously incurred and related to, in Management’s opinion, events that would not recur.

Salaries and Fringe benefits:

      In 2002, the slight decrease of $1,295 in the salaries and fringe benefits expense was a result of the downsizing efforts. The impact was minimal due to the severance costs of $71,749 recorded. Without the downsizing efforts implemented, Grand US would have incurred an additional expense of $78,071 in the last five months of the year. At December 31, 2002, there were no severance payments outstanding.

Royalties:

      Royalty expense increased by $58,576 largely due to write-off of prepaid royalties related a non-performing license.

Bad Debt Expense:

      A decrease in bad debt expense of $112,653 was a result of a receivable write-off of $104,534 in 2001 and a reduction in credit insurance premiums for 2002.

Depreciation and Amortization:

      Depreciation and amortization decreased by $26,671 in 2002 as a result of the declining balance method of depreciation and amortization used on most assets.

Foreign Exchange Loss:

      The loss in 2002 decreased due to the strengthening of the Canadian dollar.

Interest Expense:

      The increase of $32,759 is due to the higher financing cost associated with Grand US’ current lender as compared to 2001.

Interest Revenue:

      Interest revenue decreased by $31,052 in 2002 due to a reduction in the interest charges on a receivable to reflect reductions in the prime rate.

Income tax Expense (recovery):

      Income tax expense for 2002 is the actual tax expense incurred by Grand US for 2002. The 2001 income tax recovery includes the reversal of an accrual of $309,345 as a result of a successful resolution, in Grand US’ favor, of a tax case and offset by the write-off of $185,411 due to recurring losses in the US companies and a refund of $13,713 of taxes, overpaid in a prior year.

Gain on Discontinued Operation:

      On June 14, 2002, Grand US sold all of the shares of its Sababa Toys, Inc. subsidiary to Sababa Global Consumer Products, LLC. Sababa Toys, Inc. distributes proprietary products and develops product concepts to be sold to third parties. In consideration for the purchase of the shares, Grand US received a note in the principal amount of $1,065,716. Payments under the note are to be made quarterly until June 30, 2005 when the unpaid principal balance is due. Grand US recognized a gain on the sale of $761,584, of which $263,784 has been recorded in the Statement of Operations. The balance of the gain has been deferred and will be recorded in income on a proportionate basis as the proceeds from the note receivable are received.

Liquidity and Capital Resources

      Grand US generally finances its operations through borrowings under its line of credit facility with Montcap Financial Inc., and by cash flow from operations. In the past, it has also supplemented those sources through the sales of equity securities.

      Grand US has a line of credit to finance its inventory and accounts receivable for advances of up to $2,700,000 (CA$3,500,000). The receivable loan has a discount fee of 2.0% and the inventory loan bears interest at Canadian prime plus 7.5%.The agreement is for a period of one year and is renewed automatically, unless prior notice is given by either party.

      The loan is secured by a first ranking movable hypothec in the principal amount of $3,085,000 (CA$4,000,000) on the universality of all present and future assets of Grand US and the assignment of insurance. There are no debt covenants or cross-default provisions.

      Accounts receivable at March 31, 2004 were $1,984,671 compared to $1,598,907 at December 31, 2003. The sales were mainly to mass retailers. Inventory at March 31, 2004 increased to $1,726,062 from $1,682,298 at December 31, 2003.

      Working capital increased from $3,495,070 at December 31, 2003 to $3,851,101 at March 31, 2004. Net cash used for operating activities was $768,431 in 2004 compared to net cash used for operating activities of $318,926 in 2003. Cash for additions to equipment and leasehold improvements was $7,261 in 2004 compared to $530 for 2003.

      Grand US’ accounts receivable level is subject to significant seasonal variations due to the seasonality of sales. As a result, Grand US’ working capital requirements are greatest during its third and fourth quarters. In addition, to the extent accounts receivable, inventories, guarantees and advance payments increase as a result of growth of Grand US’ business, Grand US could require additional working capital to fund its operations.

      If the funds available to Grand US from current cash and cash equivalents are not sufficient to meet Grand US’ cash needs, Grand US may from time to time seek to raise capital from additional sources, including project-specific financing, additional public or private debt or equity financing.

      Based on 2004 forecasts, the current credit facility appears to be sufficient to meet Grand US’ financial needs.

      Grand US believes that in order to achieve its long-term expansion objectives and to enhance its competitive position in the U.S. market, it will need additional financial resources over the next several years. The precise amount and timing of Grand US’ future financing needs cannot be determined at this time and will depend upon a number of factors, including the demand for its products and the management of its working capital. Grand US may not be able to obtain additional financing on acceptable terms or at all. If Grand US is unable to obtain sufficient capital, it could be required to curtail its expansion.

Effects Of Inflation

      Grand US does not believe that inflation has had a significant impact on its financial position or results of operations in the past three years.

Contractual Obligations

      Grand US has entered into long-term leases with minimum annual rental payments approximately as follows:

      The amounts of the operating lease obligations at march 31, 2004 reflect the lease for the premises and the office equipment.

	Less than			More than
Contractual Obligations	1 Year	1-3 Years	3-5 Years	5 Years

Operating lease obligations	$252,000	$1,042,000	$584,000	$—

New Accounting Pronouncements

      Grand US has determined that the new pronouncements effective in the year 2003 will not have a significant impact on the financial statements.

      The FASB’s issued are as follows:

      FAS No. 148 “Accounting for Stock Based Compensation”. This provides alternative methods of transition for a voluntary change to fair value based method of accounting for stock based employee compensation and the effect of the method used on reported results. The standard also improves the prominence and clarity of the pro forma disclosures required by FAS No. 123 by prescribing a specific tabular format and by requiring disclosure in the Summary of Significant Accounting Policies. In addition it improves the timeliness of those disclosures by requiring them in our quarterly reports.

      Grand US has voluntarily changed to the fair value based method of accounting and the improved disclosure was adopted in Grand US’ 10-K 2003 and 10-Q March 2004. The impact of adopting the standard would be what is disclosed under FAS No. 123 in the notes to Grand US’ Financial Statements.

      FAS No. 149 Amendment to FAS No. 133 on Derivative Instruments and Hedging Activities. This standard amends FAS No. 133 for a variety of issues. This is effective for any contracts entered into after June 30, 2003. To date FAS No.133 has not had an impact on Grand US as it does not hold derivatives and Grand US has not used hedge accounting.

Quantitative and Qualitative Disclosures About Market Risk

      Grand US is exposed to certain market risks, which arise from transactions entered into in the normal course of business. Grand US’ primary exposures are changes in interest rates with respect to its debt and foreign currency exchange fluctuations. Grand US believes that its exposure is immaterial.

Interest Rate Risk

      The interest payable on Grand US’ revolving lines-of-credit are variable based on the prime rate, and therefore, affected by changes in market interest rates. Grand US does not use derivative financial instruments.

Foreign Currency Risk

      While Grand US’ product purchases are transacted in U.S. dollars, most transactions among the suppliers and subcontractors are effected in Hong Kong dollars. The exchange rate for the Hong Kong dollar is currently pegged against the U.S. dollar. If this changes in the future fluctuations in Hong Kong monetary rates may have an impact on Grand US’ cost of goods. Furthermore, appreciation of Chinese currency values relative to the Hong Kong dollar could increase the cost to Grand US of the products manufactured in the People’s Republic of China, and thereby have a negative impact on Grand US. Since the majority of Grand US’ sales are in Canadian dollars, Grand US is at risk with regards to the conversion of Canadian dollars to U.S. dollars to pay its suppliers. Therefore, fluctuations in the conversion rate may have an impact on Grand US. Grand US may use derivative financial instruments solely to hedge the effects of such currency fluctuations.

PLAYWELL INTERNATIONAL LIMITED

Business of Playwell International Limited

Overview

      Playwell is an international designer and supplier of plastic and wooden toys in the infant, preschool and activity toy categories, with distribution capabilities in key markets worldwide. It also supervises outsourced manufacturing of toy products of its own design for sale under the “Playwell” brand or designed by its customers for sale under those customer’s own brand names. Playwell’s operations are conducted through four subsidiaries: Hong Kong Toy Centre Limited, which develops products for sale under the “Playwell” brand and manages the outsourcing of toy manufacturing; Gatelink Mould Engineering Limited, a manufacturer of moulds; Great Wall Alliance Limited, the holder of Playwell’s trademarks; and Asian World Enterprises Co., Limited, the holder of licenses from various entertainment companies, including certain licenses for Walt Disney Company and Crayola branded products. Playwell believes that the combination of its international distribution network, stable relationships with licensors of proprietary toy concepts, its financial resources and cost-management skills have contributed to its growth from a company with total revenue of approximately HK$22.6 million (US$2.9 million) and an operating loss of approximately HK$6.2 million (US$0.8 million) when the assets and businesses of Playwell were purchased in May of 2000, to a company with total revenue of approximately HK$306.6 million (US$39.4 million) and an operating profit of approximately HK$28.2 million (US$3.6 million) for the 2003 fiscal year. Certain translations of Hong Kong dollar amounts into U.S. dollar amounts at the rate of HK$7.793 to U.S.$1.00 have been done solely for your convenience. This does not mean that the results have been converted or could have been converted at that rate.

History and Corporate Organization

      Playwell International Limited, or Playwell, is a Hong Kong limited company, founded in 2000 by Mr. Jeff Hsieh through a series of asset leases and stock acquisitions from Hong Kong Toy Centre Holdings Limited. Hong Kong Toy Centre Holdings Limited, or HKTC, is a Bermuda corporation with limited liability and at that time listed on the Stock Exchange of Hong Kong Limited. At that time, HKTC had two main operating subsidiaries — Playwell Industry Limited, or PIL, a Hong Kong limited company, which owned and operated certain toy manufacturing factories in China, and Hong Kong Toy Centre Limited, a Hong Kong limited company, which operated the trading side of the toy business. Hong Kong Toy Centre Limited was formed in 1969 and has been active in the toy business for over 30 years. The asset leases and stock acquisitions used to acquire control of the two operating subsidiaries of HKTC were accomplished through three subsidiaries of Playwell established especially for that purpose.

      On May 27, 2000, Mr. Hsieh, through Asian World Enterprises Co., Ltd., leased all of the assets of Hong Kong Toy Centre Limited and through Gatelink Industries Ltd. leased all of the assets of PIL. A third company, Great Wall Alliance Ltd., was formed on April 3, 2000 to hold the “Playwell” registered trademarks. The assets of Hong Kong Toy Centre Limited included a long-standing international sales network which has been built up over the years by Hong Kong Toy Centre Limited. These leasing transactions allowed Playwell to assume the businesses of the operating subsidiaries of HKTC from May 2000 to August 2001.

      On August 3, 2001, Mr. Hsieh purchased all of the shares of both Hong Kong Toy Centre Limited and PIL from HKTC through Playwell. Once these acquisitions were closed, the asset leases were canceled and Hong Kong Toy Centre Ltd. and PIL resumed their businesses carried on prior to May of 2000. In this reorganization merger, certain mould manufacturing assets were transferred to Gatelink Industries Ltd. from PIL. Furthermore, the shares of Great Wall Alliance Ltd. were also sold to Playwell. After this reorganization merger, Hong Kong Toy Centre Limited again became the toy product trading arm of Playwell, PIL became the manufacturing arm of Playwell, Asian World Enterprises Co., Limited became the holder of third party licenses for the manufacture and trading of toys of Playwell, Gatelink Industries Ltd. changed its name to Gatelink Mould Engineering Ltd. and became a stand-alone mould manufacturer supplying moulds to Hong Kong Toy Centre Limited and other related and unrelated entities. Finally, Great Wall Alliance Ltd. holds the “Playwell” registered trademarks for Playwell as its subsidiary. In May of 2003, Playwell transferred the shares of PIL to its parent company, Centralink, in preparation for this transaction. At March 31, 2004, Mr. Hsieh controls all of the outstanding capital stock of Playwell. Below is a graphic representation of the structure of Playwell as of December 31, 2003:

Products, Markets & Marketing Channels

      Playwell toy products are separated into two large categories — plastic toys and wooden toys. Playwell supplies several lines of plastic toys — toys for preschool children, water toys and toys for infants. Many of these plastic toys require sophisticated injection-mold production of specialty cartoon characters, such as Disney characters and Crayola characters. These character replicas come in various scales and are medium and high-feature products that must meet exacting standards. Many of these character replicas have complex designs, which require high-quality workmanship and decorative details. In the wooden products category, Playwell supplies wooden toys, doll furniture, children’s furniture and rockers. Both plastic toys and wooden toys were products handled by Hong Kong Toy Centre Ltd. prior to its acquisition by Playwell. For the fiscal 2003, Playwell’s net revenues from its plastic toy category was approximately HK$67.7 million (US$8.7 million) and its net revenues from its wooden toy category was approximately HK$30.3 million (US$3.9 million).

      Playwell’s products are sold in approximately 37 countries, with the United States accounting for over 12% of its net sales, the United Kingdom accounting for over 7% of its net sales and mainland China accounting for over 6% of its net sales in fiscal 2003. Playwell sells its products directly to over 30 active retailers in the U.S. and the U.K. and to approximately six distributors worldwide. Hong Kong Toy Centre Ltd. has 10 dedicated sales staff and it also has a long standing commission-based network of sales representatives in Europe and the U.S. Furthermore, it had access to the sales network of Toy Biz, which has 10 dedicated sales representatives in the United States. It is not expected that Playwell will have the same access to these sales networks on the same terms after completion of the reorganization merger, the Playwell acquisition and the additional subscription of Centralink. Toy Biz is also a subsidiary of Cornerstone, Playwell’s parent company.

      Playwell also had access, through another company controlled by Mr. Hsieh, to established retail outlets in mainland China, including 95 self managed retail counters in established department stores, 50 consignment counters and over 150 active wholesale distribution customers. Playwell has access, through this company, to sales offices in Beijing, Shanghai, Nanjing, Guangzhou, Shengyang, Dalin, Hangzhou, Wuhan, Chongqing and Chengdu, major cities in mainland China. It is not expected that Playwell will have the same access to these sales networks on the same terms after completion of the reorganization merger, the Playwell acquisition and the additional subscription of Centralink. Hong Kong Toy Centre Ltd. also has long standing relationships with various large retail distributors like Target and Wal-Mart in the U.S. and Woolworth’s and Argos in Europe through which it sells its products and we expect these relationships to continue after the consummation of the Playwell acquisition. In fiscal 2003, the largest customer of Playwell, Toy Biz, accounted for 55% of its net revenues. All sales to third party distributors and retail customers are final upon transfer of title.

      Playwell’s top five customers in fiscal 2003 were as follows:

Customer	2003 Percentage of Net Revenues

Toy Biz Worldwide Ltd.	55%
Dongguan Bailiwei Plaything Co Ltd.	6%
Sandas S.A. (Vert Baudet)	4%
Lash Tamaron Distributors	3%
G.U.S. Trading Limited — Argos	2%

      Generally, once a Playwell toy product is developed, either through cooperation with an entertainment concept licensor or through internal design and development, and the decision is made to launch the product, a sample mould of this product is commissioned and produced by Gatelink Mould Engineering Ltd. The sample is then shown at the various toy fairs around the world and through Playwell’s sales network. Playwell generally receives indications of interest for its toy products through these channels and after confirming the cost structure of their production, will start accepting purchase orders from customers. Until purchase orders are formally accepted, the indications of interest may be cancelled at any time. Accordingly, Playwell generally operates without a significant backlog of regular orders. The time required for the process of showing various new toy concepts or models through Playwell’s distribution channels and various toy fairs and taking it through to actual production on average is approximately three months.

      In certain instances, where retailers are unable to sell the quantity of products which have been ordered from Playwell, Playwell may, in accordance with industry practice, assist retailers to enable them to sell such excess inventory by offering discounts or accepting returns. A portion of firm orders, by their terms, may be canceled if the shipment is not made by a certain date. Playwell attempts to minimize the related costs of such discounts and returns by engaging personnel to visit selected customers and assist in the management of its product returns. Playwell establishes sales reserves at the time of sale based on historical experience of discounts and returns on related products. The return of non-defective product occurs infrequently in the U.S. In the U.K. market, accepting non-defective product is regular industry practice and Playwell establishes its return provisions on such sales based on experience. All reserves are reviewed regularly to ensure that they are adequate.

Competitive Strengths

      Playwell believes that its main competitive strengths include:

•	its international distribution network;

•	its vertical integration of capabilities throughout the toy production cycle;

•	its executives’ extensive experience in the toy industry and familiarity with the United States and European markets;

•	its focus on client service and competitive pricing;

•	its stable relationships with licensors of proprietary names, characters and other toy industry intellectual properties;

•	its financial resources and its demonstrated cost-management abilities;

•	its diversified core product base; and

•	its flexibility in adapting to the fast changing and trend based toy industry.

Playwell’s Business Strategy

      Playwell’s goal is to be the leading seller of high-quality toy products for children ranging from infants to pre-teens. Playwell’s strategy calls for increasing cooperation with proprietary toy concept licensors, diversifying its product range, continuous strengthening of its marketing network and relationships with its multi-national customers, expanding its distribution channels and increasing and diversifying of its customer base. To achieve these goals, Playwell has been focusing on the following:

Develop additional Co-operative Relationships with Toy Industry Licensing Houses

      Playwell is aggressively seeking to enter into more development and licensing relationships with top toy industry licensing houses. In the past, Playwell has licensed the toy concept, developed the toy with the approval of the licensor and sold the product through Playwell’s distribution channels. Playwell is currently focusing on partnering with toy licensing houses to not only license toy concepts, but provide the research and development function for these licensing houses to generate novel toy products that could be sold through both Playwell’s marketing channels and through various marketing channels connected to these toy industry licensing houses.

Diversify product offerings

      Playwell intends to further diversify its product offerings to include other toy products that utilize Playwell’s current competitive advantages and production expertise. Playwell has long standing relationships with most major entertainment licensing houses and has good relationships with over 100 independent invention houses which supply it with product concepts and ideas, as well as technologies under licenses. Due to the relatively short product life cycle in the toy industry and the fact that it is very trendy and fashion driven, Playwell has traditionally employed, and plans to continue employing a diversified but risk calculated investment in the latest fashionable toy concepts. Furthermore, certain product lines in the toy industry are also very seasonal and new product lines are expected to help decrease seasonality in Playwell’s operating results. By diversifying into product lines in which the demand timing varies from that of Playwell’s traditional product lines, the utilization of Playwell’s resources can improve, thereby improving profitability.

      Playwell is currently focusing on increasing its cooperation with the entertainment licensing houses to increase its product offerings. It is also entering into the market for collectible figures. For example, Playwell recently entered into exclusive license agreements to produce and sell collectible figurines of specific players in their team colors for three soccer teams on the UEFA Champions League — Manchester United, Juventus and Real Madrid. Finally, Playwell plans to further diversify its product portfolio and enter the pre-teen toy market.

Strengthen Marketing Network

      Playwell will continue to strengthen its ties to its major customers in the U.S. and Europe. It will also maintain and expand on its commission based sales network in both of these regions. Furthermore, Playwell plans to increase its presence at the various toy shows around the world. Playwell’s representatives attended multiple toy shows or exhibits in fiscal 2003. Finally, Playwell plans to increase its focus on partnering with various entertainment licensing houses whereby it actually has access to the marketing network of such houses.

Develop and Diversify Customer Base

      Currently, Playwell is serving primarily as a producer and trader of toys. Playwell seeks to become partners with various entertainment licensing houses like Disney and major retailers like Wal-Mart so that it not only produces the toys, but would provide services throughout the life-cycle of the toy. It will engage in the research and development of the toy product with the partner, provide the production capability and market such product both through Playwell’s own marketing network and the licensee and distributor network of its partners. Playwell believes that its familiarity with the U.S. and European markets, its broad marketing network, its research and development capabilities in Hong Kong, its ability for sophisticated injection-mold production and its concentration on high safety standard at competitive prices would allow it to become more of a partner to its customers and diversify its customer base.

Product Development

      At the end of 2003, Playwell’s development department had 10 staff members worldwide. It also works with over 100 independent invention houses who supply it with a constant stream of new product concepts and ideas. Furthermore, due to Playwell’s prompt commitment process, financial resources and its executive officers’ strong ties with various licensing houses in the toy industry, it has historically competed with major toy manufacturers and distributors like Mattel, Hasbro, Jakks, Racing Champs and Lego in licensing novel toy properties.

      Generally, Playwell’s development department will design new toys using the various toy concepts that Playwell licenses. Once the initial design is completed, the development department will work with Playwell’s engineering department to test the feasibility of the new development. The new development is then put through a cost analysis to determine the actual cost of its mass production and the development department will hand produce a model of this new toy. All the data generated and produced in this process is then analyzed by Playwell’s management to decide whether the new toy will be launched. If it is to be launched, Playwell will generally commission Gatelink Mould Engineering Ltd. to manufacture a sample model, after which it could be shown at the various toy fairs around the world and through Playwell’s sales network to solicit orders. In fiscal 2001, Playwell’s research and development expenditure was immaterial. In fiscal 2002, Playwell spent approximately HK$8.8 million (US$1.1 million) for product development costs, largely attributable to development of the Spiderman & Friends line. The research and development expenditure in 2003 was immaterial. Playwell’s research and development is heavily oriented toward market demand. Based on its ongoing contact with consumers, retailers and distributors worldwide, Playwell’s sales and marketing departments seek to understand and assist the product development personnel in responding to consumer and retailer preferences. The sales department also targets certain retail price points for new products which drive Playwell’s product development, with designs, features, materials, manufacturing and distribution all developed within the parameters of the target retail price.

      Playwell has traditionally introduced new products to refresh and extend its product line each year. Traditionally, new product introductions are concentrated in the second and third quarters of the year in anticipation of the holiday shopping season at the end of the year. It is possible that Playwell will determine not to proceed with any given product or that one or more aspects necessary for introduction of the products in the future will be delayed, which could delay or prevent certain anticipated product introductions.

Intellectual Property

      Playwell owns the registered “Playwell” trademark. It will continue to apply for intellectual property registrations on new products as it deems necessary. Playwell anticipates that trademarks, copyrights and other intellectual property rights will become increasingly important in the infant and pre-school toy industry in which it operates and the pre-teen toy market that it expects to enter, particularly since it expects to introduce a wider range of products. The Playwell trademark is registered in the main territories in which Playwell operates or distributes its products. Playwell’s key employees have also entered into agreements to protect Playwell’s intellectual property.

      Playwell also relies heavily on licensed intellectual property relating to the name, logo, toy concepts and/or license of a character, person, company or brand in the creation of its products. During fiscal 2003, Playwell paid approximately HK$1.3 million (US$166,000) in royalty fees for these licenses to approximately three vendors. Among the licensors were the Walt Disney Company, Binny & Smith LLC (owner of the Crayola brand) and Marathon International (owner of the “Totally Spies” brand from its animated TV series). Playwell intends to continue incorporating these licenses into its future product lines and will pursue new licenses in instances where management feels it will enhance the value and marketability of a particular product.

Competition

      The infant and pre-school toy business is highly competitive and is not dominated by any major toy producers. However, there are many smaller competitors that are active in the market, quite a few of which have manufacturing facilities in China. The barriers for new producers to enter the infant and pre-school toy business and markets are relatively low. Playwell does have brand protection in its proprietary trademarks and the production of its various products are generally pursuant to licensed intellectual properties, but Playwell does not characterize its business as proprietary. Accordingly, additional participants may enter the market at any time. Playwell competes for consumer purchases on the basis of price, quality and toy features and for retail shelf space also on the basis of service, including reliability of delivery, and breadth of product line. Some competitors offer products at lower prices than Playwell, are better established in the toy industry and are larger than Playwell. As Playwell enters other infant, pre-school and pre-teen toy related markets and businesses, it expects to face continued strong competition.

Manufacturing And Materials

      Historically, Playwell manufactures a majority of its plastic products in a factory in Zhengmutou, Dongguan operated by a Cornerstone subsidiary, PIL, and its wooden products in certain factories in Zhejiang, operated by Zhejiang Playwell Toy Co., Ltd. an indirect subsidiary controlled by Mr. Hsieh, Gatelink Mould Engineering Ltd. and certain other subsidiaries owned by Centralink. These factories have the capacity to produce approximately HK$482 million (US$62 million) worth of toy products annually. Playwell expects to source most of its toy products through these factories. PIL has a processing license with the local government in Zhengmutou, Dongguan, where the factory is located and has all necessary permits to export the toy products.

      Even though PIL or Centralink own these factories, in practice, Playwell may play a part in operating these factories, including hiring, paying and terminating workers. Most of the workers at these factories are hourly employees and are provided room and board in addition to their wages. Playwell may be required to bear certain other costs of operating these factories, including utilities and certain employee social welfare charges established by the local government. Many aspects of the operation of these factories are dependent on Playwell’s and Centralink’s relationship with the local government and existing trade practices. Playwell believes that its relationship and Centralink’s relationship with the local government are good.

      Major components used in Playwell’s products are wood and molded plastic parts. These are mostly commodity products that Playwell believes are readily available on the market. Playwell and Centralink have long standing relationships with vendors in Hong Kong, China and Taiwan that have historically supplied its factories. Playwell ensures that these suppliers and factories engage in quarterly stock checks to maintain and control inventory costs.

Product Liability

      Playwell maintains product liability coverage for Playwell operations in the aggregate of approximately HK$23.3 million (US$3.0 million).

Properties And Employees

      Playwell operates from a leased facility at Suite UG202, Floor UG2, Chinachem Golden Plaza, 77 Mody Road, Tsimshatsui East, Kowloon, Hong Kong. This facility is approximately 16,500 square feet. As of December 31, 2003, Playwell has seven departments with a total of 30 employees (Production, Sales and Marketing, Research and Development, Finance, Operations, MIS, Human Resources and Administration). None of Playwell’s employees are subject to a collective bargaining agreement and Playwell has never experienced a work stoppage. Playwell’s management believes that its employee relations are satisfactory.

*  *  *  *  *  *

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Playwell

Overview

      Playwell is an international designer and supplier of plastic and wooden toys in the infant, preschool and activity toy categories, with distribution capabilities in key markets worldwide. It also supervises outsourced manufacturing of toy products of its own design for sale under the “Playwell” brand or designed by its customers for sale under those customer’s own brand names. Playwell’s operations are conducted through four subsidiaries: Hong Kong Toy Centre Limited, which develops products for sale under the “Playwell” brand and manages the outsourcing of toy manufacturing; Gatelink Mould Engineering Limited, a manufacturer of moulds; Great Wall Alliance Limited, the holder of Playwell’s trademarks; and Asian World Enterprises Co., Limited, the holder of licenses from various entertainment companies, including licenses for certain Walt Disney Company and Crayola branded products. The registered office of Playwell International Limited is located at Room UG202, Floor UG2, Chinachem Golden Plaza, 77 Mody Road, Tsimshatsui East, Kowloon, Hong Kong.

Critical Accounting Policies

      The preparation of Playwell’s consolidated financial statements requires Playwell’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, Playwell’s management evaluates its estimates and judgments based on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under difference assumptions or conditions.

      The allowance for doubtful accounts is an adjustment to customer trade receivables for amounts that are estimated to be uncollectible or partially uncollectible. The bad debt allowance offsets gross trade receivables and is computed based on management’s best assessment of the impact on trade receivables of the business environment, customers’ financial condition, historical trends and customer disputes. Playwell’s management believes that the current doubtful accounts allowance is adequate to provide for their expected probable bad debt losses. However, deterioration in the retail environment or the economy could adversely impact the trade receivables valuation, which would increase our bad debt allowance and accordingly reduce our earnings.

      Playwell states its inventory at the lower of cost or market. Inventory write-downs are recorded for slow-moving and obsolete inventory. Playwell’s management uses estimates to record these write-downs. Slow-moving and obsolete inventories are written-down depending on the length of time the product has been in inventory and the forecast sales for the product over the course of the following year. Changes in public and consumer preferences and demand for product or changes in the buying patterns and inventory management of customers could adversely impact the inventory valuation. Management continuously monitors and analyzes the inventory for obsolescence and adjusts the carrying amount of the inventory as necessary. An additional inventory provision may be required if actual market conditions are less favorable than those projected.

      The carrying value of Playwell’s assets, including property, plant and equipment as well as the trademark, are reviewed whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In performing this analysis, Playwell’s management considers both external and internal factors which may affect the business, technological and legal environment in which Playwell operates and the economic performance of assets. If, in the judgment of the management an indication of potential impairment exists, the recoverable amounts of the assets are estimated and if necessary an impairment loss, which represents the excess of the net book value over the fair value of the asset, is recognized as expense immediately. Based on the analysis of the management, no impairment existed at December 31, 2003.

Results of Operations

      The following table sets forth consolidated operations of Playwell for the periods indicated, along with data as a percentage of net sales for the periods indicated:

      (The amounts in the following report are expressed in Thousands of Dollars. The 2003 numbers are based on audited financials. The 2002 and 2001 numbers are derived from audited financials that reflect the de-merger of Toy Biz Worldwide and Playwell Industry Limited from Grand US that took place in 2003)

	Three Months Ended March 31,				Year Ended December 31,

	2004		2003		2003		2002		2001

	HK$	%	HK$	%	HK$	%	HK$	%	HK$	%
Net revenues	51,674	100.0	38,670	100.0	306,636	100	280,723	100	302,470	100
Cost of sales	39,097	75.7	29,453	76.2	258,352	(84.2)	217,689	(77.5)	268,924	(88.9)

Gross profit	12,577	24.3	9,217	23.8	48,284	15.8	63,034	22.5	33,546	11.1
Other operating income	1,479	2.9	167	0.4	6,978	2.3	1,399	0.4	7,567	2.6
Administration	(5,428)	(10.5)	(4,717)	(12.2)	(20,379)	(6.7)	(28,384)	(10.1)	(36,525)	(12.1)
Selling and distribution	(499)	(0.9)	(593)	(1.5)	(6,981)	(2.3)	(12,660)	(4.5)	(6,325)	(2.1)
Amortization of goodwill	64	0.1	64	0.2	257	0.1	257	0.1	107	0

Earning (loss) from operation	8,193	15.9	4,138	10.7	28,159	9.2	23,646	8.4	(1,630)	(0.5)
Finance costs	(148)	(0.3)	(287)	(0.7)	(186)	(0.1)	(1,122)	(0.4)	(1,430)	(0.5)

Earning (loss) before taxation	8,045	15.6	3,851	10.0	27,973	9.1	22,524	8.0	(3,060)	(1.0)
Income taxes	(1,387)	(2.7)	(848)	(2.2)	(4,022)	(1.3)	(898)	(0.3)	(172)	(0.1)

Net earnings (loss) under HK GAAP	6,658	12.9	3,003	7.8	23,951	(7.8)	21,626	7.7	(3,232)	(1.1)
Reversal of amortization of goodwill	(64)	(0.1)	(64)	(0.2)	(257)	(0.1)	(257)	(0.1)	(107)	(0.1)
Depreciation of property, plant and equipment	15	0.0	15	0.0	61	0.1	188	0.1	(211)	0.1
Additional amortization of trademark	(61)	(0.1)	(61)	(0.2)	(245)	(0.1)	(245)	(0.1)	(37)	0
Deferred tax liabilities arising from trademark	11	0.0	11	0.0	24	0.0	39	0.0	84	0.1

Net earning (loss) from continuing operations under US GAAP	6,559	12.7	2,904	7.4	23,534	7.7	21,351	7.6	(3,081)	(1.0)

Income (loss) from subsidiaries distributed to holding companies net of tax expense	—	0.0	—	0.0	9,651	3.1	172,592	61.5	(3,906)	(1.3)

Net earning (loss) under US GAAP	6,559	12.7	2,904	7.4	33,185	10.8	193,943	69.1	(6,987)	(2.3)

Comparison of the three months ended March 31, 2004 to the three months ended March 31, 2003

Net Revenues:

      Net revenues for the three months ended March 31, 2004 were HK$51.7 million, compared to HK$38.7 million for the three months ended March 31, 2003, an increase of HK$13.0 million, or 33.6%. Net revenues increased primarily due to an increase in sale of original equipment manufacturer (OEM) products related to the Spiderman-2 movie, which was released in June 2004.

Net Sales:

      The product mix for goods sold by Playwell for the three months ended March 31, 2004 and 2003 are as follows:

      (The amounts in the following report are expressed in Thousands of Dollars)

	2004	2003

	HK$	HK$
Playwell brand products	6,945	12,638
OEM products	39,789	23,973
Mould income and other related services	4,940	2,059

	51,674	38,670

      The Playwell brand products are divided into plastic and wooden toys. The Playwell plastic toy sales decreased 37.1% from approximately HK$9.7 million in 2003 to HK$6.1 million in 2004 primarily attributable to the fact that no new Playwell plastic toys were introduced during the period and an increase of product returns. The Playwell wooden toy sales decreased 69.0% from approximately HK$2.9 million in 2003 to approximately HK$0.9 million in 2004 due to decreased demand and an increase of product returns. The OEM product sales increased 66.0% from approximately HK$24.0 million in 2003 to approximately HK$39.8 million in 2004 due to the increase in demand of Toy Biz items, which represents approximately HK$34.9 million, or 67.5% of the 2004 revenue. Mould income, which represents amounts charged to related parties for the design and development of tooling, increased approximately 140.0% from HK$2.1 million in 2003 to HK$4.9 million in 2004.

Cost of Sales:

      Playwell’s gross margin improved slightly from 23.8% in the quarter ended March 31, 2003 to 24.3% in the quarter ended March 31, 2004. The associated royalty expense for the 2004 period was approximately HK$0.4 million and is included in the cost of sales for 2004. No royalty expense was incurred in the first quarter of 2003 due to the fact that no licensed products were being sold during that period.

      Product development costs are also included in the cost of sales. In the quarter ended March 31, 2003, product development costs were approximately HK$0.1 million. No product development cost was incurred in the quarter ended March 31, 2004.

Administrative Expenses:

      Administrative expenses increased from approximately HK$4.7 million in the quarter ended March 31, 2003 (12.2% of net revenues) to approximately HK$5.4 million in the quarter ended March 31, 2004 (10.5% of net revenues). The increase from 2003 to 2004 is primarily related to the increase of office rental payments.

Selling and Distribution Expenses:

      Selling and distribution expenses decreased from approximately HK$0.6 million in the quarter ended March 31, 2003 (1.5% of net revenues) to HK$0.5 million in the quarter ended March 31, 2004 (0.9% of net revenues) primarily attributable to a decrease in shipping and cargo expenses.

Finance Cost:

      Finance costs decreased from approximately HK$0.3 million in the quarter ended March 31, 2003 (0.7% of net revenues) to approximately HK$0.1 million in the quarter ended March 31, 2004 (0.3% of net revenues). The decrease in finance costs from the first quarter of 2003 to the first quarter of 2004 is primarily due to the reduced use of bills transactions.

Income Taxes:

      Income taxes consist of income tax and deferred tax as follows:

      (The amounts in the following report are expressed in Thousands of Dollars)

	2004	2003

	HK$	HK$
Income tax	1,443	904
Deferred tax	(56)	(56)

	1,387	848

Comparison of the year ended December 31, 2003 to the year ended December 31, 2002

Net Revenues:

      Playwell’s net revenues for 2003 were HK$306.6 million as compared to net revenues for 2002 of HK$280.7 million. The increase in revenues from 2002 to 2003 was largely attributable to the introduction of Hulk Hands product in 2003.

Net Sales:

      The product mix for goods sold by Playwell for 2003 and 2002 are as follows:

      (The amounts in the following report are expressed in Thousands of Dollars)

	2003	2002

	$	$
Playwell branded products	98,074	140,047
OEM products	197,674	31,726
Spiderman & Friends	0	97,763
Other materials	0	1,422
Mould income and other related services	10,888	9,765

	306,636	280,723

      The Playwell brand products are divided into plastic and wooden toys. Playwell’s plastic toy sales decreased by 18.7% from HK$83.2 million in 2002 to HK$67.7 million in 2003. The decrease is largely attributable to a reduction in volume of units sold due to no significant new Playwell plastic toys being introduced in the 2002 and 2003 periods. Playwell’s wooden toy sales decreased 46.6% from HK$56.8 million in 2002 to HK$30.3 million in 2003 due to decreased demand. OEM product sales increased significantly from HK$31.7 million in 2002 to HK$197.6 million in 2003 due primarily to the introduction of the Hulk Hands product in 2003, which represents approximately HK$159.5 million, or 53% of the 2003 revenue. The 2002 period included revenue of approximately HK$97.8 million for the Spiderman & Friends product line, which did not recur in 2003. There were no other materials sales in 2002 or 2003. Mould income, which represents amounts charged to related parties for the design and development of tooling, remained relatively consistent at HK$9.8 million and HK$10.9 million for 2002 and 2003, respectively.

Cost of Sales:

      Playwell’s gross margin decreased from 22.5% in 2002 to 15.8% in 2003, due primarily to the inclusion of the Spiderman & Friends products in 2002. The Spiderman & Friends licensed products represented approximately 35% of 2002 sales and had a high gross margin of approximately 50% without taking into account deduction of the associated royalty expense of HK$13.4 million, which is included in the cost of sales for 2002. The sales volume of the Spiderman & Friends product line was favorably affected by the theatrical release of Spiderman in 2002, and the decrease in gross margin in 2003 was largely attributable to a change in product mix, primarily from the decreased sales of Spiderman & Friends products.

      Royalty expense is included in the cost of sales. In 2002, Playwell’s royalty expense was HK$13.4 million, or 4.8% of net revenues, and was primarily related to the Spiderman & Friends products. In 2003, the royalty expense decreased by 87% to approximately HK$1.8 million, or 0.5% of net revenues, and was related to sales of Walt Disney, Crayola and Totally Spies products.

      Product development costs are also included in the cost of sales. In 2002, the product development cost was approximately HK$8.8 million, or 3.2% of net revenues, and was largely attributable to development of the Spiderman & Friends product line. In 2003, product development costs were less than HK$0.8 million, representing a decrease of 91%, which was due to a decrease in costs associated with the Spiderman & Friends product line.

Administrative Expenses:

      Administrative expenses decreased from HK$28.4 million in 2002 (10.1% of net revenues) to approximately HK$20.4 million in 2003 (6.7% of net revenues). The decrease is largely attributable to a decrease in office rental payments resulting from the combining of office and showroom space and the effective implementation of a cost reduction strategy. In addition to the combination of the office and showroom premises in 2003, staff in the Engineering and Purchasing departments of Hong Kong Toy Centre Limited were transferred to a sister subsidiary of Playwell. With the implementation of an effective cost reduction strategy, other expenses, such as legal and professional fees, insurance and the operating expenses for the office in France, decreased by approximately HK$1.9 million from 2002 to 2003.

Selling and Distribution Expenses:

      Selling and distribution expenses decreased from approximately HK$12.7 million in 2002 (4.5% of net revenues) to HK$7.0 million in 2003 (2.3% of net revenues). The decrease is largely attributable to a decrease in the commission paid during 2003 for the Playwell branded products. In addition, the associated shipment charges and cargo expenses for the sales of Hulk items in 2003 were borne by the customer; thus, reducing the operation cost for 2003 as compared with 2002.

Finance Costs:

      Finance costs decreased from HK$1.1 million in 2002 (0.4% of net revenues) to less than 0.1% of net revenues in 2003. The decrease from 2002 to 2003 is primarily due to the assignment of certain loans to a related company, as the original funds provided by such loans had been used to finance the working capital of that related company in 2001 and 2002.

Income Taxes:

      Income taxes for 2002 and 2003 consist of income tax and deferred tax as set forth below:

      (The amounts in the following report are expressed in Thousands of Dollars)

	2003	2002

Income tax	$4,174	$658
Deferred tax	(152)	240

	4,022	898

Income (loss) from Discontinued Operations:

      In 2003, Playwell disposed of its interest in Playwell Industry Ltd. and Toy Biz Worldwide to its holding companies. Income from those subsidiaries while they were part of Playwell decreased by 94% from HK$172.6 million in 2002 to HK$9.7 million in 2003. These amounts are reported separately for US GAAP purposes when computing net earnings.

Comparison of the year ended December 31, 2002 to the year ended December 31, 2001

Net Revenues:

      Playwell’s net revenues for 2002 were HK$280.7 million as compared to net revenues for 2001 of HK$302.5 million. The decrease in revenues from 2001 to 2002 was largely attributable to Other Material sales in 2001 that did not recur in 2002.

Net Sales:

      The product mix for goods sold by Playwell for 2002 and 2001 are as follows:

      (The amounts in the following report are expressed in Thousands of Dollars)

	2002	2001

	$	$
Playwell branded products	140,047	149,174
OEM products	31,726	107,504
Spiderman & Friends	97,763	0
Other materials	1,422	36,543
Mould income and other related services	9,765	9,250

	280,723	302,471

      The Playwell brand products are divided into plastic and wooden toys. Playwell’s plastic toy sales decreased by 19.5% from HK$103.5 million in 2001 to HK$83.2 million in 2002. The decrease is largely attributable to a reduction in volume of units sold due to no significant new Playwell plastic toys being introduced in 2002. Playwell’s wooden toy sales increased 25.9% from HK$45.1 million in 2001 to HK$56.8 million in 2002 due to increased sales in the U.S. OEM product sales decreased 70.0% from HK$107.5 million in 2001 to HK$31.7 million in 2002, due primarily to the introduction of the Spiderman & Friends product line in 2002. Other material sales represented HK$36.5 million in 2001 and did not recur in 2002. Mould income, which represents amounts charged to related parties for the design and development of tooling, remained relatively consistent at HK$9.3 million and HK$9.8 million for 2001 and 2002, respectively.

Cost of Sales:

      Playwell’s gross margin increased from 11.1% in 2001 to 22.5% in 2002, due primarily to the inclusion of the Spiderman & Friends products in 2002. The Spiderman & Friends licensed products represented approximately 35% of 2002 sales and had a high gross margin of approximately 50% without taking into account deduction of the associated royalty expense of HK$13.4 million, which is included in the cost of sales for 2002. The sales volume of the Spiderman & Friends product line was favorably affected by the theatrical release of Spiderman in 2002.

      There was no royalty expense incurred in 2001, and as noted above, Playwell’s 2002 royalty expense was HK$13.4 million, or 4.8% of net revenues, and was primarily related to the Spiderman & Friends products.

      Playwell incurred no product development costs in 2001, but in 2002 incurred HK$8.8 million in product development costs, or 3.2% of net revenues, which was largely attributable to development of the Spiderman & Friends product line.

Administrative Expenses:

      Administrative expenses decreased from HK$36.5 million in 2001 (12.1% of net revenues) to HK$28.4 million in 2002 (10.1% of net revenues). The decrease is largely attributable to a decrease in provision for bad debt and the loss on disposal of fixed assets amounted to HK$4.3 million and HK$0.9 million in 2001 and 2002, respectively.

Selling and Distribution Expenses:

      Selling and distribution expenses increased from approximately HK$6.3 million in 2001 (2.1% of net revenues) to HK$12.7 million in 2002 (4.5% of net revenues). The increase resulted primarily from an increase in the commission paid during 2002 for the Playwell branded products.

Finance Costs:

      Finance costs decreased from HK$1.4 million in 2001 (0.5% of net revenues) to HK$1.1 million in 2002 (0.4% of net revenues). The decrease is primarily due to decreased borrowings during 2002.

Income Taxes:

      Income taxes for 2001 and 2002 consist of income tax and deferred tax as set forth below:

      (The amounts in the following report are expressed in Thousands of Dollars)

	2002	2001

Income tax	$658	$256
Deferred tax	240	(84)

	898	172

Liquidity and Capital Resources

      Playwell generally finances its operations through cash flow from operations and borrowings from a related party.

      Playwell generated cash from operations of HK$3.7 million for the three month period ended March 31, 2004. During the three month period of 2004, the cash was used for normal business activities and no material amounts were used for capital expenditures. Playwell generated cash from operations of HK$105.7 million in 2003 and HK$57.8 million in 2002. The cash generated in 2003 was primarily advanced to a related party, with approximately HK$3.5 million used for capital expenditures. The cash generated in 2002 was primarily used to repay a related-party loan from the prior year, while HK$5.7 million was used for capital expenditures. Any interim cash needs are funded by a related party.

      Playwell’s cash and cash equivalents are maintained in Hong Kong dollars. As of March 31, 2004 and December 31, 2003, Playwell had bank balances and cash of HK$18.5 million and HK$14.9 million, respectively, on deposit in major, multinational, high credit quality, financial institutions.

      There are no legal or economic restrictions on the ability of Playwell’s subsidiaries to transfer funds to Playwell.

      Playwell’s level of borrowing, as of March 31, 2004 and December 31, 2003, is immaterial and it does not anticipate any significant borrowings in the future.

      Accounts receivable at December 31, 2003 were HK$6.8 million compared to HK$14.7 million at December 31, 2002 due to fewer sales concentrated in the last few weeks of the year in 2003. Inventory remained at an immaterial level at December 31, 2003 of HK$0.5 million vs. HK$0.4 million at December 31, 2002.

      Working capital is HK$37.7 million at March 31, 2004, HK$29.2 million at December 31, 2003 and a deficit of HK$16.5 million at December 31, 2002.

      At this time, Playwell believes that it has sufficient working capital to finance its future needs based on expected cash generated from future operations and continued financial support from its parent company. If the funds available to Playwell from current cash and cash equivalents are not sufficient to meet Playwell’s cash needs, Playwell may from time to time seek to raise capital from additional sources, including project-specific financing or public or private debt or equity financing.

Effect of Inflation

      Playwell does not believe that inflation has had a significant impact on its financial position or results of operations in the past three years.

Research and Development

      See “Playwell International Limited — Product Development.”

Contractual Obligations and Commercial Commitments

      The following table sets forth Playwell’s obligations and commitments to make future payments under contracts and under contingent commitments as of December 31, 2003.

Contractual Obligations	Total		Less than 1 Year		2-5 Years

Future management service fees	HK$	1,700,000	HK$	1,200,000	HK$	500,000
Non-cancelable operating lease minimum lease payments	HK$	1,963,500	HK$	1,963,500		—

PART III

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

      This proxy statement/ prospectus is being furnished in connection with the solicitation of proxies from the holders of Grand US common stock by the Grand US board of directors relating to the reorganization merger, issuance of 10,000,000 Grand HK ADSs to Centralink and other matters to be voted upon at the special meeting and at any adjournment or postponement of the meeting. This proxy statement/ prospectus is also a prospectus for the Grand HK ADSs to be issued pursuant to the reorganization merger.

Time and Place of the Special Meeting

      The special meeting of shareholders will be held at 11:00 a.m., local time, on August 13, 2004 at the offices of Addesky Poulin, 999 De Maisonneuve Ouest, Suite 1600, Montreal, Quebec, Canada.

What will be Voted Upon

      At the special meeting, you will be asked to consider and vote upon the following items:

(1) To approve the amended and restated agreement and plan of merger, substantially in the form attached to the accompanying proxy statement/ prospectus as Annex A, between GTI Acquisition Corp., Grand Toys International, Inc., which is referred to as Grand US and Grand Toys International Limited, which is referred to as Grand HK. Under the amended and restated agreement and plan of merger, Grand US will become the subsidiary of its Hong Kong subsidiary, Grand HK, by merging GTI Acquisition Corp., a wholly-owned subsidiary of Grand HK, into Grand US. In the reorganization merger, each share of common stock of Grand Toys International, Inc., will automatically convert into the right to receive one American depositary share, or ADS, evidenced by one American depositary receipt, or ADR, of Grand HK. These ADSs represent beneficial ownership of one ordinary share of Grand HK. Each outstanding option and warrant to purchase shares of Grand US will be converted into the right to acquire, upon exercise, the same number of Grand HK ADS.

(2) To approve the issuance of 10,000,000 ADRs of Grand HK to Centralink Investments Limited in exchange for all the shares of Playwell International Limited and cash and other consideration in a total amount of $11,000,000 pursuant to a subscription and exchange agreement by and among Grand US, Grand HK and Centralink.

(3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. Shareholders of record at the close of business on June 15, 2004 are entitled to vote at the meeting.

Only Grand US Shareholders of Record as of June 15, 2004 are Entitled to Vote

      Grand US has only one class of shares outstanding. Only shareholders of record at the close of business on June 15, 2004, as shown in Grand US’ records, will be entitled to vote, or to grant proxies to vote, at the meeting. On the record date, there were 5,355,244 shares of Grand US common stock outstanding and entitled to vote at the special meeting.

Majority of Outstanding Shares Must be Represented for a Vote to be Taken

      In order to have a quorum, a majority of the voting power of Grand US must be represented in person or by proxy at the special meeting. If a quorum is not present, a majority of shares that are represented may adjourn or postpone the special meeting.

Vote Required for Approval

      Approval of the amended and restated agreement and plan of merger requires the affirmative vote of a majority of the voting power of Grand US outstanding as of the record date. The issuance of 10,000,000 Grand HK ADSs to Centralink requires the affirmative vote of a majority of the voting power present in person or represented by proxy, at the Special Meeting. For registered holders and holders for whom brokers hold their shares in “street name,” failure to submit a proxy or to vote will have the effect of a vote against the reorganization and the related Centralink transactions. In addition, for all shareholders abstentions will have the effect of a vote against the reorganization merger.

      As of the record date, there were 5,355,244 Grand US shares outstanding and entitled to vote. As of the record date, directors and executive officers of Grand US and their affiliates owned and had the right to vote, in the aggregate, approximately 2,032,822 Grand US shares, which represents 38% of the outstanding Grand US shares. These persons have informed Grand US that they intend to vote their shares in favor of the proposals to approve the amended and restated agreement and plan of merger and issuance of 10,000,000 Grand HK ADSs to Centralink.

Voting Your Shares Registered in Your Name or Held in “Street Name”

      The Grand US board of directors is soliciting proxies from the Grand US shareholders. This will give you the opportunity to vote at the special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions. If you do not vote by proxy or attend the special meeting and vote in person, it will have the same effect as voting against the approval of the amended and restated agreement and plan of merger or the subscription and exchange agreement.

      If so indicated on your proxy card, you can vote electronically through the internet by following the instructions on your proxy card.

      If you hold your Grand US shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares. To be effective, a form of proxy must be received by us prior to the beginning of voting at the special meeting.

Changing Your Vote

      If you are a registered holder, there are two ways in which you may revoke your proxy and change your vote:

      First, you may complete and submit a new later-dated proxy. The latest dated proxy actually received by Grand US in accordance with the instructions for voting set forth in this proxy statement/ prospectus prior to the special meeting will be the one that is counted, and all earlier proxies will be revoked.

      Second, you may attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. You must vote in person at the meeting to revoke your proxy.

      If your shares are held in “street name” and you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change or revoke your proxy with respect to those shares.

How Proxies are Counted

      If shares are registered in your name and you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares represented by your proxy card will be voted as recommended by the Grand US board of directors. A valid proxy also gives the individuals named as proxies authority to vote in their discretion when voting the shares on any other matters that are properly presented for action at the special meeting. A properly executed proxy marked “ABSTAIN” will not be voted. However, it will be counted to determine whether there is a quorum present at the special meeting. Accordingly, since the affirmative vote of a majority of the voting power of Grand US at the special meeting is required to approve the amended and restated agreement and plan of merger, a proxy marked “ABSTAIN” will have the effect of a vote against the reorganization merger. The Nasdaq Marketplace Rules do not permit brokers and nominees to vote the shares that they hold beneficially either for or against the approval of the amended and restated agreement and plan of merger or the share issuance without specific instructions from the person who beneficially owns those shares. Therefore, if your shares are held by a broker or other nominee and you do not give them instructions on how to vote your shares, this will have the same effect as a vote against the reorganization merger and the issuance of the Grand HK ADSs to Centralink.

Cost of Solicitation

      Grand US will pay the cost of soliciting proxies. In addition to solicitation by mail, telephone, the Internet or other means, Grand US will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners. Grand US will, upon request, reimburse these institutions for their reasonable expenses which we estimate to be $15,000.

Shareholder Proposals

      The board of directors of Grand US is not aware of any matters that are expected to come before the special meeting other than those referred to in this proxy statement/ prospectus. If other matters should properly come before the meeting, the persons named in the proxy intend to vote the proxies in accordance with their best judgment.

Other Matters

      We know of no other matters to be brought before the special meeting. If other matters should properly come before the special meeting, proxies will be voted on such matters in accordance with the best judgment of the persons appointed by the proxies.

PROPOSAL 3 — GRANT OF AUTHORITY TO ADJOURN OR POSTPONE

THE SPECIAL MEETING

      If there are not sufficient votes at the originally scheduled time of the Grand US special meeting to approve each proposal, the Grand US shareholders will be asked to vote on whether to grant to the Grand US board of directors the discretionary authority to adjourn or postpone the special meeting, in order to permit Grand US to solicit additional proxies for adoption and approval of the amended and restated agreement and plan of merger and the subscription and exchange agreement, as well as for approval of each of the other proposals.

      The grant to the Grand US board of directors of discretionary authority to adjourn or postpone the Grand US special meeting can only be approved by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting. Broker non-votes are not treated as votes cast for this purpose and have no effect on the outcome of the vote. Accordingly, you are urged to return the enclosed proxy card marked to indicate your vote.

EXPERTS

      The consolidated financial statements and schedules of Grand US for each of the years in the three-year period ended December 31, 2003, included in this proxy statement/ prospectus have been so included in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

      The financial statements of Playwell for the years ended December 31, 2002 and 2003 and for the period from May 12, 2000 to December 31, 2001 included in this proxy statement/ prospectus have been audited by Deloitte Touche Tohmatsu, independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the retroactive restatement of the 2001 and 2002 financial statements for the change in reporting entity and one paragraph which explains that Hong Kong GAAP and U.S. GAAP vary in certain significant respects), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

      The validity of the Grand HK ordinary shares and Grand HK ADSs to be issued in the reorganization merger and the Playwell acquisition and subscription transactions will be passed upon for Grand HK by J. Chan, Yip, So & Partners, Hong Kong S.A.R., and by Katten Muchin Zavis Rosenman, New York, New York, Hong Kong counsel and U.S. counsel, respectively, to Grand HK.

PART IV

WHERE YOU CAN FIND MORE INFORMATION

      Grand HK filed a registration statement with the SEC on Form F-4 under the Securities Act to register the Grand HK ADSs to be issued to the shareholders of Grand US in the reorganization merger and to Centralink in accordance with the subscription and exchange agreement. This proxy statement/ prospectus is a part of that registration statement and constitutes a prospectus of Grand HK in addition to being a proxy statement for the meeting of Grand US shareholders. This proxy statement/ prospectus does not contain all the information contained in the registration statement. For further information with respect to Grand US or Playwell and Grand HK ADSs to be issued in connection with the reorganization merger and acquisition, Grand US and Playwell refer you to the registration statement and the exhibits and schedules filed with the registration statement. Grand US, Grand HK and Playwell have described all material information for each contract, agreement or other document filed with the registration statement in this proxy statement/ prospectus. However, statements contained in this proxy statement/ prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. As a result, you should refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement for a complete description of the matter involved.

      Grand US files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy all or any portion of the registration statement and any reports, statements or other information filed by Grand US or Grand HK at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at any of the SEC’s other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Grand US’ SEC filings including this registration statement are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

      Upon completion of the reorganization merger, Grand HK will become subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports and other information with the SEC. Such periodic reports and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. Grand HK maintains a website at www.grand.com. You may access Grand HK’s annual report on Form 20-F, periodic and current reports on Form 6-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at Grand HK’s website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to Grand HK’s web address does not constitute incorporation by reference of the information contained at such site.

      Grand US shareholders may request a copy of the Grand US SEC filings (not including exhibits), which will be provided at no cost, by contacting Grand Toys International, Inc. at 1710 Route Transcanadienne, Dorval, Quebec, Canada, H9P 1H7: Attention: Tania M. Clarke, telephone: (514) 685-2180 x233.

      You should rely only on the information contained in this proxy statement/ prospectus to vote on the approval of the amended and restated agreement and plan of merger and issuance of 10,000,000 Grand HK ADSs to Centralink. Grand HK has not authorized anyone to provide you with information that is different from what is contained in this proxy statement/ prospectus. This proxy statement/ prospectus is dated July 29, 2004. You should not assume that the information contained in this proxy statement/ prospectus is accurate as of any other date, and neither the mailing of this proxy statement/ prospectus to Grand US shareholders nor the issuance of Grand HK ADSs pursuant to the reorganization merger and Playwell acquisition and related subscription transaction shall create any implication to the contrary.

PLAYWELL INTERNATIONAL LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Periods Ended March 31, 2004 and 2003

	1.1.2004 to	1.1.2003 to
	3.31.2004	3.31.2003

	(in HK$)
Turnover	51,674,419	38,670,364
Cost of sales	39,097,480	29,452,923

Gross profit	12,576,939	9,217,441
Other operating income	1,478,966	166,950
Distribution costs	(498,906)	(593,294)
Administrative expenses	(5,428,002)	(4,717,358)
Amortization of negative goodwill	64,255	64,255

Profit from operations	8,193,252	4,137,994
Finance costs	(147,520)	(286,455)

Profit before taxation	8,045,732	3,851,539
Taxation	(1,387,059)	(848,113)

Profit for the period	6,658,673	3,003,426

Weighted average number of shares outstanding	101	101
Basic and diluted earnings per share	$65,927	$29,737

PQ-1-1

PLAYWELL INTERNATIONAL LIMITED

CONSOLIDATED BALANCE SHEETS

At March 31, 2004 and December 31, 2003

	03.31.04	12.31.03

	(in HK$)
ASSETS
Non-Current Assets
Property, plant and equipment	10,713,513	11,181,952
Trademark	4,737,562	5,053,401
Negative goodwill	(599,706)	(663,961)

	14,851,369	15,571,392

Current Assets
Inventories	2,634,368	507,000
Trade debtors and bills receivable less allowance of HK $4,258,282 in 2004 and HK $5,109,981 in 2003	50,127,632	6,845,515
Other debtors, prepayments and deposits	3,278,023	4,286,814
Amount due from related companies	7,735,742	42,482,529
Bank balances and cash	18,547,608	14,920,159

	82,323,373	69,042,017

Total Assets	97,174,742	84,613,409

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade creditors and bills payable	30,971,994	3,160,484
Other creditors and accrued expenses	7,633,225	8,390,492
Amounts due to related companies	2,804,243	26,479,858
Amounts due to shareholders	33,733	—
Tax payable	3,221,208	1,817,384
Obligations under a finance lease — amount due within one year	—	35,769

	44,664,403	39,883,987

Non-current liabilities
Deferred taxation	1,244,527	1,300,311
Shareholders’ loan	1,178,028	—

	2,422,555	1,300,311

Total Liabilities	47,086,958	41,184,298

Shareholders’ equity
Share capital	101	101
Accumulated profits	50,087,683	43,429,010

	50,087,784	43,429,111

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	97,174,742	84,613,409

PQ-1-2

PLAYWELL INTERNATIONAL LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the Period Ended March 31, 2004

	Share	Accumulated
	capital	profits	Total

	(in HK$)
At January 1, 2004	101	43,429,010	43,429,111
Net profit for the period	—	6,658,673	6,658,673

At March 31, 2004	101	50,087,683	50,087,784

PQ-1-3

PLAYWELL INTERNATIONAL LIMITED

CONSOLIDATED CASH FLOW STATEMENTS

For the Periods Ended March 31, 2003 and 2004

	1.1.2004 to	1.1.2003 to
	3.31.2004	3.31.2003

	(in HK$)
NET CASH GENERATED FROM OPERATING ACTIVITIES	3,705,935	135,078,643

INVESTING ACTIVITIES
Interest received	1,227	12,376
Acquisition of property, plant and equipment	(43,944)	—

NET CASH (USED IN) FROM INVESTING ACTIVITIES	(42,717)	12,376

FINANCING ACTIVITIES
Repayment of obligations under a finance lease	(35,769)	(105,235)
Repayment to holding companies	—	(149,025,339)
Advance to shareholders	—	10,498,038

NET CASH USED IN FINANCING ACTIVITIES	(35,769)	(138,632,536)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,627,449	(3,541,517)
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	14,920,159	30,957,826

CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	18,547,608	27,416,309

ANALYSIS OF THE BALANCES OF CASH AND CASH EQUIVALENTS
Bank balances and cash	18,547,608	27,421,013
Bank overdrafts	—	(4,704)

	18,547,608	27,416,309

PQ-1-4

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the Periods Ended March 31, 2004 and 2003
(in HK$)

1	GENERAL

      The financial statements of Playwell International Limited for the periods presented represent consolidated operations of the following four companies, all under common ownership:

      Asian World Enterprises Co. Limited, a Belize company in the business of holding licenses Gatelink Mould Engineering Limited, a Hong Kong company in the business of manufacturing moulds Hong Kong Toy Centre Limited, a Hong Kong company in the business of trading of toys Great Wall Alliance Limited, a British Virgin islands company in the business of holding trademarks

2	PRINCIPAL ACCOUNTING POLICIES

      The consolidated financial statements have been prepared under the historical cost convention and in accordance with accounting principles generally accepted in Hong Kong. The principal accounting policies adopted are as follows:

      The consolidated financial statements incorporate the financial statements of all companies listed above and all significant intercompany transactions and balances within the group have been eliminated in consolidation.

      Negative goodwill is presented as a deduction from assets. To the extent that such negative goodwill is attributable to losses or expenses anticipated at the date of acquisition, it is released to income in the period in which those losses or expenses arise. The remaining negative goodwill is recognized as income on a straight-line basis over the remaining average useful life of the identifiable acquired depreciable assets. To the extent that such negative goodwill exceeds the aggregate fair value of the acquired identifiable non-monetary assets, it is recognized in income immediately.

      Sales of goods are recognized when goods are delivered and title has passed. Reserves for sales returns and allowances are recorded at the time of shipment.

      Cost of sales includes manufacturing costs of products sold, in-bound freight charges and direct costs associated with the delivery services, including salaries, benefits and overhead costs associated with employees providing the related services.

      Shipping and handling costs are classified as distribution costs and presented separately on the consolidated statement of operations.

      Advertising costs are expensed as incurred and classified together with distribution costs.

      Property, plant and equipment are stated at cost less depreciation and accumulated impairment losses. Depreciation is provided to write-off the cost of the property, plant and equipment over the estimated useful lives (4–10 years depending on the type of asset) using the straight-line method.

      Trademark is measured initially at cost and amortized on a straight-line basis over the estimated useful life.

      At each balance sheet date, the group reviews the carrying amounts of its assets to determine whether there is any indication that those assets have suffered an impairment loss. If the recoverable amount of an asset is estimated to be less than its carrying amount, the difference is expensed immediately as an impairment loss.

      Inventories are stated at the lower of cost and net realizable value. Cost is calculated using the first-in, first-out method. Net realizable value represents the estimated selling price in the ordinary course of business less the estimated costs necessary to make the sale.

      Taxation represents the sum of the tax currently payable and deferred tax.

PQ-1-5

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

For the Periods Ended March 31, 2004 and 2003
(in HK$)

      Transactions in foreign currencies are initially recorded at the rates of exchange prevailing on the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are retranslated at the rates prevailing on the balance sheet date. Gains and losses arising on exchange are included in the net profit or loss for the period.

      Payments to defined contribution retirement benefit schemes are charged as an expense as they fall due.

3	TRADEMARK

HK$

AT COST
At January 1, 2004 and at March 31, 2004	8,106,497

AMORTIZATION
At January 1, 2004	3,053,096
Charge for the period	315,839

At March 31, 2004	3,368,935

NET BOOK VALUE
At December 31, 2003	5,053,401

At March 31, 2004	4,737,562

4	NEGATIVE GOODWILL

HK$

GROSS AMOUNT
At January 1, 2004 and at March 31, 2004	1,285,088

RELEASED TO INCOME
At January 1, 2004	621,127
Released for the period	64,255

At March 31, 2004	685,382

CARRYING AMOUNT
At December 31, 2003	663,961

At March 31, 2004	599,706

5	INVENTORIES

	03.31.04	12.31.03

	HK$	HK$
Raw materials	674,077	268,002
Finished goods	1,960,291	238,998

	2,634,368	507,000

PQ-1-6

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

For the Periods Ended March 31, 2004 and 2003
(in HK$)

6	PROPERTY, PLANT AND EQUIPMENT

	03.31.04		12.31.03

		Accumulated		Accumulated
	Cost	depreciation	Cost	depreciation

	HK$	HK$	HK$	HK$
Leasehold improvements	380,314	317,669	380,314	286,746
Plant and machinery	2,906,258	596,355	2,906,258	572,033
Furniture, fixtures and equipment	2,173,500	1,597,349	2,163,556	1,473,737
Mould and tools	9,956,573	2,191,759	9,922,573	1,858,233

	15,416,645	4,703,132	15,372,701	4,190,749

Net book value		10,713,513		11,181,952

7	RECONCILIATION OF PROFIT FROM OPERATIONS TO NET CASH GENERATED FROM OPERATING ACTIVITIES

	1.1.2004 to	1.1.2003 to
	3.31.2004	3.31.2003

	HK$	HK$
OPERATING ACTIVITIES
Profit from operations	8,193,252	4,137,994
Adjustments for:
Depreciation	512,383	257,737
Amortization of negative goodwill	(64,255)	(64,255)
Amortization of trademark	315,838	315,838
Interest income	(1,227)	(12,376)

Operating cash flows before movements in working capital	8,955,991	4,634,938
(Increase) in inventories	(2,127,368)	(240,801)
(Increase) in trade debtors and bills receivable	(42,181,030)	(30,825,884)
(Increase) in other debtors, prepayments and deposits	(92,297)	(510,301)
Decrease in amount due from related companies	34,746,786	144,352,672
Increase in trade creditors and bills payable	27,811,510	31,974,100
Increase (Decrease) in other creditors and accrued charges	(757,264)	21,237,725
(Decrease) in amounts due to related companies	(22,463,854)	(35,257,351)

NET CASH GENERATED FROM OPERATIONS	3,892,474	135,365,098
Interest paid	(147,520)	(286,455)
Hong Kong Profits Tax paid	(39,019)	—

NET CASH GENERATED FROM OPERATING ACTIVITIES	3,705,935	135,078,643

PQ-1-7

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

For the Periods Ended March 31, 2004 and 2003
(in HK$)

8	SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN HONG KONG (“HK GAAP”) AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN UNITED STATES (“US GAAP”) AND ADDITIONAL DISCLOSURES REQUIRED UNDER US GAAP

Net Profit

      The effect on net profit for the periods ended March 31, 2004 and 2003 of significant differences between HK GAAP and US GAAP is as follows:

	1.1.2004 to	1.1.2003 to
	3.31.2004	3.31.2003

	HK$	HK$
Profit for the period under HK GAAP	6,658,673	3,003,426
Adjustments:
Reversal of amortization of negative goodwill	(64,255)	(64,255)
Depreciation of property, plant and equipment	15,124	15,124
Additional amortization of trademark	(61,122)	(61,122)
Deferred tax liabilities arising from trademark	10,696	10,696
Income from subsidiaries distributed to holding companies, net of tax expenses	—	8,775,661

	6,559,116	11,679,530

Shareholders’ Equity

      The effect on shareholders’ equity as of March 31, 2004 and 2003 of significant differences between HK GAAP and US GAAP is as follows:

	1.1.2004 to	1.1.2003 to
	3.31.2004	3.31.2003

	HK$	HK$
Shareholders equity as reported under HK GAAP	50,087,784	421,157
Adjustments:
Reversal of amortization of negative goodwill	(685,382)	(428,364)
Reversal of negative goodwill	1,285,088	1,285,088
Depredation of property, plant and equipment	494,454	433,954
Additional amortization of trademark	(651,963)	(407,477)
Increase in value of trademark	1,568,786	1,568,786
Loss on disposal of property, plant and equipment	101,146	101,146
Deferred tax liabilities arising from trademark	(160,445)	(184,893)
Special reserve (deemed distribution of spin-off)	—	22,059,977
Shareholder’s equity of subsidiaries distributed to holding companies	—	177,006,808
Distribution of subsidiaries to holding companies	—	(128,887,704)

Shareholders’ equity as reported under U.S. GAAP	52,039,468	72,968,478

PQ-1-8

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

For the Periods Ended March 31, 2004 and 2003
(in HK$)

      The changes in shareholders’ equity for the periods ended March 31, 2004 and 2003 in accordance with US GAAP are as follows:

	Accumulated
	profits	Share capital	Total

	HK$	HK$	HK$
At January 1, 2004	45,480,251	101	45,480,352
Net profit for the period	6,559,116	—	6,559,116

At March 31, 2004	52,039,367	101	52,039,468

Summarized statements of income and balance sheets under US GAAP

      The consolidated statements of operations for the periods ended March 31, 2004 and 2003 under US GAAP are as follows:

	1.1.2004 to	1.1.2003 to
	3.31.2004	3.31. 2003

	HK$	HKS
Total revenues	53,152,159	38,824,938
Total costs and expenses	(45,070,387)	(34,809,573)

Profit from operations	8,081,772	4,015,365
Other Income (expenses)
Interest expenses	(147,520)	(286,455)
Interest income	1,227	12,376

Other-net	(146,293)	(274,079)

Income from continuing operations before income tax expense	7,935,479	3,741,286
Income tax expense	(1,376,363)	(837,417)

Income from continuing operations	6,559,116	2,903,869

Discontinued operations
Income from operations of distributed subsidiaries	—	8,775,661

Net Income	6,559.116	11,679,530

PQ-1-9

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

For the Periods Ended March 31, 2004 and 2003
(in HK$)

      Under US GAAP, the Company’s consolidated total assets and liabilities at March 31, 2004 and 2003 are as follows:

	03.31.2004	12.31.2003

	HK$	HKS
Current assets	84,867,629	73,727,751
Non-current assets
— trademark	5,654,386	6,031,346
— property, plant and equipment	11,309,112	11,762,428

Total assets	101,831,127	91,521,525

Current liabilities	47,422,934	44,569,721
Non-current liabilities	2,368,725	1,471,452

Total liabilities	49,791,659	46,041,173

PQ-1-10

PLAYWELL INTERNATIONAL LIMITED

REPORT AND CONSOLIDATED FINANCIAL STATEMENTS

For the Period/Years Ended December 31, 2001, 2002 and 2003

PLAYWELL INTERNATIONAL LIMITED

REPORT AND CONSOLIDATED FINANCIAL STATEMENTS

For the Period/Years Ended December 31, 2001, 2002 and 2003

CONTENTS

Page(s)

INDEPENDENT AUDITORS’ REPORT	PF-1
CONSOLIDATED STATEMENTS OF OPERATIONS	PF-2
CONSOLIDATED BALANCE SHEETS	PF-3
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY	PF-6
CONSOLIDATED CASH FLOW STATEMENTS	PF-7
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS	PF-8–PF-44

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors of PLAYWELL INTERNATIONAL LIMITED

(incorporated in Hong Kong with limited liability)

      We have audited the accompanying consolidated balance sheets of Playwell International Limited and its subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations and consolidated cash flow statements for the period from May 12, 2000 to December 31, 2001 and years ended December 31, 2002 and 2003, all expressed in Hong Kong dollars. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Playwell International Limited and its subsidiaries as of December 31, 2002 and 2003 and the consolidated results of their operations and their cash flows for the period from May 12, 2000 to December 31, 2001 and years ended December 31, 2002 and 2003 in conformity with accounting principles generally accepted in Hong Kong.

      As discussed in note 2 to the financial statements, as a result of a transaction between entities under common control in 2003, certain former subsidiaries are no longer consolidated and as such the Company has retroactively restated the 2001 and 2002 financial statements for the effect of this change in reporting entity.

      Accounting principles generally accepted in Hong Kong vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net income for the years ended December 31, 2002 and 2003, and the determination of shareholders’ equity and financial position as of December 31, 2002 and 2003, to the extent summarized in note 29.

/s/ DELOITTE TOUCHE TOHMATSU

Hong Kong,
April 2, 2004

PLAYWELL INTERNATIONAL LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Period/Years Ended December 31, 2001, 2002 and 2003

		5.12.2000	1.1.2002	1.1.2003
		to	to	to
	Notes	12.31.2001	12.31.2002	12.31.2003

		HK$	HK$	HK$
		(as restated)	(as restated)
Turnover	5	413,251,572	280,722,621	306,636,225
Cost of sales		(363,258,034)	(217,688,969)	(258,351,513)

Gross profit		49,993,538	63,033,652	48,284,712
Other operating income	6	8,090,597	1,399,488	6,977,776
Distribution costs		(6,325,635)	(12,660,728)	(6,981,015)
Administrative expenses		(52,088,422)	(28,383,914)	(20,379,394)
Amortization of negative goodwill	12	107,091	257,018	257,018

(Loss) profit from operations	7	(222,831)	23,645,516	28,159,097
Finance costs	8	(1,753,490)	(1,122,047)	(185,612)

(Loss) profit before taxation		(1,976,321)	22,523,469	27,973,485
Taxation	9	(171,977)	(897,564)	(4,022,082)

Net (loss) profit for the period/year		(2,148,298)	21,625,905	23,951,403

Weighted average number of shares during the period		26	101	101
(Loss) Earnings per share		(82,627)	214,118	237,143

PLAYWELL INTERNATIONAL LIMITED

CONSOLIDATED BALANCE SHEETS

At December 31, 2002 and 2003

	Notes	12.31.2002	12.31.2003

		HK$
		(as restated)	HK$
ASSETS
Non-Current Assets
Property, plant and equipment	10	9,977,857	11,181,952
Trademark	11	6,316,751	5,053,401
Negative goodwill	12	(920,979)	(663,961)

		15,373,629	15,571,392

Current Assets
Inventories	13	350,984	507,000
Trade debtors, less allowance of HK$5,109,981 in 2002 and 2003		14,652,250	6,845,515
Other debtors, prepayments and deposits		1,054,169	4,286,814
Amount due from ultimate holding company	14	—	4,999,924
Amounts due from related companies	15	53,914,223	22,483,069
Amount due from a fellow subsidiary		143,430,670	14,999,536
Amount due from a related party	16	8,130,537	—
Bank balances and cash		31,846,973	14,920,159

		253,379,806	69,042,017

Total Assets		268,753,435	84,613,409

	Notes	12.31.2002	12.31.2003

		HK$
		(as restated)	HK$
LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current Liabilities
Trade creditors and bills payable		5,363,400	3,160,484
Other creditors and accrued expenses	17	25,532,116	8,390,492
Amounts due to related companies	18	9,788,577	2,562,821
Amounts due to holding companies		151,814,556	3,580,486
Amount due to a fellow subsidiary		75,124,612	20,336,551
Tax payable		913,900	1,817,384
Obligations under a finance lease — amount due within one year	19	421,279	35,769
Bank overdrafts		889,147	—

		269,847,587	39,883,987

Non-current liabilities
Obligations under a finance lease — amount due after one year	19	35,437	—
Deferred taxation	22	1,452,680	1,300,311

		1,488,117	1,300,311

Total Liabilities		271,335,704	41,184,298

Shareholders’ (deficit) equity
Share capital	20	101	101
Accumulated profits		19,477,607	43,429,010
Special reserve	21	(22,059,977)	—

Total shareholders’ (deficit) equity		(2,582,269)	43,429,111

TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY		268,753,435	84,613,409

PLAYWELL INTERNATIONAL LIMITED

      The consolidated financial statements on pages 2 to 32 were approved and authorised for issue by the Board of Directors on April 2, 2004.

/s/ HENRY HU	/s/ RAYMOND CHAN

Director	Director

PLAYWELL INTERNATIONAL LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the Period/Years Ended December 31, 2001, 2002 and 2003

	Share	Accumulated	Special
	capital	(loss) profits	reserve	Total

	HK$	HK$	HK$	HK$
Shares issued during the period	101	—	—	101
Reserve arising from non-consolidation of subsidiaries	—	—	(22,059,977)	(22,059,977)
Net loss for the period	—	(2,148,298)	—	(2,148,298)

At December 31, 2001 — as restated	101	(2,148,298)	(22,059,977)	(24,208,174)
Net profit for the year	—	21,625,905	—	21,625,905

At December 31, 2002 — as restated	101	19,477,607	(22,059,977)	(2,582,269)
Net profit for the year	—	23,951,403	—	23,951,403
Transfer of non-consolidated subsidiaries	—	—	22,059,977	22,059,977

At December 31, 2003	101	43,429,010	—	43,429,111

PLAYWELL INTERNATIONAL LIMITED

CONSOLIDATED CASH FLOW STATEMENTS

For the Period/Years Ended December 31, 2001, 2002 and 2003

		5.12.2000	1.1.2002	1.1.2003
		to	to	to
	Notes	12.31.2001	12.31.2002	12.31.2003

		HK$	HK$	HK$
		(as restated)	(as restated)
NET CASH (USED IN) FROM OPERATING ACTIVITIES	23	(98,817,091)	57,818,320	105,706,390

INVESTING ACTIVITIES
Interest received		67,016	31,622	44,455
Acquisition of property, plant and equipment		(5,120,620)	(5,677,500)	(3,488,295)
Proceeds from disposal of property, plant and equipment		4,701,013	—	164,286
(Increase) decrease in amount due from a related party		(50,138,698)	15,705,171	8,130,537
Acquisition of subsidiaries	24	(13,566,276)	—	—

NET CASH (USED IN) FROM INVESTING ACTIVITIES		(64,057,565)	10,059,293	4,850,983

FINANCING ACTIVITIES
Repayment of obligations under a finance lease		(383,637)	(416,174)	(420,947)
Advances from (repayment to) holding companies		168,343,849	(38,589,270)	(126,174,093)
Repayment of other secured loan		(3,000,000)	—	—
Issue of ordinary share capital		101	—	—

NET CASH FROM (USED IN) FINANCING ACTIVITIES		164,960,313	(39,005,444)	(126,595,040)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS		2,085,657	28,872,169	(16,037,667)
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD/ YEAR		—	2,085,657	30,957,826

CASH AND CASH EQUIVALENTS AT END OF THE PERIOD/ YEAR		2,085,657	30,957,826	14,920,159

ANALYSIS OF THE BALANCES OF CASH AND CASH EQUIVALENTS
Bank balances and cash		5,735,497	31,846,973	14,920,159
Bank overdrafts		(3,649,840)	(889,147)	—

		2,085,657	30,957,826	14,920,159

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the Period/Years Ended December 31, 2001, 2002 and 2003

1.	GENERAL

      Playwell International Limited (the “Company”) was incorporated on December 13, 2000 as a limited company in Hong Kong. Two ordinary shares of HK$1 each in the Company (the “Share(s)”) was subscribed by two nominee companies, S & D Nominees Limited and JB Secretaries Limited, on December 13, 2000. On August 10, 2001, these two nominee companies transferred those two Shares to China World international Inc. (“China World”) and New Concord investments Inc. (“New Concord”) respectively. On the same day, the Company issued an additional 50 Shares to China World and 48 Shares to New Concord at a price of HK$1 each. Thereafter, China World and New Concord became the shareholders of the Company and held 51% and 49% equity interest, respectively, in the Company. On September 10, 2001, New Concord transferred its entire interest in the Company to China World. On September 11, 2001, Great Asian Development Inc. (“Great Asian”) subscribed for one Share at a price of HK$1, which it holds on trust for China World. On January 23, 2003, China World transferred 100 Shares to Centralink Investment Limited (“Centralink”) and Great Asian transferred its one Share to China World, which holds the Share on trust for Centralink.

      The Company had not commenced business since incorporation until August 2001. On August 3, 2001, the Company entered into agreements with an independent third party to acquire the equity interest in Playwell Industry Limited (“PIL”), Hong Kong Toy Centre Limited (“HKTC”) and Great Wall Alliance Limited (“Great Wall”) (collectively referred to as the “Acquiree Companies”); and the right, interest, benefit and title in and to the shareholder loans made to the Acquiree Companies together with interest accrued thereon for total consideration of HK$30,474,897. Of the total cost, HK$8,425,822 is related to the acquisition of HKTC and Great Wall and the remaining balance was related to the acquisition of PIL. The Acquiree Companies are principally engaged in the manufacturing and trading of toys.

      In addition, on August 13, 2001, PIL and the Company acquired equity interests of 99% and 1%, respectively, in Gatelink Mould Engineering Limited for consideration of HK$2.

      These transactions were accounted for as acquisitions and as such, the amounts assigned to the assets acquired and liabilities assumed were, with the exception of the trademark acquired, based on their respective estimated fair values on the date of acquisition.

      Asian World Enterprises Co. Limited (“Asian World”) was incorporated on May 12, 2000. Two bearer shares of US$1 each were issued and held by Mr. Hsieh Cheng. On August 11, 2001, the Company acquired 100% equity interest in Asian World at a consideration of US$2. This transfer of interest was between entities under common control and has been accounted for in a manner similar to a pooling of interests. Accordingly, all assets and liabilities received by the Company have been recognized at their carrying amounts in the financial statements of Asian World at the date of transfer. The consolidated statements of operations for the period ended December 31, 2001 include the results of Asian World from the date of its incorporation, May 12, 2000, as permitted under accounting principles generally accepted in Hong Kong. No audited financial statements have been prepared for the period ended December 31, 2000. For comparative purposes, the Company has set out in note 30 the unaudited consolidated statements of operations of the Company for the period ended December 31, 2000 and the 12 months ended December 31, 2001.

      Toy Biz Worldwide Limited (“Toy Biz”) was incorporated on June 26, 2001 and beneficially owned by Mr. Hsieh Cheng. On October 17, 2001, the Company acquired 100% equity interest in Toy Biz at a

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

consideration of HK$10,000. This transfer of interest was between entities under common control and has been accounted for in a manner similar to a pooling of interests. Accordingly, all assets and liabilities received by the Company have been recognized at their carrying amounts in the financial statements of the Toy Biz at the date of transfer.

      Centralink, China World and Great Asian are beneficially owned by Mr. Hsieh Cheng (“Mr. Hsieh”). In the opinion of the directors, Cornerstone Overseas Investments Limited (formerly known as China World International Inc.), a company incorporated in the British Virgin Islands, is the ultimate holding company of the Company.

      Particulars of the subsidiaries of the Company at December 31, 2003 are as follows:

			Proportion of
			share capital
	Place of registration/		held directly by
Name of subsidiaries	operation	Share capital	the Company	Principal activities

Asian World Enterprises Co. Limited	Belize	HK$15	100%	Holding of licenses
Gatelink Mould Engineering Limited	Hong Kong	HK$100	100%	Manufacturing moulds
Hong Kong Toy Centre Limited	Hong Kong	HK$2,350,000	100%	Trading of toys
Great Wall Alliance Limited	British Virgin Islands	HK$778	100%	Holding of a trademark

      The Company and its subsidiaries are hereinafter collectively referred to as the “Group”. The Group only has one business segment, namely the manufacturing and trading of toys.

2.	RESTATEMENT OF PRIOR PERIOD/ YEAR CONSOLIDATED FINANCIAL STATEMENTS

      The Company disposed of its interest in PIL and Toy Biz to its holding companies by way of transferring shares of the respective companies at par value on May 9, 2003 and January 9, 2003 respectively.

      Toy Biz and PIL were consolidated subsidiaries in the prior period/year’s consolidated financial statements. As a result of the common control transaction as mentioned above, the comparative financial statements have been restated by excluding from the consolidated financial statements, the results of the two subsidiaries as if they had not been part of the consolidated group in prior period/year. The initial investment in the subsidiaries has been presented as a “special reserve”.

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

      Following is a summary of significant balance sheet and income statement captions before and after the restatement:

Consolidated Balance Sheets

		2002

		As previously
	As restated	reported

	HK$	HK$
Current assets	253,379,806	685,556,427
Non-current assets	15,373,629	62,587,433

Total assets	268,753,435	748,143,860

Current liabilities	269,847,587	519,975,924
Non-current liabilities	1,488,117	40,565,478
Equity	(2,582,269)	187,602,458

Total liabilities and equity	268,753,435	748,143,860

Consolidated Statements of Operations and Changes in Equity

	5.12.2000 to 12.31.2001		1.1.2002 to 12.31.2002

		As previously		As previously
	As restated	reported	As restated	reported

	HK$	HK$	HK$	HK$
Operating revenues	413,251,572	470,954,150	280,722,621	1,360,990,101
Net income (loss)	(2,148,298)	(6,056,479)	21,625,905	193,658,836
Accumulated (losses) profits
At beginning of period/year	—	—	(2,148,298)	(6,056,479)
At end of period/year	(2,148,298)	(6,056,479)	19,477,607	187,602,357
Special reserve	(22,059,977)	—	(22,059,977)	—

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

      A reconciliation of the operating revenues and net income (loss) before and after the restatement is as follows:

	5.12.2000	1.1.2002
	to	to
	12.31.2001	12.31.2002

	HK$	HK$
Operating revenues
— as previously reported	470,954,150	1,360,990,101
— operating revenues of PIL and Toy Biz	(57,702,578)	(1,080,267,480)

— as restated	413,251,572	280,722,621

Net (loss) income
— as previously reported	(6,056,479)	193,658,836
— adjustment on net income for the results of PIL and Toy Biz	3,908,181	(172,032,931)

— as restated	(2,148,298)	21,625,905

3.	ADOPTION OF STATEMENT OF STANDARD ACCOUNTING PRACTICE

      In the current year, the Group has adopted Statement of Standard Accounting Practice (“SSAP”) 12 (Revised) “Income Taxes”. The principal effect of the implementation of SSAP 12 (Revised) is in relation to deferred tax. Prior to the period/years ended December 31, 2001, 2002 and 2003, partial provision was made for deferred tax using the income statement liability method, i.e. a liability was recognized in respect of timing differences arising, except where those timing differences were not expected to reverse in the foreseeable future. SSAP 12 (Revised) requires the adoption of a balance sheet liability method, whereby deferred tax is recognized in respect of all temporary differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, with limited exceptions. In the absence of any specific transitional requirements in SSAP 12 (Revised), the new accounting policy has been applied retrospectively. The adoption of this revised SSAP has had no material effect on the results for the current or prior accounting periods. Accordingly, no prior period adjustment has been required.

4.	PRINCIPAL ACCOUNTING POLICIES

      The consolidated financial statements have been prepared under the historical cost convention and in accordance with accounting principles generally accepted in Hong Kong. The principal accounting policies adopted are as follows:

Basis of preparation of consolidated financial statements

      The consolidated financial statements incorporate the financial statements of the Company and its subsidiaries made up to December 31 each year.

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

      The results of subsidiaries acquired, other than those related to a group reconstruction, or disposed of during the period/year are included in the consolidated income statement from the effective date of acquisition or up to the effective date of disposal, as appropriate.

      A group reconstruction, which is a business combination resulting from transactions among enterprises under common control, is accounted for by using merger accounting if merger relief is taken advantage of; the ultimate shareholders remain the same, and the rights of each such shareholder, relative to the others, are unchanged; and any minority interest in the net assets of the group is unaltered by the transfer. Acquisition accounting is used for all group reconstructions that are not accounted for by using merger accounting.

      All significant intercompany transactions and balances within the Group have been eliminated on consolidation.

Negative goodwill

      Negative goodwill represents the excess of the Group’s interest in the fair value of the identifiable assets and liabilities of a subsidiary at the date of acquisition over the cost of acquisition.

      Negative goodwill is presented as a deduction from assets. To the extent that such negative goodwill is attributable to losses or expenses anticipated at the date of acquisition, it is released to income in the period in which those losses or expenses arise. The remaining negative goodwill is recognized as income on a straight line basis over the remaining average useful life of the identifiable acquired depreciable assets. To the extent that such negative goodwill exceeds the aggregate fair value of the acquired identifiable non-monetary assets, it is recognized in income immediately.

Revenue recognition

      Sales of goods are recognized when goods are delivered and title has passed. Reserves for sales returns and allowances are recorded at the time of shipment.

      Interest income from bank deposits is accrued on a time basis by reference to the principal outstanding and at the interest rate applicable.

      Commission income, which is earned from purchase orders generated on behalf of PIL, a related party, is recognized when services are rendered.

Cost of Sales

      Cost of sales includes manufacturing costs of products sold, in-bound freight charges and direct costs associated with the delivery services, including salaries, benefits and overhead costs associated with employees providing the related services.

Distribution Costs

      The Group does not separately bill its customers for shipping and handling costs. Shipping and handling costs are classified as distribution costs and presented separately on the consolidated statement of operations.

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

Shipping and handling costs were HK$2,008,722 and HK$4,988,722 for the years ended December 31, 2003 and 2002, respectively and HK$8,501,602 for the period ended December 31, 2001.

Advertising Costs

      Advertising costs are expensed as incurred and classified together with distribution costs. Advertising expense was HK$100,000 and HK$76,000 for the years ended December 31, 2003 and 2002, respectively and HK$77,000 for the period ended December 31, 2001.

Property, plant and equipment

      Property, plant and equipment are stated at cost less depreciation and accumulated impairment losses.

      Depreciation is provided to write off the cost of property, plant and equipment over their estimated useful lives, using the straight line method, at the following rates per annum:

Leasehold improvement	Over the unexpired terms of the leases or ten years, whichever is the shorter
Plant and machinery	10%
Furniture, fixtures and equipment	10%-33 1/3%
Motor vehicles	25%
Moulds and loose tools	10%-25%

      The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sale proceeds and the carrying amount of the asset and is recognized in the income statement.

Trademark

      Trademark is measured initially at cost and amortized on a straight-line basis over their estimated useful lives.

Impairment

      At each balance sheet date, the Group reviews the carrying amounts of its assets to determine whether there is any indication that those assets have suffered an impairment loss. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount. Impairment losses are recognized as an expense immediately.

      Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset in prior years. A reversal of an impairment loss is recognized as income immediately.

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

Leased assets

      Leases are classified as finance leases when the terms of the lease transfer substantially all the risks and rewards of ownership of the assets concerned to the Group. Assets held under finance leases are capitalised at their fair values at the date of acquisition. The corresponding liability to the lessor, net of interest charges, is included in the consolidated balance sheet as a finance lease obligation. Finance costs, which represent the difference between the total leasing commitments and the fair value of the assets acquired, are charged to the consolidated income statement over the period of the relevant lease so as to produce a constant periodic rate of charge on the remaining balance of the obligations for each accounting period.

Operating leases

      Rentals payable on properties under operating leases are charged to the consolidated income statement on the straight line basis over the relevant lease term.

Inventories

      Inventories are stated at the lower of cost and net realisable value. Cost comprises raw materials used for manufacturing of moulds and merchandise held for resale. Cost, is calculated using the first-in, first-out method. Net realisable value represents the estimated selling price in the ordinary course of business less the estimated costs necessary to make the sale.

Taxation

      Taxation represents the sum of the tax currently payable and deferred tax.

      The tax currently payable is based on taxable profit for the period/year. Taxable profit differs from net profit as reported in the consolidated income statement because it excludes items of income or expense that are taxable or deductible in other periods/years and it further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

      Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognized if the temporary difference arises from goodwill (or negative goodwill) or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit.

      Deferred tax liabilities are recognized for taxable temporary differences arising on investments in subsidiaries, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

      Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset realised. Deferred tax is charged or credited to the consolidated income statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.

Foreign currencies

      Transactions in foreign currencies are initially recorded at the rates of exchange prevailing on the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are re-translated at the rates prevailing on the balance sheet date. Gains and losses arising on exchange are included in the net profit or loss for the period.

Retirement benefit costs

      Payments to defined contribution retirement benefit schemes are charged as an expense as they fall due.

5.	TURNOVER

	5.12.2000	1.1.2002	1.1.2003
	to	to	to
	12.31.2001	12.31.2002	12.31.2003

	HK$	HK$	HK$
	(as restated)	(as restated)
Turnover comprises:
Sales of goods	404,546,712	270,957,424	295,748,034
Sales of mould and related service	8,704,860	9,765,197	10,888,191

	413,251,572	280,722,621	306,636,225

      During the year ended December 31, 2003, approximately 65%, 11% and 10% of the turnover were made to the customers located in the People’s Republic of China including Hong Kong (the “PRC”), the United States of America (the “USA”) and France respectively. One customer, which is a related company, has accounted for 55% of the turnover. No other customers’ turnover was accounted for more than 10% of the turnover of the Group.

      During the year ended December 31, 2002, approximately 55%, 13% and 11% of the turnover were made to the customers located in the USA, the PRC and France respectively. A related company and an external customer have accounted for 15% and 11% of the Company’s turnover respectively. No other customers’ turnover was accounted for more than 10% of the turnover of the Group.

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

6.	OTHER OPERATING INCOME

	5.12.2000	1.1.2002	1.1.2003
	to	to	to
	12.31.2001	12.31.2002	12.31.2003

	HK$	HK$	HK$
	(as restated)	(as restated)
Included in other operating income are:
Bank interest income	67,016	31,622	44,455
Exchange gains, net	937,106	698,212	241,329
Sample income	262,898	112,961	219,912
Sales of scrap	131,683	2,228	—
Commission income from a fellow subsidiary	3,930,251	—	5,340,311
Royalty income	—	—	404,277
Sundry income	2,761,643	554,465	727,492

	8,090,597	1,399,488	6,977,776

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

7.	(LOSS) PROFIT FROM OPERATIONS

	5.12.2000	1.1.2002	1.1.2003
	to	to	to
	12.31.2001	12.31.2002	12.31.2003

	HK$	HK$	HK$
	(as restated)	(as restated)
(Loss) profit from operations has been arrived at after charging:
Allowance for doubtful debts (included in administrative expenses)	4,893,409	557,000	—
Amortization of trademark (included in administrative expenses)	526,396	1,263,350	1,263,350
Bad debts written off (included in administrative expenses)	—	330,358	—
Depreciation (included in administrative expenses)
— own assets	743,863	1,509,505	1,646,994
— assets held under a finance lease	104,710	314,132	314,132

	848,573	1,823,637	1,961,126
Loss on disposal of property, plant and equipment (included in administrative expenses)	—	—	158,788
Operating lease rentals in respect of rented premises
— included in cost of sales	509,907	203,490	218,089
— included in administrative expenses	783,299	3,378,189	1,290,019

	1,293,206	3,581,679	1,508,108
Staff costs
— Directors’ remuneration	—	—	—
— Other staff	23,032,718	15,919,286	12,792,033
— Retirement benefit scheme contributions	173,129	203,326	242,782

	23,205,847	16,122,612	13,034,815

Staff costs
— included in cost of sales	5,094,689	4,242,757	4,378,826
— included in administrative expenses	16,899,943	10,159,041	7,094,487
— included in distribution cost	1,211,215	1,720,814	1,561,502

	23,205,847	16,122,612	13,034,815

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

8.	FINANCE COSTS

	5.12.2000	1.1.2002	1.1.2003
	to	to	to
	12.31.2001	12.31.2002	12.31.2003

	HK$	HK$	HK$
	(as restated)	(as restated)
Interest on:
Bank loans wholly repayable within five years	31	—	—
Bank overdrafts	24,470	76,718	1,249
Bills payable	572,086	274,694	131,936
Loan from a related company	330,838	718,151	—
Obligations under a finance lease	47,779	52,484	52,427
Other loan	778,286	—	—

	1,753,490	1,122,047	185,612

9.	TAXATION

	5.12.2000	1.1.2002	1.1.2003
	to	to	to
	12.31.2001	12.31.2002	12.31.2003

	HK$	HK$	HK$
	(as restated)	(as restated)
The charge comprises:
Hong Kong Profits Tax
— current year provision	256,200	657,700	4,403,480
— overprovision in prior period	—	—	(229,029)
Deferred taxation (note 22)	(84,223)	239,864	(152,369)

	171,977	897,564	4,022,082

      Hong Kong Profits Tax is calculated at 16% for the period from December 13, 2000 to December 31, 2001 and the year ended December 31, 2002 and 17.5% for the year ended December 31, 2003 of the estimated assessable profit for the period/year.

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

      The taxation charge for the period/year can be reconciled to the (loss) profit before taxation per the statements of operations as follows:

	5.12.2000	1.1.2002	1.1.2003
	to	to	to
	12.31.2001	12.31.2002	12.31.2003

	HK$	HK$	HK$
(Loss) profit before taxation	(1,976,321)	22,523,469	27,973,485

Tax at the domestic income tax rate of 16%, 16% and 17.5% for the period/year ended 2001, 2002 and 2003 respectively	(316,211)	3,603,755	4,895,360
Tax effect of expenses not deductible for tax purpose	226,225	140,585	133,156
Tax effect of income not taxable for tax purpose	(14,569)	(46,182)	(574,254)
Utilisation of tax loss not previously recognized	(654,296)	(2,374,388)	—
Tax effect of deductible temporary difference not recognized	782,945	89,120	—
Tax effect of deductible temporary difference not recognized in previous period/year	—	(680,000)	(210,250)
Effect of change in tax rate	—	—	136,189
Overprovision in prior year		—	(229,029)
Others	147,883	164,674	(129,090)

Taxation charge for the period/year	171,977	897,564	4,022,082

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

10.	PROPERTY, PLANT AND EQUIPMENT

			Furniture,
	Leasehold	Plant and	fixtures and	Moulds
	improvements	machinery	equipment	and tools	Total

	HK$	HK$	HK$	HK$	HK$
COST
At January 1, 2003	380,314	3,083,670	1,974,224	6,829,360	12,267,568
Additions	—	205,750	189,332	3,093,213	3,488,295
Disposals/write off	—	(383,162)	—	—	(383,162)

At December 31, 2003	380,314	2,906,258	2,163,556	9,922,573	15,372,701

DEPRECIATION AND AMORTIZATION
At January 1, 2003	162,649	331,493	1,011,015	784,554	2,289,711
Provided for the year	124,097	300,628	462,722	1,073,679	1,961,126
Eliminated on disposals/write off	—	(60,088)	—	—	(60,088)

At December 31, 2003	286,746	572,033	1,473,737	1,858,233	4,190,749

NET BOOK VALUES
At December 31, 2002	217,665	2,752,177	963,209	6,044,806	9,977,857

At December 31, 2003	93,568	2,334,225	689,819	8,064,340	11,181,952

      At the balance sheet date, the net book value of furniture, fixtures and equipment includes an amount of HK$523,553 (2002: HK$837,685) in respect of assets held under a finance lease.

      All the property, plant and equipment are situated in the PRC. Substantially all the leasehold improvements are depreciated over three years, the lease term of the relevant premises.

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

11.	TRADEMARK

      Pursuant to the acquisition of the Acquiree Companies as mentioned in note 1, the Group has obtained the trademark of “Playwell” which is registered under the name of Great Wall.

HK$

AT COST
At January 1, 2003 and at December 31, 2003	8,106,497

AMORTIZATION
At January 1, 2003	1,789,746
Charge for the year	1,263,350

At December 31, 2003	3,053,096

NET BOOK VALUE
At December 31, 2002	6,316,751

At December 31, 2003	5,053,401

      Trademark is amortized on a straight line basis over 77 months from the date of acquisition.

12.	NEGATIVE GOODWILL

HK$

GROSS AMOUNT
At January 1, 2003 and at December 31, 2003	1,285,088

RELEASED TO INCOME
At January 1, 2003	364,109
Released for the year	257,018

At December 31, 2003	621,127

CARRYING AMOUNT
At December 31, 2002	920,979

At December 31, 2003	663,961

      The negative goodwill arose on the acquisition of Gatelink in 2001. The negative goodwill is released to income on a straight-line basis over 60 months from the date of acquisition, the remaining weighted average useful life of the depreciated assets of Gatelink acquired.

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

13.	INVENTORIES

	2002	2003

	HK$	HK$
Raw materials	192,081	268,002
Finished goods	158,903	238,998

	350,984	507,000

14.	AMOUNT DUE FROM ULTIMATE HOLDING COMPANY

      The amount is unsecured, interest-free and has no fixed term of repayment.

15.	AMOUNTS DUE FROM RELATED COMPANIES

      Particulars of amounts due from related companies are as follows:

	Balance	Balance
	at	at
Name of companies	12.31.2002	12.31.2003

	HK$	HK$
Sunny Smile International Ltd. (note a)	17,418,734	678,894
Dongguan Bailiwei Plaything Co., Limited (note b)	7,822,343	19,794,275
Great Asian Development Inc. (note a)	50,601	9,900
Long Sure Industries Limited (note a)	52,106	—
Hong Kong Toy Centre (USA) Limited (note a)	28,545,139	—
Playwell Toy (China) Limited (note b)	—	2,000,000
Conerstone Overseas Investments Limited (note a)	25,300	—

	53,914,223	22,483,069

Notes:

(a)	Mr. Hsieh is a director and/or shareholder of this company.

(b)	Mr. Hsieh has beneficial interest in this company.

      The amounts are unsecured, interest-free and have no fixed term of repayment.

16.	AMOUNT DUE FROM A RELATED PARTY

      The amount is due from Mr. Hsieh, who has beneficial interest in Centralink, China World and Great Asian. Mr. Hsieh was also a director of the Company from its date of incorporation to July 31, 2003. The amount is unsecured, interest-free and has no fixed term of repayment.

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

17.	OTHER CREDITORS AND ACCRUED EXPENSES

      Other creditors and accrued expenses comprise of:

	2002	2003

	HK$	HK$
Commission payable	2,118,801	1,231,884
Temporary receipts	5,600,804	—
Other creditors	8,003,888	1,073,744
Accrued charges	6,766,198	3,231,253
Deposits received	1,797,192	1,350,514
Provision for staff welfare	1,245,233	1,503,097

	25,532,116	8,390,492

18.	AMOUNTS DUE TO RELATED COMPANIES

      The amounts are due to related companies of which Mr. Hsieh is also a director and/or shareholder. The amounts are unsecured, interest-free and have no fixed term of repayment.

19.	OBLIGATIONS UNDER A FINANCE LEASE

			Present value
	Minimum		of minimum
	lease payments		lease payments

	2002	2003	2002	2003

	HK$	HK$	HK$	HK$
Amount payable under a finance lease:
Within one year	473,374	39,448	421,279	35,769
In the second to fifth year inclusive	39,448	—	35,437	—

	512,822	39,448	456,716	35,769
Less: future finance charges	(56,106)	(3,679)	N/A	N/A

	456,716	35,769	456,716	35,769

Less: Amount due for settlement within 12 months (shown under current liabilities)			(421,279)	(35,769)

Amount due for settlement after 12 months			35,437	—

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

	2002	2003

	HK$	HK$
Analysed by:
Amount due within one year	421,279	35,769
Amount due more than one year, but not exceeding two years	35,437	—

	456,716	35,769

      The Group has leased certain of its furniture, fixture and equipment under a finance lease. The lease term is three years. Interest rate is fixed at the contract date. The lease is on a fixed repayment basis and no arrangements have been entered into for contingent rental payments.

20.	SHARE CAPITAL

	Number of shares		Share capital

	2002	2003	2002	2003

			HK$	HK$
Ordinary shares of HK$1 each Authorised:
At beginning and end of year	30,000,000	30,000,000	30,000,000	30,000,000

Issued and fully paid:
At beginning and end of the year	101	101	101	101

21.	SPECIAL RESERVE

      The account balance represents the initial investment in Toy Biz and PIL. The balance was created as a result of restating the Consolidated Financial Statements to retroactively reflect the disposition of these two subsidiaries as of the beginning of the period presented. Restatement was required as a result of the common control transaction discussed in note 2.

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

22.	DEFERRED TAXATION

      At the balance sheet date, the major components of deferred tax liabilities and assets recognized and movements thereon during the current and prior accounting periods are as follows:

	Accelerated
	tax			Allowance for
	depreciation	Tax losses	Trademark	doubtful debts	Total

	HK$	HK$	HK$	HK$	HK$
At January 1, 2002	401,000	(401,000)	1,212,816	—	1,212,816
Charge (credit) to income statement	721,000	401,000	(202,136)	(680,000)	239,864

At December 31, 2002	1,122,000	—	1,010,680	(680,000)	1,452,680
Charge (credit) to income statement	142,778	—	(221,086)	(210,250)	(288,558)
Effect of change in tax rate	105,188	—	94,751	(63,750)	136,189

At December 31, 2003	1,369,966	—	884,345	(954,000)	1,300,311

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

23.	RECONCILIATION OF (LOSS) PROFIT FROM OPERATIONS TO NET CASH (USED IN) FROM OPERATING ACTIVITIES

	5.12.2000	1.1.2002	1.1.2003
	to	to	to
	12.31.2001	12.31.2002	12.31.2003

	HK$	HK$	HK$
OPERATING ACTIVITIES
(Loss) profit from operations	(222,831)	23,645,516	28,159,097
Adjustments for:
Depreciation	848,573	1,823,637	1,961,126
Loss on disposal of property, plant and equipment	—	—	158,788
Amortization of negative goodwill	(107,091)	(257,018)	(257,018)
Amortization of trademark	526,396	1,263,350	1,263,350
Interest income	(67,016)	(31,622)	(44,455)

Operating cash flows before movements in working capital	978,031	26,443,863	31,240,888
Decrease (increase) in inventories	52,927,723	341,728	(156,016)
(Increase) decrease in trade debtors	(15,485,263)	3,618,259	7,806,735
(Increase) decrease in other debtors, prepayments and deposits	(205,627)	185,746	(3,232,645)
(Increase) decrease in amount due from ultimate holding company	(14,500)	14,500	(4,999,924)
(Increase) decrease in amounts due from related companies	(77,989,126)	121,765,997	31,431,154
(Increase) decrease in amount due from a fellow subsidiary	(407,019)	(143,430,670)	128,431,134
Decrease in trade creditors and bills payable	(50,396,166)	(13,637,544)	(2,202,916)
(Decrease) increase in other creditors and accrued charges	(33,827,669)	16,081,314	(17,141,624)
Increase (decrease) in amounts due to related companies	27,356,015	(17,567,438)	(7,225,756)
Increase (decrease) in amount due to a fellow subsidiary	—	65,124,612	(54,788,061)

NET CASH (USED IN) FROM OPERATIONS	(97,063,601)	58,940,367	109,162,969
Interest paid	(1,753,490)	(1,122,047)	(185,612)
Hong Kong Profits Tax paid	—	—	(3,270,967)

NET CASH (USED IN) FROM OPERATING ACTIVITIES	(98,817,091)	57,818,320	105,706,390

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

24.	ACQUISITION OF SUBSIDIARIES

      The acquisitions of HKTC, Great Wall and Gatelink which occurred in 2001 as mentioned in note 1 have been accounted for using the acquisition method of accounting. Details of the net assets acquired are as follows:

HK$

Net assets acquired:
Property, plant and equipment	5,296,433
Trademark	8,106,497
Inventories	53,620,435
Trade debtors	2,785,246
Other debtors, prepayments and deposits	1,034,288
Amounts due from related companies	97,691,094
Bank balances and cash	335,646
Trade creditors and bills payable	(69,397,110)
Other creditors and accrued charges	(43,278,471)
Amount due to fellow subsidiary	(407,019)
Amount due to a related party	(26,302,990)
Loan	(13,000,000)
Bank overdraft	(5,476,100)
Deferred taxation	(1,297,039)

9,710,910
Negative goodwill	(1,285,088)

Total consideration	8,425,822

Satisfied by Cash	8,425,822

Net cash outflow arising on acquisition:
Cash consideration	8,425,822
Bank balances and cash acquired	(335,646)
Bank overdraft acquired	5,476,100

Net outflow of cash and cash equivalents in respect of the purchase of subsidiaries	13,566,276

25.	MAJOR NON-CASH TRANSACTIONS

      (i) During the period ended December 31, 2001, the Group entered into finance lease arrangement in respect of furniture, fixture and equipment with a total capital value at the inception of the lease of HK$1,256,527.

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

      (ii) During the year ended December 31, 2003, the Group transferred the equity shares in PIL and Toy Biz to its holding companies at cost of HK$22,059,977. This common control transaction was accounted for as a reduction of the amount due to the immediate holding company, with no gain or loss being recorded.

26.	OPERATING LEASE AND OTHER COMMITMENTS

      At the balance sheet date, the Group has commitments for future management service fee and minimum lease payments under non-cancelable operating leases in respect of rented premises which fall due as follows:

	Management
	service fee (Note 1)		Rental (Note 2)

	2002	2003	2002	2003

	HK$	HK$	HK$	HK$
Within one year	1,200,000	1,200,000	2,524,500	1,963,500
In the second to fifth year inclusive	1,700,000	500,000	1,963,500	—

	2,900,000	1,700,000	4,488,000	1,963,500

Note 1:	The Group has entered into an agreement with an outsider for managing the sales of the wooden products of the Group at a fixed monthly charge for three years and also subject to a charge that is calculated based on the achieving of certain amounts of the sales of wooden products.

Note 2:	Operating lease commitment represents rental payable by the Group for certain of its office properties. They were negotiated for terms of two to four years and rentals were fixed over the term of the lease.

27.	DISCOUNTED BILLS OF EXCHANGE

      At December 31, 2003, the Group has bills of exchange, discounted with recourse, totaling HK$4,685,734 (2002: HK$24,993,586). The amounts are payable by customers’ banks. The recourse provision provides that if such banks do not make the required payments, the Group’s bank would have recourse to the Group for the full amount. In the opinion of the directors, the likelihood of such occurrence is remote.

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

28.	RELATED PARTY TRANSACTIONS

      (a) During the period/year, the Group entered into the following transactions with related companies in which both Mr. Hsieh and an existing director are also director and/or shareholder:

	5.12.2000	1.1.2002	1.1.2003
	to	to	to
	12.31.2001	12.31.2002	12.31.2003

	HK$	HK$	HK$
Trade sales (Note i)
Dongguan Bailiwei Plaything Co. Limited	33,441,056	11,743,099	18,265,633
Toy Biz International Limited	1,717,530	406,303	—
Hong Kong Toy Centre USA Limited		40,713,215	—
Long Sure Industries Limited	2,102,088	629,645	—
Toy Biz Worldwide Limited	12,016,398	3,586,480	159,288,740

	49,277,072	57,078,742	177,554,373

Trade purchases (Note ii)
Zhejiang Playwell Toy Company Limited	—	33,680,588	41,491,212
Target Brilliant Industries Ltd.	2,252,246	—	—
Playwell Industry Limited	77,119,892	142,710,838	207,102,814
Gatelink Mould Engineering Limited	171,691,980	—	—

	251,064,118	176,391,426	248,594,026

Mould income (Note i)
Long Sure Industries Limited	—	53,000	—
Toy Biz Worldwide Limited	—	4,880,297	8,519,150
Playwell Industry Limited	—	3,486,951	63,100

	—	8,420,248	8,582,250

Consultancy fee (Note ii)
Toy Biz Worldwide Limited	—	—	37,500

Royalty income (Note iii)
Dongguan Bailiwei Plaything Co. Limited	—	—	404,278

Interest expenses (Note iv)
Sunny Smile International Limited	330,838	718,515	—

Mould repair charges (Note ii)
Playwell Industry Limited	—	88,250	181,200

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

	5.12.2000	1.1.2002	1.1.2003
	to	to	to
	12.31.2001	12.31.2002	12.31.2003

	HK$	HK$	HK$
Purchase of assets/mould (Note ii)
Playwell Industry Limited	—	2,830,882	—
Gatelink Mould Engineering Limited	8,090,912	—	—

Sale of assets
Playwell Industry Limited (note ii)	3,797,089	—	—

	5.12.2000	1.1.2002	1.1.2003
	to	to	to
	12.31.2001	12.31.2002	12.31.2003

	HK$	HK$	HK$
Hand sample income (Note i)
Toy Biz Worldwide Limited	—	317,500	955,300
Playwell Industry Limited	—	33,600	—

	—	351,100	955,300

Commission income (Note v)
Playwell Industry Ltd.	—	—	5,340,311
Toy Biz Worldwide Limited	3,923,759	—	—
	—	—	—

Subcontracting fee (Note ii)
Target Brilliant Industries Ltd.	1,834,601	—	—

Notes:

(i)	Trade sales, mould income and hand sample income were carried out at cost plus a percentage profit mark-up.

(ii)	Trade purchases, consultancy fee, mould repair charges, subcontracting fee and sales/purchase of assets/moulds were carried out at price mutually agreed by both parties.

(iii)	Royalty income was charged at cost.

(iv)	Interest expenses is paid/payable on the prime rate of the loan borrowed from a related company.

(v)	Commission income received/receivable from Toy Biz Worldwide Limited was based on a percentage of sales plus a fixed monthly charges. Commission income received/receivable from Playwell Industry Limited was based on a percentage of sales. The terms are mutually agreed by both parties.

      (b) Balances with related parties are set out in the consolidated balance sheets.

      (c) In addition to the above, Mr. Hsieh has given a personal guarantee to a bank in respect of general banking facilities available to the Group.

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

29.	SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN HONG KONG (“HK GAAP”) AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN UNITED STATES (“US GAAP”) AND ADDITIONAL DISCLOSURES REQUIRED UNDER US GAAP

(a)	Summary of Significant Differences Between HK GAAP and US GAAP

      The Company’s consolidated financial statements are prepared in accordance with HK GAAP which differ in certain significant respects from US GAAP. Differences which have a significant effect on the consolidated net profit/loss and shareholders’ equity are set out below.

(i)	Accounting for the spin-off of a subsidiary

      Under HK GAAP, the disposal of interests in PIL and Toy Biz to the holding companies of the Company by way of transferring shares in these two companies at par value is considered as a transaction under common control and accounted for on a de-merger basis with restatement of the comparative financial statements by excluding the results, assets and liabilities of PIL and Toy Biz as if they had not been part of the consolidated group in prior periods. The cost of the initial investments in PIL and Toy Biz has been presented in the Consolidated Statement of Changes in Equity as a “Special Reserve” until 2003 when it was offset against payables to holding companies.

      Under US GAAP, a company generally may not characterize the spin-off transaction as resulting in a change in the reporting entity and restate its historical financial statements. As the spin-off transactions of the Company do not meet the requirements of the Securities and Exchange Commission of the United States of America to be accounted for as a change in reporting entity, the Company will account for the spin-offs in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Under SFAS 144, assets which are to be distributed to owners in a spin-off, are disposed of when they are exchanged or distributed.

(ii)	Goodwill

      HK GAAP requires goodwill arising from an acquisition to be capitalized and amortized over its estimated useful life. Negative goodwill is presented as a deduction from positive goodwill and is released to income based on an analysis of the circumstances from which the balances of negative goodwill resulted. The negative goodwill of the Group is being released to income on a straight-line basis from the date of acquisition over the remaining weighted average useful life of the assets acquired. In addition, at each balance sheet date, the goodwill must be tested for impairment and any impairment loss should be taken to the income statement.

      Under US GAAP effective from January 1, 2002, SFAS No. 142, “Goodwill and Other Intangible Assets”, requires that goodwill and other indefinite life assets acquired in a business combination no longer be amortized, instead, these assets must be tested for impairment at least annually. The excess fair value of net assets acquired over the purchase price shall be allocated as a pro rata reduction of the amounts that otherwise would have been assigned to all of the acquired assets except financial assets other than investments accounted for by the equity method, assets to be disposed of by sale, deferred tax assets, prepaid assets relating to pension or other post retirement benefit plans, and any other current assets. If any excess remains after reducing to zero the amounts

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

that otherwise would have been assigned to those assets, that remaining excess shall be recognized as an extraordinary gain.

(iii)	Intangible asset

      Under HK GAAP, in applying the purchase method of accounting, if the fair value of an intangible asset cannot be measured by reference to an active market, the amount recognized for that intangible asset at the date of the acquisition should be limited to an amount that does not create or increase negative goodwill that arises on the acquisition.

      Under US GAAP, effective from January 1, 2002, in accordance with SFAS No. 141, “Business Combination”, an acquiring entity shall allocate the cost of an acquired entity to the assets acquired and liabilities assumed based on their estimated fair values at date of acquisition. Prior to that allocation, the acquiring entity shall (a) review the purchase consideration if other than cash to ensure that it has been valued in accordance with the requirements of the Standard and (b) identify all of the assets acquired and liabilities assumed, including intangible assets that meet the recognition criteria in the Standard, regardless of whether they had been recorded in the financial statements of the acquired entity.

(iv)	Impairment of long-lived assets

      HK GAAP requires that an enterprise assesses at each balance sheet date whether there is any indication that an asset may be impaired. If any such indication exists, the enterprise should estimate the recoverable amount of the asset. Impairment loss is the amount by which the carrying amount of an asset exceeds its recoverable amount. Recoverable amount is the higher of an asset’s net selling price and its value in use. An impairment loss is recognized whenever the carrying amount of an asset exceeds its recoverable amount. A reversal of previous impairment provisions is allowed to the extent of the loss previously recognized as expense in the income statement.

      Under US GAAP, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, long-lived assets (except goodwill and other indefinite life assets) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized if the expected future cash flows (undiscounted) are less than the carrying amount of the assets. The impairment loss is measured based on the fair value of the asset (less disposal cost if to be disposed of).

(v)	Accounting for transfers of bills of exchange

      The Group enters into sale transactions with customers whereby the customer arranges for a line of credit with its banks. Under such arrangements, the Company is entitled to collect amounts owed directly from the customers’ banks when the invoice becomes due. The Company, in certain circumstances, has arranged to transfer, with recourse on a revolving basis, certain of its bills receivable to its banks, which in turn pays a discounted amount to the Group and collects the amount owed from the customers’ banks. Payment terms typically vary between 30 to 90 days.

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

      Under HK GAAP, upon payment from its banks, the Group removes the related receivables from its balance sheet. Under US GAAP, such transfers would not qualify for sales treatment under SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” and therefore the related receivables and debt are included in the Consolidated Balance Sheets until the amounts are collected from the customers’ banks.

(b)	Net profit

      The effect on net profit for the years ended December 31, 2002 and 2003 of significant differences between HK GAAP and US GAAP is as follows:

	2002	2003

	HK$	HK$
Net profit as reported in the consolidated financial statements prepared under HK GAAP (as restated for 2002)	21,625,905	23,951,403
Adjustments:
Reversal of amortization of negative goodwill	(257,018)	(257,018)
Depreciation of property, plant and equipment	187,825	60,500
Additional amortization of trademark	(244,486)	(244,486)
Deferred tax credit arising from trademark	39,118	24,448
Income from subsidiaries distributed to holding companies, net of tax expenses	172,592,162	9,650,549

Net profit as reported under US GAAP	193,943,506	33,185,396

Earnings per share under US GAAP	1,920,233	328,568

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

(c)	Shareholders’ (Deficit) Equity

      The effect on shareholders’ (deficit) equity as of December 31, 2002 and 2003 of significant differences between HK GAAP and US GAAP is as follows:

	2002	2003

	HK$	HK$
Shareholders’ (deficit) equity as reported under HK GAAP	(2,582,269)	43,429,111
Adjustments:
Reversal of amortization of negative goodwill	(364,109)	(621,127)
Reversal of negative goodwill	1,285,088	1,285,088
Depreciation of property, plant and equipment	418,830	479,330
Additional amortization of trademark	(346,355)	(590,841)
Increase in value of trademark	1,568,786	1,568,786
Loss on disposal of property, plant and equipment	101,146	101,146
Deferred tax liabilities arising from trademark	(195,589)	(171,141)
Special reserve (deemed distribution of spin-off)	22,059,977	—
Shareholders’ equity of subsidiaries distributed to holding companies	168,231,147	177,881,696
Distribution of subsidiaries to holding companies	—	(177,881,696)

Shareholders’ equity as reported under US GAAP	190,176,652	45,480,352

      The changes in shareholders’ (deficit) equity for the years ended December 31, 2002 and 2003 in accordance with US GAAP are as follows:

	Accumulated	Share
	(loss)/profits	capital	Total

	HK$	HK$	HK$
At January 1, 2002	(3,766,955)	101	(3,766,854)
Net profit for the year	193,943,506	—	193,943,506

At December 31, 2002	190,176,551	101	190,176,652
Net profit for the year	33,185,396	—	33,185,396
Distribution of subsidiaries to holding companies	(177,881,696)	—	(177,881,696)

At December 31, 2003	45,480,251	101	45,480,352

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

(d)	Comprehensive income under US GAAP

      For the years ended December 31, 2002 and 2003, comprehensive income equaled net profit.

(e)	Summarized statements of income and balance sheets under US GAAP

      The consolidated statements of operations for the years ended December 31, 2002 and 2003 under US GAAP are as follows:

	2002	2003

	HK$	HK$
Total revenues	282,090,487	313,569,546
Total costs and expenses	(258,790,272)	(285,895,908)

Profit from operations	23,300,215	27,673,638
Other income (expense)
Interest expense	(1,122,047)	(185,612)
Interest income	31,622	44,455

Others-net	(1,090,425)	(141,157)

Income from continuing operations before income tax expense	22,209,790	27,532,481
Income tax expense	(858,446)	(3,997,634)

Income from continuing operations	21,351,344	23,534,847
Discontinued operations
Income from operations of distributed subsidiaries (2002: net of income tax of HK$45,760,490)	172,592,162	9,650,549

Net income	193,943,506	33,185,396

Weighted average number of shares during the period	101	101
Basic earnings per share
Income from continuing operations	211,399	233,018
Income from discontinued operations	1,708,833	95,550

Net Income	1,920,232	328,568

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

      Under US GAAP, the Company’s consolidated total assets and liabilities at December 31, 2002 and 2003 are as follows:

	2002	2003

	HK$	HK$
Current assets	712,630,026	73,727,751
Non-current assets
— trademark	7,539,182	6,031,346
— property, plant and equipment	58,828,715	11,762,428

Total assets	778,997,923	91,521,525

Current liabilities	547,049,523	44,569,721
Non-current liabilities	41,771,748	1,471,452

Total liabilities	588,821,271	46,041,173

      The carrying amounts of cash and cash equivalents, trade debtors, other debtors, prepayments and deposits, amounts due from ultimate holding company/related companies/fellow subsidiaries/holding companies/related party, trade creditors and bills payable, other creditors and accrued expenses, and tax payable approximate fair value due to the short-term maturity of these instruments.

      The carrying amounts of trade debtors for December 31, 2002 and 2003 have been deducted with allowance of HK$5,109,981.

(f)	Consolidated Statements of Cash Flow

      The consolidated statement of cash flow for the years ended December 31, 2002 and 2003 prepared under HK GAAP are in accordance with International Accounting Standard No. 7 “Cash Flow Statements”.

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

(g)	Income Taxes

      A reconciliation of the expected tax with the actual tax expense for the years ended December 31, 2002 and 2003 under US GAAP is as follows:

	2002	2003

	HK$	HK$
Profit before taxation	240,562,442	37,183,030

Hong Kong statutory income tax rate	16%	17.5%

Statutory rate applied to income before income taxes under US GAAP	38,489,991	6,507,030
Change in estimated provision of prior year	—	(229,029)
Income/expense not taxable/deductible, net	(3,082,309)	(1,232,764)
Effect of different tax rates of profit subject to tax in other jurisdiction	17,825,490	—
Utilisation of tax loss not recognized	(6,454,189)	(844,423)
Interest income not taxable	(5,501)	(7,779)
Tax effect of deductible temporary difference not recognized in previous years	(680,000)	(210,250)
Effect of change in tax rate	—	154,526
Valuation allowance	286,463	—
Others	238,991	(139,677)

Income taxes under US GAAP	46,618,936	3,997,634

      The tax expense (credit) under US GAAP is presented below:

	2002	2003

	HK$	HK$
Current	43,543,190	4,174,451
Deferred	3,075,746	(176,817)

	46,618,936	3,997,634

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

      The principal components of the deferred tax liabilities and assets under US GAAP are as follows:

	2002	2003

	HK$	HK$
Deferred tax liabilities on temporary differences attributable to:
Accelerated tax depreciation	4,604,000	1,369,966
Trademark	1,206,269	1,055,486

	5,810,269	2,425,452

Deferred tax assets on temporary differences attributable to:
Tax losses	826,000	—
Allowance for doubtful debts	872,000	954,000
Valuation allowance	(411,000)	—

	1,287,000	954,000

(h)	New pronouncements

      (i) In June 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue (“EITF”) No. 94-3. The Company will adopt the provisions of SFAS No. 146 for restructuring activities initiated after December 31, 2002. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS No. 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized. The Company does not believe the adoption of such pronouncement will have a material impact on its results of operations or financial position.

      (ii) In November 2002, the FASB issued Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). This interpretation requires certain disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN 45 are effective for interim and annual periods after December 15, 2002 and the Company has opted those requirements for these financial statements. The initial recognition and initial measurement requirements of FIN 45 are effective prospectively for guarantees issued or modified after December 31, 2002. The Company does not believe the adoption of such interpretation will have a material impact on its results of operations or financial position.

      (iii) In January 2003, the FASB published FIN No. 46 “Consolidation of Variable Interest Entities — an interpretation of ARB No. 51”, which clarifies the application of the consolidation rules to certain variable interest entities which do not qualify as qualifying special purpose entities. FIN No. 46 applies immediately for variable interest entities created after January 31, 2003. By issuing FASB Staff Position (FSP) FIN 46-6

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

“Effective Date of FASB’s Interpretation No. 46, Consolidation of Variable Interest Entities”, the FASB deferred the effective date for initial application of FIN No. 46 for Variable Interest Entities created before February 1, 2003 to December 31, 2003. In December 2003, the FASB issued FIN 46 (revised December 2003). According to FIN 46 (revised December 2003), the provisions of FIN 46 or FIN 46 (revised December 2003) shall be applied to all variable interest entities no later than the end of the first reporting period that ends after March 15, 2004. The US GAAP reconciliation is not affected by the FASB rules, since the Company holds no investment that is classified as a qualifying special purpose entity or a variable interest entity.

30.	ADDITIONAL FINANCIAL STATEMENT INFORMATION (UNAUDITED)

      As discussed in note 1, Asian World has been included in the Consolidated Statement of Operations for the period ended December 31, 2001 since its incorporation, on May 12, 2000. For comparative purposes, the following unaudited financial information of the Company for the period ended December 31, 2000 and the 12 months ended December 31, 2001 have been provided. In addition, as of December 31, 2000 the Company had two shares issued and outstanding, and a total net equity of approximately HK$1,084,000.

CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)	(Unaudited)
	5.12.2000 to	1.1.2001 to	5.12.2000 to
	12.31.2000	12.31.2001	12.31.2001

	HK$	HK$	HK$
Turnover
Sales of goods	109,993,586	294,553,126	404,546,712
Sales of mould and related service	788,237	7,916,623	8,704,860

	110,781,823	302,469,749	413,251,572
Cost of Sales	(94,334,261)	(268,923,773)	(363,258,034)

Gross profit	16,447,562	33,545,976	49,993,538
Other operating income	523,843	7,566,754	8,090,597
Distribution costs		(6,325,635)	(6,325,635)
Administrative expenses	(15,563,582)	(36,524,840)	(52,088,422)
Amortization of negative goodwill		107,091	107,091

Profit (loss) from operations	1,407,823	(1,630,654)	(222,831)
Finance costs	(323,844)	(1,429,646)	(1,753,490)

Profit (loss) before taxation	1,083,979	(3,060,300)	(1,976,321)
Taxation	—	(171,977)	(171,977)

Net profit (loss) for the period	1,083,979	(3,232,277)	(2,148,298)

Weighted average number of shares during the period	2	41	26
Earnings (loss) per share	$541,990	$(78,836)	$(82,627)

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

CONSOLIDATED CASH FLOW STATEMENTS

	5.12.2000 to	l.l.2001 to	5.12.2001 to
	12.31.2000	12.31.2001	12.31.2001

	HK$	HK$	HK$
NET CASH USED IN OPERATING ACTIVITIES	4,514,257	(103,331,348)	(98,817,091)
INVESTING ACTIVITIES
Interest received	43,275	23,741	67,016
Acquisition of property, plant and equipment	(2,754,358)	(2,366,262)	(5,120,620)
Proceeds from disposal of property, plant and equipment	—	4,701,013	4,701,013
(Increase) decrease in amount due from a related party	—	(50,138,698)	(50,138,698)
Acquisition of subsidiaries	—	(13,566,276)	(13,566,276)

NET CASH USED IN INVESTING ACTIVITIES	(2,711,083)	(61,346,482)	(64,057,565)

FINANCING ACTIVITIES
Repayment of obligations under a finance lease	—	(383,637)	(383,637)
Advances from (repayment to) holding companies	—	168,343,849	168,343,849
Repayment of other secured loan	—	(3,000,000)	(3,000,000)
Issue of ordinary share capital	2	99	101

NET CASH FROM (USED IN) FINANCING ACTIVITIES	2	164,960,311	164,960,313

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,803,176	282,481	2,085,657
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD/ YEAR	—	1,803,176	—

CASH AND CASH EQUIVALENTS AT END OF THE PERIOD/ YEAR	1,803,176	2,085,657	2,085,657

ANALYSIS OF THE BALANCES OF CASH AND CASH EQUIVALENTS
Bank balances and cash	1,829,530	5,735,497	5,735,497
Bank overdrafts	(26,354)	(3,649,840)	(3,649,840)

	1,803,176	2,085,657	2,085,637

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

RECONCILIATION OF PROFIT (LOSS) FROM OPERATIONS TO CASH (USED IN) FROM OPERATING ACTIVITIES

	5.12.2000 to	1.1.2001 to	5.12.2000 to
	12.31.2000	12.31.2001	12.31.2001

	HK$	HK$	HK$
	(a)	(b)	(c)
OPERATING ACTIVITIES
Profit (loss) from operations	1,407,823	(1,630,654)	(222,831)
Adjusted for:
Depreciation	—	848,573	848,573
Amortization of negative goodwill	—	(107,091)	(107,091)
Amortization of trademark	—	526,396	26,396
Interest Income	(43,275)	(23,741)	(67,016)

Operating cash flows before movements in working capital	1,364,548	(386,517)	978,031
Decrease (increase) in inventories	—	52,927,723	52,927,723
(Increase) decrease in trade debtors	(40,556,857)	25,071,594	(15,485,263)
(Increase) decrease in other debtors prepayments and deposits	(223,693)	18,066	(205,627)
(Increase) decrease in amount due from ultimate holding company	—	(14,500)	(14,500)
(Increase) decrease in amount due from related companies	(15,918)	(77,973,208)	(77,989,126)
(Increase) decrease in amount due from a fellow subsidiary	—	(407,019)	(407,019)
Increase (decrease) in trade creditors and bills payable	2,651,807	(53,047,973)	(50,396,166)
Increase (decrease) in other creditors and accrued charges	3,633,860	(37,461,529)	(33,827,669)
Increase (decrease) in amounts due to related companies	36,281,365	(8,925,350)	27,356,015
Increase (decrease) in amount due to a director	1,702,989	(1,702,989)	—

NET CASH (USED IN) FROM OPERATIONS	4,838,101	(101,901,702)	(97,063,601)
Interest paid	(323,844)	(1,429,646)	(1,753,490)

NET CASH (USED IN) FROM OPERATING ACTIVITIES	4,514,257	(103,331,348)	(98,817,091)

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Share	Accumulated	Special
	capital	profits (loss)	reserve	Total

	HK$	HK$	HK$	HK$
Shares issued on formation of Playwell International Ltd.	2		—	2
Net profit for the period	—	1,083,979	—	1,083,979

As December 31, 2000	2	1,083,979	—	1,083,981
Shares allotted during the year	99	—		99
Reserve arising from non-consolidation of subsidiaries			(22,059,977)	(22,059,977)
Net loss for the year	—	(3,232,277)		(3,232,277)

At December 31, 2001	101	(2,148,298)	(22,059,977)	(24,208,174)

NOTES TO THE CONSOLIDATED STATEMENTS OF OPERATIONS

OTHER OPERATING INCOME

	(Unaudited)	(Unaudited)
	5.12.2000 to	1.1.2001 to	5.12.2000 to
	12.31.2000	12.31.2001	12.31.2001

	HK$	HK$	HK$
Included in other operating income are:
Bank interest income	43,275	23,741	67,016
Exchange gains, net	199,851	737,255	937,106
Sample income	148,672	114,226	262,898
Sales of scrap	—	131,683	131,683
Commission income from a fellow subsidiary	—	3,930,251	3,930,251
Sundry income	132,045	2,629,598	2,761,643

	523,843	7,566,754	8,090,597

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

(LOSS) PROFIT FROM OPERATIONS

	(Unaudited)	(Unaudited)
	5.12.2000 to	1.1.2001 to	5.12.2000 to
	12.31.2000	12.31.2001	12.31.2001

	HK$	HK$	HK$
Profit (loss) from operations has been arrived at after charging:
Allowance for doubtful debts (included in administrative expenses)	—	4,893,409	4,893,409
Amortization of trademark (included in administrative expenses)	—	526,396	526,396
Depreciation (included in administrative expenses)
— own assets	—	743,863	743,863
— assets held under a finance lease	—	104,710	104,710

	—	848,573	848,573
Operating lease rentals in respect of rented premises
— included in cost of sales	—	509,907	509,907
— included in administrative expenses	783,299	—	783,299

	783,299	509,907	1,293,206
Staff costs
— Directors’ remuneration	—	—	—
— Other staff	5,046,493	17,986,225	23,032,718
— Retirement benefit scheme contributions	—	173,129	173,129

	5,046,493	18,159,354	23,205,847
Staff costs
— included in cost of sales	—	5,094,689	5,094,689
— included in administrative expenses	5,046,493	11,853,450	16,899,943
— included in distribution cost	—	1,211,215	1,211,215

	5,046,493	18,159,354	23,205,847

PLAYWELL INTERNATIONAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Period/Years Ended December 31, 2001, 2002 and 2003

FINANCE COSTS

	(Unaudited)	(Unaudited)
	5.12.2000 to	1.1.2001 to	5.12.2000 to
	12.31.2000	12.31.2001	12.31.2001

	HK$	HK$	HK$
Interest on:
Bank loans wholly repayable within five years	—	31	31
Bank overdrafts	1,211	23,259	24,470
Bills payable	322,633	249,453	572,086
Loan from a related company	—	330,838	330,838
Obligations under a finance lease	—	47,779	47,779
Other loan	—	778,286	778,286

	323,844	1,429,646	1,753,490

TAXATION

	(Unaudited)	(Unaudited)
	5.12.2000 to	1.1.2001 to	5.12.2000 to
	12.31.2000	12.31.2001	12.31.2001

	HK$	HK$	HK$
The charge comprises:
Hong Kong Profits Tax	—	256,200	256,200
Deferred taxation	—	(84,223)	(84,223)
	—	171,977	171,977

      The taxation charge for the period/year can be reconciled to the profit (loss) before taxation per the statements of operations as follows:

	(Unaudited)	(Unaudited)
	5.12.2000 to	1.1.2001 to	5.12.2000 to
	12.31.2000	12.31.2001	12.31.2001

	HK$	HK$	HK$
Profit (loss) before taxation	1,083,979	(3,060,300)	(1,976,321)

Tax at the domestic income tax rate of 16% for the period/year ended 2000 and 2001 respectively	173,437	(489,648)	(316,211)
Tax effect of expenses not deductible for tax purpose	—	226,225	226,225
Tax effect of income not taxable for tax purpose	(6,924)	(7,645)	(14,569)
Utilisation of tax loss not previously recognized	—	(654,296)	(654,296)
Tax effect of deductible temporary difference not recognized in previous period/year	—	782,945	782,945
Others	(166,513)	314,396	147,883

Taxation charge for the period/year	—	171,977	171,977

GRAND TOYS INTERNATIONAL, INC.

CONSOLIDATED FINANCIAL STATEMENTS

Quarters ended March 31, 2004 and 2003

Financial Statements
Consolidated Balance Sheets at March 31, 2004 and December 31, 2003	GQ-1
Consolidated Statements of Operations For The Three Month Periods ended March 31, 2004 and 2003	GQ-2
Consolidated Statements of Stockholders’ Equity and Comprehensive Income For The Three Month Period ended March 31, 2004	GQ-3
Consolidated Statements of Cash Flows For The Three Month Periods ended March 31, 2004 and 2003	GQ-4
Notes to Consolidated Financial Statements	GQ-5 - GQ-15

GRAND TOYS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2004	December 31, 2003

	(Unaudited)
ASSETS
Current assets:
Cash	$1,064,628	$1,487,318
Short-term deposit (note 14(c))	500,000	500,000
Accounts receivable (net of allowance for doubtful accounts of $9,603; 2003 — $9,712)	1,984,671	1,598,907
Due from Playwell International Limited	1,052,897	804,252
Due from employees	3,127	771
Current portion of loan receivable (note 2)	163,881	161,447
Inventory	1,726,062	1,682,298
Prepaid expenses (note 3)	456,909	367,288

Total current assets	6,952,175	6,602,281
Note receivable (note 9)	183,528	286,896
Loan receivable (note 2)	179,069	220,963
Equipment and leasehold improvements, net (note 4)	211,348	219,988
Other assets (note 5)	11,003	13,331

Total assets	$7,537,123	$7,343,459

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank indebtedness (note 6)	$1,800,050	$1,579,458
Trade accounts payable	978,945	1,047,390
Other accounts payable and accrued liabilities	207,499	217,567
Accrued compensation	59,417	111,085
Accrued legal expenses	55,163	151,711

Total current liabilities	3,101,074	3,107,211
Minority interest	100	100
Stockholders’ equity:
Capital stock (note 7):
Voting common stock, $0.001 par value:
12,500,000 shares authorized, 5,355,244 shares issued and outstanding	5,355	5,355
Additional paid-in capital	22,750,942	22,750,518
Deficit	(17,731,951)	(17,968,179)
Accumulated other comprehensive income-cumulative currency translation adjustment	(588,397)	(551,546)

Commitments and contingencies (notes 13 and 14)	4,435,949	4,236,148

Total liabilities and stockholders’ equity	$7,537,123	$7,343,459

See accompanying notes to unaudited consolidated financial statements.

GRAND TOYS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended
	March 31,

	2004	2003

Net sales	$2,813,698	$2,907,332
Cost of goods sold	1,674,605	1,689,518

Gross profit	1,139,093	1,217,814
Operating costs and expenses:
General and administrative	499,421	529,093
Salaries and fringe benefits	337,889	294,702
Royalties	22,874	69,895
Bad debt expense	12,939	10,601
Depreciation and amortization	13,427	16,419

	886,550	920,710

Non-operating expense (income)
Interest expense	19,446	20,737
Interest revenue	(14,130)	(14,894)
Foreign exchange loss (gain)	10,999	(59,144)

	16,315	(53,301)

Earnings before income taxes	236,228	350,405
Income tax expense	—	325

Earnings from continuing operations	236,228	350,080
Gain on sale of discontinued operations	—	103,002

Net earnings applicable to common stockholders	$236,228	$453,082

Earnings per share (note 10):
Continuing operations:
Basic	$0.04	$0.13
Diluted	0.04	0.06
Discontinued operations:
Basic	—	0.03
Diluted	—	0.02
Net earnings:
Basic	0.04	0.16
Diluted	$0.04	$0.08

See accompanying notes to unaudited consolidated financial statements.

GRAND TOYS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND

COMPREHENSIVE INCOME
(Unaudited)

				Accumulated
		Additional		other
	Capital	Paid in		comprehensive
	Stock	Capital	Deficit	income	Total

January 1, 2004	$5,355	$22,750,518	$(17,968,179)	$(551,546)	$4,236,148
Net earnings for the period	—	—	236,228	—	236,228
Foreign currency adjustment	—	—	—	(36,851)	(36,851)
Total comprehensive income					199,377
Compensation expense	—	424	—	—	424

March 31, 2004	$5,355	$22,750,942	$(17,731,951)	$(588,397)	$4,435,949

See accompanying notes to unaudited consolidated financial statements.

GRAND TOYS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months
	Ended March 31,

	2004	2003

Cash flows from operating activities:
Net earnings from continuing operations	$236,228	$350,080
Adjustments for:
Depreciation and amortization	13,427	16,419
Amortization of product development costs	2,164	763
Compensation expense	424	930
Net change in non-cash operating working capital items (note 11)	(1,020,674)	(687,118)

Net cash used for operating activities from continuing operations	(768,431)	(318,926)
Cash flows from financing activities:
Increase (decrease) in bank indebtedness	211,977	(9,914)
Decrease in loan payable to a director	—	(14,570)
Increase (decrease) in due from employees	(2,348)	442
Other	(1,618)	(2,318)

Net cash provided by (used for) financing activities	208,011	(26,360)
Cash flows from investing activities:
Loan receivable	39,460	51,409
Proceeds from note receivable	103,368	178,239
Decrease in other assets	2,163	9,056
Additions to equipment and leasehold improvements	(7,261)	(530)

Net cash provided by investing activities	137,730	238,174

Net decrease in cash and cash equivalents	(422,690)	(107,112)
Cash and cash equivalents, beginning of period	1,487,318	540,896

Cash and cash equivalents, end of period	$1,064,628	$433,784

      Supplemental disclosure of cash flow information (note 12)

See accompanying notes to unaudited consolidated financial statements.

GRAND TOYS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

      Grand Toys International, Inc. (the “Company”), a Nasdaq SmallCap listed Company, is organized under the laws of the State of Nevada. Its principal business activity, through its wholly-owned Canadian and US operating subsidiaries, is the distribution of toys and related items.

1.     Significant accounting policies:

(a)	Principles of consolidation:

      These consolidated financial statements, presented in US dollars and in accordance with accounting principles generally accepted in the United States, include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

(b)	Revenue recognition:

      Sales are recognized at the time of shipment of products. The Company estimates liabilities and records provisions for customer allowances as a reduction of revenue, when such revenue is recognized.

      Net Sales include gross revenues, freight charged to customers and FOB commissions, net of allowances and discounts such as defectives, returns, volume rebates, cooperative advertising, cash discounts, customer fines, new store allowance, markdowns, freight and warehouse allowance.

(c)	Cost of goods sold:

      Cost of sales include cost of merchandise, duties, brokerage fees, inbound freight, packaging, product development and provision on slow-moving inventory.

(d)	General and administrative costs:

      General and administrative costs include advertising expense, royalties, rent, insurance costs, travel and entertainment, utilities, courier, repairs and maintenance, communications expense, office supplies, professional fees, dues and memberships, bank charges and property taxes expense.

      Outbound shipping and handling costs incurred by the Company are included in general and administrative expense. For the period ended March 31, 2004, freight out was $16,567.

(e)	Inventory:

      Inventory is valued at the lower of cost, determined by the first in, first out method, and net realizable value. The only significant class of inventory is finished goods.

(f)	Prepaid expenses:

      Prepaid expenses primarily include insurance, advances on inventory purchases, current portion of royalties and real estate taxes. Insurance costs are written off over the term of the respective policies.

      Prepaid royalties relate to licensing agreements for character properties. These contracts can extend for up to three years. Total expense for the three-month period ended March 31, 2004 was $22,874 (2003 — $69,895) and is shown as royalty expense in the statements of operations.

      Prepaid taxes are amortized on a straight-line basis over the period to which they relate. The amount expected to be recognized in the statement of operations in 2004 is $86,937.

GRAND TOYS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(g)	Other assets:

      Prepaid royalties are capitalized and amortized as earned in relation to product sales, over a period not to exceed the term of the related agreements. The amounts expected to be recognized in the statement of operations during the remainder of 2004 and the year 2005 are $1,610 and $12,700, respectively.

      Product development costs for proprietary product lines are capitalized and written off over a period of twenty-four months, the estimated life of a new product. If a product is abandoned the related costs are written off immediately.

(h)	Equipment and leasehold improvements:

      Equipment and leasehold improvements are stated at cost less accumulated depreciation.

      Depreciation methods and annual rates adopted by the Company are as follows:

Asset	Method	Rate/period

Computer equipment	Declining balance	30%
Machinery and equipment	Declining balance	20%
Furniture and fixtures	Declining balance	20%
Trucks and automobiles	Declining balance	30%
Telephone equipment	Declining balance	30%
Leasehold improvements	Straight-line	Term of lease plus one renewal term

(i)	Incomes taxes:

      The Company follows the asset and liability method of accounting for income taxes. Under the asset and liability method, the change in the net deferred tax asset or liability is included in the computation of net income. Deferred tax assets and liabilities are measured using enacted or substantively tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. Deferred tax assets are evaluated and, if realization is not considered to be “more likely than not”, a valuation allowance is provided.

(j)	Foreign currency translation:

      i) Grand Toys Ltd., a wholly-owned Canadian subsidiary, uses the Canadian dollar as its functional currency. Financial statements of the self-sustaining foreign operation are translated into US dollars using the exchange rate prevailing at the balance sheet date for assets and liabilities and the average exchange rate for the year for revenues, expenses and cash flows. The resulting currency translation adjustments are accumulated and reported in other comprehensive income.

      ii) Other monetary assets and liabilities denominated in foreign currencies are translated at the exchange rate prevailing at the balance sheet date. Revenues and expenses denominated in foreign currencies are translated at the rate of exchange prevailing at the transaction dates. All exchange gains and losses are included in income.

(k)	Guarantees:

      In November 2002, the Financial Accounting Standards Board (“FASB”) Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, was issued. This Interpretation enhances the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation

GRAND TOYS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

undertaken. The initial recognition and measurement provisions of the Interpretation were applicable to guarantees issued or modified after December 31, 2002 and the disclosure requirements were effective for financial statements of interim or annual periods ending after December 15, 2002. The Company was not a party to any guarantees as at March 31, 2004 and March 31, 2003.

(l)	Earnings per Share:

      i) Basic earnings per share are determined by dividing the weighted average number of common shares outstanding during the period into net earnings.

      ii) Diluted earnings per share give effect to all potentially dilutive common shares that existed at March 31, 2004.

(m)	Advertising and Promotion:

      All costs associated with advertising and promoting products are included in the statement of operations in the period incurred. Media advertising expense for the period ended March 31, 2004 and 2003 were $15,792 and $56,978 respectively and are shown as part of general and administrative expenses in the financial statements. Cooperative advertising expense for the period ended March 31, 2004 and 2003 were $41,942 and 46,696, respectively and are shown as a reduction of revenues in the financial statements.

      Slotting fees are recorded as a deduction of gross sales. These fees are determined annually on a customer by customer basis.

(n)	Employee stock option plan:

      The Company accounts for its employee stock option plan in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Financial Accounting Standards Board (“FASB”) Statement No. 123, Accounting for Stock-Based Compensation, allows entities to continue to apply the provisions of APB Opinion No. 25 and requires pro-forma net earnings and pro-forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in FASB Statement No. 123 had been applied. This disclosure is included in the notes to these financial statements.

(o)	Comprehensive income:

      Comprehensive income consists of net income and cumulative currency translation adjustments and is presented in the consolidated statements of stockholders’ equity and comprehensive income.

(p)	Use of estimates:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(q)	Cash and cash equivalents:

      The Company considers all liquid investments with maturities of three months or less when acquired to be cash equivalents.

GRAND TOYS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Loan receivable:

      The loan receivable is due from Limited Treasures Inc. (“Limited Treasures”). The loan is secured by accounts receivable and inventory and personal guarantees of the stockholders of Limited Treasures.

      In June 2001, the Company settled a litigation it had commenced against Limited Treasures. Under the terms of the Settlement Agreement, Limited Treasures agreed to pay $775,000 over 48 months commencing June 2001 and ending May 2005. Interest, which was charged at the rate of 9.0% per annum under the original loan, was revised to 6.0% per annum in April 2003, reducing the monthly payment. Details are as follows:

	March 31, 2004	December 31, 2003

Amount due repayable in monthly payments of principal and interest of $7,500 until November 30, 2001, $21,124 until March 31, 2003 and $15,000 until April 2005, with a final payment of $165,789 in May 2005	$342,950	$382,410
Less current portion	163,881	161,447

	$179,069	$220,963

3.     Prepaid expenses:

	March 31, 2004	December 31, 2003

Prepaid inventory	$178,749	$66,555
Royalties	14,310	14,821
Insurance	90,359	192,699
Other	173,491	93,213

	$456,909	$367,288

4.     Equipment and leasehold improvements:

		March 31, 2004		December 31, 2003
		Accumulated		Accumulated
	Cost	depreciation	Cost	depreciation

Computer equipment	$1,477,393	$1,337,965	$1,486,846	$1,342,114
Machinery and equipment	506,320	494,379	512,100	499,387
Furniture and fixtures	551,188	531,857	557,376	536,840
Trucks and automobiles	93,192	92,781	94,256	93,806
Telephone equipment	51,499	45,687	52,086	45,900
Leasehold improvements	287,662	253,237	290,945	255,574

	$2,967,254	$2,755,906	$2,993,609	$2,773,621

Net book value		$211,348		$219,988

GRAND TOYS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.     Other assets:

	March 31, 2004	December 31, 2003

Prepaid royalties	$14,310	$14,821
Product development costs	11,003	13,331

	25,313	28,152
Less current portion of prepaid royalties, included in prepaid expenses	14,310	14,821

	$11,003	$13,331

6.     Bank indebtedness:

      The Company has a line of credit to finance its inventory and accounts receivable for advances of up to $2,669,000 (CA$3,500,000). The receivable loan has a discount fee of 2.0% and the inventory loan bears interest at Canadian prime plus 7.5%. The agreement is for a period of one year and is renewed automatically, unless prior notice is given by either party.

      The loan is secured by a first lien in the principal amount of $3,050,000 (CA$4,000,000) on the universality of all present and future assets of the Company and the assignment of insurance. There are no debt covenants or cross-default provisions.

      As at March 31, 2004, the Company had approximately $869,000 (December 2003 — $1,120,000) of credit available under this facility, subject to the availability of eligible inventory and accounts receivable.

7.     Capital stock

      (a) Authorized capital also includes 5,000,000, $0.001 par value preferred shares, issuable in series with such designation, rights and preferences as may be determined from time to time by the Board of Directors. There are no preferred shares issued and outstanding at March 31, 2004.

(b)	Share transactions:

i) April 2003:

The 10,144 common shares issued in October 2002 were repurchased for a total consideration of $12,982, decreasing capital stock by $10. The shares were subsequently cancelled.

ii) August 2003:

82,609 common shares were issued in settlement of consulting fees, increasing capital stock by $82.

iii) November 2003:

2,520,000 warrants were exercised for total consideration of $25,200, increasing capital stock by $2,520.

      (c) The number of shares of common stock outstanding is as follows:

      There were no transactions in the period presented.

	March 31, 2004	December 31, 2003

Common Stock	5,355,244	5,355,244

GRAND TOYS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.     Stock options and warrants:

      The Company’s amended and restated employee stock option plan (the “Option Plan”) provides for the issuance of up to 300,000 options to acquire common shares of the Company. Stock options granted under the Option Plan may be Incentive Stock Options under the requirements of the Internal Revenue Code, or may be Non-statutory Stock Options which do not meet such requirements. Options may be granted under the Option Plan to, in the case of Incentive Stock Options, all employees (including officers) of the Company, or, in the case of Non-statutory Stock Options, all employees (including officers) or non-employee directors of the Company.

      Under the Option Plan, the exercise price of each option granted has been equal to the market price of the Company’s stock on the grant date and an option’s maximum term is ten years.

      Changes in options and warrants are as follows:

		Other			Weighted-average
	Option	stock			exercise price
	Plan	options	Warrants	Total	per share

January 1, 2004	213,464	196,000	637,143	1,046,607	$1.74
Granted	875	—	—	875	3.02

Options outstanding and exercisable at March 31, 2004	214,339	196,000	637,143	1,047,482	$1.74

      The following table summarizes information about options and warrants outstanding and exercisable at March 31, 2004:

		Options and warrants outstanding and
		exercisable

			Weighted-average
		Weighted-average	remaining
Range of exercise prices	Number	exercise price	contractual life (yrs)

$0.01-$1.96	554,214	$0.59	7.69
$2.12-$3.07	476,768	2.20	2.09
$5.62-$11.00	1,000	7.78	6.32
$16.00-$87.60	15,500	28.13	4.11

	1,047,482	$1.74	5.09

      Pro-forma information regarding net earnings and earnings per share is required by FASB Statement No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement.

GRAND TOYS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company’s pro-forma net earnings and earnings per share are as follows:

	March 31, 2004	March 31, 2003

Earnings from continuing operations, as reported	$236,228	$350,080
Add compensation cost resulting from:
Application of variable accounting to modified awards (APB Opinion No. 25)	424	930
Application of fair value method (FASB Statement No. 123)	(1,873)	(1,418)

Pro-forma earnings from continuing operations	234,779	349,592
Earnings from discontinued operations	—	103,002

Pro-forma net earnings applicable to common stockholders	$234,779	$452,594

Basic EPS
Earnings from continuing operations	$0.04	$0.13
Earnings from discontinued operations	—	0.03
Net earnings applicable to common stockholders	$0.04	$0.16
Diluted EPS
Earnings from continuing operations	$0.04	$0.06
Earnings from discontinued operations	—	0.02
Net earnings applicable to common stockholders	$0.04	$0.08

      The pro-forma amounts include compensation cost as calculated using the Black-Scholes option pricing model with the following assumptions:

	March 31, 2004	March 31, 2003

Weighted average expected life (years)	3.0	3.0
Risk-free interest rate	2.10%	1.98%
Volatility factor of expected market price of Company’s common stock	119%	142%
Dividend rate	—	—

	March 31, 2004	March 31, 2003

Weighted average grant date fair value of options and warrants	$2.14	$1.47

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect their fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

      Compensation expense of $424 and $930 was recorded for the three-month periods ended March 31, 2004 and 2003, respectively, as a result of the application of variable accounting to modified awards.

9.	Discontinued operations:

      On June 14, 2002, the Company sold its investment in its wholly-owned subsidiary, Sababa Toys Inc. (“Sababa”), to the subsidiary’s management for $1,065,716. Consideration received by the Company was a promissory note secured by the shares of Sababa. The assets and liabilities of Sababa, together with the sales and

GRAND TOYS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expenses for the period to June 14, 2002 and the comparative figures for the year ended December 31, 2001, have been classified as discontinued operations.

      The promissory note is being repaid using cash collected on accounts receivable and inventories, net of liabilities existing as at June 14, 2002, and 10% of net sales of inventories acquired after that date. Any balance owing will be due on June 30, 2005.

      The Company calculated the cost of its investment in Sababa using the equity method and recorded a gain on the sale of $761,584 of which $497,800 was deferred as at December 31, 2002. In 2003, the conditions which existed at the date of sale which required the initial deferral of the gain were removed. As a result, the company recognized the balance of the gain in the statement of operations during the year. The table below summarizes the periods in which the gain was recorded and cash applied against the note receivable:

	Deferred Gain	Note receivable

Balance, January 01, 2003	$497,800	$884,877
Recorded in 2003	(497,800)	(597,981)

Balance, December 31, 2003	—	286,896
Recorded in 2004	—	103,368

Balance, March 31, 2004	$—	$183,528

10.	Earnings per share:

	Income	Shares	Per Share
	(numerator)	(denominator)	Amount

Quarter ended March 31, 2004
Basic EPS
Earnings from continuing operations	$236,228	5,355,244	$0.04
Earnings applicable to common stockholders and assumed conversions	236,228	5,355,244	0.04
Diluted EPS
Earnings from continuing operations	$236,228	5,964,818	$0.04
Earnings applicable to common stockholders and assumed conversions	236,228	5,964,818	0.04

	Income	Shares	Per Share
	(numerator)	(denominator)	Amount

Quarter ended March 31, 2003
Basic EPS
Earnings from continuing operations	$350,080	2,762,698	$0.13
Earnings from discontinued operations	103,002	2,762,698	0.03
Earnings applicable to common stockholders and assumed conversions	453,082	2,762,698	0.16
Diluted EPS
Earnings from continuing operations	$350,080	5,602,889	$0.06
Earnings from discontinued operations	103,002	5,602,889	0.02
Earnings applicable to common stockholders and assumed conversions	453,082	5,602,889	0.08

GRAND TOYS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As of March 31, 2004, options and warrants to purchase 16,500 shares (March 2003 — 378,768) of the Company’s common stock were not included in the diluted earnings per share calculation as their effect is anti-dilutive.

11.	Net change in non-cash operating working capital items:

	For the Three Months Ended
	March 31,

	2004	2003

Continuing operations:
Increase in accounts receivable	$(402,492)	$(22,688)
Increase in amount due from Playwell International Limited	(248,645)	—
Increase in inventory	(62,350)	(525,930)
Increase in prepaid expenses	(93,842)	(14,964)
Decrease in trade accounts payable	(58,739)	(216,672)
(Decrease) increase in other accounts payable and accrued liabilities	(8,067)	87,889
Decrease in accrued compensation	(50,081)	(17,978)
(Decrease) increase in accrued legal expenses	(96,458)	23,225

	$(1,020,674)	$(687,118)

12.	Supplemental disclosure of cash flow information:

	For the three months
	ended March 31

	2004	2003

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$19,446	$20,737
Income taxes	—	325

13.	Commitments:

      The Company has entered into long-term leases with minimum annual rental payments for the next five years and thereafter approximately as follows:

2004	252,000
2005	349,000
2006	349,000
2007	344,000
2008	340,000
Thereafter	244,000

      Rent expense for the period ended March 31, 2004, and 2003 amounted to approximately $36,218 and $32,788, respectively.

      The Company has entered into a long-term agreement to sub-lease a portion of its warehouse, resulting in a reduction of the minimum annual rental payments presented above of approximately $135,000 for the remainder of 2004 and $182,000 annually from 2005 to 2007.

GRAND TOYS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Contingencies:

      (a) A lawsuit for alleged breach of contract has been filed against the Canadian subsidiary by a former sales representative. In the opinion of management, this action has no merit. At this point in time, it is difficult to ascertain or estimate the value of a settlement, if any.

      (b) On May 21, 2003, the Company was named in a lawsuit for alleged defective product causing personal injury and was acting as an agent for the vendor. A defense has been filed denying liability and the claim is covered by insurance. At this point in time, it is difficult to ascertain an estimate of the value of a settlement, if any.

      (c) The Company’s Canadian subsidiary is contingently liable for an outstanding letter of credit of $500,000 as at March 31, 2004. The short-term deposit has been pledged as collateral for this letter of credit.

15.	Segment information:

      (a) Operating and geographic information:

      The Company operates primarily in one segment which includes the distribution of toys and related items. Nearly all sales are to Canadian customers. The majority of long-lived assets are located in Canada.

      (b) Other information:

	March 31, 2004		March 31, 2003

	Revenue	%	Revenue	%

Customer A	$703,424	25	$726,833	25
B	619,014	22	581,466	20
C	281,370	10	203,513	7
All others	1,209,890	43	1,395,520	48

	$2,813,698	100	$2,907,332	100

      Sales of toys purchased from the Company’s two largest manufacturers and suppliers of toys in aggregate accounted for 89% of gross sales for the quarter ended March 31, 2004. The Company’s two largest suppliers accounted for 77% of gross sales for the quarter ended March 31, 2003.

16.	Related party transactions:

      During the period, the Company paid $23,477 (March 2003 — $21,204) in consulting fees to two directors/stockholders.

17.	Financial instruments:

      (a) Fair values:

      Fair value estimates are made as of a specific point in time, using available information about the financial instruments. These estimates are subjective in nature and often cannot be determined with precision.

      The fair value of the Company’s financial assets and liabilities approximates their carrying value due to the immediate or short-term maturity of these financial instruments.

      (b) Credit risk and economic dependence:

      For the three-month period ended March 31, 2004, approximately 64% (March 31, 2003 — 61%) of the Company’s sales were made to five unrelated companies. Three customers representing approximately 57% (March 31, 2003 — 52%) of total sales, individually accounted for 10% or more (2003 — 7%) of total sales. The

GRAND TOYS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company regularly monitors its credit risk exposure to these and other customers and takes steps to mitigate the risk of loss.

      (c) Interest rate risk:

      The company’s principal exposure to interest rate risk is with respect to its short-term financing which bears interest at floating rates.

18.	Shareholder’s reorganization:

      On November 14, 2003, the Company, Genius Glory Limited, a Hong Kong limited company and a wholly-owned subsidiary of Grand International Limited (“Grand HK”), and Centralink Investments Limited, a British Virgin Islands limited company (“Centralink”), entered into a Subscription and Exchange Agreement (the “Subscription and Exchange Agreement”), which was subsequently amended in March 2004 and executed on April 6, 2004.

      Pursuant to the agreement, which is subject to stockholders’ approval, the following transactions, among other matters, will take place:

i) The Company will undertake a corporate reorganization pursuant to which the Company and its operating subsidiaries will become subsidiaries of Grand HK, with each issued and outstanding share of common stock of the Company being converted into one American Depositary Receipt (“ADRs”), representing one ordinary share of Grand HK, and each outstanding option and warrant to purchase common stock of the Company, being converted into one option or warrant to purchase Grand HK ADRs representing one ordinary share of Grand HK;

ii) Grand HK will acquire from Centralink all of the issued and outstanding capital stock of Playwell International Limited, a Hong Kong limited company (“Playwell”), in exchange for the issuance to Centralink of 5,000,000 Grand HK ADR’s, representing 5,000,000 ordinary shares of Grand HK. Playwell is a holding company which owns four subsidiaries: Hong Kong Toy Center Limited, a trading company which manufactures products designed by customers and Playwell branded items; Gatelink Mould Engineering Limited, a manufacturer of moulds for Playwell; Great Wall Alliance Limited, the holder of Playwell trademarks; and Asian World Enterprises Limited, the holder of licenses from the Walt Disney Company and Crayola branded products.

For accounting purposes Playwell is considered to be the acquirer. As part of the transaction Playwell has agreed to reimburse the Company for its direct costs related to the transaction which amounted to $804,252 at December 31, 2003.

iii) In addition to the acquisition of the Playwell shares, pursuant to the Subscription and Exchange Agreement, Centralink will also subscribe for 5,000,000 Grand HK ADRs for cash and other consideration totaling $11,000,000.

CONSOLIDATED FINANCIAL STATEMENTS OF

GRAND TOYS INTERNATIONAL, INC.

Years ended December 31, 2003, 2002 and 2001

GRAND TOYS INTERNATIONAL, INC.

CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2003, 2002 and 2001

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Grand Toys International Inc.:

      We have audited the consolidated balance sheets of Grand Toys International, Inc. as of December 31, 2003 and 2002 and the consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grand Toys International, Inc. as of December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Chartered Accountants

Montréal, Canada

March 12, 2004, except for note 21

     which is as of March 30, 2004

GRAND TOYS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

	2003	2002

ASSETS
Current assets:
Cash	$1,487,318	$540,896
Short-term deposit (note 16(c))	500,000	500,000
Accounts receivable (net of allowance for doubtful accounts of $9,712; 2002 — $12,677)	1,598,907	1,866,110
Due from Playwell International Limited (note 21)	804,252	—
Due from employees	771	7,595
Current portion of loan receivable (note 2)	161,447	212,739
Inventory	1,682,298	1,148,220
Prepaid expenses (note 3)	367,288	451,027

Total current assets	6,602,281	4,726,587
Note receivable (note 11)	286,896	884,877
Loan receivable (note 2)	220,963	335,981
Equipment and leasehold improvements, net (note 4)	219,988	252,854
Other assets (note 5)	13,331	44,168

Total assets	$7,343,459	$6,244,467

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank indebtedness (note 6)	$1,579,458	$1,671,641
Trade accounts payable	1,047,390	880,028
Other accounts payable and accrued liabilities	217,567	273,891
Accrued compensation	111,085	41,810
Accrued legal expenses	151,711	34,508
Loan payable to a director (note 19(b))	—	250,000

Total current liabilities	3,107,211	3,151,878
Deferred gain (note 11)	—	497,800
Minority interest	100	100
Stockholders’ equity:
Capital stock (note 8):
Voting common stock, $0.001 par value:
12,500,000 shares authorized, 5,355,244 shares issued and outstanding (2002 — 2,762,698 shares)	5,355	2,763
Additional paid-in capital	22,750,518	22,634,617
Deficit	(17,968,179)	(19,080,756)
Accumulated other comprehensive income-cumulative currency translation adjustment	(551,546)	(961,935)

	4,236,148	2,594,689
Commitments and contingencies (notes 15 and 16)
Subsequent event (note 21)
Total liabilities and stockholders’ equity	$7,343,459	$6,244,467

      On behalf of the Board:

Director	Director

See accompanying notes to consolidated financial statements.

GRAND TOYS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

December 31, 2003 and 2002

	2003	2002	2001

Net sales	$10,861,452	$12,180,307	$8,062,866
Cost of goods sold	6,349,890	8,323,540	5,746,446

Gross profit	4,511,562	3,856,767	2,316,420
Operating costs and expenses:
General and administrative	2,546,490	2,696,493	2,664,505
Salaries and fringe benefits	987,500	1,684,114	1,685,409
Royalties	302,801	311,082	252,506
Bad debt expense	55,552	34,785	147,438
Depreciation and amortization	69,530	89,690	116,361
Reduction of provision for a lawsuit	—	—	(550,000)
Reduction of provision for loan receivable	—	—	(288,102)
Gain on forgiveness of long term debt (note 7)	—	—	(1,195,123)

	3,961,873	4,816,164	2,832,994

Non-operating (income) expense
Interest expense	91,586	80,030	47,271
Interest revenue	(56,193)	(70,287)	(101,339)
Foreign exchange (gain) loss	(84,681)	40,894	88,270

	(49,288)	50,637	34,202

Earnings (loss) before income taxes	598,977	(1,010,034)	(550,776)
Income tax recovery (expense) (note 10):
Current	15,800	(14,106)	295,632
Deferred	—	—	(684,996)

	15,800	(14,106)	389,364

Earnings (loss) from continuing operations	614,777	(1,024,140)	(940,140)
Discontinued operations (note 11):
Gain on sale of discontinued operations	497,800	263,784	—
Loss from discontinued operations	—	(66,492)	(431,352)

Earnings (loss) from discontinued operations	497,800	197,292	(431,352)

Net earnings (loss) applicable to common stockholders	$1,112,577	$(826,848)	$(1,371,492)

Earnings (loss) per share (notes 1(1) and 12):
Continuing operations
Basic	$0.20	$(0.50)	$(0.79)
Diluted	0.17	(0.50)	(0.79)
Discontinued operations
Basic	0.16	0.10	(0.37)
Diluted	0.14	0.10	(0.37)
Net earnings (loss)
Basic	0.36	(0.40)	(1.16)
Diluted	0.31	(0.40)	(1.16)

See accompanying notes to consolidated financial statements.

GRAND TOYS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

Years ended December 31

					Accumulated
					Other
	Preferred	Common	Additional		Comprehensive
	Stock	Stock	Paid in Capital	Deficit	Income	Total

January 1, 2001	$500,000	$3,235	$19,696,577	$(16,882,416)	$(870,888)	$2,446,508
Net loss for the year	—	—	—	(1,371,492)	—	(1,371,492)
Foreign currency adjustment	—	—	—	—	(117,574)	(117,574)

Total comprehensive income						(1,489,066)
Conversion of preferred stock (note 7)	(500,000)	100	499,900	—	—	—
Shortfall on conversion of preferred stock (note 7)	—	—	(463,310)	—	—	(463,310)
Share issuance in settlement of long- term debt (note 7)	—	375	304,312	—	—	304,687
Private sale of common stock	—	1,428	498,572	—	—	500,000
Reverse stock split	—	(3,854)	3,854	—	—	—
Exercise of stock options	—	1	682	—	—	683
Private sale of preferred stock	800	—	799,200	—	—	800,000
Compensation expense (note 9)	—	—	157,001	—	—	157,001

December 31, 2001	$800	$1,285	$21,496,788	$(18,253,908)	$(988,462)	$2,256,503
Net loss for the year	—	—	—	(826,848)	—	(826,848)
Foreign currency adjustment	—	—	—	—	26,527	26,527

Total comprehensive income						(800,321)
Share issuance in settlement of shortfall on share conversion of preferred stock (notes 7 and 8(b))	—	242	581,068	—	—	581,310
Private sale of preferred stock (note 8(b))	115	—	114,885	—	—	115,000
Conversion of preferred stock (note 8(b))	(915)	915	—	—	—	—
Share issuance in settlement of consulting fees (note 8(b))	—	58	61,196	—	—	61,254
Share issuance in settlement of legal fees (note 8(b))	—	186	213,447	—	—	213,633
Share issuance in settlement of outstanding payables (note 8(b))	—	77	112,906	—	—	112,983
Compensation expense (note 9)	—	—	54,327	—	—	54,327

December 31, 2002	$—	$2,763	$22,634,617	$(19,080,756)	$(961,935)	$2,594,689
Net earnings for the year	—	—	—	1,112,577	—	1,112,577
Foreign currency adjustment	—	—	—	—	410,389	410,389

Total comprehensive income						1,522,966
Repurchase of shares issued in settlement of an outstanding Payable (note 8(b))	—	(10)	(12,972)	—	—	(12,982)
Share issuance in settlement of consulting fees (note 8(b))	—	82	94,918	—	—	95,000
Exercise of warrants (note 8(b))	—	2,520	22,680	—	—	25,200
Compensation expense (note 9)	—	—	11,275	—	—	11,275

December 31, 2003	$—	$5,355	$22,750,518	$(17,968,179)	$(551,546)	$4,236,148

See accompanying notes to consolidated financial statements.

GRAND TOYS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31

	2003	2002	2001

Cash flows from operating activities:
Net earnings (loss) from continuing operations	$614,777	$(1,024,140)	$(940,140)
Adjustments for:
Consulting fees	95,000	61,254	—
Depreciation and amortization	69,530	89,690	116,361
Amortization of prepaid royalties	78,763	20,281	—
Write-off of equipment and leasehold improvements	17,080	—	—
Compensation expense	9,563	25,281	68,735
Write-off of product development costs	4,399	21,715	—
Amortization of product development costs	3,973	77,101	19,896
Loss on disposal of equipment and leasehold improvements	—	13,034	—
Deferred income taxes	—	—	684,996
Reduction of provision for loan receivable	—	—	(288,102)
Gain on forgiveness of long term debt	—	—	(1,195,123)
Net change in non-cash operating working capital items (note 13)	(277,564)	(289,261)	752,968

Net cash provided by (used for) operating activities from continuing operations	615,521	(1,005,045)	(780,409)
Net cash used for operating activities from discontinued operations	—	(11,822)	(681,248)

Net cash provided by (used for) operating activities	615,521	(1,016,867)	(1,461,657)
Cash flows from financing activities:
(Decrease) increase in bank indebtedness	(137,003)	603,764	1,037,722
(Decrease) increase in loan payable to a director	(281,083)	250,000	—
Repurchase of shares	(12,982)	—	—
Exercise of warrants	25,200	—	—
Share issuance proceeds	—	115,000	1,300,683
Decrease (increase) in due from employees	7,827	(5,568)	37,187
Other	8,320	16,607	—

Net cash (used for) provided by financing activities	(389,721)	979,803	2,375,592
Cash flows from investing activities:
Purchase of short-term deposit	—	(250,000)	(250,000)
Proceeds from (issuance of) loan receivable	166,310	194,495	(177,739)
Proceeds from note receivable	597,981	180,839	—
(Increase) decrease in other assets	(20,178)	12,110	(20,742)
Additions to equipment and leasehold improvements	(9,105)	(20,161)	(39,151)
Increase in product development costs	(14,386)	(9,987)	(95,024)
Proceeds from disposal of equipment and leasehold improvements	—	1,274	—

Net cash provided by (used for) investing activities from continuing operations	720,622	108,570	(582,656)
Net cash provided by (used for) investing activities from discontinued operations	—	37,487	(110,891)

Net cash provided by (used for) investing activities	720,622	146,057	(693,547)

Net increase in cash and cash equivalents	946,422	108,993	220,388
Cash and cash equivalents, beginning of year	540,896	431,903	211,515

Cash and cash equivalents, end of year	$1,487,318	$540,896	$431,903

      Supplemental disclosure of cash flow information (note 14)

See accompanying notes to consolidated financial statements.

GRAND TOYS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2003, 2002 and 2001

      Grand Toys International, Inc. (the “Company”), a Nasdaq Small Cap listed company, is organized under the laws of the State of Nevada. Its principal business activity, through its wholly-owned Canadian and US operating subsidiaries, is the distribution of toys and related items.

1.	Significant accounting policies:

(a)	Principles of consolidation:

      These consolidated financial statements, presented in US dollars and in accordance with accounting principles generally accepted in the United States, include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

(b)	Revenue recognition:

      Sales are recognized at the time of shipment of products. The Company estimates liabilities and records provisions for customer allowances as a reduction of revenue, when such revenue is recognized. Net sales include gross revenues, freight charged to customers and FOB commissions, net of allowances and discounts such as defectives, returns, volume rebates, cooperative advertising, cash discounts, customer fines, new store allowance, markdowns, freight and warehouse allowance.

(c)	Cost of Goods Sold

      Cost of Sales include cost of merchandise, duties, brokerage fees, inbound freight, packaging, product development and provision on slow-moving inventory.

(d)	General and Administrative Costs

      General and administrative costs include advertising expense, royalties, rent, insurance costs, travel and entertainment, utilities, courier, repairs and maintenance, communications expense, office supplies, professional fees, dues and memberships, bank charges and property taxes expense.

      Outbound shipping and handling costs incurred by the Company are included in general and administrative expense. For 2003, freight out was $52,951.

(e)	Inventory:

      Inventory is valued at the lower of cost, determined by the first in, first out method, and net realizable value. The only significant class of inventory is finished goods.

(f)	Prepaid expenses:

      Prepaid expenses primarily include insurance, advances on inventory purchases, current portion of royalties and real estate taxes. Insurance costs are written off over the term of the respective policies.

      Prepaid royalties relate to licensing agreements for character properties. These contracts can extend up to three years. Total expense for the year ended December 31, 2003 is $302,801 (2002 — $311,082; 2001 — $252,506) and is shown as royalty expense in the statements of operations.

      Prepaid taxes are amortized on a straight-line basis over the period to which they relate. The amount expected to be recognized in the statement of operations in 2004 is $4,279.

GRAND TOYS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Years ended December 31, 2003, 2002 and 2001

(g)	Other assets:

      Prepaid royalties are capitalized and amortized as earned in relation to product sales, over a period not to exceed the term of the related agreements. The amounts expected to be recognized in the statement of operations for 2004 and 2005 are $2,541 and $12,281, respectively.

      Product development costs for proprietary product lines are capitalized and written off over a period of twenty-four months, the estimated life of a new product. If a product is abandoned the related costs are written off immediately.

(h)	Equipment and leasehold improvements:

      Equipment and leasehold improvements are stated at cost less accumulated depreciation. Depreciation methods and annual rates/periods adopted by the Company are as follows:

Asset	Method	Rate/period

Computer equipment	Declining balance	30%
Machinery and equipment	Declining balance	20%
Furniture and fixtures	Declining balance	20%
Trucks and automobiles	Declining balance	30%
Telephone equipment	Declining balance	30%
Leasehold improvements	Straight-line	Term of lease
		plus one
		renewal term

(i)	Incomes taxes:

      The Company follows the asset and liability method of accounting for income taxes. Under the asset and liability method, the change in the net deferred tax asset or liability is included in the computation of net income. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. Deferred tax assets are evaluated and, if realization is not considered to be “more likely than not”, a valuation allowance is provided.

(j)	Foreign currency translation:

      (i) Grand Toys Ltd., a wholly-owned Canadian subsidiary, uses the Canadian dollar as its functional currency. Financial statements of the self-sustaining foreign operation are translated into US dollars using the exchange rate prevailing at the balance sheet date for assets and liabilities and the average exchange rate for the year for revenues, expenses and cash flows. The resulting currency translation adjustments are accumulated and reported in other comprehensive income.

      (ii) Other monetary assets and liabilities denominated in foreign currencies are translated at the exchange rate prevailing at the balance sheet date. Revenues and expenses denominated in foreign currencies are translated at the rate of exchange prevailing at the transaction dates. All exchange gains and losses are included in income.

(k)	Guarantees:

      In November 2002, FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, was issued. This Interpretation enhances the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a

GRAND TOYS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Years ended December 31, 2003, 2002 and 2001

guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation were applicable to guarantees issued or modified after December 31, 2002 and the disclosure requirements were effective for financial statements of interim or annual periods ending after December 15, 2002. The Company was not a party to any guarantees as at December 31, 2003 and 2002.

(l)	Earnings per share:

      (i) Basic earnings per share are determined by dividing the weighted average number of common shares outstanding during the period into net earnings (loss).

      (ii) Diluted earnings per share gives effect to all potentially dilutive common shares that exist at the balance sheet date.

(m)	Advertising and promotion:

      All costs associated with advertising and promoting products are included in the statement of operations in the period incurred. Media advertising expense for the year ended December 31, 2003, 2002 and 2001 were $356,602, $167,789 and $366,813 respectively and are shown as part of general and administrative expense in the financial statements. Cooperative advertising expense for the year ended December 31, 2003, 2002 and 2001 were $228,597, $169,528 and $253,480 respectively and are shown as a reduction of revenues in the financial statements.

      Slotting fees are recorded as a deduction of gross sales. These fees are determined annually on a customer by customer basis.

(n)	Employee stock option plan:

      The Company accounts for its employee stock option plan in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Financial Accounting Standards Board (“FASB”) Statement No. 123, Accounting for Stock-Based Compensation, allows entities to continue to apply the provisions of APB Opinion No. 25 and requires pro-forma net earnings and pro-forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in FASB Statement No. 123 had been applied. This disclosure is included in the notes to these financial statements.

(o)	Comprehensive income:

      Comprehensive income consists of net income and cumulative currency translation adjustments and is presented in the consolidated statements of stockholders’ equity and comprehensive income.

(p)	Use of estimates:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(q)	Cash and cash equivalents:

      The Company considers all liquid investments with maturities of three months or less when acquired to be cash equivalents.

GRAND TOYS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Years ended December 31, 2003, 2002 and 2001

2.	Loan receivable:

      The loan receivable is due from Limited Treasures Inc. (“Limited Treasures”).The loan is secured by accounts receivable and inventory and personal guarantees of the shareholders of Limited Treasures.

      In June 2001, the Company was successful in obtaining judgment against Limited Treasures for $775,000 repayable over 48 months commencing June 2001 and ending May 2005. Interest, which was charged at a rate of 9.0% per annum, was revised to 6.0% per annum in April 2003, reducing the monthly payment.

      Details are as follows:

	2003	2002

Amount due repayable in monthly payments of principal and interest of $7,500 until November 30, 2001 and $21,124 until March 31, 2003 and $15,000 until April 2005, with a final payment of $165,789 in May 2005	$382,410	$548,720
Less current portion	161,447	212,739

	$220,963	$335,981

3.	Prepaid expenses:

	2003	2002

Prepaid inventory	$66,555	$16,580
Royalties	14,821	141,067
Insurance	192,699	269,060
Other	93,213	24,320

	$367,288	$451,027

4.	Equipment and leasehold improvements:

			2003
		Accumulated
		Depreciation and	Net book
	Cost	amortization	value

Computer equipment	$1,486,846	$1,342,114	$144,732
Machinery and equipment	512,100	499,387	12,713
Furniture and fixtures	557,376	536,840	20,536
Trucks and automobiles	94,256	93,806	450
Telephone equipment	52,086	45,900	6,186
Leasehold improvements	290,945	255,574	35,371

	$2,993,609	$2,773,621	$219,988

GRAND TOYS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Years ended December 31, 2003, 2002 and 2001

			2002
		Accumulated
		Depreciation and	Net book
	Cost	amortization	value

Computer equipment	$1,214,122	$1,054,679	$159,443
Machinery and equipment	449,837	418,560	31,277
Furniture and fixtures	459,682	437,709	21,973
Trucks and automobiles	77,461	76,935	526
Telephone equipment	48,595	40,183	8,412
Leasehold improvements	239,106	207,883	31,223

	$2,993,609	$2,235,949	$252,854

5.	Other assets:

	2003	2002

Prepaid royalties	$14,821	$179,630
Product development costs	13,331	5,605

	28,152	185,235
Less current portion of prepaid royalties, included in prepaid expenses	14,821	141,067

	$13,331	$44,168

6.	Bank indebtedness:

      The Company has a line of credit to finance its inventory and accounts receivable for advances of up to $2,700,000 (CA$3,500,000). The receivable loan has a discount fee of 2.0% and the inventory loan bears interest at Canadian prime plus 7.5%. The agreement is for a period of one year and is renewed automatically, unless prior notice is given by either party.

      The loan is secured by a first ranking movable hypothec in the principal amount of $3,085,000 (CA$4,000,000) on the universality of all present and future assets of the Company and the assignment of insurance. There are no debt covenants or cross-default provisions.

      As at December 31, 2003, the Company had approximately $1,120,000 (2002 — $555,000) of credit available under this facility, subject to the availability of eligible inventory and accounts receivable.

7.	Long-term debt and Series A cumulative redeemable preferred shares:

      In connection with the acquisition by a subsidiary in 1999 of all the assets of Ark Foundation LLC, the Company issued 200,000 non-voting Series A convertible preferred shares having a stated value of $5.00 per share or $1,000,000 in total and an interest bearing promissory note of the subsidiary in the principal amount of $1,500,000. The note was secured by the pledge of 93,750 shares of the Company’s common stock. In 2000, the Company terminated the operations of the subsidiary after it was determined that it was not financially viable and recognized the permanent impairment in the value of goodwill and intangibles of $2,253,516.

      As a result of the cessation of the subsidiary’s business, it ceased making the interest payments required under the note. Pursuant to the default by the subsidiary, the holder of the note caused the 93,750 pledged shares to be registered in its name in February 2001. As a result of these events, the Company eliminated the liability associated with the promissory note in June 2001, and recognized an amount of $1,195,123 as a gain on

GRAND TOYS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Years ended December 31, 2003, 2002 and 2001

forgiveness of long-term debt based on the difference between the principal amount of the promissory note and the value of the pledged shares.

      The Series A shares rank senior to the common stock. The Series A shares have a cumulative preferred quarterly dividend of 5% per annum of the par value, payable in cash, contingent upon company declaration. The Series A shares were redeemable and convertible at determinable prices on determinable dates. The Series A shares were convertible into shares of the Company’s common stock on a one-for-one basis. Beginning on January 1, 2000, a maximum of 12,500 were convertible during any six-month period. If upon conversion, the market value of the common stock of the Company was less than $5.00 per share, the Company was obligated to make up the difference between the market price on the conversion date and $5.00 in cash.

      All of the shares were converted into common stock between January 2000 and August 2001. Because the market price of the common stock was below $5.00 per share on certain of the conversion dates, the Company recorded shortfalls of $118,000 in 2000 and $463,310 in 2001.

      On February 26, 2002, the Company entered into a settlement agreement with the seller of the assets of Ark Foundation LLC and certain other parties, which settled all outstanding matters resulting from the purchase of the assets. Pursuant to the settlement agreement, the Company issued 242,213 shares of its common stock in settlement of the outstanding shortfalls noted above. The Company agreed to remove the legend on the shares which had previously been pledged to secure the $1,500,000 note payable.

      There were no debt covenants or cross-default provisions.

8.	Capital stock:

      (a) Authorized capital also includes 5,000,000, $0.001 par value preferred shares, issuable in series with such designation, rights and preferences as may be determined from time to time by the Board of Directors. There are no shares issued and outstanding at year-end.

      (b) Share transactions:

•	January 2002:

115,000 Series B convertible redeemable preferred shares were issued pursuant to the December 2001 private sale for a total consideration of $115,000, increasing capital stock by $115.

•	February 2002:

As a result of the settlement of the outstanding shortfall on share conversions, 242,213 common shares were issued, increasing capital stock by $242.

•	June 2002:

Pursuant to stockholders’ approval, 915,000 Series B convertible redeemable preferred shares were converted into 915,000 common shares and warrants to purchase 2,745,000 additional common shares.

•	July 2002:

57,787 common shares were issued in settlement of consulting fees, increasing capital stock by $58.

185,768 common shares were issued in partial satisfaction for outstanding legal fees, increasing capital stock by $186.

GRAND TOYS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Years ended December 31, 2003, 2002 and 2001

•	October 2002:

10,144 common shares were issued as a result of the settlement of an outstanding payable, increasing capital stock by $10.

•	December 2002:

66,667 common shares were issued as a result of the settlement of an outstanding payable, increasing capital stock by $67.

•	April 2003:

The 10,144 common shares issued in October 2002 were repurchased for a total consideration of $12,982, decreasing capital stock by $10. The shares were subsequently cancelled.

•	August 2003:

82,609 common shares were issued in settlement of consulting fees, increasing capital stock by $82.

•	November 2003:

2,520,000 warrants were exercised for total consideration of $25,200, increasing capital stock by $2,520.

      (c) Summary of common and preferred stock outstanding:

      A summary of the number of shares of common and preferred stock outstanding and share transactions since January 1, 2002 is as follows:

	Preferred Stock	Common Stock

January 1, 2002	800,000	1,285,119
Share issuance in settlement of shortfall on share conversions	—	242,213
Private sale of preferred stock	115,000	—
Conversion of preferred stock	(915,000)	915,000
Share issuance in settlement of consulting fees	—	57,787
Share issuance in settlement of outstanding payables	—	262,579

December 31, 2002	—	2,762,698
Repurchase of shares issued in settlement of an outstanding payable	—	(10,144)
Share issuance in settlement of consulting fees	—	82,609
Exercise of warrants	—	2,520,000
Adjustment to agree to stockholder’s ledger	—	81

December 31, 2003	—	5,355,244

9.     Stock options and warrants:

      The Company’s amended and restated employee stock option plan (the “Option Plan”) provides for the issuance of up to 300,000 options (150,000 options as at December 31, 2002) to acquire common shares of the Company. Stock options granted under the Option Plan may be Incentive Stock Options under the requirements of the Internal Revenue Code, or may be Non-statutory Stock Options which do not meet such requirements. Options may be granted under the Option Plan to, in the case of Incentive Stock Options, all employees

GRAND TOYS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Years ended December 31, 2003, 2002 and 2001

(including officers) of the Company, or, in the case of Non-statutory Stock Options, all employees (including officers) or non-employee directors of the Company.

      Under the Option Plan, the exercise price of each option granted has been equal to the market price of the Company’s stock on the grant date and an option’s maximum term is ten years.

      Changes in options and warrants are as follows:

		Other			Weighted-average
	Option	stock			exercise price
	Plan	options	Warrants	Total	per share

January 1, 2001	136,343	38,375	55,000	229,718	$9.22
Granted	1,000	198,500	357,143	556,643	1.82
Exercised	(500)	—	—	(500)	1.37
Cancelled	(2,750)	—	—	(2,750)	3.63

December 31, 2001	134,093	236,875	412,143	783,111	3.72
Granted	89,625	20,000	2,745,000	2,854,625	0.03
Cancelled	(98,783)	(60,875)	—	(159,658)	9.07

December 31, 2002	124,935	196,000	3,157,143	3,478,078	0.46
Exercised	—	—	(2,520,000)	(2,520,000)	0.01
Granted	96,000	—	—	96,000	2.52
Cancelled	(7,471)	—	—	(7,471)	1.55

Options outstanding and exercisable at December 31, 2003	213,464	196,000	637,143	1,046,607	$1.74

      The following table summarizes information about options and warrants outstanding and exercisable at December 31, 2003:

	Options and warrants outstanding and exercisable

			Weighted-average
		Weighted-average	remaining contractual
Range of exercise prices	Number	exercise price	life (yrs)

$0.01-$1.96	554,214	$0.59	7.62
$2.12-$3.07	475,893	2.20	2.10
$5.62-$11.00	1,000	7.78	6.57
$16.00-$87.60	15,500	28.13	4.36

	1,046,607	$1.74	5.06

      Pro-forma information regarding net earnings and earnings per share is required by FASB Statement No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement.

GRAND TOYS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Years ended December 31, 2003, 2002 and 2001

      The Company’s pro-forma net earnings and earnings per share are as follows:

	2003	2002	2001

Earnings (loss) from continuing operations, as reported	$614,777	$(1,024,140)	$(940,140)
Add (deduct) compensation cost resulting from:
Application of variable accounting to modified awards (APB Opinion No. 25)	9,563	(9,919)	—
Application of fair value method (FASB Statement No. 123)	(189,125)	(4,162,134)	(459,557)

Pro-forma earnings (loss) from continuing operations	435,215	(5,196,193)	(1,399,697)
Earnings (loss) from discontinued operations	497,800	197,292	(431,352)

Pro-forma net earnings (loss) applicable to common stockholders	$933,015	$(4,998,901)	$(1,831,049)

Basic EPS
Earnings (loss) from continuing operations	$0.14	$(2.52)	$(1.18)
Earnings (loss) from discontinued operations	0.16	0.10	(0.37)
Net earnings (loss) applicable to common stockholders	$0.30	$(2.42)	$(1.55)
Diluted EPS
Earnings (loss) from continuing operations	$0.12	$(2.52)	$(1.18)
Earnings (loss) from discontinued operations	0.14	0.10	(0.37)
Net earnings (loss) applicable to common stockholders	$0.26	$(2.42)	$(1.55)

      The pro-forma amounts include compensation cost as calculated using the Black-Scholes option pricing model with the following assumptions:

	2003	2002	2001

Weighted average expected life (years)	3.0	3.0	3.0
Risk-free interest rate	5.05%	5.63%	2.57%
Volatility factor of expected market price of Company’s common stock	142%	149%	154%
Dividend rate	—	—	—

	2003	2002	2001

Weighted average grant date fair value of options and warrants	$2.01	$1.47	$1.14

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect their fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

      For most options outstanding at the time of the reverse stock split, modifications were made to the exercise price and to the number of shares, such that the option holder’s economic position was maintained. However, certain warrants issued by the Company were designed so that only their exercise price be modified in the case of stock splits or stock combinations. This modification resulted in additional compensation expense being recorded

GRAND TOYS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Years ended December 31, 2003, 2002 and 2001

in the financial statements in the amount of $37,340 in 2001. Modifications were also made in 2001 to reduce the exercise price of certain awards. Compensation expense of $31,395 was recorded as a result of these changes.

      Additional compensation expense (recovery) of $9,563 and ($9,919) was recorded in 2003 and 2002, respectively, as a result of the application of variable accounting to some of the modified awards.

      Compensation was recorded in the 2001 financial statements in relation to options granted to a non-employee. Those options had a three-year vesting period and consequently, amounts of $1,712, $29,046 and $88,266 were capitalized as part of prepaid royalties in 2003, 2002 and 2001, respectively and will be written off over the term of the related agreements.

      In 2002, compensation expense in the amount of $35,200 was recorded in relation to options granted to a non-employee.

10.     Income taxes:

      (a) Income tax (expense) recovery consists of:

	Current	Deferred	Total

Year ended December 31, 2001:
US	$(13,713)	$(684,996)	$(698,709)
Canada	309,345	—	309,345

	$295,632	$(684,996)	$389,364

Year ended December 31, 2002:
US	$14,106	$—	$14,106
Canada	—	—	—

	$14,106	$—	$14,106

Year ended December 31, 2003:
US	$—	$—	$—
Canada	15,800	—	15,800

	$15,800	$—	$15,800

      (b) The effective tax rate for the Company is reconcilable to statutory tax rates as follows:

	2003	2002	2001

	(%)	(%)	(%)
U.S. Federal statutory tax rate	35.0	35.0	35.0
Changes to US tax rate resulting from:
Expenses producing no tax benefit	2.9	3.6	2.8
Tax benefit of utilization of loss carry forward and change in valuation allowance	(37.9)	(38.6)	(24.6)
Reversal of excess provision	—	—	(8.1)

	(35.0)	(35.0)	(29.9)

Effective tax rate	—	—	5.1

      The Company has not provided for income taxes on foreign subsidiaries’ undistributed earnings as of December 31, 2003 because the investments in the foreign subsidiaries are essentially permanent in duration.

GRAND TOYS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Years ended December 31, 2003, 2002 and 2001

      (c) The tax effects of temporary differences that give rise to deferred tax assets at December 31 are presented below:

	2003	2002

Non-current:
Net operating loss carry forwards	$3,138,000	$3,298,000
Valuation allowance	(3,138,000)	(3,298,000)

Total net deferred tax asset	$—	$—

      The valuation allowance decreased in 2003 by $160,000 due to the utilization of losses in the Canadian subsidiary. The estimated impact of ownership changes for income tax purposes is reflected in the above numbers.

      As of December 31, 2003, the Company has $5,970,000 (2002 — $11,335,000) of net operating losses available for tax purposes to reduce future taxable income in the United States. These losses expire as follows:

2009	$1,736,000
2010	225,000
2011	29,000
2018	74,000
2019	346,000
2020	1,804,000
2021	225,000
2022	225,000
2023	889,000
2024	417,000

$5,970,000

      The Company’s Canadian subsidiary has approximately $3,385,000 (CA$4,400,000) (2002 — $4,100,000 (CA$6,400,000) of losses carried forward, which can be used to reduce future taxable income. These losses expire as follows:

2007	$1,615,000
2008	1,770,000

$3,385,000

      (d) In 2002, the Company’s Canadian subsidiary received a re-assessment from the taxation authorities of approximately $112,000 (CA$145,000) relating to employee training tax of a prior year. Management filed a notice of objection to this assessment plus for taxes previously paid on a related item. This notice of objection, if successful, could lead to a potential recovery of approximately $356,000 (CA$461,000). The subsidiary was reimbursed $235,000 (CA$305,000) in 2003 and believes that the remaining amount, which was recorded as an account receivable, will be received in 2004.

11.	Discontinued operations:

      On June 14, 2002, the Company sold its investment in its wholly-owned subsidiary, Sababa Toys Inc. (“Sababa”), to the subsidiary’s management for $1,065,716. Consideration received by the Company was a promissory note secured by the shares of Sababa. The assets and liabilities of Sababa, together with the sales and

GRAND TOYS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Years ended December 31, 2003, 2002 and 2001

expenses for the period to June 14, 2002 and the comparative figures for the year ended December 31, 2001, have been classified as discontinued operations.

      The promissory note is being repaid using cash collected on accounts receivable and inventories, net of liabilities existing as at June 14, 2002, and 10% of net sales of inventories acquired after that date. Any balance owing will be due on June 30, 2005.

      The Company calculated the cost of its investment in Sababa using the equity method and recorded a gain on the sale of $761,584 of which $497,800 was deferred as at December 31, 2002. In 2003, the conditions which existed at the date of sale which required the initial deferment of the gain were removed. As a result, the company recognized the balance of the gain in the statement of operations during the year.

      The table below summarizes the periods in which the gain was recorded and cash applied against the note receivable:

	Deferred Gain	Note receivable

Balance, June 14, 2002	$761,584	$1,065,716
Recorded in 2002	(263,784)	(180,839)

Balance, December 31, 2002	497,800	884,877
Recorded in 2003	(497,800)	(597,981)

Balance, December 31, 2003	$—	$286,896

      Net assets of Sababa consist of the following:

June 14, 2002

Current assets	$499,881
Fixed assets	25,971
Product development costs	62,722

588,574
Current liabilities	284,442

Net assets	$304,132

      Details of the statement of operations of Sababa are as follows:

	2002	2001

	(6 months)	(12 months)
Net sales	$536,120	$609,232
Cost of goods sold	238,979	318,598

	297,141	290,634
Expenses:
Operating	$359,736	$715,439
Depreciation	3,281	6,591
Interest	616	(44)

	363,633	721,986

Net loss	$(66,492)	$(431,352)

GRAND TOYS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Years ended December 31, 2003, 2002 and 2001

12.     Earnings per share:

	Income	Shares	Per Share
	(numerator)	(denominator)	Amount

December 31, 2001
Basic EPS
Loss from continuing operations	$(940,140)	1,183,992	(0.79)
Loss from discontinued operations	(431,352)	1,183,992	(0.37)
Net loss applicable to common stockholders	(1,371,492)	1,183,992	(1.16)
Diluted EPS
Loss from continuing operations	(940,140)	1,183,992	(0.79)
Loss from discontinued operations	(431,352)	1,183,992	(0.37)
Net loss applicable to common stockholders and assumed conversions	$(1,371,492)	1,183,992	$(1.16)

	Income	Shares	Per Share
	(numerator)	(denominator)	Amount

December 31, 2002
Basic EPS
Loss from continuing operations	$(1,024,140)	$2,064,465	$(0.50)
Net gain on discontinued operation	197,292	2,064,465	(0.10)
Loss applicable to common stockholders	(826,848)	2,064,465	(0.40)
Diluted EPS
Loss from continuing operations	(1,024,140)	2,064,465	(0.50)
Net gain from discontinued operation	197,292	2,064,465	0.10
Loss applicable to common stockholders and assumed conversions	$(826,848)	2,064,465	$(0.40)

	Income	Shares	Per Share
	(numerator)	(denominator)	Amount

December 31, 2003
Basic EPS
Earnings from continuing operations	$614,777	$3,036,151	$0.20
Earnings from discontinued operations	497,800	3,036,151	0.16
Net earnings applicable to common stockholders	1,112,577	3,030,151	0.36
Diluted EPS
Earnings from continuing operations	614,777	3,573,467	0.17
Earnings from discontinued operations	497,800	3,573,467	0.14
Net earnings applicable to common stockholders and assumed conversions	$1,112,577	3,573,467	$0.31

      Options and warrants to purchase 93,750 shares (2002 — 3,478,078) of the Company’s common stock were not included in the diluted earnings per share calculation as their effect is anti-dilutive.

GRAND TOYS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Years ended December 31, 2003, 2002 and 2001

13.     Changes in operating working capital items:

	2003	2002	2001

(Increase) decrease in accounts receivable	$611,182	$(674,761)	$238,921
Increase in amount due from Playwell	(804,252)	—	—
(Increase) decrease in inventory	(278,276)	236,619	528,114
Decrease (increase) in income taxes receivable	—	145,752	302,067
Decrease (increase) in prepaid expenses	101,540	248,208	234,637
Increase (decrease) in trade accounts payable	17,071	(288,999)	(48,611)
(Increase) decrease in other accounts payable and accrued liabilities	(95,722)	(34,130)	13,437
Increase in accrued compensation	55,634	69,080	56,701
Increase (decrease) in accrued legal expenses	115,259	8,970	(22,298)
Decrease in provision for lawsuit	—	—	(550,000)

	$(277,564)	$(289,261)	$752,968

14.     Supplemental disclosure of cash flow information:

	2003	2002	2001

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$91,586	$80,030	$47,271
Income taxes	325	14,106	29,800
Non-cash transactions:
Share conversions in settlement of outstanding payables	95,000	112,983	—
Note receivable received in consideration of sale of discontinued operation	—	1,065,716	—
Reduction in shortfall on share conversion through the insurance of common stock	—	581,310	—
Share conversions in settlement of outstanding legal fees	—	213,633	—
Share conversions	—	—	500,000
Shortfall on share conversions	—	—	463,310

15.     Commitments:

      The Company has entered into long-term operating leases with minimum annual rental payments for the next five years and thereafter approximately as follows:

2004	$336,000
2005	353,000
2006	353,000
2007	348,000
2008	344,000
Thereafter	274,000

GRAND TOYS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Years ended December 31, 2003, 2002 and 2001

      Rent expense for the years ended December 31, 2003, 2002 and 2001 amounted to approximately $127,124, $186,472 and $243,000 respectively.

      The Company has entered into a long-term agreement to sub-lease a portion of its warehouse, resulting in a reduction of the minimum annual rental payments presented above of approximately $157,000 in 2003 and $182,000 annually from 2004 to 2007.

16.     Contingencies:

      (a) A lawsuit for alleged breach of contract has been filed against the Canadian subsidiary by a former sales representative. In the opinion of management, this action has no merit. At this point in time, it is difficult to ascertain or estimate the value of a settlement, if any.

      (b) On May 21, 2003, the Company was named in a lawsuit for alleged defective product causing personal injury. A defense has been filed denying liability. At this point in time, it is difficult to ascertain an estimate of the value of a settlement, if any.

      (c) The Company’s Canadian subsidiary is contingently liable for an outstanding letter of credit of $500,000 as at December 31, 2003. The short-term deposit has been pledged as collateral for this letter of credit.

17.     Employee benefit plans:

      The Company has a group retirement savings plan (GRSP) for its Canadian employees. During the year, the Company added a deferred profit sharing plan (DPSP) to its existing group retirement savings plan for its Canadian employees. Since December 2003, the Company contributes to the DPSP plan the lesser of (a) 50% of the employee’s contribution to this plan; (b) 3% of the employee’s gross earnings; or (c) CDN$3,000 per employee. Prior to the creation of the DPSP, the Company contributed to the GRSP. During the year, the Company contributed approximately $23,000, of which approximately $18,000 was contributed to the GRSP and $5,000 to the DPSP (2002 — $12,000; 2001 — $17,000) to the group retirement savings plan for its Canadian employees.

18.     Segment information:

      (a) Operating and geographic information:

      The Company operates primarily in one segment which includes the distribution of toys and related items. Approximately 98% of total sales are to Canadian customers. The majority of long-lived assets are located in Canada.

      (b) Other information:

	2003		2002		2001

	Revenue	%	Revenue	%	Revenue	%

Customer A	$2,280,905	21	$4,019,501	33	$2,822,003	35
B	2,172,290	20	2,070,652	17	886,915	11
C	868,916	8	1,218,031	10	886,915	11
All other	5,539,341	51	4,872,123	40	3,467,033	43

	$10,861,452	100	$12,180,307	100	$8,062,866	100

      Sales of toys purchased from the Company’s two largest manufacturers and suppliers of toys in aggregate accounted for 75% of gross sales for 2003. The Company’s two largest suppliers accounted for 75% and 60% of gross sales for 2002 and 2001, respectively.

GRAND TOYS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Years ended December 31, 2003, 2002 and 2001

19.     Related party transactions:

      (a) During the year, the Company paid $87,862 (2002 — $66,238; 2001 — $67,184) in consulting fees to two shareholders.

      (b) On September 15, 2003, the loan payable to a director of $250,000 was repaid.

      (c) In August 2003, 82,609 shares of common stock were issued to Akin Bay Company, LLC (“Akin Bay”) in settlement of an outstanding payable in the amount of $95,000. Akin Bay is an investment banking/brokerage firm that provides financial consulting services to the Company. A member of the Company’s Board of Directors is the President and a controlling member of Akin Bay.

20.     Financial instruments:

      (a) Fair values:

      Fair value estimates are made as of a specific point in time, using available information about the financial instruments. These estimates are subjective in nature and often cannot be determined with precision.

      The fair value of the Company’s financial assets and liabilities approximates their carrying value due to the immediate or short-term maturity of these financial instruments.

      (b) Credit risk and economic dependence:

      For the year ended December 31, 2003, approximately 59% (2002 — 69%; 2001 — 67%) of the Company’s sales were made to five unrelated companies. Three customers, representing approximately 49%(2002  — 60%; 2001 — 57%) of total sales, individually accounted for 8% or more (2002 — 10%; 2001 — 10%) of total sales. The Company regularly monitors its credit risk exposure to these and other customers and takes steps to mitigate the risk of loss.

      (c) Interest rate risk:

      The Company’s principal exposure to interest rate risk is with respect to its short-term financing which bears interest at floating rates.

21.     Subsequent event — stockholders’ reorganization:

      On November 14, 2003, the Company, Genius Glory Limited, a Hong Kong limited company and a wholly-owned subsidiary of Grand International Limited (“Grand HK”), and Centralink Investments Limited, a British Virgin Islands limited company (“Centralink”), entered into a Subscription and Exchange Agreement (the “Subscription and Exchange Agreement”), which was subsequently amended in March 2004, to be executed on April 2, 2004.

      Pursuant to the agreement, which is subject to stockholders’ approval, the following transactions, among other matters, will take place:

i) The Company will undertake a corporate reorganization pursuant to which the Company and its operating subsidiaries will become subsidiaries of Grand HK, with each issued and outstanding share of common stock of the Company being converted into one American Depositary Receipt (“ADRs”), representing one ordinary share of Grand HK, and each outstanding option and warrant to purchase common stock of the Company, being converted into one option or warrant to purchase Grand HK ADRs representing one ordinary share of Grand HK;

ii) Grand HK will acquire from Centralink all of the issued and outstanding capital stock of Playwell International Limited, a Hong Kong limited company (“Playwell”), in exchange for the issuance to

GRAND TOYS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Years ended December 31, 2003, 2002 and 2001

Centralink of 5,000,000 Grand HK ADR’s, representing 5,000,000 ordinary shares of Grand HK. Playwell is a holding company which owns four subsidiaries: Hong Kong Toy Center Limited, a trading company which manufactures products designed by customers and Playwell branded items; Gatelink Mould Engineering Limited, a manufacturer of moulds for Playwell; Great Wall Alliance Limited, the holder of Playwell trademarks; and Asian World Enterprises Limited, the holder of licenses from the Walt Disney Company and Crayola branded products.

For accounting purposes Playwell is considered to be the acquirer. As part of the transaction Playwell has agreed to reimburse the Company for its direct costs related to the transaction which amounted to $804,252 at December 31, 2003.

iii) In addition to the acquisition of the Playwell shares, pursuant to the Subscription and Exchange Agreement, Centralink will also subscribe for 5,000,000 Grand HK ADRs for cash and other consideration totaling $11,000,000.

      The transaction is expected to close during the second quarter of 2004.

22.     Comparative figures:

      Certain figures, previously reported for 2002 and 2001, have been reclassified to conform with the basis of presentation adopted in the current year.

ANNEX A

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

      THIS AMENDED AND RESTATED AGREEMENT (“Agreement”), is dated as of June 30, 2004, by and among Grand Toys International Limited, a private limited company organized under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Grand HK”), GTI Acquisition Corp., a Nevada corporation (“Merger Sub”), and Grand Toys International, Inc., a Nevada corporation (“Grand US”).

      WHEREAS, the respective Boards of Directors of Grand HK, Grand US and Merger Sub deem it advisable and in the best interests of their respective shareholders to reorganize so that Grand US will become a subsidiary of Grand HK which is currently a subsidiary of Grand U.S.;

      WHEREAS, such reorganization will be accomplished by means of the merger of Merger Sub, a wholly-owned, direct subsidiary of Grand HK with and into Grand US, pursuant to which Grand US will be the surviving corporation in the merger and become a wholly-owned, direct subsidiary of Grand HK, upon the terms and subject to the conditions set forth in this Agreement (the “Reorganization Merger”);

      WHEREAS, the respective Boards of Directors of Grand HK, Grand US and Merger Sub have each approved and adopted this Agreement and approved the Reorganization Merger in accordance with its new Articles of Association, in the case of Grand HK, and in accordance with the Nevada Revised Statutes (the “NRS”), in the case of Grand US and Merger Sub, and upon the terms and conditions set forth in this Agreement;

      WHEREAS, Grand HK, Merger Sub and Grand US entered into that certain Agreement and Plan of Merger dated as of May 31, 2004 (the “Merger Agreement”); and

      WHEREAS, Grand HK, Merger Sub and Grand US have determined to amend and restate the Merger Agreement in its entirety.

      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereby amend and restate the Merger Agreement as follows:

ARTICLE I

REORGANIZATION MERGER

      1.1 Reorganization Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NRS, at the Effective Time (as defined below), Merger Sub shall be merged with and into Grand US. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and Grand US shall continue as the surviving corporation (the “Surviving Corporation”), becoming a wholly-owned, direct subsidiary of Grand HK, and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the NRS.

      1.2 Effective Time. Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver of the conditions set forth in Article IV, the parties shall duly prepare, execute and file articles of merger (the “Nevada Articles of Merger”) in accordance with Section 92 A.200 of the NRS with the Secretary of State of Nevada. The Reorganization Merger shall become effective upon the filing of the Nevada Articles of Merger. The date and time when the Reorganization Merger shall become effective is hereinafter referred to as the “Effective Time.”

ARTICLE II

NAME, CHARTER DOCUMENTS, DIRECTORS AND EXECUTIVE OFFICERS OF THE SURVIVING CORPORATION

      2.1 Effects of the Reorganization Merger. At the Effective Time, the effect of the Reorganization Merger shall be as provided in the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the rights, privileges, powers, obligations and duties of Merger Sub shall become the rights, privileges, powers, obligations and duties of the Surviving Corporation.

      2.2 Name of Surviving Corporation. The name of the Surviving Corporation shall be “Grand Toys International, Inc.”

      2.3 Articles of Incorporation; Bylaws. (a) The Articles of Incorporation of Grand US shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with the NRS, the Articles of Incorporation or applicable law.

(b) The Bylaws of Grand US in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with the NRS, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

      2.4 Directors. Elliot L. Bier, Henry Hu, Michael Kron, Thomas J. Mitchell and Robert Laverdure shall serve as the board of directors of the Surviving Corporation until their successors are duly elected and shall qualify.

      2.5 Officers. The officers of Grand US immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until their successors shall be duly elected and shall qualify, subject to prior death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by the NRS.

ARTICLE III

CONVERSION AND EXCHANGE OF STOCK

      3.1 Conversion. At the Effective Time, by virtue of the Reorganization Merger and without any action on the part of the holder of any shares:

(a) Conversion of Grand US Common Stock. Each issued and outstanding share of the Common Stock, par value $.001, of Grand US (the “Grand US Common Stock”), other than shares of Grand US Common Stock cancelled in accordance with Section 3.1(b), shall be converted into and become the right to receive one Grand HK American Depository Share (each a “Grand HK ADS” and, collectively, the “Grand HK ADSs”) evidenced by one American Depository Receipt (each a “Grand HK ADR” and, collectively, the “Grand HK ADRs”). The Grand HK ADSs represent beneficial ownership of an equivalent number of Ordinary Shares, with nominal value of HK$1.00 per share, of Grand HK (the “Grand HK Ordinary Shares”) duly issued and credited as fully paid, which are being issued to the custodian (as defined in Section 3.2(a)) for the Depository (as defined in Section 3.2(a)). Each Grand HK ADS represents and has full voting rights as to one Grand HK Ordinary Share.

As of the Effective Time, all shares of Grand US Common Stock converted in accordance with this Section 3.1(a) shall no longer be outstanding and shall automatically be retired and shall cease to be outstanding, and each holder of a certificate representing any such shares of Grand US Common Stock (a “Nevada Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Grand HK ADSs to be evidenced by the Grand HK ADRs upon the surrender of such Nevada Certificates (for each share of Grand Common Stock previously represented thereby).

(b) Treatment of Treasury Shares and Grand US Shares Owned by Grand US. Each issued share of Grand US Common Stock that is owned by Grand US, or by any direct or indirect wholly-owned subsidiary of Grand US prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no Grand HK ADSs to be evidenced by the Grand HK ADRs shall be delivered or deliverable in exchange for such shares of Grand US Common Stock.

(c) Conversion of Merger Sub Common Stock. Each issued and outstanding share of Common Stock, par value $.001 per share, of Merger Sub shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. All of the outstanding shares of capital stock of the Surviving Corporation shall be held by Grand HK, which owns all of the outstanding shares of capital stock of Merger Sub.

(d) Treatment of Grand HK Ordinary Shares owned by Grand US. Each HK Ordinary Share owned by Grand US, whether registered in its name or that of any nominee, shall be registered in the name of the Exchange Agent (as defined and referred to in Clause 3.2(a) hereof) or such custodian as the Exchange Agent may direct, and Grand US shall cease to have any interest whatsoever in Grand HK.

(e) Stock Options and Warrants. As of the Effective Time, each outstanding option (a “Grand US Option”) and warrant (a “Grand US Warrant”) to purchase shares of Grand US Common Stock, including options granted under the Grand Toys International, Inc. Amended and Restated Stock Option Plan (the “Grand Option Plan”), whether or not exercisable or vested, shall be assumed by Grand HK and shall automatically be converted into an option or warrant to purchase Grand HK ADSs, to be evidenced by Grand HK ADRs upon exercise, on the same terms, in the same amount and at the same exercise price as those which are currently in effect, including any exercise and vesting conditions. The conversion of the Grand US Options provided for in this Section 3.1(e) with respect to any Grand US Options which are intended to be “incentive stock options” (as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) shall be effected in a manner consistent with Section 424(a) of the Code.

      3.2 Exchange Agent; Exchange of Stock.

(a) Exchange Agent. Prior to the Effective Time, Grand HK shall designate The Bank of New York or such other U.S. bank or trust company reasonably acceptable to Grand US (in such capacity, the “Depository”), to act as agent (the “Exchange Agent”) for the holders of shares of Grand US Common Stock, Grand US Options and Grand US Warrants in connection with the Reorganization Merger. Prior to the filing of the Nevada Articles of Merger with the Secretary of State of the State of Nevada, Grand HK shall deposit with the Hong Kong and Shanghai Banking Corporation or such other financial institution reasonably acceptable to Grand US, as custodian for the Depository (the “Custodian”) (i) a sufficient number of Grand HK Ordinary Shares as would permit the Exchange Agent to issue Grand HK ADSs to each holder of Grand US Common Stock and to each holder of a Grand US Option or Grand US Warrant upon exercise thereof. The deposit made by Grand HK, pursuant to this Section 3.2(a) is hereinafter referred to as the “Exchange Fund.” The Exchange Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Grand US Common Stock, Grand US Options and Grand US Warrants and (ii) applied promptly to making the exchange provided for in Section 3.1(a) and Section 3.1(e). The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, but in no event later than one (1) Business Day after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of shares of Grand US Common Stock at the Effective Time (i) a letter of transmittal specifying that delivery of the Nevada Certificates shall be effected, and risk of loss and title to the Nevada Certificates shall pass, only upon delivery of the Nevada Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Grand HK and Grand US may reasonably agree and (ii) instructions for use in effecting the surrender of the Nevada Certificates in exchange for the Grand HK ADSs to be evidenced by Grand HK ADRs (such instructions shall include instructions for the delivery of the Grand HK ADRs to a person other than the person in whose name the surrendered Nevada Certificate is registered on the transfer books of Grand US, subject to the receipt of appropriate documentation for such transfer). Upon surrender to the Exchange Agent of a Nevada Certificate (or evidence of loss in lieu thereof) for cancellation together with such letter of transmittal, duly executed in accordance with the provisions of this Section 3.2(b), the holder of such Nevada Certificate shall be entitled to receive in exchange therefor the Grand HK ADSs to be evidenced by Grand HK ADRs that such holder is entitled to receive pursuant to this Article III, and the Nevada Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Grand US Common Stock that is not registered in the transfer records of Grand US, the Grand HK ADSs to be evidenced by Grand HK ADRs may be issued to such a transferee if the Nevada Certificate formerly representing such shares of Grand US Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and the person requesting such issuance pays any transfer or other taxes required by reason of the delivery of the Grand HK ADSs to be evidenced by Grand HK ADRs to a person other than the registered holder of such Nevada Certificate or establishes to the satisfaction of Grand HK and Grand US that such tax has been paid or is not applicable.

(c) Termination of Exchange Fund; No Liability. At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Exchange Fund, and holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Grand HK ADSs to be represented by Grand HK ADRs and any dividends or other distributions with respect thereto payable upon due surrender of their Nevada Certificates, without any interest thereon. Notwithstanding the foregoing, none of Grand HK, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Grand US Common Stock or holder of Grand US Options or Grand US Warrants for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d) Lost, Stolen or Destroyed Certificates. In the event any Nevada Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Nevada Certificate(s) to be lost, stolen or destroyed and, if required by Grand HK, the posting by such person of a bond in such sum as Grand HK may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Nevada Certificate(s), the Exchange Agent will issue the Grand HK ADSs to be evidenced by Grand HK ADRs pursuant to Section 3.1(a), deliverable in respect of the shares of Grand US Common Stock represented by such lost, stolen or destroyed Nevada Certificates.

(e) Dividends; Distributions. No dividends or other distributions with respect to Grand HK Ordinary Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Nevada Certificate with respect to the Grand HK ADSs represented thereby, and all such dividends and other distributions, if any, shall be paid by Grand HK to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Nevada Certificate in accordance with this Article III. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Nevada Certificate there shall be paid to the holder of a Nevada Certificate receiving Grand HK ADSs issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Grand HK ADSs and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Grand HK ADSs. Grand HK shall make available to the Exchange Agent cash for these purposes, if necessary.

(f) Notwithstanding anything in this Agreement to the contrary, no Grand HK ADSs to be represented by Grand HK ADRs shall be delivered to any person who is an affiliate of Grand US under Rule 145 of the Securities Act until such person has executed and delivered to Grand HK a written agreement acceptable to Grand HK.

ARTICLE IV

CONDITIONS PRECEDENT

      4.1 Conditions to Each Party’s Obligation to Effect the Reorganization Merger. The respective obligation of each party to effect the Reorganization Merger is subject to the satisfaction or waiver of the following conditions:

(a) Shareholder Approval. The shareholders of Grand US shall have approved this Agreement and the issuance of Grand HK Ordinary Shares to Centralink Investments Limited (“Centralink”) pursuant to the Subscription and Exchange Agent, dated November 14, 2003, as amended, by and among Grand US, Grand HK and Centralink (the “Exchange Agent”) by the affirmative vote of a majority of the outstanding shares of Grand US Common Stock (the “Grand US Shareholder Approval”).

(b) Form F-4. The registration statement on Form F-4 filed with the Securities and Exchange Commission by Grand HK in connection with the issuance of the Grand HK ADSs to be evidenced by Grand HK ADRs shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or proceedings seeking a stop order.

(c) Nasdaq Approval. The Nasdaq SmallCap Market (the “Nasdaq”) shall have confirmed that the Grand HK ADSs have been approved for listing on the Nasdaq SmallCap Market, subject to notice of issuance, and may trade on the Nasdaq SmallCap Market under the ticker symbol “GRIN.”

(d) Governmental, Regulatory and Other Material Third-Party Consents. All filings required to be made prior to the Effective Time of the Reorganization Merger with, and all material consents, approvals, permits, waivers and authorizations required to be obtained prior to the Effective Time from, any court or governmental or regulatory authority or agency, domestic or foreign, or other person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will have been made or obtained (as the case may be).

(e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Reorganization Merger or the Exchange Agent or any of the other transactions contemplated hereby or thereby shall be in effect.

ARTICLE V

TERMINATION, AMENDMENT AND WAIVER

      5.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Grand US Shareholder Approval, by action of the Board of Directors of Grand HK or Grand US.

      5.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 5.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Grand US, Merger Sub or Grand HK, other than the provisions of this Section 5.

      5.3 Amendment. This Agreement may be amended by the parties at any time before or after the Grand US Shareholder Approval; provided, however, that after any such approval there shall not be made any amendment that alters or changes the amount or kind of consideration to be received by Grand US shareholders in the Reorganization Merger; alters or changes any term of the Articles of Incorporation of the Surviving Corporation, except for alterations or changes that could otherwise be adopted by the directors of the Surviving Corporation; or alters or changes to any other terms or conditions of this Agreement if such alteration or change would adversely affect the holders of shares of Grand US Common Stock or the Merger Consideration. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

      5.4 Waiver. At any time prior to the Effective Time, the parties may waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

      5.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 5.1, an amendment of this Agreement pursuant to Section 5.3 or a waiver pursuant to Section 5.4 shall, in order to be effective, require action by the Board of Directors of Grand US, Grand HK and Merger Sub.

ARTICLE VI

GENERAL PROVISIONS

      6.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (a) if to Grand HK: Grand Toys International Limited, Room UG202, Floor UG2, Chinachem Golden P Plaza, 77 Mody Road, Tsimshatsui East, Kowloon, Hong Kong, Attention: Elliot L. Bier, (b) if to Grand US: Grand Toys International, Inc. 1710 Route Transcanadienne, Dorval, QC H9P 1H7 Attention: Elliot L. Bier, (c) if to Merger Sub: GTI Acquisition Corp.,1710 Route Transcanadienne, Dorval, QC H9P 1H7 Attention: Elliot L. Bier.

      6.2 Entire Agreement; No Third-party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and (b) is not intended to confer upon any person other than the parties any rights or remedies.

      6.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      IN WITNESS WHEREOF, Grand US, Grand HK and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

GRAND TOYS INTERNATIONAL LIMITED

By:	/s/ ELLIOT L. BIER

Name: Elliot L. Bier
Title:

GRAND TOYS INTERNATIONAL, INC.

By:	/s/ ELLIOT L. BIER

Name: Elliot L. Bier
Title:

GTI ACQUISITION CORP.

By:	/s/ ELLIOT L. BIER

Name: Elliot L. Bier
Title:

ANNEX B

SUBSCRIPTION AND EXCHANGE AGREEMENT

SUBSCRIPTION AND EXCHANGE AGREEMENT

by and between
Grand Toys International, Inc.,
Genius Glory Limited
and
Centralink Investments Limited
November 14, 2003

B-i

B-ii

B-iii

B-iv

B-v

13.10	Captions; Currency	B-63
13.11	Exhibits and Schedules	B-63
13.12	Interpretation; Contra Preferendum Principle Excluded	B-63
13.13	Time of Essence	B-63
13.14	Counterparts; Facsimile	B-63

B-vi

SUBSCRIPTION AND EXCHANGE AGREEMENT

      This Agreement is made and entered into as of November 14, 2003 by and among GRAND TOYS INTERNATIONAL, INC., a corporation organized under the laws of the State of Nevada, USA (“Grand US”), GENIUS GLORY LIMITED, a limited company organized under the laws of the Hong Kong Special Administrative Region of the Peoples’ Republic of China (“Grand HK”), and CENTRALINK INVESTMENTS LIMITED, a limited company organized under the laws of the British Virgin Islands (“Centralink”).

RECITALS

      WHEREAS, Centralink is the sole beneficial owner of all of the issued and outstanding shares in the capital of Playwell International Limited, a private limited company organized under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (the “Company”), consisting of one hundred and one (101) ordinary shares having a nominal value of one Hong Kong dollar (HK$1.00) per share (the “Company Shares”);

      WHEREAS, Grand US, Grand HK and Centralink (the “Parties”) contemplate that, in connection with and as an integral part of the Transaction contemplated by this Agreement, Grand will cause to be organized as a wholly-owned subsidiary of Grand HK a new Nevada corporation to be called GTI Acquisition Corp. (“Grand Merger Sub”); and that Grand US will merge with Grand Merger Sub in a statutory merger under Nevada law in which Grand US will be the surviving corporation and as a result of which, among other things, the holders of the common stock of Grand US (“Grand Common Stock”) will acquire in lieu thereof beneficial ownership of ordinary shares in the capital of Grand HK (“Grand Ordinary Shares”), all as more particularly described herein (the “Reincorporation Merger”); and

      WHEREAS, the Parties further contemplate that, immediately following the Reincorporation Merger, Centralink will transfer to Grand HK all of the Company Shares in exchange for beneficial ownership of certain Grand Ordinary Shares and will subscribe for and purchase beneficial ownership of certain additional Grand Ordinary Shares, all upon and subject to the terms and conditions hereinafter set forth.

      NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

      1.01     Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.01:

      “Accounts Receivable” means: (i) all trade accounts receivable and other rights to payment from customers of the Company or any Subsidiary of the Company and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Company or any Subsidiary of the Company; (ii) all other accounts or notes receivable of the Company or any Subsidiary of the Company and the full benefit of all security for such accounts or notes; and (iii) any claim, remedy or other right related to any of the foregoing.

      “Action” — any legal, administrative, arbitral, mediation or other alternative dispute resolution procedure or other action, proceeding, claim, inquiry or investigation before any court, arbitrator or other Governmental Entity.

      “Affiliate” — (a) with respect to a particular individual: (i) each member of such individual’s Family (as defined below in this definition); (ii) any Person that is directly or indirectly controlled (as defined below in this definition) by such individual or one or more members of such individual’s Family; (iii) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest (as defined below in this definition); and (iv) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity); or

      (b) With respect to a specified Person other than an individual: (i) any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified or any Affiliate of such Person; (ii) any Person that holds a Material Interest (as defined below in this definition) in such specified Person; (iii) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (iv) any Person in which such specified Person holds a Material Interest; (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (vi) any Affiliate of any individual described in clause (ii) or (iii).

      For purposes of this definition, (i) “control” of a Person will mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by Contract or otherwise; (ii) the “Family” of an individual includes (A) the individual, (B) the individual’s spouse and former spouses, (C) the Individual’s children, and (C) any other natural Person who resides with such individual; and (iii) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

      “Agreement” — this Agreement, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

      “Altro” — Mr. Stephen Altro, a shareholder in Grand US as of the date hereof.

      “Audited Company Financial Statements” — as defined in Section 3.06(a) .

      “Bankruptcy Exception” — as defined in Section 4.03.

      “Benefit Plan” — every plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, including those intended to provide (i) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits; (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits; or (iii) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (w) that is maintained or contributed to by the Relevant Party or any Subsidiary of the Relevant Party, (x) that the Relevant Party or any Subsidiary of the Relevant Party has committed to implement, establish, adopt or contribute to in the future, (y) for which the Relevant Party or any Subsidiary of the Relevant Party is or may be financially liable as a result of the direct sponsor’s affiliation with the Relevant Party, any Subsidiary of the Relevant Party or the Relevant Party’s shareholders (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the Benefit Plan is not maintained by the Relevant Party or any Subsidiary of the Relevant Party for the benefit of its employees or former employees) or (z) for or with respect to which the Relevant Party or any Subsidiary of the Relevant Party is or may become liable under any common law successor doctrine, express successor liability provisions of Law, provisions of a collective bargaining Contract, labor or employment Law or Contract with a predecessor employer. Benefit Plan does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which neither the Relevant Party nor any Subsidiary of the Relevant Party has any present or potential liability.

      “Books and Records” — the books of account and other financial and corporate records and files (including records and files stored on computer disks or tapes or any other storage medium) of the Relevant Party and each Subsidiary of the Relevant Party, including all statutory registers and share certificate books, minute books, stock record books, books of account, business registration and other certificates, corporate seals, rubber chops, written Contracts, title deeds and other documents, instruments and papers.

      “Breaching Party” — as defined in Section 11.02(a) .

      “Bridge Loan” — the principal amount of loans advanced by Centralink to F4A pursuant to the Bridge Loan Documents, together with all accrued interest thereon, remaining outstanding immediately prior to the Closing.

      “Bridge Loan Assignment” — as defined in Section 2.01(b) 2.

      “Bridge Loan Documents” — those certain documents dated as of March 7, 2003 and entitled, respectively, “Bridge Loan Agreement,” “Security Agreement,” “Promissory Note” and “Escrow Agreement,” as amended on May 29, 2003 and again on July 31, 2003, to which Centralink and F4A, among others, are parties.

      “Business” — the business and operations of the Relevant Party and each Subsidiary of the Relevant Party as of the date hereof.

      “Business Day” — any day other than a Saturday, Sunday or other day on which commercial banks located in New York, Montreal or the HKSAR are authorized or required to be closed.

      “Centralink” — as defined in the first paragraph of this Agreement.

      “Centralink ADRs” — the Subscription ADRs and the Exchange ADRs.

      “CERCLA” — as defined in Section 3.10(v).

      “CERCLIS” — as defined in Section 3.10(vi).

      “Chan” — Raymond Chan Hong Leung, an employee of HKTC.

      “Claim” — a written notice, asserting a breach of representation or warranty, covenant, Contract or other obligation contained in this Agreement or in any Transaction Document.

      “Claims Made Policies” — as defined in Section 8.09(b).

      “Closing” — as defined in Section 2.055.

      “Closing Date” — as defined in Section 2.055.

      “Code” — the Internal Revenue Code of 1986, as the same shall be amended from time to time, including any successor statute, and the temporary and final regulations promulgated thereunder.

      “Commitments” — legal undertakings or obligations, whether pursuant to Contract or otherwise, (i) under which a Person has acquired or may acquire any rights, (ii) under which a Person has or may become subject to any Liability, or (iii) by which a Person, or any of the assets owned or used by such Person, is or may become bound.

      “Company” — as defined in Recital A of this Agreement.

      “Company Acquisition Proposal” — as defined in Section 6.03.

      “Company Financial Statements” — as defined in Section 3.06(a) .

      “Company Intellectual Property” — Intellectual Property as to which the Company is the Relevant Party.

      “Company-Licensed Intellectual Property” — Intellectual Property that is rightfully used by the Company or any Subsidiary of the Company pursuant to a valid License Agreement with a third party.

      “Company-Owned Intellectual Property” — Intellectual Property that is owned by the Company or any Subsidiary of the Company.

      “Company Real Property Tenancies” — as defined in Section 3.15(b).

      “Company Shares” — as defined in the first Recital to this Agreement.

      “Company Shortfall Amount” — as defined in Section 2.03(b)(i).

      “Company Software Programs” — as defined in Section 3.19(f).

      “Company Target EBITDA” — as defined in Section 2.03(b)(i).

      “Competitive Business” — as defined in Section 6.01.

      “Confidential Information” — information that either Party or any of its Affiliates, or any Representative of any of them, has provided or shall hereafter provide to the other Party or any of its Affiliates, or any Representative of any of them, in written form, together with all notes, analyses, or studies prepared by or for the receiving Party, any of its Affiliates and any of their respective Representatives incorporating such information, and all information the receiving Party, any of its Affiliates and any of their respective Representatives shall have obtained by visiting the facilities of the disclosing Party or any of its Affiliates, reviewing product samples, equipment or other assets or conducting discussions with the disclosing Party or any of its Affiliates (including in each case, without limitation, all such information, however acquired, about the business, operations, assets, financial condition and prospects of the disclosing Party or any of its Affiliates); provided, however, Confidential Information shall not include any information in the possession of a receiving Party, any of its Affiliates and/or any of their respective Representatives that: (i) is at the time it is provided, or thereafter becomes, a part of the public domain other than through the act or omission of the receiving Party, any of its Affiliates or any of their respective Representatives; (ii) is lawfully in the possession of the receiving Party or any of its Affiliates prior to its being provided by the disclosing Party, any of its Affiliates or any of their respective Representatives; (iii) is lawfully disclosed to the receiving Party, any of its Affiliates or any of their respective Representatives by a Person that does not have an obligation to the disclosing Party or any of its Affiliates with respect to the confidentiality thereof; (iv) is independently developed by the receiving Party or any of its Affiliates; or (v) is provided by the disclosing Party, any of its Affiliates or any of their respective Representatives to a third party without any obligation of confidentiality.

      “Confidentiality Agreement” — as defined in Section 13.06.

      “Consents” — all consents, waivers, approvals, allowances, authorizations, declarations, filings, recordings, registrations, validations or exemptions and notifications.

      “Contract” — any agreement, understanding, contract, obligation, promise or understanding (whether written or oral and whether express or implied), including license agreements, manufacturing agreements, supply agreements, purchase orders, sales orders, distributor agreements, sales representation agreements, warranty agreements, indemnity agreements, service agreements, employment and consulting agreements, guarantees, credit agreements, notes, mortgages, security agreements, financing leases, leases, comfort letters, foreign currency forward exchange contracts, confidentiality agreements, joint venture agreements, partnership agreements, open bids, powers of attorney, letters of intent, and term sheets and including, in each case, all amendments, modifications and supplements thereto and Consents thereunder.

      “Cornerstone” — Cornerstone Overseas Investments, Limited, a company organized under the laws of the British Virgin Islands that is the sole beneficial owner of the shares in the capital of Centralink.

      “Custodian” — as defined in Section 2.01(a) (ii).

      “Damages” — all losses, Liabilities, claims, damages, deficiencies, obligations, fines, payments (including incidental and consequential damages), expenses (including costs of investigation and defense and reasonable attorneys’ fees and expenses), actions, causes of action, assessments, judgments, amounts paid in settlement or diminution in value, whether or not involving a Third Party claim.

      “Depositary” — as defined in Section 2.01(a) (ii)(ii).

      “Direct Claim” — as defined in Section 12.03(b).

      “EBITDA” — the earnings of a Relevant Party derived from its audited financial statements before subtraction of any interest expense, taxes, depreciation and amortization; provided, however, that, EBITDA shall not include (i) any costs of a Relevant Party incurred for the purpose of the Transaction which would not otherwise have been incurred by a Relevant Party in the Ordinary Course of Business or (ii) in the case of Grand US, up to US$750,000 of Grand’s costs attributable to being a public company (e.g. legal, accounting, printing, transfer agent fees, share transfers and other similar expenses).

      “Effective Time” — the date and time on and at which the Reincorporation Merger shall become effective under Nevada law.

      “Encumbrance” — any charge, claim, community property interest, covenant, condition, equitable interest, easement, encumbrance, option, lien, pledge, hypothecation, assignment, deposit arrangement, security interest (preference, priority or other security agreement or preferential arrangement of any kind), mortgage, deed of trust, retention of title Contract, right of first refusal, right of first offer, preemptive right, encroachment or other restriction or granting of any rights of any kind (including any restriction on, or right granted with respect to, the use, voting, transfer, receipt of income or exercise of any other attribute of ownership).

      “Environmental Laws” — any and all applicable Laws and Permits issued, promulgated or entered into by any Governmental Entity relating to the environment, the protection or preservation of human health or safety, including the health and safety of employees, the preservation or reclamation of natural resources, or the management, release or threatened release of Hazardous Materials.

      “Environmental Permit” — any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

      “Exchange ADRs” — as defined in Section 2.03(a).

      “F4A” — Fun-4-All Corp., a corporation organized under the laws of the State of Delaware, United States of America.

      “GAAS” — generally accepted auditing standards recognized in the United States as it applies to Grand or Hong Kong, as it applies to the Company, as in effect from time to time.

      “Gatelink” — Gatelink Mould Engineering Limited, a limited company organized under the laws of the HKSAR which, as of the date hereof, is a subsidiary of the Company.

      “Gatelink Reorganization” — the transactions described in Section 6.07.

      “Governmental Entity” — any: (i) federal, state, local, foreign or international government (including, without limitation, that of the HKSAR); (ii) court, arbitral or other tribunal or governmental or quasi-governmental authority of any nature (including any governmental agency, political subdivisions, instrumentalities, branch, department, official, or Person); or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature pertaining to government.

      “Grand” — collectively, Grand US and Grand HK and, where the context requires, each Subsidiary of each of them.

      “Grand ADSs” — American Depositary Shares to be issued pursuant to Section 2.01(a) (ii), each representing beneficial ownership of one (1) Grand Ordinary Share.

      “Grand ADRs” — American Depositary Receipts to be issued pursuant to Section 2.01(a) (ii) representing ownership of Grand ADSs, provided, however, that for convenience of reference herein, regardless of the number of American Depositary Shares that may be represented by a single American Depositary Receipt, a Grand ADR shall be understood as evidencing ownership of only one (1) Grand ADS so that, for example, a reference herein to “200 Grand ADRs” shall mean one or more physical American Depositary Receipts evidencing in the aggregate ownership of 200 Grand ADSs representing, in turn, beneficial ownership of 200 Grand Ordinary Shares.

      “Grand Acquisition Proposal” — as defined in Section 7.02.

      “Grand Common Stock” — as defined in the second paragraph of the recitals to this Agreement, being voting common stock of Grand US, par value US$.001 per share.

      “Grand HK” — as defined in the first paragraph of this Agreement.

      “Grand Insurance Policies” — as defined in Section 5.20(a).

      “Grand Intellectual Property” — Intellectual Property as to which Grand is the Relevant Party.

      “Grand-Licensed Intellectual Property” — Intellectual Property that is rightfully used by Grand or any Subsidiary of Grand pursuant to a valid License Agreement with a third party.

      “Grand Merger Sub” — as defined in the second paragraph of the recitals to this Agreement.

      “Grand Ordinary Shares” — as defined in the second paragraph of the recitals to this Agreement, being ordinary voting shares in the capital of Grand HK having a nominal value of HK$1.00 each.

      “Grand-Owned Intellectual Property” — Intellectual Property that is owned by Grand or any Subsidiary of Grand.

      “Grand Real Property Leases” — as defined in Section 5.17(b).

      “Grand Shortfall Amount” — as defined in Section 2.03(b) (ii).

      “Grand Software Programs” — as defined in Section 5.21(f).

      “Grand Special Meeting” — as defined in Section 7.03(a).

      “Grand Target EBITDA” — as defined in Section 2.03(b) (ii).

      “Grand US” — as defined in the first paragraph of this Agreement.

      “HK GAAP” — generally accepted accounting principles recognized in the HKSAR as in effect from time to time.

      “HK$” — Hong Kong Dollars, the lawful currency of the HKSAR.

      “HKSAR” — the Hong Kong Special Administrative Region of the PRC.

      “HKTC” — as defined in Section 3.03(a).

      “Hazardous Materials” — those materials, substances or wastes that are regulated by, or form the basis of Liability under, any Environmental Law, including PCBs, pollutants, solid wastes, explosive or regulated radioactive materials or substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous substances pursuant to Section 101(14) of CERCLA.

      “HSR Act” — the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

      “Indemnitees” — as defined in Section 12.02.

      “Indemnitor” — as defined in Section 12.02.

      “Insurance Policies” — as defined in Section 3.18(a) .

      “Intellectual Property” — any and all intellectual property that is or has been, or is currently contemplated to be, used in or in relation to the Business of the Relevant Party, including any and all:

(i) inventions, designs, algorithms and other industrial property, and all enhancements and improvements thereto, whether patentable or unpatentable and whether or not reduced to practice, and all patent rights in connection therewith (including, without limitation, all United States and foreign patents, patent applications, patent disclosures, mask works, and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof), whether or not any of the foregoing are registered;

(ii) trademarks, trade names, design marks, and service marks, trade dress, logos, internet domain names, websites, brand names and corporate names and other commercial product or service designations, together with all translations, adaptations, derivations and combinations thereof, and all goodwill and similar value associated with any of the foregoing, whether registered or unregistered, active or inactive, and all applications, registrations, and renewals in connection therewith;

(iii) artwork, photographs, advertising and promotional materials and computer software and all copyrights and renewals in connection therewith, and all Moral Rights related thereto;

(iv) trade secrets (as such are determined under applicable Law), know-how and other confidential business information, including but not limited to technical information, marketing plans, research, designs, plans, methods, techniques, and processes, any and all of the technology, supplier lists, computer software programs or applications of the Relevant Party or any Subsidiary of the Relevant Party, in both source and object code form, technical documentation of such software programs, statistical models, supplier lists, e-mail lists, inventions, sui generis database rights, databases, and data, whether in tangible or intangible form and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing;

(v) other rights to existing and future registrations and applications for any of the foregoing and all other proprietary rights in, or relating to, any of the foregoing, including but not limited to remedies against and rights to sue for past infringements, and rights to damages and profits due or accrued in or relating to any of the foregoing;

(vi) other tangible or intangible proprietary property, information and materials that are or have been used (including without limitation in the development of) in the business of the Relevant Party or any Subsidiary of the Relevant Party and/or in any product, technology or process (i) currently being or formerly manufactured, published, marketed or used by the Relevant Party or any Subsidiary of the Relevant Party, or (ii) previously or currently under development for possible future manufacturing, publication, marketing or other use by the Relevant Party or any Subsidiary of the Relevant Party; and

(vii) all rights of the Relevant Party or any Subsidiary of the Relevant Party to pursue, recover and retain damages and costs and attorneys’ fees for past, present and future infringement of any of the foregoing.

      “Interim Company Financial Statements” — as defined in Section 3.06(a).

      “Inventory” means consumable inventory, wherever located, including, without limitation, all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by a Person.

      “IRS” — the United States Internal Revenue Service or any other successor agency, and, to the extent relevant, the United States Department of the Treasury.

      “Knowledge” — means, with reference to any facts or circumstances concerning or pertaining to the Relevant Party or any Subsidiary of the Relevant Party:

(i) where the Relevant Party is Grand, actual knowledge of such facts or circumstances by any executive officer or director of Grand or any of the Subsidiaries of Grand as identified in Grand’s Annual Report on Form 10-K for the Year Ended December 31, 2002; and

(ii) where the Relevant Party is Centralink, actual knowledge of such facts or circumstances by any of the directors of the Company or any of the Subsidiaries of the Company as of the date hereof.

      “Latest Company Balance Sheet” — as defined in Section 3.06(a).

      “Latest Company Balance Sheet Date” — as defined in Section 3.06(c).

      “Latest Grand Balance Sheet” — as defined in Section 5.08(b).

      “Latest Grand Balance Sheet Date” — as defined in Section 5.08(b).

      “Laws” — all laws, principles of common law, statutes, constitutions, treaties, rules, regulations, ordinances, codes, rulings, Orders and determinations of all Governmental Entities.

      “Leases” — all leases, subleases, right to occupy or use and other arrangements with respect to real property, including, in each case, all amendments, modifications and supplements thereto and waivers and consents thereunder.

      “Letter of Intent” — that certain letter of intent, dated February 26, 2003, as amended, by and among Grand US, F4A, Bachrach and Centralink, setting out the basic understandings of the Parties thereto concerning the terms of the Transaction.

      “Liability” — means any direct or indirect indebtedness, liability, assessment, expense, Claim, loss, damage, deficiency, Commitment, obligation or responsibility, known or unknown, disputed or undisputed, joint or several, vested or unvested, asserted or unasserted, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise (including any Liability under any guarantees, letters of credit, performance credits or with respect to insurance loss accruals), whenever or however arising (including, whether arising out of any Contract or tort based on negligence, strict Liability or otherwise) and whether or not the same would be required by US GAAP or HK GAAP, as the case may be, to be reflected as a Liability in financial statements or disclosed in the notes thereto.

      “License Agreement” — any Contract under which a license, sublicense, consent or other permission to use Intellectual Property is granted by or to the Relevant Party or any Subsidiary of the Relevant Party.

      “Market Price” — the average of the mean of the closing bid and asked prices of Grand Common Stock for the fifteen (15) trading days before the date of the execution of the Letter of Intent.

      “Mars” — Mr. David Mars, a shareholder in Grand US as of the date hereof.

      “Material Adverse Effect” — any change, effect, event or condition that, individually or in the aggregate, (i) has had, or, with the passage of time, will or could have, a material adverse effect on the business, assets, properties, condition (financial or otherwise), results of operations, prospects or customer, supplier or employee relationships of a Relevant Party and any Subsidiaries of the Relevant Party, taken as a whole, or (ii) limits the ability of a Relevant Party to perform material services; or (iii) insofar as can reasonably be foreseen, will prevent a Relevant Party from materially performing its obligations under this Agreement.

      “Material Company Contracts” — as defined in Section 3.17(a).

      “Material Grand Contracts” — as defined in Section 5.19(a).

      “Moral Rights” — collectively, rights to claim authorship of a work, to object to or prevent any modification of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar rights, whether existing under judicial or statutory law of any country or jurisdiction worldwide, or under any treaty or similar legal authority, regardless of whether such right is called or generally referred to as a “moral right.”

      “NASDAQ” — the National Association of Securities Dealers Automated Quotation system.

      “Occurrence-Basis Policies” — as defined in Section 8.09(b).

      “Order” — any award, decision, stipulation, preliminary or permanent injunction, judgment, order, ruling, subpoena, temporary restraining order, award, citation, consent decree or writ, or verdict entered, issued, made or rendered by any Governmental Entity.

      “Ordinary Course of Business” — the ordinary course of the Business of the Relevant Party and the Subsidiaries of the Relevant Party consistent with past custom and practice (including with respect to quantity and frequency).

      “Organizational Documents” — (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the limited liability company agreement and articles or certificate of formation of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (vi) any amendment to any of the foregoing.

      “Outstanding Grand Shares” — as defined in Section 5.06(a).

      “PRC” — the People’s Republic of China.

      “Parties” — As defined in the first paragraph of the recitals to this Agreement.

      “Permit” — all franchises, grants, establishment registrations, product listings, easements, variances, exceptions, identification and registration numbers, approvals and Orders, licenses, permits, certificates, Consents, or other authorizations, issued, granted, given or otherwise made available by or under the authority of any Governmental Entity.

      “Permitted Encumbrances” — Encumbrances for Taxes not yet due or payable; inchoate mechanic and materialmen liens for construction in progress; inchoate workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the Ordinary Course of Business; and minor imperfections of title which do not, individually or in the aggregate, (i) have a Material Adverse Effect, (ii) materially impair the current business operations conducted on the affected property or (iii) materially reduce the value of, or have a material adverse effect on the ability to transfer, the affected property.

      “Person” — any individual, sole proprietorship, firm, corporation (including any non-profit corporation and public benefit corporation), general or limited partnership, limited liability partnership, joint venture, limited liability company, estate, trust, association, organization, labor union, institution, Person or Governmental Entity, including any successor (by merger or otherwise) of such Person.

      “Proforma Company Financial Statements” — as defined in Section 3.06(a).

      “Proxy Statement” — as defined in Section 8.10(a).

      “Registered Intellectual Property” rights in Intellectual Property that are the subject of a pending application or an issued patent, trademark, copyright, design right or other similar registration formalizing exclusive rights.

      “Registration Statement” — as defined in Section 8.10(a).

      “Reincorporation Merger” — as defined in the second paragraph of the recitals to this Agreement and as effectuated in accordance with Section 2.01.

      “Relevant Auditors” — the firm of independent certified or chartered public accounts for the time being appointed by the Relevant Party to certify its audited financial statements or, where Centralink is the Relevant Party, of the Company, for purposes of this Agreement.

      “Relevant Party” — Grand US, Grand HK or Centralink, as the context requires.

      “Representative” — with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

      “SEC” — the United States Securities and Exchange Commission.

      “SEC Reports” — as defined in Section 5.07.

      “Securities Act” — the Securities Act of 1933, as the same may be amended from time to time, including any successor statute.

      “Shareholders’ Agreement” — as defined in Section 9.09.

      “Securities Exchange Act” — the Securities Exchange Act of 1934, as the same may be amended from time to time, including any successor statute.

      “Subscription ADRs” — as defined in Section 2.01(b).

      “Subscription Price” — as defined in Section 2.01(b) 2.

      “Subsidiary” — with respect to any Person, any corporation, limited liability company, partnership, association or other Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other Person, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other Person if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other Person gains or losses or shall be or control any managing member or general partner of such limited liability company, partnership, association or other Person.

      “Superior Proposal” as defined in Section 7.02.

      “Taxes” — any and all (i) taxes, fees, levies, duties, tariffs, imposts and other charges of any kind, imposed by any Governmental Entity or taxing authority, including taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains duties or taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges; (ii) any Liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, combined, consolidated or unitary group for any Taxable period; (iii) any Liability for the payment of amounts of the type described in clauses (i) or (ii) above as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person; and (iv) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any amounts described in clauses (i), (ii) or (iii) above.

      “Tax Return” — any return, report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.

      “Terminating Party” — as defined in Section 11.02(a).

      “Third Party Claim” — as defined in Section 12.03(a) (i).

      “Transaction” — as defined in Section 2.05(a) .

      “Transaction Documents” — this Agreement, together with any and all certificates, schedules, Contracts and other documents required to be delivered pursuant to any of the foregoing.

      “US$” — United States Dollars, the lawful currency of the United States of America.

      “US GAAP” — generally accepted accounting principles recognized in the United States as in effect from time to time.

      1.02     Interpretation. Unless the context otherwise requires, the terms defined in Section 1.01 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. All accounting terms defined in Section 1.01, and those accounting terms used in this Agreement not defined in Section 1.01, except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with US GAAP. When a reference is made in this Agreement to any Article, Section, Exhibit or Schedule, such reference shall be to the corresponding article, section, exhibit or schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

ARTICLE II

REORGANIZATION; PURCHASE AND EXCHANGE OF GRAND ADRS; CLOSING

      2.01     Reincorporation Merger.

      (a) Prior to the Closing, Grand US and Grand HK shall take the following actions:

(i) Grand HK shall change its corporate name to Grand Toys International, Limited and the memorandum and articles of association of Grand HK shall be amended so as to read, to the extent permitted by the Laws of the HKSAR, on a substantive basis as closely as reasonably practicable to the Articles of Incorporation and Amended and Restated Bylaws of Grand US that are currently in effect.

(ii) Grand HK shall enter into customary Contracts with the Hong Kong and Shanghai Banking Corporation or such other institution in Hong Kong as the Parties shall agree (the “Custodian”) and the Bank of New York or such other United States banking institution as the Parties shall agree (the “Depositary”) providing for (i) the issuance to the Custodian of Grand Ordinary Shares and (ii) the issuance by the Depositary from time to time, if and as directed by Grand, of Grand ADRs.

(iii) Grand HK shall cause Grand Merger Sub under the laws of the State of Nevada as a wholly-owned Subsidiary of Grand HK.

      (b) At or immediately prior to the Closing, Grand shall merge with Grand Merger Sub in a statutory merger under Nevada law in which Grand US will be the surviving corporation. In connection with the Reincorporation Merger:

(i) Each share of Grand Common Stock issued and outstanding as of the Effective Time shall be converted in the Reincorporation Merger into the automatic right on the part of the holder to receive, upon such holder’s surrender of certificates formerly representing shares of Grand Common Stock, one Grand ADR for each share of Grand Common Stock owned by such holder.

(ii) Each share of Grand Common Stock held in the treasury of Grand as of the Effective Time shall be cancelled.

(iii) Each option and warrant for the purchase of Grand Common Stock outstanding as of the Effective Time, shall be converted into the right to receive, upon exercise, that number of Grand ADRs that shall be equal to the number of shares of Grand Common Stock represented by such options or warrants prior to the effective time of the Reincorporation Merger.

(iv) Each share of Grand HK owned, directly or indirectly, by Grand US shall be transferred to the Custodian for reissuance.

      2.02     Subscription for and Purchase of Grand ADRs. On the basis of the representations, warranties, covenants and agreements, and subject to the satisfaction or waiver of the conditions, set forth in this Agreement, at the Closing and immediately following the Reincorporation Merger, Grand HK shall cause to be issued to Centralink, and Centralink shall subscribe for and purchase from the Depositary, three million (3,000,000) Grand ADRs (the “Subscription ADRs”), at an issue price of US$1.00 per Grand ADR or US$3,000,000 in the aggregate (the “Subscription Price”); provided, however, that Centralink shall have the right and option to satisfy all or a portion of the Subscription Price by assigning to Grand HK up to US$2,300,000 of the principal amount of the Bridge Loan, together with the right to receive interest thereon from and after the Closing Date (the “Bridge Loan Assignment”), in which event Centralink shall deliver an amount in cash equal to the difference between US$3,000,000 and the principal amount of the Bridge Loan Assignment, but in no event less than US$700,000; provided, further, in the event that any portion of Bridge Loan assigned to Grand HK shall remain unpaid on December 31, 2004, Centralink shall make a cash capital contribution to Grand HK equal to the difference between US$3,000,000 and the aggregate payments of principal and interest received by Grand HK in respect of such indebtedness, net of any unreimbursed collection costs theretofore incurred by Grand, and Grand HK shall reassign to Centralink the unpaid portion of the Bridge Loan.

      2.03     Exchange of Company Shares for Grand ADRs.

      (a) On the basis of the representations, warranties, covenants and agreements, and subject to the satisfaction or waiver of the conditions, set forth this Agreement, at the Closing Centralink shall sell, assign and transfer to Grand HK, and Grand HK shall purchase, assume and accept from Centralink, the Company Shares, in exchange for which Grand HK shall cause five million (5,000,000) Grand ADRs (the “Exchange ADRs”) to be issued to Centralink, subject to the provisions of Section 2.033(b).

      (b) The number and value of the Exchange ADRs shall be subject to adjustment or offset in accordance with the following provisions:

(i) In the event that the Company and the Subsidiaries of the Company, on a consolidated basis, should fail to achieve EBITDA of US$3,600,000 (“Company Target EBITDA”) or more for the twelve (12) months ending December 31, 2003, the number of the Exchange ADRs shall be reduced, or their value offset, by an amount equal to the difference between Company Target EBITDA and the Company’s actual EBITDA for such twelve-month period (the “Company Shortfall Amount”). Within fifteen days after the issuance of the Relevant Auditors’ opinion on the financial statements of Grand US or the Company, as the case may be, for the year ending December 31, 2003, Centralink shall satisfy the Company Shortfall Amount, at its election, either by paying to Grand HK in cash the Company Shortfall Amount by wire transfer of immediately available funds or by surrendering to Grand HK that number of Grand ADRs that shall be obtained by dividing the Company Shortfall Amount by the Market Price.

(ii) In the event that Grand US and any Subsidiaries of Grand US in existence on the date hereof, on a consolidated basis, fail to achieve EBITDA of US$675,000 (“Grand Target EBITDA”) or more for the twelve (12) months ending December 31, 2003, the number of the Exchange ADRs shall be increased by an amount equal to the difference between Grand Target EBITDA and Grand US’s actual EBITDA for such twelve-month period (the “Grand Shortfall Amount”). Within fifteen days after the issuance of the Relevant Auditors’ opinion on the consolidated financial statements of Grand US for the year ending December 31, 2003, Grand shall satisfy the Grand Shortfall Amount by causing to be issued and delivered to Centralink that number of additional Grand ADRs that shall be obtained by dividing the Grand Shortfall Amount by the Market Price.

(iii) The amounts of EBITDA realized by the Company and Grand US, respectively, during the twelve-month period described above shall be determined by the Relevant Auditors in accordance with US GAAP, in the case of Grand US, and HK GAAP, in the case of the Company, applied in a manner consistent with the Relevant Parties’ respective historical financial practices but on a stand-alone, proforma basis without regard to any changes resulting from the Reincorporation Merger or from consolidation of the Company with Grand and valuing all intercompany transactions following Closing on an arms’-length basis even where the results may differ from the amounts reflected in the Books and Records of the respective entities.

      2.04     Delivery. Subject to the satisfaction or waiver of the applicable conditions set forth herein, Grand HK shall deliver, or cause to be delivered, to Centralink at the Closing one or more certificates representing the Centralink ADRs, duly issued in the name of Centralink, simultaneously with the delivery by Centralink to Grand HK of (i) the Subscription Price, including documentation of the Bridge Loan Assignment in respect of that portion of the Subscription Price that Centralink shall have elected to discharge through such assignment rather than in cash, and (ii) certificates for the Company Shares accompanied by all duly executed instruments of transfer and bought and sold notes.

      2.05     Closing.

      (a) The closing (the “Closing”) of the transactions contemplated by this Agreement and the other Transaction Documents (collectively, the “Transaction”) will take place at the offices of Katten Muchin Zavis Rosenman, 575 Madison Avenue, New York, New York, at 10:00 a.m. local time, on the second Business Day following the Effective Time of the Reincorporation Merger and the satisfaction or waiver of all other conditions set forth in Articles IX and X, or such other date, place or time agreed to by Centralink and Grand US (such date of the Closing being hereinafter referred to as the “Closing Date”). The Parties hereby agree to deliver at the Closing such documents, certificates of officers and other instruments as are set forth in Articles IX and X and as may reasonably be required to effect the transfer by Centralink of the Company Shares, and the delivery by Grand HK to Centralink of the Centralink ADRs, pursuant to and as contemplated by this Agreement.

      (b) All items delivered by the Parties at the Closing will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered.

      (c) The Confidentiality Agreement will terminate effective as of the Closing Date.

      2.06     Transfer Taxes. Grand HK shall be responsible for payment of all fixed and ad valorem stamp duties assessed or payable in the HKSAR in connection with the sale and transfer to Grand HK of the Company Shares pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

      Centralink hereby represents and warrants to Grand as follows:

      3.01     Organization and Valid Existence. The Company is a private company limited by shares duly incorporated and validly existing under the Laws of the HKSAR and has all requisite corporate power and authority to conduct its Business in the manner in which it is presently being conducted and to own, operate and lease its property. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 3.01 lists each jurisdiction in which the Company is qualified to do business. True and complete copies of the Organizational Documents, as amended to date, of the Company have previously been delivered or made available to Grand. The Company is not in violation of any of the provisions of its Organizational Documents.

      3.02     Capitalization; Title to Shares and Structure. The authorized share capital of the Company is thirty million Hong Kong Dollars (HK$30,000,000) divided into thirty million (30,000,000) ordinary shares having a nominal value of one Hong Kong Dollar (HK$1.00) each, of which one hundred and one (101) are issued and outstanding and constitute the Company Shares. Except as set forth in the immediately preceding sentence, no shares or other securities of any kind are outstanding, have been issued by the Company or are reserved for issuance. All of the Company Shares are registered in the names of Centralink and its nominee, Cornerstone Overseas Investments, Limited, and are beneficially owned by Centralink, free and clear of all Encumbrances. All of the Company Shares are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights. None of the Company Shares were issued in violation of relevant Laws of the HKSAR or any other Laws. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, shares or other securities having the right to vote) on any matters on which any shareholders of the Company may vote. There are no securities, options, warrants, calls, rights or other Commitments, including stock appreciation rights, “phantom” stock or similar plans or rights, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other securities or assets of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right or Commitment, including any securities pursuant to which rights to acquire shares become exercisable only after a change of control of the Company upon the acquisition of a specified amount of the share capital or voting power of the Company, as the case may be. There are no Commitments (i) under which the Company is obligated to repurchase, redeem or otherwise acquire any shares of the Company, or (ii) requiring the Company to vote or to dispose of any shares of the Company.

      3.03     Subsidiaries.

      (a) Each Subsidiary of the Company is a company, corporation or other legal entity duly incorporated or organized, validly existing and, if and as applicable, in good standing under the Laws of the HKSAR (in the case of Hong Kong Toy Centre Limited (“HKTC), the British Virgin Islands (in the case of Great Wall Alliance Limited) and Belize (in the case of Asian World Enterprises Limited) and has all corporate, partnership or other similar powers required to carry on its business as now being conducted. Each Subsidiary of the Company is duly qualified to do business and, if and as applicable, is in good standing as a foreign corporation or other foreign legal entity in each jurisdiction where such qualification is necessary. Schedule 3.03 sets forth a list of all Subsidiaries of the Company and their respective jurisdictions of organization and identifies the Company’s (direct or indirect) percentage beneficial ownership interest therein.

      (b) All of the outstanding issued shares in the capital of, or other voting securities or ownership interests in, each Subsidiary of the Company, are beneficially owned by the Company, directly or indirectly, free and clear of any Encumbrance and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such issued shares or other voting securities or ownership interests). None of the shares of any Subsidiary of the Company were issued in violation of relevant Laws of the HKSAR, the British Virgin Islands or Belize (as the case may be) or any other Laws. There are no bonds, debentures, notes or other indebtedness of any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, shares or other securities having the right to vote) on any matters on which any shareholders of any Subsidiary of the Company may vote. There are no securities, options, warrants, calls, rights or other Commitments, including stock appreciation rights, “phantom” stock or similar plans or rights, obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other securities or assets of any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to issue, grant, extend or enter into any such security, option, warrant, call, right or Commitment, including any securities pursuant to which rights to acquire shares become exercisable only after a change of control of any Subsidiary of the Company upon the acquisition of a specified amount of the share capital or voting power of the Company. There are no Commitments (i) of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of any Subsidiary of the Company, or (ii) requiring the Company or any Subsidiary of the Company to vote or to dispose of any shares of any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in any Person. The Company has previously delivered or made available to Grand true and complete copies of the Organizational Documents or comparable governing instruments (including all amendments to each of the foregoing), of each Subsidiary of the Company and each investment in any other Person owned by the Company or any Subsidiary of the Company as in effect on the date hereof.

      3.04     Winding-up, etc. No order has been made, petition presented or resolution passed for the winding up of the Company or any Subsidiary of the Company and no meeting has been convened for the purpose of winding up the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has been party to any transaction which could be avoided in a voluntary winding up. To the Knowledge of Centralink, no steps have been taken for the appointment of a receiver of all or any part of the assets of the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has made or proposed any arrangement or composition with its creditors or any class of its creditors. Neither the Company nor any Subsidiary of the Company is insolvent or unable to pay its debts as the same fall due.

      3.05     No Violation; Consents. Except for filings and Permits as may be required under the HSR Act and otherwise as set forth in Schedule 3.05, neither the execution, delivery or performance of this Agreement or the other Transaction Documents by Centralink, nor the consummation by Centralink of the Transaction, will directly or indirectly, with or without the giving of notice or lapse of time or both: (i) violate, conflict with or result in any breach of any provision of the Organizational Documents of the Company or any Subsidiary of the Company; (ii) require any Permit of any Governmental Entity or violate, conflict with or constitute a default (with or without notice or lapse of time, or both) under any of the terms or requirements of any Permit that is held by the Company or any Subsidiary of the Company; (iii) require any Consent of any Person or result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Company or any Subsidiary of the Company pursuant to, any Contract or other Commitment; or (iv) violate, conflict with or result in any breach of any Law applicable to the Company or any Subsidiary of the Company.

      3.06     Financial Statements; Liabilities.

      (a) Centralink has delivered to Grand true and correct copies of (i) the audited unconsolidated balance sheets and statements of income and cash flows of each of the Company’s Subsidiaries for their respective fiscal periods ending in 2002, 2001 and, in the case of HKTC, 2000 (the “Audited Company Financial Statements”); (ii) the Company’s Pro Forma, Carve-Out Balance Sheet for the years ended December 31, 2002, 2001 and 2000 and the Company’s Pro Forma, Carve-Out Income Statement for the years ended December 31, 2002, 2001 and 2000 (the “Proforma Company Financial Statements”) and (iii) the consolidated balance sheets of the Company as of September 30, 2003 (the “Latest Company Balance Sheet”) and the consolidated statements of income and cash flows for the nine months ended September 30, 2003 (together with the Latest Company Balance Sheet the “Interim Company Financial Statements”, and the Interim Company Financial Statements together with the Audited Company Financial Statements and the Proforma Company Financial Statements, the “Company Financial Statements”).

      (b) The Company Financial Statements have been prepared in accordance with HK GAAP. Each of the Company Financial Statements presents a true and fair view of the financial position of the Company and the Subsidiaries of the Company as of the applicable date and the earnings and cash flow of the Company and the Subsidiaries of the Company for the periods then ended. Each balance sheet contained in the Financial Statements fully sets forth all assets and Liabilities of the Company and each Subsidiary of the Company existing as of the applicable date which, under HK GAAP, should be set forth therein, and each statement of earnings contained therein sets forth the items of income and expense of the Company and the Subsidiaries of the Company which should appear therein under HK GAAP. The Interim Company Financial Statements have been prepared in a manner consistent with the past practices of the Company and the Subsidiaries of the Company and present fairly the financial position of the Company and the Subsidiaries of the Company as of the applicable date and results of operations for the period then ended, all in accordance with HK GAAP, subject to normal year-end adjustments and the absence of footnotes.

      (c) Except as and to the extent reflected in the Latest Company Balance Sheet, neither the Company nor any Subsidiary of the Company had, as of September 30, 2003 (the “Latest Company Balance Sheet Date”), any Liabilities, other than obligations of continued performance under Contracts and other Commitments entered into in the Ordinary Course of its Business. Except as described in Schedule 3.06, neither the Company nor any Subsidiary of the Company has incurred any Liabilities since the Latest Company Balance Sheet Date, except Liabilities that have arisen after the date of the Latest Company Balance Sheet in the Ordinary Course of its Business, none of which is a Liability for breach of Contract, breach of warranty, tort, infringement, Litigation or violation of any Governmental Order, Permit or Law.

      3.07     Absence of Certain Changes. Except as set forth in Schedule 3.07, since the Latest Company Balance Sheet Date, each of the Company and each Subsidiary of the Company has conducted its activities and operations in all material respects only in the Ordinary Course of its Business and, since such date, there has not been:

(i) any Material Adverse Effect with respect to the Company or any Subsidiary of the Company;

(ii) any event that could reasonably be expected to prevent or materially delay the performance of Centralink’s obligations pursuant to this Agreement and the consummation of the Transaction by Centralink;

(iii) any material change by the Company or any Subsidiary of the Company in its accounting methods, principles or practices;

(iv) any declaration, setting aside or payment of any dividend or distribution in respect of the Company Shares or the shares of any Subsidiary of the Company or any redemption, purchase or other acquisition of any shares or other securities of the Company or any Subsidiary of the Company;

(v) except for changes in the Ordinary Course of the Business of the Company and the Subsidiaries of the Company that affect only non-management employees of the Company or any Subsidiary of the Company, any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, share option (including the granting of share options, share appreciation rights, performance awards or restricted share awards), share purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of the Company or any Subsidiary of the Company;

(vi) any issuance or sale by the Company or any Subsidiary of the Company of any shares, stock, notes, bonds or other securities, or the entry by the Company or any Subsidiary of the Company into any Contract with respect thereto;

(vii) any amendment to the Organizational Documents of the Company or any Subsidiary of the Company;

(viii) other than in the Ordinary Course of Business of the Company and its Subsidiaries of the Company, any (A) purchase, sale, assignment or transfer of any assets of the Company or any Subsidiary of the Company, or (B) waiver of any rights of value or cancellation or any debts or claims by the Company or any Subsidiary of the Company;

(ix) any incurrence by the Company or any Subsidiary of the Company of any Liability, except for current Liabilities incurred in the Ordinary Course of the Business of the Company and its Subsidiaries;

(x) any incurrence by the Company or any Subsidiary of the Company of any Damage, destruction or similar loss, whether or not covered by insurance, affecting the Business or properties of the Company or any Subsidiary of the Company;

(xi) any entry by the Company or any Subsidiary of the Company into any transaction other than in the Ordinary Course of Business of the Company and its Subsidiaries;

(xii) any purchase by the Company or any Subsidiary of the Company of Inventory other than in the Ordinary Course of Business of the Company and its Subsidiaries or any material change in the nature, level and condition of Inventory;

(xiii) any write-downs or write-ups (or failures to write down or write up in accordance with HK GAAP) of the value of any Inventory other than in the Ordinary Course of Business and in accordance with HK GAAP;

(xiv) any failure to maintain the assets of the Company or any Subsidiary of the Company in accordance with good business practice and in good operating condition and repair, reasonable wear and tear excepted;

(xv) any significant personnel changes or employee turnover;

(xvi) any adverse change in the relations between the Company or any Subsidiary of the Company and any of their respective customers, clients and suppliers that is, or could reasonably be expected to become, a Material Adverse Effect;

(xvii) any discharge or satisfaction of any Encumbrance, or payment of any material Liabilities, other than in the Ordinary Course of Business, or any failure to pay or discharge when due any Liabilities, the failure to pay or discharge which has caused or will cause any actual damage or risk of loss to the Company or any Subsidiary of the Company; or

(xviii) the entry by the Company or any Subsidiary of the Company in any Contract under which it is or will be obligated to do any of the foregoing.

      3.08     Litigation. Except as set forth in Schedule 3.08, there is no Action or claim pending or, to the Knowledge of Centralink, threatened against the Company or any Subsidiary of the Company that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect or materially interfere with the Company’s ability to consummate the Transactions and, to the Knowledge of Centralink, there are no existing facts or circumstances that could reasonably be expected to result in such an Action. To the Knowledge of Centralink, there are no facts or circumstances which could reasonably be expected to result in the denial of insurance coverage under policies issued to the Company or any Subsidiary of the Company in respect of any Action, except in any case as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to the Company or any Subsidiary of the Company. There is no Action or claim pending or, to the Knowledge of Centralink, threatened alleging any right of indemnification of the part of any director or officer of the Company or any Subsidiary of the Company, or any Affiliate of any such Person, as against the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company is subject to any outstanding Order which could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect or materially interfere with Centralink’s ability to consummate the Transaction.

      3.09     Compliance with Laws. Schedule 3.09 contains a complete and accurate list of all Permits that are held by the Company or any Subsidiary of the Company or that otherwise relate to the Business or to any of the assets owned or used by the Company or any Subsidiary of the Company. The Permits listed in Schedule 3.09 constitute all of the Permits necessary to permit the Company or any Subsidiary of the Company lawfully to conduct and operate the Business in the manner in which they currently conduct and operate the Business and to permit the Company or any Subsidiary of the Company to own and use their assets in the manner in which they currently own and use such assets. Except as set forth in Schedule 3.09, the Company and each Subsidiary of the Company is in full compliance with all of the terms and requirements of each Permit identified or required to be identified in Schedule 3.09. Except as set forth in Schedule 3.09, each of the Company and each Subsidiary of the Company is, and has been, in full compliance with all Laws applicable to it or to the conduct or operation of the Business or the ownership or use of any of their respective assets. Except as set forth in Schedule 3.09, no investigation or review by any Governmental Entity with respect to the Company or any Subsidiary of the Company is pending or, to the Knowledge of Centralink, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review. Except as set forth in Schedule 3.09, neither the Company nor any Subsidiary of the Company is in conflict in any respect with or in default or violation of any Order or Law, in either case affecting or relating to the Company or any Subsidiary of the Company.

      3.10     Environmental Matters. There are no environmental reports relating to the Company or any Subsidiary of the Company or their respective properties or assets. Except as set forth in Schedule 3.10:

(i) the Company and each Subsidiary of the Company is in compliance with all applicable Environmental Laws and all Environmental Permits;

(ii) there has been no past noncompliance of Company or any Subsidiary of the Company with Environmental Laws or Environmental Permits;

(iii) neither the Company nor any Subsidiary of the Company has released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by the Company or any Subsidiary of the Company in amounts that violate, or would require remediation under, any applicable Environmental Law;

(iv) to the Knowledge of Centralink, no Person has released Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by the Company or any Subsidiary of the Company in amounts that violate, or would require remediation under, any Environmental Law;

(v) neither Centralink nor the Company or any Subsidiary of the Company has received any notice, demand, suit or information request pursuant to any Environmental Law, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”);

(vi) none of the Properties, former properties or any property to which the Company or any Subsidiary of the Company has sent waste is listed on any regulatory list of contaminated properties, including but not limited to the National Priorities List promulgated pursuant to CERCLA, the Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”), or any other United States or foreign national, state, provincial or local counterpart; and

(vii) no environmental approvals, clearances or consents are required under applicable Law from any Governmental Entity in order for the Parties to consummate the transactions contemplated herein or for the Company or any Subsidiary of the Company to continue the Business after the Closing Date.

      3.11     Taxes.

      (a) All Tax Returns required to be filed in the HKSAR or any other part of the world by or on behalf of the Company or any Subsidiary of the Company or any predecessor Person of any of them, or any consolidated, combined, affiliated or unitary group of which the Company or any Subsidiary of the Company is or has ever been a member have been timely filed with the appropriate tax authorities or requests for extensions have been timely filed and any such extensions have been granted and have not expired. Each such Tax Return was true, complete and correct. All Taxes with respect to taxable periods or portions thereof covered by such Tax Returns (whether or not reflected on any Tax Return) and all other material Taxes (without regard to whether a Tax Return was or is required) of the Company and each Subsidiary of the Company have been paid in full or, to the extent that payment of any such Taxes is not yet due, proper and adequate reserves reflecting such Taxes have been established on the Latest Company Balance Sheet in accordance with HK GAAP.

      (b) All material Taxes due with respect to any completed and settled audit, investigation or enquiry with or by any taxing authority for which the Company or any Subsidiary of the Company is or might otherwise be liable have been paid in full. There is no audit, investigation or enquiry pending with respect to any Taxes for which the Company or any Subsidiary of the Company is or might otherwise be liable and no taxing authority has given written notice of the commencement of any audit, investigation or enquiry with respect to any such Taxes. To the Knowledge of the Centralink, no claim has ever been made by a Governmental Entity in a jurisdiction where neither the Company nor any Subsidiary of the Company files Tax Returns that the Company or any Subsidiary of the Company is or may be subject to taxation. No issue has arisen in any examination of the Company or any Subsidiary of the Company by any taxing authority that, if raised with respect to the same or substantially similar facts arising in any other Tax period not so examined, would result in a deficiency for such other period, if upheld. Full provision has been made in the Company Financial Statements with respect to Taxes for which the Company or any Subsidiary of the Company may be held liable upon conclusion of any such audit, investigation or enquiry.

      (c) No Person has released, forgiven, waived or otherwise extinguished, in whole or in part, any debt due from the Company or any Subsidiary of the Company in circumstances whereby the Company or any Subsidiary of the Company may be liable to pay Taxes in respect of the amount so released, forgiven, waived or otherwise extinguished.

      (d) No Encumbrances for Taxes exist with respect to any of the assets or properties of the Company or any Subsidiary of the Company.

      (e) There is no Tax sharing Contract or any other Contract that will require any Tax or Tax indemnification payment by the Company or any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries is or could be held liable for Taxes owed by any other Person.

      (f) The Company and each Subsidiary of the Company has timely withheld proper and accurate amounts from its employees, customers, shareholders and others from whom it is or was required to withhold Taxes in compliance in all material respects with the Inland Revenue Ordinance (Cap.112 of the Laws of the HKSAR) and all other applicable Laws and has timely paid all such withheld amounts to the appropriate taxing authorities.

      (g) There are no outstanding commitments or waivers extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes of the Company or any Subsidiary of the Company due for any taxable period.

      (h) Neither the Company nor any Subsidiary of the Company is a partner or a member of any partnership or joint venture, or any other Person classified as a partnership for any tax purposes whether in the HKSAR or any other part of the world. The Company and each of its Subsidiaries are, and at all times have been, corporations or associations treated as corporations for United States federal income Tax purposes.

      (i) All documents in the possession or under the control of and used or relied upon by the Company or any Subsidiary of the Company and which attract stamp duties or other similar Taxes in the HKSAR or any other part of the world have been properly adjudicated and all necessary Taxes paid thereon.

      (j) Neither the Company nor any Subsidiary of the Company is, or has at any time been, liable to pay any interest on any unpaid Tax or any other penalty relating to Tax.

      (k) Upon consummation of the Transaction, Grand HK, through its ownership of the Company, will own directly or indirectly 100% (by vote and by value) of the outstanding shares of HKTC. HKTC has engaged in the active conduct of a trade or business outside the United States, within the meaning of Sections 1.367(a)-2T(b)(2) and (3) of the Code, for the entire 36-month period immediately preceding the Closing Date. At no time during such 36-month period was any of the stock of HKTC owned or controlled by Grand US or any Subsidiary of Grand US. There is no plan or intention on the part of the Company or HKTC to substantially dispose of or discontinue HKTC or its trade or business.

      (l) The Company acquired the shares of HKTC and each of the Company’s other Subsidiaries for valid business reasons and not for the principal purpose of enabling Grand (or any other Person) to satisfy the active trade or business test (including the substantiality test) of Section 1.367(a)-3(c)(3) of the Code.

      3.12     Employee Benefit Matters.

      (a) Schedule 3.12 lists each Benefit Plan maintained, sponsored or contributed to or required to be contributed to by the Company or any Subsidiary of the Company, whether or not in compliance with the Mandatory Provident Fund Schemes Ordinance (Cap. 485 of the Laws of the HKSAR) or other relevant Laws. With respect to each Benefit Plan, Centralink has delivered or made available to Grand a true, complete and correct copy of (i) such Benefit Plan (or, if not written, a written summary of its material terms) and the most recent summary plan description, if any, related to such Benefit Plan, (ii) each trust Contract or other funding arrangement, if any, relating to such Benefit Plan, and (iii) the most recent actuarial report or financial statement, if any, relating to such Benefit Plan Neither the Company nor any Subsidiary of the Company nor, to the Knowledge of Centralink, any other Person, has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Benefit Plan of the Company, other than with respect to a modification, change or termination required by any Law.

      (b) Each Benefit Plan of the Company has been administered in all material respects in accordance with its terms and all applicable Laws, and all contributions required to be made under the terms of any of the Benefit Plans of the Company as of the Latest Company Balance Sheet Date have been timely made or, if not yet due, have been properly reflected on the Latest Company Balance Sheet. With respect to the Benefit Plans of the Company, no event has occurred and, to the Knowledge of Centralink, there exists no condition or set of circumstances in connection with which the Company or any Subsidiary of the Company could be subject to any Liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Benefit Plans or any applicable Law.

      (c) Each Benefit Plan of the Company not required by Law to be maintained can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material Liability (other than (A) Liability for ordinary administrative expenses typically incurred in a termination event or (B) Liability for the accrued benefits as of the date of such termination to the extent that either there are sufficient assets set aside in a trust or insurance Contract to satisfy such Liability or such Liability is reflected on the Latest Company Balance Sheet. No suit, administrative proceeding, action or other litigation has been brought or, to the Knowledge of Centralink, is threatened, against or with respect to any such Benefit Plan, including any audit or inquiry by any Governmental Entity.

      (d) No Benefit Plan of the Company provides any of the following retiree or post-employment benefits to any Person: medical, disability or life insurance benefits.

      3.13     Labor and Employment Matters.

      (a) Schedule 3.13(a) contains a true and correct list of all directors, full-time employees (listed by job classification), and consultants of the Company and each Subsidiary of the Company as of the date hereof and a description of the rate and nature of all compensation payable by the Company or any Subsidiary to each such Person. Schedule 3.13(a) also contains a list of any Contracts (whether oral or written) with any such Person and a description of all existing severance, accrued vacation obligations or retiree benefits of any current or former director, officer, employee or consultant of the Company or any Subsidiary of the Company.

Except as set forth in Schedule 3.13(a), the employment or consulting arrangement of all such Persons is terminable at will.

      (b) Except as set forth in Schedule 3.13(b):

(i) neither the Company nor any Subsidiary of the Company is a party to any Contract with any trade union, labor organization or other representative of its employees;

(ii) there is no unfair labor practice charge or complaint pending or, to the Knowledge of Centralink, threatened against the Company or any Subsidiary of the Company;

(iii) neither the Company nor any Subsidiary of the Company has experienced any labor strike, slowdown, work stoppage or similar labor controversy within the past three (3) years;

(iv) no labor union representation question has been raised respecting the employees of the Company or any Subsidiary of the Company working within the past three (3) years, nor are there any campaigns being conducted to solicit authorization from employees of the Company or any Subsidiary of the Company to be represented by any labor organization;

(v) no claim before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the employees of the Company or any Subsidiary of the Company, is pending or, to the Knowledge of Centralink, threatened against the Company or any Subsidiary of the Company;

(vi) neither the Company nor any Subsidiary of the Company is a party to, or otherwise bound by, any Order relating to its employees or employment practices; and

(vii) the Company and each Subsidiary of the Company has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees.

      (c) Except as set forth in Schedule 3.13(c) , neither Centralink, the Company nor any Subsidiary of the Company has made any written or, to the Knowledge of Centralink, oral Contract with or promise to any employee, officer or consultant regarding continued employment by Grand, the Company or any Subsidiary of the Company after the Closing Date.

      3.14     Product Defects; Product Warranties. Schedule 3.14 includes copies of the standard terms and conditions of sale used by the Company and the Subsidiaries of the Company containing applicable guaranty, warranty and indemnity provisions and describes any terms and conditions which materially deviate from standard terms. Except as disclosed on Schedule 3.14: (i) each product manufactured, sold or delivered by the Company and any Subsidiary of the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, conditions and other terms, and (ii) neither the Company nor any Subsidiary of the Company has any material Liability (and there is no pending or, the Knowledge of Centralink, threatened claim against the Company or any Subsidiary of the Company that could reasonably by expected to give rise to any material Liability) for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold or delivered by the Company or any Subsidiary of the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms, conditions of sale or as may be imposed by Law.

      3.15     Real Property Owned or Leased; Title to Assets.

      (a) Neither the Company nor any Subsidiary of the Company owns or has the right to acquire any real property.

      (b) The tenancy Contracts listed on Schedule 3.15(b) are all of the tenancy Contracts under which the Company or a Subsidiary of the Company is a tenant (or subtenant) of any real property or interest therein (collectively, the “Company Real Property Tenancies”). No proceeding is pending or, to the Knowledge of Centralink, threatened for the taking or condemnation of all or any portion of the property let under the Company Real Property Tenancies. There is no brokerage commission or finder’s fee due from the Company or a Subsidiary of the Company or Centralink and unpaid with regard to any of the Company Real Property Tenancies or which will become due any time in the future with regard to any Company Real Property Tenancy.

      (c) Except as set forth on Schedule 3.15(c), there are no unrecorded Encumbrances of any kind which encumber the Real Property or any part thereof.

      (d) Except as set forth on Schedule 3.15(d), there are no easements, rights of way or licenses which are not in full force and effect that are necessary for the operation of the premises demised under the Company Real Property Tenancies and all such easements, rights of way and licenses listed on Schedule 3.15(d) are in full force and effect.

      (e) Except as set forth on Schedule 3.15(e), the premises demised under the Company Real Property Tenancies and any other properties and assets owned, leased or used by the Company or any Subsidiary of the Company in the operation of the premises demised under the Company Real Property Tenancies, including the walls, ceilings and other structural elements of any improvements erected on the properties demised under the Company Real Property Tenancies and the building systems such as heating, plumbing, ventilation, air conditioning and electric, are adequate and sufficient for the current operations of the Company and the Subsidiaries of the Company, and such properties now being used by the Company and the Subsidiaries of the Company in their business and operations, whether leased or owned, are in good working order, repair and operating condition and, to the Knowledge of Centralink, are without any known structural defects.

      (f) Except as set forth on Schedule 3.15(f), the Company or a Subsidiary of the Company has good and marketable title to all tangible personal property shown as owned by the Company or a Subsidiary of the Company on their respective Books and Records, including all the properties and assets reflected on the Latest Company Balance Sheet and all properties and assets purchased by and delivered to it since the Latest Company Balance Sheet Date (except for properties and assets sold or disposed of since the Latest Company Balance Sheet Date in the Ordinary Course of the Business of the Company and the Subsidiaries of the Company) free and clear of any Encumbrances of any kind (including, to the Knowledge of Centralink, any claim that the acquisition of such property by the Company or any Subsidiary of the Company constitutes a fraudulent conveyance). The personal properties and assets owned or leased by the Company and each Subsidiary of the Company are adequate and sufficient for the current operations of the Company and such Subsidiary of the Company, respectively, and such properties now being used by the Company or such Subsidiary of the Company in its business and operations, whether leased or owned, are in good working order and have been maintained in accordance with generally accepted industry practices. The Company or a Subsidiary of the Company has acquired the property listed on Schedule 3.15(f) directly from the manufacturer thereof or from the dealer of goods of that kind, in a transaction in the Ordinary Course of Business.

      (g) The Company or a Subsidiary of the Company has the right of ingress and egress, through a public road or street, to and from each of the parcels comprising each of the properties demised under the Company Real Property Tenancies. No utility easement or right of way that services any portion of the properties demised under the Company Real Property Tenancies may be terminated by the owner or mortgagee of any property through which any such easement or right of way runs.

      3.16     Sufficiency and Condition of Assets.

      (a) The properties, assets, buildings, plants, structures, equipment and rights owned, licensed or leased by the Company and each Subsidiary of the Company constitute all properties (whether real or personal or tangible or intangible), assets and rights necessary for the Company or such Subsidiary of the Company, as the case may be, to conduct its Business after the Closing as it is presently being conducted and as it will be conducted and as it is planned to be conducted on the Closing Date.

      (b) Except as set forth in Schedule 3.16(b), the Company or a Subsidiary of the Company has good and marketable title to, or a valid leasehold interest in, all of its personal property, free and clear of all Encumbrances, other than Permitted Encumbrances, and no Affiliate of Centralink other than the Company or a Subsidiary of the Company has any interest in any of such properties, assets, buildings, plants, structures, equipment or rights. The facilities and equipment owned or leased by the Company or a Subsidiary of the Company are in good operating condition and repair and, to the Knowledge of Centralink, are free from any material defects, reasonable wear and tear excepted, are not unsafe or dangerous and are suitable for the uses for which they are being used and are performing the functions for which they were intended.

      3.17     Material Company Contracts.

      (a) Schedule 3.17(a) lists each of the following Contracts, whether or not in written form, to which the Company or any Subsidiary of the Company a party or subject or by which it is bound (the “Material Company Contracts”):

(i) any Contract with any of the customers and suppliers of the Company or any Subsidiaries of the Company listed in Schedules 3.17(a) and 3.17(b) and any other Contract with any other customer or supplier of the Company or any Subsidiary of the Company that contains non-standard payment terms;

(ii) any continuing Contract for management or consulting services, services of independent contractors, the purchase of materials, supplies, equipment or services involving in the case of any such Contract more than HK$666,000 over the life of the Contract;

(iii) any distributor reseller, dealer, manufacturer’s representative, sales agency, advertising agency, finder’s, manufacturing or assembly Contract;

(iv) any Contract that expires more than one year after the date of this Agreement or any Contract that may be renewed at the option of any Person other than the Company or a Subsidiary of the Company so as to expire more than one year after the date of this Agreement;

(v) any trust indenture, mortgage, promissory note, loan Contract or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with HK GAAP, in each case in excess of HK$666,000;

(vi) any Contract for capital expenditures in excess of HK$666,000 individually or, taken together with other such Contracts, in the aggregate;

(vii) any Contract for the sale of any capital asset;

(viii) any Contract containing exclusivity, noncompetition or nonsolicitation provisions or that would prohibit or restrict the Company or any Subsidiary from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other entity, or any Contract that may be terminable by the other party thereto as a result of Grand’s status as a competitor of any party to such Contract;

(ix) any Contract pursuant to which the Company or a Subsidiary of the Company is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, pursuant to which payments in excess of HK$666,000 remain outstanding;

(x) any Contract with an Affiliate of Centralink other than the Company or any Subsidiary of the Company;

(xi) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar Commitment with respect to, the Liabilities (whether accrued, absolute, contingent or otherwise) of any other Person, other than customary customer Contracts made in the Ordinary Course of Business;

(xii) any employment Contract, arrangement or policy (including any collective bargaining Contract or trade union Contract) which may not be immediately terminated without financial notifications or penalty;

(xiii) any Contract providing for or concerning a strategic alliance, joint venture or partnership with any other Person;

(xiv) any Contract under which a license, sublicense, consent or permission of any kind has been granted by or to any other Person for the use of Company Intellectual Property;

(xv) any Contract providing for the development of any products, software or Intellectual Property or the delivery of any services by, for or with any other Person; or

(xvi) any Contract that is otherwise material and is not described in any of the categories specified in this Section 3.17(a).

      (b) Except as set forth in Schedule 3.17(b): (i) all Contracts to which the Company or any Subsidiary of the Company is a party were entered into in the Ordinary Course of Business, (ii) each Contract is in full force and effect and is legal, valid, and, except for term sheets or open bids, binding and enforceable against the Company or a Subsidiary of the Company in accordance with its terms; (iii) the Company and each Subsidiary of the Company has performed the obligations required to be performed by it to date and is not (with or without the giving of notice or the lapse of time or both) in breach or default or alleged to be in breach or default under any Material Contract and, to the Knowledge of Centralink, the other parties thereto have complied in all material respects thereunder and are not in breach or default thereof; and (iv) no event has occurred or circumstance exists that (with or without the giving of notice or lapse of time or both) may contravene, conflict with or result in a violation or breach of or give any Person or, to the Knowledge of Centralink, the Company or any Subsidiary of the Company the right to declare a default or exercise any remedy under or to accelerate the maturity of or to cancel, terminate or modify, any Material Contract. There are no renegotiations of, attempts or requests to renegotiate or outstanding rights to renegotiate any Material Company Contracts with any Person.

      (c) Centralink has previously delivered to Grand true and complete copies of all Material Company Contracts that have been reduced to writing and true and correct summaries of any Material Company Contracts that have not been reduced to writing. Except as set forth in Schedule 3.17(c), (A) there are no change of control or similar provisions or any obligations arising under any Contract which are created, accelerated or triggered by the execution, delivery or performance of this Agreement or the Transaction Documents or the consummation of the Transaction, and (B) the Transaction will not (x) require the Consent from or the giving of notice to any Person, permit any Person to terminate or accelerate vesting, grant any repayment or repurchase rights to any Person, or create any other detriment under the terms, conditions or provisions of any Material Contract. To the Knowledge of Centralink, none of the parties to any Material Contract intends to terminate or alter the provisions thereof by reason of the Transaction or otherwise. Except as set forth in Schedule 3.17(c), neither the Company nor any Subsidiary of the Company has, to the Knowledge of Centralink, waived any right under any Material Contract, amended or extended any Material Contract or failed to renew, or received notice of termination or failure to renew with respect to, any Material Contract.

      (d) No offer, tender or the like is outstanding which is capable of being converted, by an acceptance or other act of some other Person, into a Material Contract to which the Company or any Subsidiary of the Company would be a party.

      3.18     Insurance.

      (a) Schedule 3.18(a) contains a true and complete list of all insurance policies to which the Company or any Subsidiary of the Company is or was a party or which provides or provided coverage to or for the benefit of or with respect to the Company or any Subsidiary of the Company or any director, officer or employee of the Company or any Subsidiary of the Company (the “Insurance Policies”), indicating in each case the type of coverage, name of the insured, the insurer, the premium, the expiration date of each policy and the amount of coverage. The Company or a Subsidiary of the Company has received binders for all the Insurance Policies and agrees to deliver to Grand true and complete copies of such Insurance Policies prior to the Closing.

      (b) Except as set forth in Schedule 3.18(b), the Insurance Policies: (i) are in full force and effect and will not lapse or terminate by reason of the execution, delivery or performance of this Agreement or consummation of the Transaction; (ii) insure the Company and each Subsidiary of the Company in reasonably sufficient amounts against all risks usually insured against by Persons operating similar businesses or properties in the localities where such businesses or properties are located and (iii) are sufficient for compliance with all requirements of Laws, Permits, and Material Company Contracts. The Company or a Subsidiary of the Company is current in all premiums or other payments due thereunder and have otherwise performed all of their respective obligations under each Insurance Policy. The Company or a Subsidiary of the Company has given timely notice to the insurer of all claims that may be insured thereby. No Insurance Policy provides for any retrospective premium adjustment or other experience-based Liability on the part of the Company or any Subsidiary of the Company.

      (c) Neither the Company nor any Subsidiary of the Company has received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (ii) any notice of cancellation or any other indication that any Insurance Policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

      3.19     Intellectual Property.

      (a) Schedule 3.19(a) contains a true and complete list of (i) all Registered Intellectual Property comprising a part of the Company Intellectual Property and (ii) all other material Company Intellectual Property, in each case broken down by Company-Owned Intellectual Property and Company-Licensed Intellectual Property, and, with respect to all Company-Owned Intellectual Property includes details of all due dates for further filings, maintenance and other payments or other actions falling due in respect of the Company Intellectual Property and the current status of the corresponding registrations, filings, applications and payments. All of the registrations and applications arising from or relating to the Company Intellectual Property are and remain valid and subsisting, in good standing, and have not been assigned. All fees, payments and filings due as of the date hereof have been duly made, and the due dates specified in Schedule 3.19(a) are accurate and complete in all material respects. None of the registrations and applications relating to the Company Intellectual Property are, to the Knowledge of Centralink, invalid or unenforceable. Centralink has delivered to Grand correct and complete copies of all of the registrations and applications relating to the Company Intellectual Property and has made available for review correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each of the foregoing.

      (b) The Company Intellectual Property consists solely of items and rights which are: (i) Company-Owned Intellectual Property; (ii) Company-Licensed Intellectual Property or (ii) in the public domain. The parties and date of each License Agreement relating to the Company-Licensed Intellectual Property, other than commercially available intellectual property licensed pursuant to mass-market licenses, are set forth in Schedule 3.19(b). The Company or a Subsidiary of the Company has all rights in the Company Intellectual Property necessary and sufficient to carry out the current activities of and proposed activities of the Company or a Subsidiary of the Company (and had all rights necessary to carry out its former activities at the time such activities were being conducted), including and to the extent required to carry out such activities, rights to make, use, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, as applicable, assign and sell, the Company Intellectual Property. Centralink has delivered correct and complete copies of all material License Agreements to Grand, and, as applicable, has made available for review correct and complete copies of all other written documentation evidencing that the Company or a Subsidiary of the Company has the necessary and sufficient rights in each of the foregoing.

      (c) The continued operation of the Business of the Company and each Subsidiary of the Company, as presently conducted, to the Knowledge of Centralink, does not infringe upon or misappropriate any Intellectual Property or Moral Rights of any Person anywhere in the world. No claim (i) challenging the validity, effectiveness or ownership by the Company or a Subsidiary of the Company of any of the Company Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, service, work, technology or process as now used or offered or proposed for use, licensing, sublicensing, sale or other manner of commercial exploitation by the Company or a Subsidiary of the Company infringes or will infringe any intellectual property rights or Moral Rights of any Person has been received by the Company or any Subsidiary of the Company nor, to the Knowledge of Centralink, has any such claim been threatened by any Person or is there any valid basis for the existence of any such claim. To the Knowledge of Centralink, there is not, and has not been, any unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any Person.

      (d) The Company or a Subsidiary of the Company owns all Intellectual Property developed by any of their current and former employees and independent contractors during the periods of their respective employments or within the scope of their respective contracting or consulting relationships, as the case may be, with the Company or any Subsidiary of the Company. No employee or former employee or independent contractor of the Company or any Subsidiary of the Company has any claim with respect to any Company Intellectual Property.

      (e) Subject to receipt of any required consent of the licensor of any Licensed Company Intellectual Property, neither the Company nor any Subsidiary of the Company is, nor, as a result of the execution or delivery of this Agreement or performance of Centralink’s obligations hereunder, will the Company or a Subsidiary of the Company be, in violation of any License Agreement relating to Company Intellectual Property to which the Company or a Subsidiary of the Company is a party or by which any of them is otherwise bound, nor will execution or delivery of this Agreement, or performance of the obligations of Centralink hereunder, cause the diminution, termination or forfeiture of any Company Intellectual Property or any rights therein or thereto. The Company and each Subsidiary of the Company has complied with all privacy Laws with respect to the Company Intellectual Property, as well as with other Laws, applicable to the Company Intellectual Property and its use in the course of the Business of the Company or any Subsidiary of the Company, including those governing intellectual property rights. Neither the Company nor any Subsidiary of the Company has included or caused to be included in the Company Intellectual Property any material that it was wrongful or unlawful to include therein nor, to the Knowledge of Centralink, has any other Person done so.

      (f) Schedule 3.19(f) contains a true and complete list of all of the computer software programs, products and services of the Company and all Subsidiaries of the Company included in the Company Intellectual Property (the “Company Software Programs”), other than commercially available software licensed pursuant to mass-market licenses. Except with respect to third party software or technology licensed by the Company or a Subsidiary of the Company (to which the Company or a Subsidiary of the Company holds appropriate and valid licenses providing the Company or a Subsidiary of the Company with the rights necessary to conduct its business as presently conducted or as anticipated to be conducted), the Company or a Subsidiary of the Company owns full and unencumbered right and good, valid and marketable title to such Company Software Programs free and clear of all Encumbrances.

      (g) The Company Intellectual Property is free and clear of any and all Encumbrances of any kind and, to the Knowledge of Centralink, there are no facts or circumstances that are likely to interfere with the quiet use and enjoyment by Grand, the Company and each Subsidiary of the Company of the Company Intellectual Property following consummation of the transactions contemplated hereby.

      (h) Except as set forth in Schedule 3.19(h), neither the Company nor any Subsidiary of the Company owes royalties or other payments to third parties in respect of Company Intellectual Property. All royalties or other payments set forth in Schedule 3.19(h) that have shall have become payable prior to the Closing Date shall have been paid as of that date. Neither the Company nor any Subsidiary of the Company will owe any such payments or any additional payments as a result of the consummation of the transactions contemplated hereby.

      (i) The Company or a Subsidiary of the Company has used its commercially reasonable efforts to regularly scan the Company Software Programs with suitable virus detection software. To the Knowledge of Centralink, the Company Software Programs contain no “viruses.” For the purposes of this Agreement, “virus” means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware.

      (j) The Company or a Subsidiary of the Company has taken all reasonable steps, in accordance with normal industry practice, to (i) preserve and maintain complete notes and records relating to Company Intellectual Property to cause the same to be readily understood, identified and available, and (ii) to protect the secrecy, confidentiality, and value of all trade secrets included in the Company Intellectual Property. Neither the Company nor any Subsidiary of the Company (or, to the Knowledge of Centralink, any other Person) has taken any action or, to the Knowledge of Centralink, failed to take any action that directly or indirectly caused any of the Company-Owned Intellectual Property to enter the public domain or in any way adversely affect its value to Grand, the Company or any Subsidiary of the Company or their absolute ownership thereof.

      3.20     Customers and Suppliers.

      (a) Schedule 3.20(a) sets forth a list of the ten (10) most significant customers of the Company and the Subsidiaries of the Company, taken as a whole, in terms of combined revenues of the Company and the Subsidiaries of the Company during the twelve month period ended December 31, 2002, showing the approximate total revenues of the Company and the Subsidiaries of the Company from each customer during the period then ended. Except to the extent set forth in Schedule 3.20(a) , to the Knowledge of Centralink, none of the customers of the Company or of any Subsidiary of the Company listed in such Schedule has ceased, or intends to cease, to use the products, equipment, goods or services of the Company or any Subsidiary of the Company, or has substantially reduced or will substantially reduce, the use of such products, equipment, goods or services at any time.

      (b) Schedule 3.20(b) sets forth a list of the ten (10) most significant suppliers of raw materials, supplies, merchandise or other goods for the Company and the Subsidiaries of the Company taken as a whole in terms of purchases for the twelve month period ended December 31, 2002, showing the amount that the Company and the Subsidiaries of the Company paid to each such significant supplier during such period. Except to the extent set forth in Schedule 3.20(b), to the Knowledge of Centralink, none of such suppliers listed in such Schedule has ceased, or intends to cease, to sell raw materials, supplies, merchandise and other goods to the Company or any Subsidiary of the Company on substantially the same terms and conditions as those used in its current sales to the Company or any Subsidiary of the Company, subject only to general and customary price increases.

      3.21     Bank Accounts; Powers of Attorney. Schedule 3.21 sets forth a true and complete list of: (i) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company and each Subsidiary of the Company maintains accounts of any nature and the location of all lockboxes and safe deposit boxes of the Company and each Subsidiary of the Company, (ii) the names of all Persons authorized to draw thereon or make withdrawals therefrom or have access thereto and (iii) the names of all Persons holding general or special powers of attorney from the Company or any Subsidiary of the Company.

      3.22     Transactions with Affiliates.

      (a) Except as set forth in Schedule 3.22(a), during the past two (2) years no Affiliate of the Company, other than the Company and its Subsidiaries, has (i) had any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of the Company or any Subsidiary of the Company, or (ii) owned of record or beneficially an equity interest, or any other financial or profit interest, in a Person that has (x) had business dealings or a material financial interest in any transaction with the Company or a Subsidiary of the Company or (y) engaged in competition with the Company or any Subsidiary of the Company.

      (b) Except as set forth in Schedule 3.22(b), no Affiliate of the Company, other than the Company and the Subsidiaries of the Company, is a party to any Contract with, or has any claim or right against, the Company or a Subsidiary of the Company.

      (c) All property (whether real, personal, or mixed and whether tangible or intangible) sold, transferred or otherwise disposed of at any time by or to the Company or any Subsidiary of the Company, the transferor or transferee being Centralink or an Affiliate of Centralink, was sold, transferred or otherwise disposed of at such value as was equivalent to the fair market value of such property at the time of the sale, transfer or disposal, such fair market value having been recorded in the Books and Records of the Company or relevant Subsidiary of the Company.

      3.23     Brokers or Finders. None of Centralink, the Company or any Subsidiary of the Company, nor any of their respective Representatives, has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the negotiation, preparation, delivery or execution of this Agreement or the consummation of the Transaction, nor is there any basis, to the Knowledge of Centralink, for any such fee, commission or similar payment to be claimed by any Person.

      3.24     Books and Records. The books and records of account, minute books, statutory registers, stock record books, and other records of the Company and each Subsidiary of the Company, all of which have been made available to Grand, are complete and correct in all material respects and have been maintained in accordance with sound business practices and applicable Law. The minute books of the Company and each Subsidiary of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders and directors of the Company or any Subsidiary of the Company, and no meeting of any of such shareholders or directors has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books, registers and records will be in the possession of the Company or a Subsidiary of the Company.

      3.25     Privacy. The Company and each Subsidiary of the Company is, and has always been, in compliance with its then-current privacy policy, including those posted on the Company or any Subsidiary of the Company’s web site(s). The Company and each Subsidiary of the Company has conducted its business and maintained its data at all times in accordance with the Personal Data (Privacy) Ordinance (Cap. 486 of the Laws of the HKSAR) and other applicable Laws including, but not limited to, those relating to the use of information collected from or about consumers. The Company and each Subsidiary of the Company is, and has always been, in compliance with its customers’ privacy policies, when required to do so by Contract.

      3.26     Accounts Receivable. Except to the extent of the amount of the reserve for doubtful accounts reflected in the Latest Company Balance Sheet or as set forth in Schedule 3.26, all Accounts Receivable of Centralink reflected therein and all Accounts Receivable that have arisen since the Latest Company Balance Sheet Date (except Accounts Receivable that have been collected since such date) are valid and enforceable claims, and constitute bona fide Accounts Receivable resulting from the sale of goods and services in the Ordinary Course of Business. To the Knowledge of Centralink, the Accounts Receivable are subject to no valid defense, offsets, returns, allowances or credits of any kind, and are fully collectible within sixty (60) days from their due date, except to the extent of the amount of the reserve for doubtful accounts reflected in the Latest Company Balance Sheet. Except for the Accounts Receivable or as set forth on Schedule 3.26, neither the Company nor any Subsidiary of the Company has made any loan or advance to any Person.

      3.27     Inventory. Except as set forth on Schedule 3.27, the Company and the Subsidiaries of the Company have good and marketable title to their respective Inventory free and clear of all Encumbrances. None of the Inventory reflected on the Latest Company Balance Sheet includes items that are required to be reserved against in accordance with GAAS. All such Inventory is in good and merchantable condition, is suitable and usable for the purposes for which it is intended and is in a condition such that it can be sold in the Ordinary Course of Business. The Inventory of the Company and of each Subsidiary of the Company is valued on the Books and Records of the Company or of the relevant Subsidiary of the Company at the lower of cost or net realizable value.

      3.28     Business Activity Restriction. Except as set forth in Schedule 3.28: (i) there is no non-competition or other similar Contract, Commitment or Order to which the Company or any Subsidiary of the Company or any of their respective Affiliates is a party or subject that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the Business of the Company or any Subsidiary of the Company; (ii) neither the Company nor any Subsidiary of the Company has entered into any Contract under which the Company or any Subsidiary of the Company is restricted from selling, licensing or otherwise distributing any of its products to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business; and (iii) no Affiliate of the Company is a party to any Contract, which, by virtue of such Person’s relationship with the Company or any Subsidiary of the Company, restricts the Company or any Subsidiary of the Company from, directly or indirectly, engaging in the Business.

      3.29     No Significant Items Excluded. The Company and each Subsidiary of the Company possesses all assets, properties, Contracts, Permits or other items that are of material importance to the ongoing operation of the Business by the Company and each Subsidiary of the Company in substantially the same manner in which the Business has been conducted by prior to the date of this Agreement.

      3.30     Certain Business Practices. Neither the Company or any Subsidiary of the Company, nor any Affiliate or, to the Knowledge of Centralink, Representative (in their capacities as such) of any of them has: (i) made or provided any unlawful contributions, gifts, entertainment or other unlawful benefits relating to political activity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other payment in violation of applicable Laws.

      3.31     Export Control and Related Matters.

      (a) The Company and each Subsidiary of the Company is in compliance in all material respects with all applicable Laws regulating the importation and exportation of goods, services, technology and information.

      (b) Neither the Company nor any Subsidiary of the Company has participated directly or indirectly in any boycotts or other similar practices in violation of the Anti-Boycott Regulations of the United States Department of Commerce or Section 999 of the Code.

      (c) Neither the Company nor any Subsidiary of the Company has applied for or received any grant or other financial assistance from any Governmental Entity.

      3.32     Disclosure. No representation or warranty by Centralink in this Agreement and no statement contained in any document or other writing furnished or to be furnished to Grand or its Representatives pursuant to the provisions hereof contains or will contain any untrue statement of fact or omits or will omit to state any fact necessary in order to make the statements made herein or therein not misleading. All copies of Contracts and all other documents delivered to Grand or its Representatives pursuant hereto are true, complete and accurate. There has been no event or transaction (other than the transactions contemplated hereby and the matters related thereto) which has occurred, nor are there facts and circumstances (other than events, facts and circumstances relating to economic conditions of general public knowledge) which could reasonably be expected to result in a Material Adverse Effect with respect to the Company or any Subsidiary of the Company or which could reasonably be expected to prevent or impair the ability of the Company or any Subsidiary of the Company, after the Closing, to carry on the Business in the same manner as it is presently being conducted.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING CENTRALINK

      Centralink hereby represents and warrants to Grand as follows:

      4.01     Organization and Authority. Centralink is a corporation duly incorporated and validly existing under the Laws of the British Virgin Islands and has all requisite corporate power and authority to conduct its business in the manner in which it is presently being conducted and to own, operate and lease its property. Centralink is duly qualified or licensed to do business and, if and as applicable, is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified and licensed or to have such power and authority would not prevent the consummation of the Transaction by Centralink. True and complete copies of the Organizational Documents, as amended to date, of Centralink have previously been delivered or made available to Grand. Centralink is not in violation of any of the provisions of its Organizational Documents.

      4.02     Winding-up, etc. No order has been made, petition presented or resolution passed for the winding up of Centralink and no meeting has been convened for the purpose of winding up Centralink. Centralink has not been party to any transaction which could be avoided in a voluntary winding up. No steps have been taken for the appointment of a receiver of all or any part of the assets of Centralink. Centralink has not made or proposed any arrangement or composition with its creditors or any class of its creditors. Centralink is not insolvent or unable to pay its debts as the same fall due.

      4.03     Due Authorization; Enforceability. The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transaction by Centralink have been duly authorized by all necessary or appropriate corporate action and no other corporate proceedings are necessary to authorize this Agreement or the Transaction Documents or to consummate the Transaction. This Agreement and the other Transaction Documents have been or will be duly executed and delivered by Centralink and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, each of this Agreement and the Transaction Documents constitutes a legal, valid and binding obligation of Centralink, enforceable against Centralink in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar Law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of remedies, whether in a proceeding at law or in equity (the “Bankruptcy Exception”).

      4.04     No Violation; No Consents. Except as set forth on Schedule 4.04, neither the execution, delivery or performance of this Agreement or the other Transaction Documents by Centralink, nor the consummation by Centralink of the Transaction, will, directly or indirectly, with or without the giving of notice or lapse of time or both: (i) violate, conflict with or result in any breach of any provision of the Organizational Documents of Centralink; (ii) require any Permit of any Governmental Entity or violate, conflict with or constitute a default (with or without notice or lapse of time, or both) under any of the terms or requirements of any Permit that is held by Centralink; (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Centralink pursuant to, any Contract; or (iv) violate, conflict with or result in any breach of any Law applicable to Centralink. Except for filings and Permits as may be required under the HSR Act and as set forth in Schedule 4.04, the execution, delivery or performance of this Agreement and the other Transaction Documents by Centralink do not, and the consummation of the Transaction will not, require any notice, report or other filing with any Governmental Entity, domestic or foreign, or require any waiver, consent, approval or authorization of any Person or any Governmental Entity, domestic or foreign.

      4.05     Litigation. Except as set forth in Schedule 4.05, there is no Action pending or, to the Knowledge of Centralink, threatened against Centralink or any of its Affiliates that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to the Company or materially interfere with Centralink’s ability to consummate the Transaction and, to the Knowledge of Centralink, there are no existing facts or circumstances that could reasonably be expected to result in such an Action. Neither Centralink nor any of its Affiliates is subject to any outstanding Order that could reasonably be expected to interfere with Centralink’s ability to consummate the Transaction.

      4.06     Share Ownership. Centralink is the record and beneficial owner of all of the Company Shares free and clear of any Encumbrance. Except as set forth in Schedule 4.06, none of the Company Shares are the subject of any voting trust Contract or other Contract relating to the voting thereof or restricting in any way the sale or transfer thereof except for this Agreement, including any option relating thereto. Centralink has full right and authority to transfer or cause to be transferred the Company Shares pursuant to the terms of this Agreement. The exchange, transfer and delivery of the Company Shares to Grand HK pursuant to Article II hereof will vest in Grand HK all right, title and interest in and to the Company Shares, free and clear of all Encumbrances (other than any Encumbrances created or suffered by Grand HK).

      4.07     Access to Information. During the course of the negotiation of this Agreement, Centralink and its Representatives have had the opportunity to ask questions of and receive answers from Grand, and has had access to or has received all written documentation and other information deemed necessary by it for the purpose of evaluating Grand and the Transaction. In entering into this Agreement and in acquiring the Centralink ADRs, Centralink has relied solely upon its own investigation and analysis (and that of its representatives), its own knowledge of the industry in which Grand and each Subsidiary of Grand conduct their respective business operations, and the express representations and warranties of Grand set forth in this Agreement.

      4.08     No Trade or Business in the United States. Centralink is not engaged in a trade or business within the United States within the meaning of Section 882(a) of the Code.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING GRAND

      Grand hereby represents and warrants to Centralink as follows:

      5.01     Organization and Good Standing. Each of Grand US and Grand HK is a corporation duly incorporated, validly existing and, as applicable, in good standing under the laws of the State of Nevada (in the case of Grand US) and the HKSAR (in the case of Grand HK) and has all requisite corporate power and authority to conduct its business in the manner in which it is presently being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not prevent the consummation of the Transaction by Grand US or Grand HK. True and complete copies of the Organizational Documents, as amended to date, of Grand US and Grand HK have previously been delivered or made available to Centralink. Neither Grand US nor Grand HK is in violation of any of the provisions of its Organizational Documents. True and complete copies of the Organizational Documents, as amended to date, of Grand US and Grand HK have previously been delivered or made available to Centralink. Neither Grand US nor Grand HK is in violation of any of the provisions of its Organizational Documents.

      5.02     Due Authorization; Enforceability. Grand has, and F4A Acquisition will have as of the Closing Date, all requisite corporate power and authority to execute, deliver and perform this Agreement and the Transaction Documents and to consummate the Transaction. The execution delivery and performance of this Agreement and the Transaction Documents and the consummation by Grand and F4A Acquisition of the Transaction have been duly authorized by their respective Boards of Directors and, except for any required approval of the Transaction by the shareholders of Grand and F4A Acquisition, no other corporate proceedings are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the Transaction. Subject to such shareholder approval, and assuming the due authorization, execution and delivery of all Transaction Documents by the other Parties thereto, this Agreement and those Transaction Documents executed or delivered on or prior to the date of this Agreement constitute, and the remaining Transaction Documents required to be executed prior to or at Closing when executed will constitute, the valid and legally binding obligations of Grand and F4A Acquisition, enforceable against Grand and F4A Acquisition in accordance with their terms except as such enforceability may be limited by the Bankruptcy Exception.

      5.03     Subsidiaries.

      (a) Each Subsidiary of Grand, other than Grand HK is a corporation duly incorporated or organized and validly existing under the Laws of Canada (in the case of Grand Toys Ltd.), the HKSAR (in the case of Grand Toys (HK) Limited) and Delaware (in the cases of Grand Toys (U.S.) Inc. and Ark Creations, Inc.) and has all corporate, partnership or other similar powers required to carry on its business as now conducted. Each such Subsidiary of Grand is duly qualified to do business as a foreign corporation or other foreign legal entity in each jurisdiction where such qualification is necessary. Except for the foregoing Subsidiaries and Grand HK, each of which is wholly-owned, directly or indirectly by Grand, Grand does not have any Subsidiaries.

      (b) All of the outstanding issued shares in the capital of, or other voting securities or ownership interests in, each Subsidiary of Grand, are beneficially owned by Grand, directly or indirectly, free and clear of any Encumbrance and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such issued shares or other voting securities or ownership interests). None of the shares of any Subsidiary of Grand were issued in violation of relevant Laws. There are no bonds, debentures, notes or other indebtedness of any Subsidiary of Grand having the right to vote (or convertible into, or exchangeable for, shares or other securities having the right to vote) on any matters on which any shareholders of any Subsidiary of Grand may vote. There are no securities, options, warrants, calls, rights or other Commitments, including stock appreciation rights, “phantom” stock or similar plans or rights, obligating Grand or any Subsidiary of Grand to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other securities or assets of any Subsidiary of Grand or obligating Grand or any Subsidiary of Grand to issue, grant, extend or enter into any such security, option, warrant, call, right or Commitment, including any securities pursuant to which rights to acquire shares become exercisable only after a change of control of any Subsidiary of Grand upon the acquisition of a specified amount of the share capital or voting power of Grand. There are no Commitments (i) of Grand or any Subsidiary of Grand to repurchase, redeem or otherwise acquire any shares of any Subsidiary of Grand, or (ii) requiring Grand or any Subsidiary of Grand to vote or to dispose of any shares of any Subsidiary of Grand. Neither Grand nor any Subsidiary of Grand is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in any Person. Grand has previously delivered or made available to Grand true and complete copies of the organizational documents or comparable governing instruments (including all amendments to each of the foregoing), of each Subsidiary of Grand and each investment in any other Person owned by Grand or any Subsidiary of Grand as in effect on the date hereof.

      5.04     Winding-up, etc. Except for Grand’s intention to liquidate Ark Creations, Inc. as set forth in Schedule 5.04, no order has been made, petition presented or resolution passed for the winding up of Grand or any Subsidiary of Grand and no meeting has been convened for the purpose of winding up Grand or any Subsidiary of Grand. Neither Grand nor any Subsidiary of Grand has been party to any transaction that could be avoided in a voluntary winding up. To the Knowledge of Grand, no steps have been taken for the appointment of a receiver of all or any part of the assets of Grand or any Subsidiary of Grand. Except as set forth in Schedule 5.04, neither Grand nor any Subsidiary of Grand has made or proposed any arrangement or composition with its creditors or any class of its creditors. Neither Grand nor any Subsidiary of Grand is insolvent or unable to pay its debts as the same fall due.

      5.05     No Violation; Consents. Except for such filings and Permits as may be required under the HSR Act and otherwise as set forth in Schedule 5.05, neither the execution, delivery or performance of this Agreement or the other Transaction Documents by Grand US or Grand HK, nor the consummation by Grand US or Grand HK of the Transaction, will directly or indirectly, with or without the giving of notice or lapse of time or both: (i) violate, conflict with or result in any breach of any provision of the Organizational Documents of Grand or any Subsidiary of Grand; (ii) require any Permit of any Governmental Entity or violate, conflict with or constitute a default (with or without notice or lapse of time, or both) under any of the terms or requirements of any Permit that is held by Grand or any Subsidiary of Grand; (iii) require any Consent of any Person or result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Grand or any Subsidiary of Grand pursuant to, any Contract or other Commitment; or (iv) violate, conflict with or result in any breach of any Law applicable to Grand or any Subsidiary of Grand.

      5.06     Capitalization; Title to Shares and Structure.

      (a) The authorized capital stock of Grand US consists of 12,500,000 shares of common stock, par value US$.001 per share, and 5,000,000 shares of preferred stock, par value US$.001 per share, of which 2,835,244 shares of common stock and no shares of preferred stock are issued and outstanding as of the date of this Agreement (the “Outstanding Grand Shares”) and no shares of common stock or preferred stock are held in treasury. All of the Outstanding Grand Shares have been duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights and, except as stated in Section 5.06(b), any other third party rights, are in certificated form and have been offered, sold and issued by Grand US in compliance with applicable securities and corporate Laws, Contracts applicable to Grand US and Grand US’s Organizational Documents and in compliance with any preemptive rights, rights of first refusal or similar rights. The rights and privileges of the Grand Common Stock and the Grand Preferred Stock are set forth in Grand US’s Organizational Documents.

      (b) As of the date of this Agreement, options with respect to 216,935 shares of Grand Common Stock are outstanding. Schedule 5.06(b) lists the name and address of each holder of an outstanding option and whether such holder is an employee of Grand US and, with respect to each option held, the date of grant of such option, the number of shares of Grand Common Stock subject to such option, the exercise price of such option, the vesting schedule (and any provisions for acceleration or deferral of vesting) for such option, the extent vested as of the date of this Agreement, the extent to which exercisability of such option will or may be accelerated by the Transaction and whether such option is an “incentive stock option.”

      (c) As of the date of this Agreement, warrants with respect to 3,157,143 shares of Grand Common Stock are outstanding. Schedule 5.06(c) lists the name and address of each holder of an outstanding warrant, the number of shares of Grand Common Stock subject to such warrant, the exercise price of such warrant, the expiration date of such warrant and any effect, if any, of the Transaction on such warrant.

      (d) All outstanding options and warrants have been offered, sold and delivered in compliance with applicable securities and corporate Laws, Contracts applicable to Grand US and Grand US’s Organizational Documents. All shares of Grand Common Stock issuable upon exercise of the options and warrants will, if and when issued, be duly authorized, validly issued, fully paid and, except as may be provided by applicable Law, nonassessable.

      (e) Except for the options and warrants listed on Schedules 5.06(b) and 5.06(c) and Grand Preferred Stock, there is no option, warrant, call, subscription, convertible security, right (including preemptive right) or Contract of any character to which Grand US is a party or by which it is bound obligating Grand US to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any capital stock of Grand US or obligating Grand US to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Grand US. Except as set forth on Schedule 5.06(e) or as contemplated by the Transaction, there are no registration rights Contracts, no voting trust, proxy or other Contract and no restrictions on transfer with respect to any capital stock of Grand US imposed by or binding upon Grand US or, to the Knowledge of Grand, imposed by or binding upon any other Person.

      (f) Subject to required shareholder approval, all of the Centralink ADRs to be issued to Centralink pursuant to this Agreement will have been duly authorized as of the Closing Date and, upon consummation of the Transaction, will be validly issued, fully paid and, except as provided by applicable Law, non-assessable, will not have been issued in violation of any preemptive rights and will be free from Encumbrances, other than Encumbrances imposed by Centralink.

      5.07     Securities Law Filings, Etc. Grand has previously furnished to Centralink copies of (i) Grand US’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, (ii) Grand US’s Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2003, June 30, 2003 and, in draft form, September 30, 2003, and (iii) Grand US’s Current Report on Form 8-K filed with the SEC on May 15, 2003, in each case as amended (the “SEC Reports”). The SEC Reports, when amended in accordance with the SEC comment letters dated September 12, 2003 will comply, in all material respects with the provisions of the Securities Exchange Act, and in each case the rules and regulations promulgated thereunder and were true, complete and correct in all material respects.

      5.08     Financial Statements; Liabilities.

      (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of Grand US and its subsidiaries (including the notes thereto) included in the SEC Reports have been prepared in conformity with US GAAP applied on a consistent basis throughout the periods covered thereby (except, in the case of quarterly financial statements, as permitted by Form 10-QSB under the Securities Exchange Act), fairly present the financial position of Grand US at the dates thereof and the results of operations of Grand US for the periods covered thereby (except that the interim financial statements do not contain the notes normally required by US GAAP and subject, in the case of any interim financial statements, to normal year end adjustments), and are consistent with the books and records of Grand US (which books and records are materially correct and complete).

      (b) Except as and to the extent reflected in the balance sheet contained in its draft SEC Report on Form 10-Q for the three-month period ended September 30, 2003 (the “Latest Grand Balance Sheet”), neither Grand US nor any Subsidiary of the Company had, as of September 30, 2003 (the “Latest Grand Balance Sheet Date”), any Liabilities, other than obligations of continued performance under Contracts and other Commitments entered into in the Ordinary Course of its Business. Except as described in Schedule 5.08(b) , neither Grand US nor any Subsidiary of Grand US has incurred any Liabilities since the Latest Grand Balance Sheet Date, except Liabilities that have arisen after the date of the Latest Grand Balance Sheet in the Ordinary Course of its Business, none of which is a Liability for breach of Contract, breach of warranty, tort, infringement, Litigation or violation of any Governmental Order, Permit or Law.

      5.09     Absence of Certain Changes. Except as set forth in Schedule 5.09, since the Latest Grand Balance Sheet Date, each of Grand and each Subsidiary of Grand has conducted its activities and operations in all material respects only in the Ordinary Course of its Business and, since such date, there has not been:

      (i) any Material Adverse Effect with respect to Grand or any Subsidiary of Grand;

      (ii) any event that could reasonably be expected to prevent or materially delay the performance of Grand’s obligations pursuant to this Agreement and the consummation of the Transaction by Grand;

      (iii) any material change by Grand or any Subsidiary of Grand in its accounting methods, principles or practices;

      (iv) any declaration, setting aside or payment of any dividend or distribution in respect of Grand Stock or the shares of any Subsidiary of Grand or any redemption, purchase or other acquisition of any shares or other securities of Grand or any Subsidiary of Grand;

      (v) except for changes in the Ordinary Course of the Business of Grand and the Subsidiaries of Grand that affect only non-management employees of Grand or any Subsidiary of Grand, any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, share option (including the granting of share options, share appreciation rights, performance awards or restricted share awards), share purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of Grand or any Subsidiary of Grand;

      (vi) any issuance or sale by Grand or any Subsidiary of Grand of any shares, stock, notes, bonds or other securities, or the entry by Grand or any Subsidiary of Grand into any Contract with respect thereto;

      (vii) any amendment to the Organizational Documents of Grand or any Subsidiary of Grand;

      (viii) other than in the Ordinary Course of Business of Grand and any Subsidiary of Grand, any (A) purchase, sale, assignment or transfer of any assets of Grand or any Subsidiary of Grand, or (B) waiver of any rights of value or cancellation or any debts or claims by Grand or any Subsidiary of Grand;

      (ix) any incurrence by Grand or any Subsidiary of Grand of any Liability, except for current Liabilities incurred in the Ordinary Course of the Business of Grand and its Subsidiaries;

      (x) any incurrence by Grand or any Subsidiary of Grand of any Damage, destruction or similar loss, whether or not covered by insurance, affecting the Business or properties of Grand or any Subsidiary of Grand;

      (xi) any entry by Grand or any Subsidiary of Grand into any transaction other than in the Ordinary Course of Business of Grand and its Subsidiaries;

      (xii) any purchase by Grand or any Subsidiary of Grand of Inventory other than in the Ordinary Course of Business of Grand and its Subsidiaries or any material change in the nature, level and condition of Inventory;

      (xiii) any write-downs or write-ups (or failures to write down or write up in accordance with US GAAP) of the value of any Inventory other than in the Ordinary Course of Business and in accordance with US GAAP;

      (xiv) any failure to maintain the assets of Grand or any Subsidiary of Grand in accordance with good business practice and in good operating condition and repair, reasonable wear and tear excepted;

      (xv) any significant personnel changes or employee turnover;

      (xvi) any adverse change in the relations between Grand or any Subsidiary of Grand and any of their respective customers, clients and suppliers that is, or could reasonably be expected to become, a Material Adverse Effect;

      (xvii) any discharge or satisfaction of any Encumbrance, or payment of any material Liabilities, other than in the Ordinary Course of Business, or any failure to pay or discharge when due any Liabilities, the failure to pay or discharge which has caused or will cause any actual damage or risk of loss to Grand or any Subsidiary of Grand; or

      (xviii) the entry by Grand or any Subsidiary of Grand in any Contract under which it is or will be obligated to do any of the foregoing.

      5.10     Litigation. Except as set forth in Schedule 5.10, there is no Action or claim pending or, to the Knowledge of Grand, threatened against Grand or any Subsidiary of Grand that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect or materially interfere with Grand’s ability to consummate the Transactions and, to the Knowledge of Grand, there are no existing facts or circumstances that could reasonably be expected to result in such an Action. To the Knowledge of Grand, there are no facts or circumstances which could reasonably be expected to result in the denial of insurance coverage under policies issued to Grand or any Subsidiary of Grand in respect of any Action, except in any case as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Grand or any Subsidiary of Grand. There is no Action or claim pending or, to the Knowledge of Grand, threatened alleging any right of indemnification of the part of any director or officer of Grand or any Subsidiary of Grand, or any Affiliate of any such Person, as against Grand or any Subsidiary of Grand. Neither Grand nor any Subsidiary of Grand is subject to any outstanding Order that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect or materially interfere with Grand’s ability to consummate the Transaction.

      5.11     Compliance with Laws. Schedule 5.11 contains a complete and accurate list of all Permits that are held by Grand or any Subsidiary of Grand or that otherwise relate to the Business or to any of the assets owned or used by Grand or any Subsidiary of Grand. The Permits listed in Schedule 5.11 constitute all of the Permits necessary to permit Grand or any Subsidiary of Grand lawfully to conduct and operate the Business in the manner in which it currently conducts and operates the Business and to permit Grand or any Subsidiary of Grand to own and use its assets in the manner in which it currently owns and uses such assets. Except as set forth in Schedule 5.11, Grand and each Subsidiary of Grand is in full compliance with all of the terms and requirements of each Permit identified or required to be identified in Schedule 5.11. Except as set forth in Schedule 5.11, each of Grand and each Subsidiary of Grand is, and has been, in full compliance with all Laws applicable to it or to the conduct or operation of the Business or the ownership or use of any of their respective assets. Except as set forth in Schedule 5.11, no investigation or review by any Governmental Entity with respect to Grand or any Subsidiary of Grand is pending or, to the Knowledge of Grand, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review. Except as set forth in Schedule 5.11, neither Grand nor any Subsidiary of Grand is in conflict in any respect with or in default or violation of any Order or Law, in either case affecting or relating to Grand or any Subsidiary of Grand.

      5.12     Environmental Matters. No environmental reports relating to Grand or any Subsidiary of Grand or their respective properties or assets have been prepared by Grand. Except as set forth in Schedule 5.12,

      (i) Grand and each Subsidiary of Grand is in compliance with all applicable Environmental Laws and all Environmental Permits;

      (ii) there has been no past noncompliance of Grand or any Subsidiary of Grand with Environmental Laws or Environmental Permits;

      (iii) neither Grand nor any Subsidiary of Grand has released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by Grand or any Subsidiary of Grand in amounts that violate, or would require remediation under, any applicable Environmental Law;

      (iv) to the Knowledge of Grand, no Person has released Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by Grand or any Subsidiary of Grand in amounts that, to the Knowledge of Grand, violate, or would require remediation under, any Environmental Law;

      (v) neither Grand nor any Subsidiary of Grand has received any notice, demand, suit or information request pursuant to any Environmental Law, including but not limited to CERCLA;

      (vi) none of the Properties, former properties or any property to which Grand or any Subsidiary of Grand has sent waste is listed on any regulatory list of contaminated properties, including but not limited to the National Priorities List promulgated pursuant to CERCLA, CERCLIS or any United States or foreign national, state, provincial or local counterpart; and

      (vii) no environmental approvals, clearances or consents are required under applicable Law from any Governmental Entity in order for the Parties to consummate the transactions contemplated herein or for Grand or any Subsidiary of Grand to continue the Business after the Closing Date.

      5.13     Tax Matters.

      Except as set forth in Schedule 5.13 hereto:

      (a) Grand US and each of its Subsidiaries has (i) timely filed (or has had timely filed on its behalf), or timely filed extensions for all Tax Returns required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any Governmental Entity, all which were correct and complete in all material respects; (ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Returns; (iii) established on the Latest Grand Balance Sheet, in accordance with US GAAP and consistent with past practices, reserves that are adequate for the payment of any Taxes not yet due and payable; and (iv) complied with all Laws relating to the withholding of Taxes and the payment thereof (including withholding of Taxes under Sections 1441 and 1442 of the Code) and timely and properly withheld from individual employee wages and paid over to the proper Governmental Entity all amounts required to be so withheld and paid over under applicable Law.

      (b) Grand US has made available to Centralink complete and correct copies of (i) all income and franchise Tax Returns filed by Grand US and each Subsidiary of Grand US for the most recent three taxable years and (ii) all Tax examination reports and statements of deficiencies assessed with respect to Grand US and each Subsidiary of Grand US for the last five taxable years.

      (c) All Taxes of Grand US and any Subsidiaries of Grand US that will be due and payable for any period ending on, and including or ending prior to the Closing Date, will have been paid by or on behalf of Grand US or will be reflected, in a manner consistent with past practice, on Grand US’s books as an accrued Tax liability, either current or deferred.

      (d) There are no Encumbrances for Taxes upon any assets of Grand US or any Subsidiaries of Grand US, except Encumbrances for Taxes not yet due.

      (e) No deficiency for any Taxes has been proposed, asserted or assessed against Grand US or any of its Subsidiaries that has not been resolved and paid in full, except where any failure to do so would not have a Material Adverse Effect. No waiver, extension or comparable consent given by Grand US or any Subsidiary of Grand US regarding the application of the statute of limitations with respect to any material Taxes is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns for any Tax year subsequent to the year ended 1999, nor, to the Knowledge of Grand US, is any such Tax audit or other proceeding pending, nor has there been any written notice to Grand US or any Subsidiary of Grand US by any Governmental Entity of an intention to commence any such Tax audit or other proceeding. To the Knowledge of Grand US, no claim has ever been made by a Governmental Entity in a jurisdiction where neither Grand US nor any Subsidiary of Grand US files any Tax Return that Grand US or any Subsidiary of Grand US is or may be subject to taxation.

      (f) The consummation of the Transaction will not require Grand US or any Subsidiary of Grand US to make any payments that are treated as “excess parachute payments” under Section 280G of the Code.

      (g) Neither Grand US nor any Subsidiary of Grand US has requested an extension of time within which to file any Return, which Return has not since been filed.

      (h) No property of Grand US or any United States Subsidiary of Grand US is (i) tax-exempt use property within the meaning of Section 168(h) of the Code, (ii) directly or indirectly secures any debt the interest on which is exempt under Section 103(a) of the Code, or (iii) is property that Grand US or any Subsidiary of Grand US is or will be required to treat as being owned by another Person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986).

      (i) Neither Grand US nor any Subsidiary of Grand US is required to include in income any adjustment under Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Grand US or any Subsidiary of Grand US as a result of the Tax Reform Act of 1986 and, to the Knowledge of Grand US, the IRS has not proposed any such adjustment or change in accounting method.

      (j) Neither Grand US nor any Subsidiary of Grand US is a party to any Tax allocation or Tax sharing Contract that will require any payments to be made by them on or after the Closing Date.

      (k) Grand US and each Subsidiary of Grand US are, and at all times have been, corporations or associations treated as corporations for United States federal income Tax purposes.

      (l) Neither Grand US nor any Subsidiary of Grand US has been a United States real property holding corporation within the meaning in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      (m) At no time since December 31, 2000 has Grand US or any Subsidiary of Grand US engaged in any transaction intended to be governed by either of Sections 355 or 361 of the Code.

      (n) There is no plan or intention of the part of Grand US or Grand US HK to substantially dispose of or discontinue HKTC or its trade or business.

      (o) Grand US will comply with the reporting requirements of Section 1.367(a)-3(c)(6) of the Code.

      5.14     Employee Benefit Matters.

      (a) Schedule 5.14 lists each Benefit Plan maintained, sponsored or contributed to or required to be contributed to by Grand and the Subsidiaries of Grand for the benefit of their respective employees. With respect to each such Benefit Plan, Grand has delivered or made available to Centralink a true, complete and correct copy of (i) such Benefit Plan (or, if not written, a written summary of its material terms) and the most recent summary plan description, if any, related to such Benefit Plan, (ii) each trust Contract or other funding arrangement, if any, relating to such Benefit Plan, and (iii) the most recent actuarial report or financial statement, if any, relating to such Benefit Plan. Neither Grand nor any Subsidiary of Grand nor, to the Knowledge of Grand, any other Person has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any such Benefit Plan, other than with respect to a modification, change or termination required by any Law.

      (b) Each such Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, and all contributions required to be made under the terms of any of the Benefit Plans as of the Latest Grand Balance Sheet Date have been timely made or, if not yet due, have been properly reflected on the Latest Grand Balance Sheet. With respect to the Benefit Plans, no event has occurred and, to the Knowledge of Grand, there exists no condition or set of circumstances in connection with which Grand or any Subsidiary of Grand could be subject to any Liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Benefit Plans or any applicable Law.

      (c) Each such Benefit Plan not required by Law to be maintained can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material Liability (other than (A) Liability for ordinary administrative expenses typically incurred in a termination event or (B) Liability for the accrued benefits as of the date of such termination to the extent that either there are sufficient assets set aside in a trust or insurance Contract to satisfy such Liability or such Liability is reflected on the Latest Grand Balance Sheet. No suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of Grand is threatened, against or with respect to any such Benefit Plan, including any audit or inquiry by any Governmental Entity.

      (d) No such Benefit Plan provides any of the following retiree or post-employment benefits to any Person: medical, disability or life insurance benefits.

      5.15     Labor and Employment Matters.

      (a) Schedule 5.15(a) contains a true and correct list of all directors, full-time employees (listed by job classification), and consultants of Grand and each Subsidiary of Grand as of the date hereof and a description of the rate and nature of all compensation payable by Grand or any Subsidiary to each such Person. Schedule 5.15(a) also contains a list of any Contracts (whether oral or written) with any such Person and a description of all existing severance, accrued vacation obligations or retiree benefits of any current or former director, officer, employee or consultant of Grand or any Subsidiary of Grand. Except as set forth in Schedule 5.15(a), the employment or consulting arrangement of all such Persons is terminable at will.

      (b) Except as set forth in Schedule 5.15(b):

(i) neither Grand nor any Subsidiary of Grand is a party to any Contract with any trade union, labor organization or other representative of its employees;

(ii) there is no unfair labor practice charge or complaint pending or, to the Knowledge of Grand, threatened against Grand or any Subsidiary of Grand;

(iii) neither Grand nor any Subsidiary of Grand has experienced any labor strike, slowdown, work stoppage or similar labor controversy within the past three (3) years;

(iv) no labor union representation question has been raised respecting the employees of Grand or any Subsidiary of Grand working within the past three (3) years, nor are there any campaigns being conducted to solicit authorization from employees of Grand or any Subsidiary of Grand to be represented by any labor organization;

(v) no claim before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the employees of Grand or any Subsidiary of Grand, is pending or, to the Knowledge of Grand, threatened against Grand or any Subsidiary of Grand;

(vi) neither Grand nor any Subsidiary of Grand is a party to, or otherwise bound by, any Order relating to its employees or employment practices; and

(vii) Grand and each Subsidiary of Grand has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees.

      (c) Except as set forth in Schedule 5.15(c), neither Grand nor any Subsidiary of Grand has made any written or, to the Knowledge of Grand, oral Contract with or promise to any employee, officer or consultant regarding continued employment by Grand or any Subsidiary of Grand after the Closing Date.

      5.16     Product Defects; Product Warranties. Schedule 5.16 includes copies of the standard terms and conditions of sale used by Grand and the Subsidiaries of Grand containing applicable guaranty, warranty and indemnity provisions and describes any terms and conditions which materially deviate from standard terms. Except as disclosed on Schedule 5.16: (i) each product manufactured, sold or delivered by Grand and any Subsidiary of Grand has been in conformity with all applicable contractual commitments and all express and implied warranties, conditions and other terms; and (ii) neither Grand nor any Subsidiary of Grand has any material Liability (and there is no pending or, to the Knowledge of Grand, threatened claim against Grand or any Subsidiary of Grand that could reasonably by expected to give rise to any material Liability) for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold or delivered by Grand or any Subsidiary of Grand is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms, conditions of sale or as may be imposed by Law.

      5.17     Real Property Owned or Leased; Title to Assets.

      (a) Neither Grand nor any Subsidiary of Grand owns or has the right to acquire any real property.

      (b) The lease Contracts listed on Schedule 5.17(b) are all of the real property lease Contracts under which Grand or a Subsidiary of Grand is a tenant (or subtenant) of any real property or interest therein (collectively, the “Grand Real Property Leases”). No proceeding is pending or, to the Knowledge of Grand, threatened for the taking or condemnation of all or any portion of the property let under the Grand Real Property Leases. There is no brokerage commission or finder’s fee due from Grand or a Subsidiary of Grand and unpaid with regard to any of the Grand Real Property Leases or which will become due any time in the future with regard to any Grand Real Property Leases.

      (c) Except as set forth on Schedule 5.17(c), to the Knowledge of Grand, there are no easements, rights of way or licenses which are not in full force and effect that are necessary for the operation of any of the parcels constituting the premises demised under the Grand Real Property Leases and all such easements, rights of way and licenses listed on Schedule 5.17(c) are in full force and effect.

      (d) Except as set forth on Schedule 5.17(d), the premises demised under the Grand Real Property Leases and any other properties and assets owned, leased or used by Grand or any Subsidiary of Grand in the operation of such premises demised under the Grand Real Property Leases, including the walls, ceilings and other structural elements of any improvements erected on any part of the properties demised under the Grand Real Property Leases and the building systems such as heating, plumbing, ventilation, air conditioning and electric, are adequate and sufficient for the current operations of Grand and the Subsidiaries of Grand, and such properties now being used by Grand and the Subsidiaries of Grand in their Business and operations, whether leased or owned, are in good working order, repair and operating condition and, to the Knowledge of Grand, are without any known structural defects.

      (e) Except as set forth on Schedule 5.17(e), Grand or a Subsidiary of Grand has good and marketable title to all tangible personal property shown as owned by Grand or a Subsidiary of Grand on their respective Books and Records, including all the properties and assets reflected on the Latest Grand Balance Sheet and all properties and assets purchased by and delivered to it since the Latest Grand Balance Sheet Date (except for properties and assets sold or disposed of since the Latest Grand Balance Sheet Date in the Ordinary Course of the Business of Grand and the Subsidiaries of Grand) free and clear of any Encumbrances of any kind (including, to the Knowledge of Grand, any claim that the acquisition of such property by Grand or any Subsidiary of Grand constitutes a fraudulent conveyance). The personal properties and assets owned or leased by Grand and each Subsidiary of Grand are adequate and sufficient for the current operations of Grand and such Subsidiary of Grand, respectively, and such properties now being used by Grand or such Subsidiary of Grand in its business and operations, whether leased or owned, are in good working order and have been maintained in accordance with generally accepted industry practices. Grand or a Subsidiary of Grand has acquired the property listed on Schedule 5.17(e) directly from the manufacturer thereof or from the dealer of goods of that kind, in a transaction in the Ordinary Course of Business.

      (f) Grand or a Subsidiary of Grand has the right of ingress and egress, through a public road or street, to and from each of the properties demised under the Grand Real Property Leases. No utility easement or right of way that services any portion of the properties demised under the Grand Real Property Leases may be terminated by the owner or mortgagee of any property through which any such easement or right of way runs.

      5.18     Sufficiency and Condition of Assets.

      (a) Except as set forth in Schedule 5.18(a), the properties, assets, buildings, plants, structures, equipment and rights owned, licensed or leased by Grand and each Subsidiary of Grand constitute all properties (whether real or personal or tangible or intangible), assets and rights necessary for Grand or such Subsidiary of Grand, as the case may be, to conduct its Business after the Closing as it is presently being conducted and as it will be conducted immediately before the Closing Date.

      (b) Except as set forth in Schedule 5.18(b), Grand or a Subsidiary of Grand has good and marketable title to, or a valid leasehold interest in, all of its personal property, free and clear of all Encumbrances, other than Permitted Encumbrances, and no Affiliate of Grand other than a Subsidiary of Grand has any interest in any of such properties, assets, buildings, plants, structures, equipment or rights. The facilities and equipment owned or leased by Grand and each Subsidiary of Grand are in good operating condition and repair and, to the Knowledge of Grand, are free from any material defects, reasonable wear and tear excepted, are not unsafe or dangerous and are suitable for the uses for which they are being used and are performing the functions for which they were intended.

      5.19     Material Grand Contracts.

      (a) Schedule 5.19(a) lists each of the following Contracts, whether or not in written form, to which Grand or any Subsidiary of Grand is a party or subject or by which it is bound (the “Material Grand Contracts”):

(i) any Contract with any of the customers and suppliers of Grand and the Subsidiaries of Grand listed in Schedules 5.22(a) and 5.22(b) or any other Contract with any other customer or supplier of Grand or any Subsidiary of Grand that contains non-standard payment terms;

(ii) any continuing Contract for management or consulting services, services of independent contractors, the purchase of materials, supplies, equipment or services involving in the case of any such Contract more than US$50,000 over the life of the Contract;

(iii) any distributor reseller, dealer, manufacturer’s representative, sales agency, advertising agency, finder’s, manufacturing or assembly Contract;

(iv) any Contract that expires more than one year after the date of this Agreement or any Contract that may be renewed at the option of any Person other than Grand or a Subsidiary of Grand so as to expire more than one year after the date of this Agreement;

(v) any trust indenture, mortgage, promissory note, loan Contract or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with US GAAP, in each case in excess of US$50,000;

(vi) any Contract for capital expenditures in excess of US$50,000 individually or, taken together with other such Contracts, in the aggregate;

(vii) any Contract for the sale of any capital asset;

(viii) any Contract containing exclusivity, noncompetition or nonsolicitation provisions or that would prohibit or restrict Grand or any Subsidiary from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other entity, or any Contract that may be terminable by the other party thereto as a result of Grand’s status as a competitor of any party to such Contract;

(ix) any Contract pursuant to which Grand or a Subsidiary of Grand is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, pursuant to which payments in excess of US$50,000 remain outstanding;

(x) any Contract with an Affiliate of Grand other than Grand or any Subsidiary of Grand;

(xi) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar Commitment with respect to, the Liabilities (whether accrued, absolute, contingent or otherwise) of any other Person, other than customary customer Contracts made in the Ordinary Course of Business;

(xii) any employment Contract, arrangement or policy (including any collective bargaining Contract or trade union Contract) which may not be immediately terminated without financial notifications or penalty;

(xiii) any Contract providing for or concerning a strategic alliance, joint venture or partnership with any other Person;

(xiv) any Contract under which a license, sublicense, consent or permission of any kind has been granted by or to any other Person for the use of Company Intellectual Property;

(xv) any Contract providing for the development of any products, software or Intellectual Property or the delivery of any services by, for or with any other Person; or

(xvi) any Contract which is otherwise material and is not described in any of the categories specified in this Section 5.19(a).

      (b) Except as set forth in Schedule 5.19(b): (i) all Contracts to which Grand or any Subsidiary of Grand is a party were entered into in the Ordinary Course of Business, (ii) each Contract is in full force and effect and is legal, valid, binding and enforceable against Grand or a Subsidiary of Grand in accordance with its terms; (iii) Grand and each Subsidiary of Grand has performed the obligations required to be performed by it to date and is not (with or without the giving of notice or the lapse of time or both) in breach or default or alleged to be in breach or default under any Material Contract and, to the Knowledge of Grand, the other parties thereto have complied in all material respects therewith and are not in breach or default thereof; and (iv) no event has occurred or circumstance exists that (with or without the giving of notice or lapse of time or both) may contravene, conflict with or result in a violation or breach of or give any to any Person other than Grand or any Subsidiary of Grand, or, to the Knowledge of Grand, give to Grand, or any Subsidiary of Grand, the right to declare a default or exercise any remedy under or to accelerate the maturity of, or to cancel, terminate or modify, any Material Contract. There are no renegotiations of, attempts or requests to renegotiate or outstanding rights to renegotiate any Material Grand Contracts with any Person.

      (c) Grand has previously delivered to Centralink true and complete copies of all Material Grand Contracts that have been reduced to writing and true and correct summaries of any Material Grand Contracts that have not been reduced to writing. Except as set forth in Schedule 5.19(c), (A) there are no change of control or similar provisions or any obligations arising under any Contract which are created, accelerated or triggered by the execution, delivery or performance of this Agreement or the Transaction Documents or the consummation of the Transaction, and (B) the Transaction will not (x) require the Consent from or the giving of notice to any Person, permit any Person to terminate or accelerate vesting, grant any repayment or repurchase rights to any Person, or create any other detriment under the terms, conditions or provisions of any Material Contract. To the Knowledge of Grand, none of the parties to any Material Contract intends to terminate or alter the provisions thereof by reason of the Transaction or otherwise. Except as set forth in Schedule 5.19(c), neither Grand nor any Subsidiary of Grand has, to the Knowledge of Grand, waived any right under any Material Contract, amended or extended any Material Contract or failed to renew, or received notice of termination or failure to renew with respect to, any Material Contract.

      (d) No offer, tender or the like is outstanding which is capable of being converted, by an acceptance or other act of some other Person, into a Material Contract to which Grand or any Subsidiary of Grand would be a party.

      5.20     Insurance.

      (a) Schedule 5.20(a) contains a true and complete list of all insurance policies to which Grand or any Subsidiary of Grand is or was a party or which provides or provided coverage to or for the benefit of or with respect to Grand or any Subsidiary of Grand or any director, officer or employee of Grand or any Subsidiary of Grand (the “Grand Insurance Policies”), indicating in each case the type of coverage, name of the insured, the insurer, the premium, the expiration date of each policy and the amount of coverage. Grand or a Subsidiary of Grand has received binders for all the Grand Insurance Policies and agrees to deliver to Grand true and complete copies of such Grand Insurance Policies prior to the Closing.

      (b) Except as set forth in Schedule 5.20(b), the Grand Insurance Policies: (i) are in full force and effect and will not lapse or terminate by reason of the execution, delivery or performance of this Agreement or consummation of the Transaction; (ii) insure Grand and each Subsidiary of Grand in reasonably sufficient amounts against all risks usually insured against by Persons operating similar businesses or properties in the localities where such businesses or properties are located and (iii) are sufficient for compliance with all requirements of Laws, Permits, and Material Grand Contracts. Grand and each Subsidiary of Grand are current in all premiums or other payments due, and have otherwise performed all of their respective obligations, under each Grand Insurance Policy. Grand or a Subsidiary of Grand has given timely notice to the insurer of all claims that may be insured thereby. No Grand Insurance Policy provides for any retrospective premium adjustment or other experience-based Liability on the part of Grand or any Subsidiary of Grand.

      (c) Neither Grand nor any Subsidiary of Grand has received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (ii) any notice of cancellation or any other indication that any Grand Insurance Policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

      5.21     Intellectual Property.

      (a) Schedule 5.21(a) contains a true and complete list of (i) all Registered Intellectual Property comprising a part of the Grand Intellectual Property and (ii) all other material Grand Intellectual Property, in each case broken down by Grand-Owned Intellectual Property and Grand-Licensed Intellectual Property, and, with respect to all Grand-Owned Intellectual Property includes details of all due dates for further filings, maintenance and other payments or other actions falling due in respect of the Grand Intellectual Property and the current status of the corresponding registrations, filings, applications and payments. All of the registrations and applications arising from or relating to such Grand Intellectual Property are and remain valid and subsisting, in good standing, and have not been assigned. All fees, payments and filings due as of the date hereof have been duly made, and the due dates specified in Schedule 5.21(a) are accurate and complete in all material respects. None of the registrations and applications relating to Grand Intellectual Property are, to the Knowledge of Grand, invalid or unenforceable. Grand has delivered to Centralink correct and complete copies of all of the registrations and applications relating to Grand Intellectual Property and has made available to Centralink for review correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each of the foregoing.

      (b) Grand Intellectual Property consists solely of items and rights which are: (i) Grand-Owned Intellectual Property; (ii) Grand-Licensed Intellectual Property or (ii) in the public domain The parties to and date of each License Agreement relating to Grand-Licensed Intellectual Property, other than commercially available intellectual property licensed pursuant to mass-market licenses, are set forth in Schedule 5.21(b). Grand or a Subsidiary of Grand has all rights in Grand Intellectual Property necessary and sufficient to carry out the current activities of and proposed activities of Grand or a Subsidiary of Grand (and had all rights necessary to carry out its former activities at the time such activities were being conducted), including and to the extent required to carry out such activities, rights to make, use, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, as applicable, assign and sell, Grand Intellectual Property. Grand has delivered to Centralink correct and complete copies of all material License Agreements to which Grand or any Subsidiary of Grand is a party, and, as applicable, has made available to Centralink for review correct and complete copies of all other written documentation evidencing that Grand or a Subsidiary of Grand has the necessary and sufficient rights in each of the foregoing.

      (c) The continued operation of the Business of Grand and each Subsidiary of Grand, as presently conducted, does not, to the Knowledge of Grand, infringe upon or misappropriate any Intellectual Property or Moral Rights of any Person anywhere in the world. No claim (i) challenging the validity, effectiveness or ownership by Grand or a Subsidiary of Grand of any of Grand Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, service, work, technology or process as now used or offered or proposed for use, licensing, sublicensing, sale or other manner of commercial exploitation by Grand or a Subsidiary of Grand infringes or will infringe any intellectual property rights or Moral Rights of any Person has been received by Grand or any Subsidiary of Grand nor, to the Knowledge of Grand, has any such claim been threatened by any Person or is there any valid basis for the existence of any such claim. To the Knowledge of Grand, there is not, and has not been, any unauthorized use, infringement or misappropriation of any Grand Intellectual Property by any Person.

      (d) Grand or a Subsidiary of Grand owns all intellectual property rights developed by any of their current and former employees and independent contractors during the periods of their respective employments or within the scope of their respective contracting or consulting relationships, as the case may be, with Grand or any Subsidiary of Grand. No employee or former employee or independent contractor of Grand or any Subsidiary of Grand has any claim with respect to any Company Intellectual Property.

      (e) Subject to receipt of any required consent of the licensor of any F$A Licensed Intellectual Property, neither Grand nor any Subsidiary of Grand is nor, as a result of the execution or delivery of this Agreement or performance of Grand’s obligations hereunder, will Grand or a Subsidiary of Grand be, in violation of any License Agreement relating to Grand Intellectual Property to which Grand or a Subsidiary of Grand is a party or by which any of them is otherwise bound, nor will execution or delivery of this Agreement, or performance of the obligations of Grand hereunder, cause the diminution, termination or forfeiture of any Grand Intellectual Property or any rights therein or thereto. Grand and each Subsidiary of Grand has complied with all privacy Laws with respect to Grand Intellectual Property, as well as with other Laws, applicable to Grand Intellectual Property and its use in the course of the Business of Grand or any Subsidiary of Grand, including those governing intellectual property rights. Neither Grand nor any Subsidiary of Grand has included or caused to be included in Grand Intellectual Property any material that it was wrongful or unlawful to include therein nor, to the Knowledge of Grand, has any other Person done so.

      (f) Schedule 5.21(f) contains a true and complete list of all of the computer software programs, products and services of Grand and all Subsidiaries of Grand included in Grand Intellectual Property (the “Grand Software Programs”), other than commercially available software licensed pursuant to mass-market licenses. Except with respect to third party software or technology licensed by Grand or a Subsidiary of Grand (to which Grand or a Subsidiary of Grand holds appropriate and valid licenses providing Grand or a Subsidiary of Grand with the rights necessary to conduct its business as presently conducted or as anticipated to be conducted), Grand or a Subsidiary of Grand owns full and unencumbered right and good, valid and marketable title to such Grand Software Programs free and clear of all Encumbrances.

      (g) Grand Intellectual Property is free and clear of any and all Encumbrances of any kind and, to the Knowledge of Grand, there are no facts or circumstances that are likely to interfere with the quiet use and enjoyment by Grand and each Subsidiary of Grand of Grand Intellectual Property following consummation of the Transaction.

      (h) Except as set forth in Schedule 5.21(h), neither Grand nor any Subsidiary of Grand owes royalties or other payments to third parties in respect of Company Intellectual Property. All royalties or other payments set forth in Schedule 5.21(h) that shall have become payable prior to the Closing Date shall have been paid as of that date. Neither Grand nor any Subsidiary of Grand will owe any such payments or any additional payments as a result of the consummation of the Transaction.

      (i) Grand or a Subsidiary of Grand has used its commercially reasonable efforts to regularly scan Grand Software Programs with suitable virus detection software. To the Knowledge of Grand, Grand Software Programs contain no “viruses.” For the purposes of this Agreement, “virus” means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware.

      (j) Grand or a Subsidiary of Grand has taken all reasonable steps, in accordance with normal industry practice, to (i) preserve and maintain complete notes and records relating to Grand Intellectual Property to cause the same to be readily understood, identified and available, and (ii) to protect the secrecy, confidentiality, and value of all trade secrets included in the Grand Intellectual Property. Neither Grand nor any Subsidiary of the Grand (or to the Knowledge of Grand, any other Person) has taken any action or, to the Knowledge of Grand, failed to take any action that directly or indirectly caused any of the Grand-Owned Intellectual Property to enter the public domain or in any way adversely affect its value to Grand, the Company or any Subsidiary of the Company or their absolute ownership thereof.

      5.22     Customers and Suppliers.

      (a) Schedule 5.22(a) sets forth a list of the ten (10) most significant customers of Grand and the Subsidiaries of Grand, taken as a whole, in terms of combined revenues of Grand and the Subsidiaries of Grand during the twelve month period ended December 31, 2002, showing the approximate total revenues of Grand and the Subsidiaries of Grand from each customer during the period then ended. Except to the extent set forth in Schedule 5.22(a), to the Knowledge of Grand, none of the customers of Grand or of any Subsidiary of Grand listed in that Schedule has ceased, or intends to cease, to use the products, equipment, goods or services of Grand or any Subsidiary of Grand, or has substantially reduced or will substantially reduce, the use of such products, equipment, goods or services at any time.

      (b) Schedule 5.22(b) sets forth a list of the ten (10) most significant suppliers of raw materials, supplies, merchandise or other goods for Grand and the Subsidiaries of Grand taken as a whole in terms of purchases for the twelve month period ended December 31, 2002, showing the amount that Grand and the Subsidiaries of Grand paid to each such significant supplier during such period. Except to the extent set forth in Schedule 5.22(b), to the Knowledge of Grand, none of such suppliers listed in that Schedule has ceased, or intends to cease, to sell raw materials, supplies, merchandise and other goods to Grand or any Subsidiary of Grand on substantially the same terms and conditions as those used in its current sales to Grand or any Subsidiary of Grand, subject only to general and customary price increases.

      5.23     Bank Accounts; Powers of Attorney. Schedule 5.23 sets forth a true and complete list of: (i) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Grand and each Subsidiary of Grand maintains accounts of any nature and the location of all lockboxes and safe deposit boxes of Grand and each Subsidiary of Grand, (ii) the names of all Persons authorized to draw thereon or make withdrawals therefrom or have access thereto and (iii) the names of all Persons holding general or special powers of attorney from Grand or any Subsidiary of Grand.

      5.24     Transactions with Affiliates.

      (a) Except as set forth in Schedule 5.24(a), during the past two (2) years no Affiliate of Grand, other than Grand and its Subsidiaries, has (i) had any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business of Grand or any Subsidiary of Grand, or (ii) owned of record or beneficially an equity interest, or any other financial or profit interest, in a Person that has (x) had business dealings or a material financial interest in any transaction with Grand or a Subsidiary of Grand or (y) engaged in competition with Grand or any Subsidiary of Grand.

      (b) Except as set forth in Schedule 5.24(b), no Affiliate of Grand, other than Grand and the Subsidiaries of Grand, is a party to any Contract with, or has any claim or right against, Grand or a Subsidiary of Grand.

      5.25     Investment Intent. Grand HK is acquiring the Company Shares for its own account and not with a view toward their distribution within the meaning of Section 2(11) of the Securities Act.

      5.26     Brokers or Finders. Neither Grand nor any of its Representatives has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the negotiation, preparation, delivery or execution of this Agreement or the consummation of the Transaction, nor is there any basis, to the Knowledge of Grand, for any such fee, commission or similar payment to be claimed by any Person.

      5.27     Books and Records. The books and records of account, minute books, statutory registers, stock record books, and other records of Grand and each Subsidiary of Grand, all of which have been made available to Centralink, are complete and correct in all material respects and have been maintained in accordance with sound business practices and applicable Law, including the maintenance of an adequate system of internal controls that complies with the Sarbanes-Oxley Act of 2002. The minute books of Grand and each Subsidiary of Grand contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders and directors of Grand or any Subsidiary of Grand, and no meeting of any of such shareholders or directors has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books, registers and records will be in the possession of Grand or a Subsidiary of Grand.

      5.28     Privacy. Grand and each Subsidiary of Grand is, and has always been, in compliance with its then-current privacy policy, including those posted on Grand or any Subsidiary of Grand’s web site(s). Grand and each Subsidiary of Grand has conducted its business and maintained its data at all times in accordance with applicable Laws including, but not limited to, those relating to the use of information collected from or about consumers. Grand and each Subsidiary of Grand is, and has always been, in compliance with its customers’ privacy policies, when required to do so by Contract.

      5.29     Accounts Receivable. Except to the extent of the amount of the reserve for doubtful accounts reflected in the Latest Grand Balance Sheet or as set forth in Schedule 5.29, all Accounts Receivable of Grand and each Subsidiary of Grand reflected therein and all such Accounts Receivable that have arisen since the Latest Grand Balance Sheet Date (except Accounts Receivable that have been collected since such date) are valid and enforceable claims, and constitute bona fide Accounts Receivable resulting from the sale of goods and services in the Ordinary Course of Business. To the Knowledge of Grand, the Accounts Receivable are subject to no valid defense, offsets, returns, allowances or credits of any kind, and are fully collectible within sixty (60) days from their due date, except to the extent of the amount of the reserve for doubtful accounts reflected in the Latest Grand Balance Sheet. Except for the Accounts Receivable, neither Grand nor any Subsidiary of Grand has made any loan or advance to any Person.

      5.30     Inventory. Except as set forth on Schedule 5.30, Grand and the Subsidiaries of Grand have good and marketable title to their respective Inventory set forth on the Latest Grand Balance Sheet free and clear of all Encumbrances. None of the Inventory reflected on the Latest Grand Balance Sheet includes items that are required to be reserved against in accordance with GAAS. All such Inventory is in good and merchantable condition, is suitable and usable for the purposes for which it is intended and is in a condition such that it can be sold in the Ordinary Course of Business. The Inventory reflected on the Latest Grand Balance Sheet is valued on the Books and Records of Grand or of the relevant Subsidiary of Grand at the lower of cost or net realizable value.

      5.31     Business Activity Restriction. Except as set forth in Schedule 5.31: (i) there is no non-competition or other similar Contract, Commitment or Order to which Grand or any Subsidiary of Grand or any of their respective Affiliates is a party or subject that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the Business of Grand or any Subsidiary of Grand; (ii) neither Grand nor any Subsidiary of Grand has entered into any Contract under which Grand or any Subsidiary of Grand is restricted from selling, licensing or otherwise distributing any of its products to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business; and (iii) no Affiliate of Grand is a party to any Contract, which, by virtue of such Person’s relationship with Grand or any Subsidiary of Grand, restricts Grand or any Subsidiary of Grand from, directly or indirectly, engaging in the Business.

      5.32     No Significant Items Excluded. Grand and each Subsidiary of Grand possesses all assets, properties, Contracts, Permits or other items that are of material importance to the ongoing operation of the Business by Grand and each Subsidiary of Grand in substantially the same manner in which the Business has been conducted by prior to the date of this Agreement.

      5.33     Certain Business Practices. Neither Grand or any Subsidiary of Grand, nor any Affiliate or, to the Knowledge of Grand, any Representative of any of them (in their capacities as such), has: (i) made or provided any unlawful contributions, gifts, entertainment or other unlawful benefits relating to political activity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other payment in violation of applicable Laws.

      5.34     Export Control and Related Matters.

      (a) Grand and each Subsidiary of Grand is in compliance in all material respects with all applicable Laws regulating the importation and exportation of goods, services, technology and information.

      (b) Neither Grand nor any Subsidiary of Grand has participated directly or indirectly in any boycotts or other similar practices in violation of the Anti-Boycott Regulations of the United States Department of Commerce or Section 999 of the Code.

      (c) Neither Grand nor any Subsidiary of Grand has applied for or received any grant or other financial assistance from any Governmental Entity.

      5.35     Disclosure. No representation or warranty by Grand in this Agreement and no statement contained in any document or other writing furnished or to be furnished to Centralink or its Representatives pursuant to the provisions hereof contains or will contain any untrue statement of fact or omits or will omit to state any fact necessary in order to make the statements made herein or therein not misleading. All copies of Contracts and all other documents delivered to Centralink or its Representatives pursuant hereto are true, complete and accurate. There has been no event or transaction (other than the transactions contemplated hereby and the matters related thereto) which has occurred or information which has come to the attention of Grand (other than events or information relating to economic conditions of general public knowledge) which could reasonably be expected to result in a Material Adverse Effect or which could reasonably be expected to prevent or impair the ability of Grand and the Subsidiaries of Grand, after the Closing, to carry on their Business in the same manner as it is presently being conducted.

ARTICLE VI

COVENANTS OF CENTRALINK

      6.01     Noncompetition by Centralink and its Affiliates. Centralink acknowledges that an important part of the benefits which Grand will receive in connection with the Transaction is the ability to carry on the Business of the Company and each Subsidiary of the Company free from competition from Centralink and its Affiliates, that an absence of such competition is an essential premise of the bargain between Centralink and Grand, and that Grand would be unwilling to enter into this Agreement in the absence of the promises contained in this Section 6.01. Accordingly, Centralink agrees that, for a period commencing on the Closing Date and ending on the second anniversary of the Closing Date, neither Centralink nor any of its Affiliates, will, directly or indirectly, alone or in association with any other Person (including by way of investment in or ownership of the securities of any Person), without the prior written consent of Grand, engage any place in the world in any business which develops, manufactures, promotes or distributes products that are competitive with those that are marketed by Grand, the Company or any Subsidiary of either the Company or Grand, or those products which are then under active development by Grand, the Company or any Subsidiary of either the Company or Grand; provided, however, that the foregoing prohibitions will not preclude Centralink or any of its Affiliates from continuing to engage in any business in which it is currently engaged or acquiring or from holding not more than 1% of any class of equity securities of any publicly-traded corporation engaged in a Competitive Business.

      6.02     Non-Solicitation. For a period commencing on the Closing Date and ending on the second anniversary of the Closing Date, Centralink agrees that neither it nor any of its Affiliates will, directly or indirectly, for its, his or her own benefit or as agent for another, without the prior written consent of Grand, hire any Person who, as of the date hereof, is an officer, director or employee of Grand, the Company or any Subsidiary of Grand or the Company, or persuade or solicit any Person who, at the date of this Agreement, is an officer, director or employee of Grand or the Company, or any Subsidiary of either Grand or the Company, to leave the employ of such company or to become employed by any Person other than Grand, the Company or any Subsidiary of either Grand or the Company or solicit or induce any customer or supplier from or to Grand or any Subsidiary of Grand to cease purchasing from or supplying products to Grand or any Subsidiary of Grand; provided, however, that, such covenants will not restrict Centralink or any of its Affiliates from (i) conducting a general solicitation of employment by means of newspaper, periodical or trade publication advertisements or similar methods of solicitations by search firms which are not specifically directed by Centralink and its Affiliates toward the officers, directors or employees described above (provided, that no any Person who, as of the date hereof, is such an officer, director or employee may be hired as a result of such general solicitation or otherwise without the prior consent of Grand); or (ii) soliciting the employment of or hiring individuals who have not been in the employ of Grand, the Company or any Subsidiary of either the Company or Grand within the twelve months preceding the time of such solicitation.

      6.03     No-Shop. From the date of this Agreement until the earlier of the Closing Date or the date of termination of this Agreement pursuant to Section 11.01, neither Centralink nor any of its Affiliates, nor any of their respective Representatives, will, directly or indirectly (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person relating to the acquisition of the Company or any Subsidiary of the Company, or any equity interest in any of them, or the Business or assets of any of them or any part thereof (a “Company Acquisition Proposal”), (ii) enter into or participate in any discussions or negotiations regarding any Company Acquisition Proposal or (iii) otherwise cooperate with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person to make a Company Acquisition Proposal or to effect a transaction inconsistent with the Transaction.

      6.04     Books and Records. On the Closing Date, Centralink will cause all Books and Records belonging or relating to the Company or any Subsidiary of the Company to be in the possession of the Company or any Subsidiary of the Company, as may be appropriate, and Centralink will make such Books and Records available to the directors appointed to succeed any outgoing directors of the Company or any Subsidiary of the Company.

      6.05     Confidentiality.

      (a) From and after the Closing Date, Centralink will, and will cause its Affiliates and any of their respective Representatives to, hold in strict confidence all Confidential Information pertaining to the business, operations, assets, financial condition and prospects of Grand, the Company and the Subsidiaries of Grand and the Company and to refrain from using such Confidential Information to compete with (including, planning, marketing, product development or pricing), or in any other manner that is, directly or indirectly, detrimental to the interests of, Grand, the Company or any Subsidiary of either Grand or the Company. The immediately preceding sentence shall not be construed or applied to prevent Centralink, its Affiliates or their respective Representatives from disclosing to relevant Governmental Entities any and all information that is reasonably necessary in order to understand and evaluate the United States federal income tax treatment or structure of the Transaction.

      (b) In the event that Centralink or any of its Affiliates should be required by Law to disclose any of such Confidential Information, Centralink will promptly notify Grand in writing so that Grand may seek a protective Order to prevent the production or disclosure of such Confidential Information. If such Order or Action has been denied or dismissed, then Centralink or its Affiliate, as the case may be, may disclose only that portion of the Confidential Information: (i) which in the written opinion of Centralink’s outside legal counsel is required by Law to be disclosed, provided, however, that Centralink will in such case use all commercially reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information; or (ii) which Grand consents, in writing, to having disclosed. Neither Centralink nor any of its Affiliates will, nor will they not permit any of their Representatives to, oppose any motion for a protective Order brought by Grand or the Company. Centralink will continue to be bound by its obligations pursuant to this Section as to any Confidential Information the disclosure of which is not permitted under this Section or which is covered by a protective Order.

      6.06     Injunctive Relief. Without intending to limit the remedies available to Grand, Centralink agrees that violation of any provision of Sections 6.01, 6.02, 6.03 or 6.05 by Centralink or any of its Affiliates would result in irreparable injury to Grand, that damages at law would be an inadequate remedy to Grand, and that Grand will be entitled to injunctive relief or other equitable remedies to enforce any of such provisions. If any of such provisions are held to be unenforceable because of the scope, term or areas of their applicability, then it is the intent and desire of the Parties that the court, arbitrator or other tribunal making such determination modify such scope, term or area or any of them to the extent necessary to render such Section enforceable under applicable Law and enforce such provisions in such modified form.

      6.07     Reorganization of Gatelink.

      (a) Prior to the Closing Date, the Company shall transfer to Centralink (or any designee that is not a Subsidiary of the Company) the entire issued share capital of Gatelink at a price of one Hong Kong dollar (HK $1.00).

      (b) Prior to the Closing Date, Centralink at its sole cost and expense shall cause HKTC to (i) acquire from Gatelink (at not more than fair market value) any and all plant, machinery or other tangible assets located outside the PRC that are owned by Gatelink, (ii) assume any relevant Contract rights or Liabilities as against or toward third Persons, which Liabilities shall be the sole liabilities of HKTC on the Closing Date and shall not include any Tax Liabilities or any other Liabilities relating to Gatelink’s operations in the PRC, and (iii) enter into Contracts with Gatelink on terms and conditions that substantially preserve the current economic benefits to the Company of the operations of Gatelink.

      6.08     Grand ADRs issuable to Chan. Centralink agrees that any shares issued or issuable to Chan pursuant to that certain agreement dated September 1, 2003 by and between Chan and HKTC shall be payable solely from the Grand ADRs to be issued to Centralink pursuant to this Agreement or otherwise acquired by Centralink.

      6.09     Provision of Information. Centralink shall provide to the valuation firm referenced in Section 13.10 such factual information and will make such representations as such valuation firm and Grand’s counsel shall reasonably require in order to satisfy the closing condition specified in Section 10.13.

ARTICLE VII

COVENANTS OF GRAND

      7.01     Cooperation by Grand. From the date of this Agreement until the Closing Date, Grand will cooperate with Centralink (i) to secure all Permits from Persons identified in Schedule 3.05 and Schedule 3.09 and (ii) with respect to all filings required to be made by Centralink pursuant to Law in connection with the Transaction.

      7.02     No-Shop. From the date of this Agreement until the earlier of the Closing Date or the date of termination of this Agreement pursuant to Section 11.01, neither Grand nor any Affiliates of Grand, nor any of their respective Representatives, will, directly or indirectly (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person relating to the acquisition of Grand or any Subsidiary of Grand, or any equity interest in any of them, or the Business or assets of any of them or any part thereof (a “Grand Acquisition Proposal”), (ii) enter into or participate in any discussions or negotiations regarding any Grand Acquisition Proposal or (iii) otherwise cooperate with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person to make a Grand Acquisition Proposal or to effect a transaction inconsistent with the Transaction; provided, however, that at any time prior to the date of the Grand Special Meeting, Grand may, in response to a Superior Proposal that was not solicited by it or any of its Affiliates or Representatives and that did not otherwise result from a breach of this Section 7.02, (i) furnish information with respect to Grand and the Subsidiaries of Grand to any Person making such Superior Proposal pursuant to a customary confidentiality agreement, and (ii) subject to the following sentence, participate in discussions or negotiations regarding such Superior Proposal. In response to a Superior Proposal which was not solicited by Grand and which did not otherwise result from a breach of this Section 7.02, Grand may, upon notice to Centralink, pursue discussions or negotiations with the Person making such Superior Proposal, in which event either Grand or Centralink may terminate this Agreement subject to the provisions of Section 11.02(b). For purposes of this Agreement, a “Superior Proposal” shall mean any proposal made by a third Person to acquire, directly or indirectly, more than fifty percent (50%) of the combined voting power of the shares of Grand US or at least 50% or more of the assets of Grand US if (i) the proposal is otherwise on terms which the Board of Directors of Grand US determines in its good faith judgment to be more favorable, taken as a whole, to Grand US’s shareholders than the Transaction and (ii) the Board of Directors determines in good faith that participating in discussions or negotiations with respect to the Superior Proposal or withdrawing or modifying its recommendation with respect to the Transaction or termination of this Agreement is required for the Board of Directors of Grand US to comply with its fiduciary duties to Grand US and its shareholders under applicable law.

      7.03     Grand Shareholders’ Meeting.

      (a) In accordance with the provisions of Section 8.10, Grand US shall call and hold a special meeting of its shareholders (the “Grand Special Meeting”) for the purpose of voting upon the approval of the Transaction, including the Reincorporation Merger, pursuant to the Proxy Statement, as soon as practicable after the date on which the Registration Statement shall have become effective. Grand shall take all other action necessary or advisable to promptly and expeditiously secure any vote or consent of shareholders required by applicable Law and its Organizational Documents to effect the Transaction, including the Reincorporation Merger. Grand shall use all reasonable efforts to solicit from its shareholders proxies in favor of the approval and adoption of this Agreement and the Transaction, including the Reincorporation Merger, pursuant to the Proxy Statement and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by applicable Law or the requirements of NASDAQ to obtain such approval, including any necessary adjournments in order to obtain the requisite number of proxies to approve the Transaction and the Reincorporation Merger.

      (b) The Proxy Statement for the Grand Special Meeting shall include, with respect to Grand US and its shareholders, (i) the approval and adoption of the Transaction, including the Reincorporation Merger, and, subject to Section 7.02, the recommendation of the board of directors of Grand US to Grand US’s shareholders that they vote in favor of approval of the Transaction, including the Reincorporation Merger, and (ii) the fairness opinion referred to in Section 10.13.

      7.04     Confidentiality.

      (a) From and after the Closing Date, Grand will, and will cause the Affiliates of Grand and any of their respective Representatives to, hold in strict confidence all Confidential Information pertaining to the business, operations, assets, financial condition and prospects of Centralink and its Affiliates and to refrain from using such Confidential Information in any manner that is, directly or indirectly, detrimental to the interests of, Centralink and its Affiliates. The immediately preceding sentence shall not be construed or applied to prevent Grand, its Affiliates and their respective Representatives from disclosing to relevant Governmental Entities any and all information that is reasonably necessary in order to understand and evaluate the federal income tax treatment or federal income tax structure of the Transaction.

      (b) In the event that Grand or any of its Affiliates should be required by Law to disclose any of such Confidential Information, Grand will promptly notify Centralink in writing so that Centralink may seek a protective Order to prevent the production or disclosure of such Confidential Information. If such Order or Action has been denied or dismissed, then Grand or its Affiliate, as the case may be, may disclose only that portion of the Confidential Information (i) which in the written opinion of Grand’s outside legal counsel is required by Law to be disclosed, provided, however, that Grand will in such case use all commercially reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information; or (ii) which Centralink consents, in writing, to having disclosed. Neither Grand nor any of its Affiliates will, nor will they not permit any of their Representatives to, oppose any motion for a protective Order brought by Centralink or any of its Affiliates. Grand will continue to be bound by its obligations pursuant to this Section as to any Confidential Information the disclosure of which is not permitted under this Section or which is covered by a protective Order.

      7.05     Injunctive Relief. Without intending to limit the remedies available to Centralink, Grand agrees that violation of any provision of Sections 7.02 or 7.04 by Grand or any of its Affiliates would result in irreparable injury to Centralink, that damages at law would be an inadequate remedy to Centralink, and that Centralink will be entitled to injunctive relief or other equitable remedies to enforce any of such provisions. If any of such provisions are held to be unenforceable because of the scope, term or areas of their applicability, then it is the intent and desire of the Parties that the court, arbitrator or other tribunal making such determination modify such scope, term or area or any of them to the extent necessary to render such Section enforceable under applicable Law and enforce such provisions in such modified form.

      7.06     Options and Warrants. Grand US shall use its commercially reasonable best endeavors (without being obligated to pay, issue or offer any additional consideration) to cause each holder of options and warrants for the purchase of Grand Common Stock to exercise such options or warrants prior to the consummation of the Transaction.

ARTICLE VIII

MUTUAL COVENANTS

      8.01     Access. Each of the Parties agrees that, from the date of this Agreement until the Closing Date, it will (i) provide, or cause to be provided, to the other Party and its Representatives reasonable access during regular business hours to the offices, properties, Books and Records and Representatives of the Company and each Subsidiary of the Company (and of Centralink, as Grand deems necessary or appropriate), on the one hand, and Grand and its Subsidiaries, on the other hand, (ii) furnish to the other Party and its Representatives, such financial and operating data as such Persons may reasonably request, including auditors’ workpapers and (iii) instruct such Person’s Representatives to cooperate with the other Party in its investigation of any matter concerning the Company and each Subsidiary of the Company, on the one hand, and Grand and each Subsidiary of Grand, on the other hand, and of their respective financial and legal conditions; provided, however, that no investigation pursuant to this Section 8.01 will affect, or limit Liability for, any representation or warranty of a Party contained in this Agreement or in any Transaction Document and each Party will be deemed to have relied solely upon the representations and warranties contained in this Agreement notwithstanding any contrary information that may have been provided or made available by Centralink, the Company, Grand or any Subsidiary of either the Company or Grand, as the case may be, or by any of their respective Representatives, or that either Party or its Representatives shall have discovered or should have discovered in the course of its investigation either prior or subsequent to the date of this Agreement.

      8.02     Conduct of Business.

      (a) Except as otherwise agreed to by the Parties in writing, or as otherwise expressly permitted by this Agreement from the date of this Agreement until the Closing, Centralink will cause the Company and each Subsidiary of the Company to, and Grand will, and will cause each Subsidiary of Grand to, conduct its respective operations and activities only in the Ordinary Course of Business and (i) use commercially reasonable efforts to (A) preserve intact its current business organizations, (B) keep available the services of its current officers, employees, and agents, (C) preserve its relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with it and (D) preserve goodwill; (ii) confer with the other Parties and their Representative on a regular basis concerning material operational matters; (iii) report to the other(s) as and when requested, concerning the status of the business, operations and finances of the Company and each Subsidiary of the Company, on the one hand, and Grand and each Subsidiary of Grand, on the other hand.

      (b) Without limiting the generality of the foregoing, and except as (x) otherwise expressly provided in this Agreement, (y) required by Law, or (z) set forth in Schedule 8.02, Grand will not, and neither Centralink nor Grand will, nor will either cause, permit or suffer the Company or any Subsidiary of either the Company or Grand, as the case may be, to do any of the following without the written consent of the other Party:

(i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its shares of capital stock or otherwise make any payments to its stockholders, in their capacity as such, or otherwise change the dividend policy; split, combine or reclassify any of its shares of capital stock or issue or authorize the issuance of any shares of its capital stock or any other securities in respect of, in lieu of or in substitution for shares of its capital stock or purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary of the Company, on the one hand, or Grand or any Subsidiary of Grand, on the other hand, or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell, pledge, dispose of or otherwise subject to any Encumbrance any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent;

(iii) amend its Organizational Documents;

(iv) enter into voluntary liquidation or be the subject of any directors’ or shareholders’ resolution for such purpose;

(v) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or otherwise acquire or agree to acquire any assets that in the aggregate have a value in excess of 1% of its total assets other than assets acquired in the Ordinary Course of Business;

(vi) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets that in the aggregate have a value in excess of 1% of its total assets other than any sale, lease or other disposal in the Ordinary Course of Business consistent with past practice;

(vii) amend or otherwise modify, or terminate, any Material Contract, or enter into any other Commitment which is material, except actions in relation to License Agreements taken in the Ordinary Course of Business and not involving any obligation or liability in excess US$50,000;

(viii) incur any additional indebtedness (including any indebtedness evidenced by notes, debentures, bonds, leases or other similar instruments or secured by any Encumbrance on any property, conditional sale obligations, obligations under any title retention Contract, and obligations under letters of credit or similar credit transactions) in a single transaction or a group of related transactions (other than intercompany indebtedness), enter into a guaranty, or engage in any other financing arrangements having a value in excess of 1% of its total assets, or make any loans, advances or capital contributions to, or investments in, any other Person, other than existing indebtedness under applicable lines of credit;

(ix) alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership;

(x) except as may be required as a result of a change in Law or in US GAAP or HK GAAP, as the case may be, change any of the accounting principles or practices used by it;

(xi) revalue any of its assets, including writing down the value of its inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business;

(xii) make any Tax election, change any Tax election or file for any change in any method of accounting with a Tax authority, except as required by any change in applicable Laws;

(xiii) pay, discharge or satisfy any Liabilities other than the payment, discharge or satisfaction, in the Ordinary Course of Business, of Liabilities reflected or reserved against in, or contemplated by, the applicable Latest Balance Sheet (or the notes thereto) or incurred in the Ordinary Course of Business subsequent to the Latest Balance Sheet Date;

(xiv) increase or enhance in any manner the compensation or benefits of any of its directors, officers and other key employees or any of their respective Affiliates or pay any pension or retirement allowance not required by any existing Benefit Plan or Contract to any such directors, officers or employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or Contract or employment Contract with or for the benefit of any employee, other than increases in the compensation of employees who are not officers or directors of such company made in the Ordinary Course of Business consistent with past practice, or, except to the extent required by Law, voluntarily accelerate the vesting of any compensation or benefit to any employee;

(xv) waive, amend or allow to lapse any term or condition of any confidentiality, “standstill”, consulting, advisory or employment Commitment;

(xvi) approve any annual operating budgets;

(xvii) enter into any transaction with any Affiliate;

(xviii) enter into any business other than the Business which it is now conducting;

(xix) purchase any real property or enter into any lease or tenancy Contract;

(xx) enter into or amend, modify or terminate any employment Commitment with any officer or employee;

(xxi) otherwise take any of the actions enumerated in Section 3.07 of this Agreement; or

(xxii) take, or agree in writing or otherwise to take, any of the foregoing actions.

      8.03     Permits and Approvals. Promptly after the date of this Agreement, the Parties shall, and shall cause the Company and each Subsidiary of each of the Company and Grand, to (i) make all filings required by Law to be made by them in connection with the Transaction, (ii) cooperate with the other(s) with respect to all filings that such Party elects to make or is required by Law to make in connection with the Transaction and (iii) use reasonable best endeavors obtain all Permits and Orders of all Persons required to be obtained in connection with the execution, delivery and performance of this Agreement and the consummation of the Transaction.

      8.04     Notice of Certain Events. From the date of this Agreement until the Closing Date, each of the Parties will promptly notify the other in writing of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the execution, delivery or performance of this Agreement or the consummation of the Transaction; (ii) any notice or other communication from any Government Entity in connection with the Transaction; (iii) any Actions or investigations commenced or, to the Knowledge of either Party, threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary of the Company, on the one hand, or Grand or any Subsidiary of Grand, on the other hand; (iv) any Order or notification relating to any material violation or claimed violation of Law involving or otherwise affecting the Company or any Subsidiary of the Company or Grand or any Subsidiary of Grand, as the case may be; (v) the existence or non-existence or occurrence or non-occurrence of any event, condition or circumstance the occurrence or non-occurrence of which does or would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date; (vi) any failure of the Company or any Subsidiary of the Company or Grand or any Subsidiary of Grand, as the case may be, to comply with or satisfy any covenant, condition or Contract to be complied with or satisfied by it hereunder; and (vii) any misrepresentation or breach of the representations and warranties of such Party set forth in this Agreement.

      8.05     Best Endeavors. Each Party shall use its reasonable best endeavors to cause all conditions precedent to the obligations of the other Party set forth in Articles IX and X, as applicable, to be satisfied; provided, however, that nothing in this Section 8.05 shall be construed as requiring either Party or any of its Affiliates to dispose of any assets or limit the activities of such Party or any of its Affiliates or its right or ability to engage in any business except as expressly provided in Section 8.02 or to waive its rights under Articles IX and X.

      8.06     Further Assurances. At any time, or from time to time after the Closing, each of the Parties will, and Grand will cause the Company and each Subsidiary of the Company, at the other’s reasonable request and at the requesting Party’s expense, to execute and deliver such instruments of transfer, conveyance, assignment and assumption in addition to those delivered at the Closing, and to take such other action as either of them may reasonably request, in order to evidence the consummation of the Transaction in accordance with the terms of this Agreement.

      8.07     Representation and Warranties. Neither Party will knowingly take or omit to take any action, the effect of which could reasonably be expected to cause any of the representations and warranties made herein to be inaccurate on the Closing Date.

      8.08     Public Announcements. No press release or announcement concerning the Transaction will be issued by either Party or its Affiliates without the prior consent of the other Party, except as such release or announcement may be required by Law. In the event that Grand is advised by counsel that it should disclose the existence of this Agreement or the proposed Transaction, Grand shall advise Centralink of such recommendation and shall afford Centralink and its counsel a reasonable opportunity to review any proposed disclosure prior to making such disclosure.

      8.09     Insurance.

      (a) Until the Closing Date, each of Centralink and Grand, as the case may be, will maintain or cause the Company and each Subsidiary of the Company and Grand and each Subsidiary of Grand, as the case may be, to maintain in full force and effect all presently existing insurance coverage with respect to the Company and each Subsidiary of the Company and Grand and each Subsidiary of Grand, and will take no action which will cause a retroactive cancellation, or a lapse or reduction of the benefits, thereof.

      (b) From and after the Closing, Grand will have the right to (i) assert claims (and Centralink will use reasonable best efforts to assist Grand in asserting claims) with respect to the Company and any Subsidiary of the Company under the Insurance Policies which are “occurrence basis” policies (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Closing Date to the extent that the terms and conditions of any such Occurrence Basis Policies so allow and (ii) continue to prosecute claims with respect to the business properly asserted with the insurance carrier prior to the Closing (and Centralink will use commercially reasonable efforts to assist Grand in connection therewith) under Insurance Policies which are on a “claims made” basis (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Closing Date to the extent that the terms and conditions of any such Claims Made Policies so allow; provided, however, that all of Centralink’s reasonable costs and expenses incurred in connection with the foregoing are promptly paid by Grand. All recoveries in respect of such claims will be for the account of Grand.

      (c) Neither Party will, nor will it cause, permit or suffer the Company or any Subsidiary of the Company, or Grand or any Subsidiary of Grand, as the case may be, to, amend, commute, terminate, buy-out, extinguish Liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies under which Grand will have rights to assert claims pursuant to this Section in a manner that would adversely affect any such rights of Grand. In the event Grand consents to any such action, Centralink will pay to Grand its equitable share (based on the amount of premiums paid by or allocated to the business in respect of the applicable policy) of any proceeds received by Centralink or any of its Affiliate as a result of such action (after deducting the reasonable costs and expenses incurred by Centralink and/or its Affiliates in connection with such action).

      8.10     Registration Statement; Proxy Statement.

      (a) In connection with the Grand Special Meeting, as promptly as practicable after the execution of this Agreement, Grand and Centralink shall jointly prepare and shall file with the SEC a document or documents that will constitute (i) the prospectus forming part of the registration statement on Form F-4 of Grand (together with all amendments thereto, the “Registration Statement”), in connection with the Transaction, including the

Reincorporation Merger, and (ii) the proxy statement with respect to the Transaction, including the Reincorporation Merger, relating to the Grand Special Meeting (together with any amendments thereto, the “Proxy Statement”). Each of the Parties shall use its reasonable best endeavors to cause the Registration Statement to become effective as promptly as practicable after the date hereof, and, prior to the effective date of the Registration Statement, the Parties shall take all action required under any applicable Laws in connection with the issuance of the Grand ADRs pursuant to the Reincorporation Merger. Centralink shall furnish all information concerning itself that Grand may reasonably request in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Grand shall notify Centralink of the receipt of any comments from the SEC on the Registration Statement and the Proxy Statement and of any requests by the SEC for any amendments or supplements thereto or for additional information and shall provide to each other promptly copies of all correspondence between Grand or any of its Representatives and advisors and the SEC. As promptly as practicable after the effective date of the Registration Statement, the Proxy Statement shall be mailed to the shareholders of Grand US. Each of the Parties shall cause the Proxy Statement to comply as to form and substance as to such Party and its Affiliates in all material respects with the applicable requirements of (i) the Securities Exchange Act, (ii) the Securities Act and (iii) the rules and regulations of the NASDAQ.

      (b) No amendment or supplement to the Proxy Statement or the Registration Statement shall be made without the approval of the Parties, which approval shall not be unreasonably withheld or delayed. Each of the Parties shall advise the other promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Grand ADRs issuable in connection with the Reincorporation Merger or this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

      (c) Each Party shall be responsible for ensuring that the information supplied by such Party for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement, at the respective times filed with the SEC or other regulatory agency and, in addition, (i) in the case of the Proxy Statement, at the date it or any amendments or supplements thereto are mailed to shareholders of Grand US, (ii) at the time of the Grand Shareholders’ Meeting and (iii) in the case of the Registration Statement, when it becomes effective under the Securities Act and on the Closing Date, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing Date any event or circumstance relating to either Party, any of its Affiliates or the respective officers or directors of any of them, should be discovered that should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, such Party shall promptly notify the other. All documents that Grand US is responsible for filing with the SEC in connection with the Transaction, including the Reincorporation Merger, will comply as to form in all material respects with the applicable requirements of the rules and regulations of the Securities Act and the Securities Exchange Act.

ARTICLE IX

CONDITIONS TO THE OBLIGATIONS OF CENTRALINK

      The obligations of Centralink under this Agreement and the Transaction Documents are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Centralink, in writing, in whole or in part):

      9.01     Representations, Warranties and Covenants.

      (a) Each of the representations and warranties of Grand contained in this Agreement, any Transaction Document to which it is a party and in any certificate or other writing delivered by Grand pursuant hereto shall be true, complete and correct in all material respects (other than representations and warranties subject to “materiality” qualifiers, which shall be true, complete and correct as stated) both when made and on and as of the

Closing as if made at and as of the Closing (other than representations and warranties which address matters only as of a certain date which shall have been true, complete and correct as of such certain date).

      (b) Grand will have performed each of its covenants and agreements required to be performed by it pursuant to this Agreement and the Transaction Documents on or prior to the Closing.

      (c) Centralink will have received a certificate, executed by an officer of Grand US, dated as of the Closing Date, certifying that the conditions set forth in Sections 9.01 through Section 9.05 have been fulfilled.

      9.02     Governmental Permits. No notice from any Governmental Entity, or part thereof, shall have been received which challenges or seeks to prohibit or limit the ownership or operation of all or any portion of the business or assets of Grand or any Subsidiary of Grand, or otherwise seeks to compel Grand or any Subsidiary of Grand to dispose or hold separate all or any portion of its business or assets or impose any material limitation on the ability of Grand or any Subsidiary of Grand to conduct its business, in each case, following the Closing.

      9.03     No Litigation. No Action will have been threatened, instituted or pending which (i) challenges or seeks to restrain or prohibit, or may have the effect of preventing, delaying, making illegal or otherwise interfering with the consummation of the Transaction or the performance by any Person of its obligations under the Transaction Documents or seeks Damages in connection therewith, (ii) challenges or seeks to prohibit or limit the ownership or operation of all or any portion of the business or assets of Grand or any Subsidiary of Grand or compels or seeks to compel Grand or its Affiliates to dispose of or hold separate all or any portion of the business or assets of Grand or any Subsidiary of Grand or seeks to impose any material limitation on the ability of Grand or any Subsidiary of Grand to conduct its Business or own such assets, (iii) could reasonably be expected to result in any material diminution in the benefits expected to be derived by Centralink as a result of the Transaction or (iv) has or has had a Material Adverse Effect on Grand or any Subsidiary of Grand, taken as a whole.

      9.04     No Prohibition. On or after the date of this Agreement, there will not exist or have been enacted, entered, enforced, promulgated or deemed applicable to the Transaction, any Law or any other action taken by any court or other Governmental Entity that has resulted, or could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 9.03.

      9.05     No Material Adverse Effect. Since the date hereof, there will not have occurred (or reasonably be expected to occur) any event, change or development which caused or constituted, or could reasonably be expected to cause or have a Material Adverse Effect on Grand, and Centralink shall have received a certificate from Grand US with respect thereto.

      9.06     Legal Opinion. Centralink will have received the opinion of Katten Muchin Zavis Rosenman, counsel to Grand US, substantially in the form annexed as Exhibit B.

      9.07     Exercise of Options and Warrants. Options and warrants currently outstanding for the purchase of shares of Grand US Common Stock shall have been exercised as to no fewer than 1,002,858 such shares.

      9.08     Reincorporation Merger. The Reincorporation Merger described in Section 2.01 shall have been completed in accordance with the terms of such section.

      9.09     Shareholders’ Agreement. Centralink, Altro, Mars, Bachrach, Bachrach LLC and certain Affiliates of such Persons shall have entered into a Shareholders’ Agreement, substantially in the form attached as Exhibit C (the “Shareholders’ Agreement”), and the Board of Directors of Grand HK shall be constituted in accordance with the Shareholders’ Agreement.

      9.10     Secretary’s Certificate. Centralink shall have received a certificates of the corporate secretary of Grand US and the company secretary of Grand HK certifying as to (i) the resolutions adopted by the board of directors and shareholders of Grand US and Grand HK, respectively, authorizing the execution, delivery and performance of this Agreement, (ii) if and as applicable, the good standing of Grand and its Subsidiaries and (iii) the Organizational Documents of Grand US and Grand HK, respectively, which are then in effect.

      9.11     Effectiveness of Registration Statement; Listing of Shares. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness thereof shall have been issued or be pending as of the Closing Date and Grand HK shall have received notification or approval from

NASDAQ or such other nationally recognized stock exchange, no earlier than three (3) days prior to the Closing Date, that the Grand ADRs will be listed for trading on such exchange, effective as of the Closing.

      9.12     Resignations. Centralink will have received from each director of Grand US and each Subsidiary of Grand US such director’s written resignation and waiver of all rights of any nature whatsoever to compensation, effective as of the Closing.

      9.13     Consents. Grand shall have obtained all Permits and Consents described in Schedule 5.05.

      9.14     Indemnity Letter. Centralink shall have received a letter from Altro and Mars indemnifying Centralink from any fraud by Grand in inducing Centralink to enter into this Agreement or to consummate the Transaction or from any intentional or willful misrepresentation or breach of, or omission of any material fact in, the representations and warranties of Grand set forth in Article V.

      9.15     No Adverse Tax Legislation. There will not have been enacted by, or proposed or passed by any cognizant committee of, the United States Senate or House of Representatives any tax legislation that would materially and adversely affect the prospective tax treatment of Grand US as compared with the treatment Grand US would have received under Law in effect on the date of this Agreement, whether in respect of the Transaction or of the operations of Grand US and its Subsidiaries from and after the Closing Date.

ARTICLE X

CONDITIONS TO THE OBLIGATIONS OF GRAND

      The obligations of Grand under this Agreement and the Transaction Documents are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Grand, in writing, in whole or in part):

      10.01     Representations, Warranties and Covenants.

      (a) Each of the representations and warranties of Centralink contained in this Agreement, any Transaction Document to which it is a party and in any certificate or other writing delivered by Centralink pursuant hereto shall be true, complete and correct in all material respects (other than representations and warranties subject to “materiality” qualifiers, which shall be true, complete and correct as stated) both when made and on and as of the Closing as if made at and as of the Closing (other than representations and warranties which address matters only as of a certain date which shall have been true, complete and correct as of such certain date).

      (b) Centralink will have performed each of the covenants and agreements required to be performed by it pursuant to this Agreement and the Transaction Documents on or prior to the Closing.

      (c) Grand will have received a certificate executed by an officer of Centralink, dated as of the Closing Date, certifying that the conditions set forth in Sections 10.01 through 10.05 have been fulfilled.

      10.02     Governmental Permits. No notice from any Governmental Entity, or part thereof, shall have been received which challenges or seeks to prohibit or limit the ownership or operation of all or any portion of the business or assets of the Company or any Subsidiary of the Company, or otherwise seeks to compel the Company or any Subsidiary of the Company to dispose or hold separate all or any portion of its business or assets or impose any material limitation on the ability of Grand, the Company or any Subsidiary of either Grand or the Company to conduct its business following the Closing.

      10.03     No Litigation. No Action will have been threatened, instituted or pending which (i) challenges or seeks to restrain or prohibit, or may have the effect of preventing, delaying, making illegal or otherwise interfering with the consummation of the Transaction or the performance of the Agreement or the Transaction Documents or seeks Damages in connection therewith, (ii) challenges or seeks to prohibit or limit the ownership or operation by the Company or any Subsidiary of the Company of all or any portion of its business or assets or ownership by Grand HK of the Company Shares or compels or seeks to compel the Company or any Subsidiary of the Company to dispose of or hold separate all or any portion of its business or assets or seeks to impose any material limitation on the ability of the Company or any Subsidiary of the Company to conduct its business or own its assets or the ability of Grand HK to own the Company Shares, (iii) could reasonably be expected to result in any material diminution in the benefits expected to be derived by Grand HK as a result of the Transaction or (iv) has or has had a Material Adverse Effect on the Company or any Subsidiary of the Company, taken as a whole.

      10.04     No Prohibition. On or after the date of this Agreement, there will not exist or have been enacted, entered, enforced, promulgated or deemed applicable to the Transaction, any Law or any other action taken by any court or other Governmental Entity that has resulted, or could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 10.03.

      10.05     No Material Adverse Effect. Since the date hereof, there will not have occurred (or reasonably be expected to occur) any event, change or development which has had or could reasonably be expected to have a Material Adverse Effect on the Company or any Subsidiary of the Company taken as a whole, and Grand shall have received a certificate of Centralink with respect thereto.

      10.06     No Adverse Tax Legislation. There will not have been enacted by, or proposed or passed by any cognizant committee of, the United States Senate or House of Representatives any tax legislation that would materially and adversely affect the prospective tax treatment of Grand US or its shareholders as compared with the treatment Grand US or its shareholders would have received under Law in effect on the date of this Agreement, whether in respect of the Transaction or of the operations of Grand US and its Subsidiaries from and after the Closing Date.

      10.07     D&W Legal Opinion. Grand US and Grand HK will have received the opinion of Dorsey & Whitney, counsel to Centralink, in a form reasonably acceptable to Grand and its counsel.

      10.08     Certificates of Good Standing/ Incumbency. Grand will have received from Overseas Management Trust (B.V.I.) Ltd., Morgan & Morgan Trust Corporation Limited, Pasea Estate, and Morgan & Morgan Trust Corporation (Belize) Limited of Jasmin Court certificates of incumbency and, if and as applicable, good standing in relation to Centralink, Great Wall Alliance Limited and Asian World Enterprises Co. Limited, respectively, in a form reasonably acceptable to Grand and its counsel.

      10.09     Approval of Transfer. Grand will have received from Centralink a copy, certified as true by a director or the secretary of the Company, of minutes of a meeting of the directors of the Company at which the transfer of all the Company Shares to Grand and its nominee and registration of Grand and its nominee as members of the Company are approved subject only to due stamping.

      10.10     Resignations. Grand will have received the written resignations of the directors and company secretary of the Company and each Subsidiary of the Company, waiving all rights of any nature whatsoever to compensation, effective as of the Closing.

      10.11     Books and Records. Centralink will have delivered and made available to Grand the Books and Records of the Company and each Subsidiary of the Company in accordance with Section 6.04 of this Agreement.

      10.12     Shareholder Approval. The shareholders of Grand US shall have approved the Transaction in accordance with applicable Law.

      10.13     Fairness Opinion; Value of the Company. Grand US shall have received an opinion, in form and substance acceptable to Grand and its counsel, from a nationally recognized valuation firm that (i) the Transaction is fair to the shareholders of Grand US from a financial point of view and (ii) will enable Grand to represent to its counsel that, based upon such factual information and representations as such valuation firm and Grand’s counsel shall require from Centralink concerning the acquisition and use of specified assets of the Company and its Subsidiaries, Grand HK will satisfy the substantiality test of Section 1.367(a)-3(c)(iii) of the Code following the consummation of the transactions with Centralink described in this Agreement.

      10.14     Shareholders’ Agreement. Centralink, Altro and Mars and certain Affiliates of such Persons shall have entered into the Shareholders’ Agreement, the Board of Directors of Grand HK shall be reconstituted in accordance with the Shareholders’ Agreement and Centralink or Cornerstone shall have provided assurance, reasonably acceptable to Grand, which shall include posting of a bond or a letter of credit, that Centralink shall have the requisite financial capability to satisfy its obligations under the put option set forth therein.

      10.15     Effectiveness of Registration Statement; Listing of Shares. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness thereof shall have been issued or be pending as of the Closing Date, Grand HK shall have received notification or approval from NASDAQ or such other nationally recognized stock exchange, no earlier than three (3) days prior to the Closing Date, that the Grand ADRs will be listed for trading on such exchange, effective as of the Closing and Grand HK shall have entered into Contracts with the Custodian and the Depositary described in Section 2.01(a)(ii)

      10.16     Release of Guarantees. The Company and each Subsidiary of the Company shall have been released from any guarantee or other Liability which any of them may have relating to the Liabilities of Centralink or any Affiliate of Centralink.

      10.17     Repayment of Outstanding Amounts. All outstanding amounts due to the Company or any Subsidiary of the Company from Centralink or any Affiliate of Centralink shall have been paid in full, other than amounts payable in the Ordinary Course of Business pursuant to the Contracts described in Sections 10.21 and 10.22.

      10.18     Gatelink Transfer. The Gatelink Reorganization shall have been completed in accordance with Section 6.07.

      10.19     Consents. Centralink shall have obtained all Permits and Consents set forth on Schedules 3.05 and 4.04.

      10.20     Indemnity Letter. Grand HK shall have received a letter from Cornerstone indemnifying Grand HK from any fraud by Centralink in inducing Grand US and Grand HK to enter into this Agreement or to consummate the Transaction or from any intentional or willful misrepresentation or breach of, or omission of material fact in, the representations and warranties of Centralink set forth in Articles III and IV, and Cornerstone shall have provided assurances, reasonably acceptable to Grand HK and Grand US (whether by posting a bond or otherwise), that it will discharge its obligations under such letter.

      10.21     Hong Kong Facilities Sharing Agreement. The Company or the relevant Subsidiary or Subsidiaries of the Company shall have entered into facilities sharing Contract(s) with Toy Biz Worldwide limited (“Toy Biz”) or other Affiliates of Centralink for the sharing of office and management facilities in the HKSAR and related matters, such facilities sharing Contract to be on arms’-length terms and otherwise acceptable to Grand, acting reasonably.

      10.22     HKTC Supply Agreement. HKTC shall have entered into a supply agreement with Toy Biz providing for the manufacture and sale of moulds and toys for Toy Biz, such supply agreement to be on arms’-length terms and otherwise acceptable to Grand, acting reasonably, and shall supersede, in its entirety, the agreement entered into by HKTC and Toy Biz in July, 2001.

ARTICLE XI

TERMINATION

      11.01     Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

      (a) by mutual written consent of Grand US, Grand HK and Centralink;

      (b) by Grand US or Centralink pursuant to Section 7.02;

      (c) (i) by Grand US if satisfaction of any of the conditions contained in Article X of this Agreement becomes impossible, other than through the failure of Grand US or Grand HK to comply with its obligations under this Agreement, and Grand US and Grand HK have not waived such condition on or before the Closing Date; or (ii) by Centralink if satisfaction of any of the conditions contained in Article IX of this Agreement becomes impossible, other than through the failure of Centralink to comply with its obligations under this Agreement, and Centralink has not waived such condition on or before the Closing Date;

      (d) by either Grand US or Centralink if the Closing has not occurred, other than through the failure of the Party seeking to terminate this Agreement fully to comply with its obligations under this Agreement, on or before February 29, 2004, or such later date as the Parties may agree upon; or

      (e) by either Grand US or Centralink if the other Party has committed a material breach of this Agreement and such breach has not been waived.

      11.02     Effect of Termination.

      (a) Termination of this Agreement pursuant to Section 11.01 will terminate all obligations of the Parties hereunder except for those covenants and obligations contained in Sections 8.08, 13.01 and 13.03 and this Section 11.02; provided, however, that termination by either Party (the “Terminating Party”) pursuant to clause (c), (d) or (e) of Section 11.01 will not relieve a Party in material breach of its obligations hereunder (the “Breaching Party”) for any Liability to the Terminating Party with respect to such breach.

      (b) If either Grand US or Centralink should terminate this Agreement pursuant to Section 7.02, then as Centralink’s sole and exclusive remedy hereunder, Grand US shall pay to Centralink, within three (3) business days, the greater of the following amounts:

(i) the amount of the expenses actually incurred by Centralink and its Affiliates in connection with the Transaction and the Transaction Documents; or

(ii) five hundred thousand United States dollars (US$500,000); and

(iii) In the event that Grand US should fail to pay timely any amount due to Centralink under this Section 11.02, interest thereon shall accrue at the rate of 12% per annum from the date such payment is due until the date such payment is made.

      (c) In the event of termination of this Agreement for any reason other than those described in subsections (a) and (b) of this Section 11.02, each Party will bear all expenses incurred by it in connection with this Agreement and the Transaction Documents; provided, however, that each Party shall remain liable for those expenses with respect to which each has agreed to share equally, including certain fees payable in connection with any proposed transaction with F4A.

ARTICLE XII

SURVIVAL AND INDEMNIFICATION

      12.01     Survival. Notwithstanding any right of either Party to fully investigate the affairs of the other Party (and, in the case of Grand, of the Company) and any knowledge of facts determined or determinable by such Party pursuant to such investigation or right of investigation, the representations, warranties, covenants and agreements of the other Party contained in this Agreement, or listed or disclosed on any Schedule hereto or in any other Transaction Document shall survive the Closing. All covenants, agreements and Closing certifications made by the Parties shall survive the execution and delivery of this Agreement and the Closing hereunder. All of the representations and warranties made by the Parties shall survive the execution and delivery of this Agreement and the Closing hereunder for a period of twenty-four (24) months following the Closing Date; provided, however, that there shall be no termination of any such representation or warranty as to which a claim has been asserted prior to the termination of such survival period, provided further, that the representations and warranties made by Centralink in Section 3.11(h) and Section 3.11(k)-(m) shall survive for the applicable Tax law statute of limitations period plus 10 days.

      12.02     Indemnification.

      (a) Subject to Section 12.01, each Party (the “Indemnitor”) agrees, promptly upon the determination of Damages, to indemnify and hold harmless the other Party, its Affiliates and their respective Representatives (the “Indemnitees”), from and against all Damages resulting, directly or indirectly, from or in connection with:

(i) any misrepresentation or breach of any warranty made by the Indemnitor in this Agreement or any agreement or instrument delivered in connection with the Transaction without giving effect to any supplement or amendment to the Schedules or other notice delivered or required to be delivered pursuant to Section 8.04;

(ii) any breach of any covenant, agreement or other obligation of the Indemnitor contained in this Agreement; and

(iii) any hazard or defect, or alleged hazard or defect, in the manufacture, design, material or workmanship of any product (including any part or component) shipped or manufactured by, or services provided by, the Indemnitor or any Subsidiary of the Indemnitor prior to the Closing Date.

      (b) Centralink agrees to indemnify and hold harmless Grand, its Affiliates and their respective Representatives from and against any and all Damages resulting, directly or indirectly, from or in connection with: (i) to the extent that such Taxes exceed the Taxes which are included as a current liability in the Latest Company Balance Sheet, any and all Taxes of the Company or any Subsidiary of the Company for periods or portions thereof ending on or before the Closing Date, including taxes required to be withheld, but excluding Taxes for which reserves have been established to reflect timing differences between book and Tax income and (ii) except for Taxes payable by Grand HK pursuant to Section 2.07 hereof, any and all Taxes imposed upon or assessed against any of Grand HK, the Company, any Subsidiary of the Company or their respective assets as a result of the transfer to Grand HK of the Company Shares pursuant to this Agreement.

      12.03     Procedure for Indemnification.

      (a) Third Party Claims.

(i) Promptly after receipt by an Indemnitee of notice of the commencement of any Action by a third party (a “Third Party Claim”) with respect to any matter for which indemnification is or may be owing pursuant to Section 12.02, the Indemnitee will give notice thereof to the Indemnitor; provided, however, that the failure of the Indemnitee to notify the Indemnitor will not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor demonstrates that the defense of such Third Party Claim has been actually prejudiced by the Indemnitee’s failure to give such notice.

(ii) If any Action referred to in Section 12.02(b) 2(b)(a) (i) is brought against an Indemnitee and it gives notice to the Indemnitor of the commencement of such Action, the Indemnitor will, unless the Action involves Taxes, be entitled to participate in such Action, and (unless (x) the Indemnitor is also a party to such Action and the Indemnitee determines in good faith that joint representation would be inappropriate upon the advice of outside counsel that a conflict of interest exists between the Indemnitee and the Indemnitor with respect to such Action, or (y) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend such Action and provide indemnification with respect to such Action) may assume the defense of such Action with counsel satisfactory to the Indemnitee and, after notice from the Indemnitor to the Indemnitee of its election to assume the defense of such Action, the Indemnitor will not, as long as it diligently conducts such defense, be liable to the Indemnitee under this Article XII for any fees of other counsel with respect to the defense of such Action, in each case subsequently incurred by the Indemnitee in connection with the defense of such Action.

(iii) If the Indemnitor assumes the defense of an Action, (x) no compromise or settlement of the Third Party Claim or Action may be effected by the Indemnitor without the Indemnitee’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and the compromise or settlement will have no effect on, or provide, grounds for the basis of, any other Third Party Claims that may be made against the Indemnitee, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnitor; and (y) the Indemnitee will have no Liability with respect to any compromise or settlement of such Claims or Action effected without Indemnitee’s consent. Notwithstanding the assumption by the Indemnitor of the defense of any Claim or Action as provided in this Section 12.02(b)(b)(a) (iii), the Indemnitee will be permitted to join in such defense and to employ counsel at its own expense. If notice pursuant to Section 12.02(b) (b)(a) (i) is given to an Indemnitee of the commencement of any Action and the Indemnitor does not, within ten (10) days after such Indemnitee’s notice is given, give notice to the Indemnitee of its election to assume the defense of such Action, the Indemnitor will be bound by any determination made in such Action or any compromise or settlement effected by the Indemnitee.

(iv) Notwithstanding the foregoing, if the Indemnitee determines in good faith that there is a reasonable probability that an Action may adversely affect it or its Affiliates other than as a result of monetary Damages for which it would be entitled to indemnification under this Agreement, the Indemnitee may, by notice to the Indemnitor, assume the exclusive right to defend, compromise or settle such Action, but the Indemnitor will not be bound by any determination of an Action so defended or any compromise or settlement effected without its consent, which may not be unreasonably withheld.

(v) Indemnitor and Indemnitee agree to provide each other with reasonable access during regular business hours to the properties, Books and Records and Representatives of the other, as reasonably necessary in connection with the preparation for an existing or anticipated Action involving a Third Party Claim and its obligations with respect thereto pursuant to this Article XII.

      (b) Direct Claims. Any claim by an Indemnitee for indemnification not involving a Third Party Claim (a “Direct Claim”) may be asserted by giving the Indemnitor notice thereof. If the Indemnitor does not notify the Indemnitee within thirty (30) calendar days following its receipt of such notice that the Indemnitor disputes its Liability to the Indemnitee under Section 12.02, the claim specified by the Indemnitee in such notice will be conclusively deemed a Liability of the Indemnitor under Section 12.02 and the Indemnitor will pay the amount of such Liability to the Indemnitee on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date as the amount of such claim (or such portion thereof) becomes finally determined.

      12.04     Payment. With respect to any Third Party Claim for which indemnification is payable hereunder, Indemnitor will pay Indemnitee promptly after (i) the entry of judgment against the Indemnitee and the expiration of any applicable appeal period; (ii) the entry of a non-appealable judgment or final appellate decision against the Indemnitee; or (iii) the execution of any settlement agreement with respect to such Third Party Claim.

      12.05     Right to Indemnification Not Affected by Knowledge or Waiver.

      (a) The right to indemnification, payment of Damages or other remedy based upon breach of representations, warranties, covenants, agreements or obligations will not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation.

      (b) The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation, will not affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, agreements and obligations.

      12.06     Sole and Exclusive Remedy. Except as otherwise expressly provided herein, in the absence of fraud or intentional misrepresentation or intentional breach of warranty or covenant, indemnification pursuant to this Article XII will be the exclusive remedy of each Party against the others for the matters subject to indemnification set forth in this Article XII and will be in lieu of other remedies with respect thereto.

      12.07     Limitations on Liability.

      (a) No Person seeking to be indemnified hereunder will be entitled to any recovery from the proposed Indemnitor unless a claim for indemnification, specifying the factual basis of that claim in reasonable detail to the extent then known, is made on or before the expiration of time period for survival set forth in Section 12.01.

      (b) Neither Party shall be liable to indemnify the other Party for Damages in excess of two million four hundred thousand United States dollars (US$2,400,000) or the equivalent thereof in other currencies with respect to a Direct Claim based upon the circumstances described in clause (i) of Section 12.02. The foregoing limitation shall not apply to any claim for indemnification pursuant to either of clauses (ii) or (iii) of Section 12.02, with respect to any Third Party Claim or with respect to any Liability resulting from a breach of Sections 3.11(h) and Sections 3.11(k)-(m).

      (c) (i) Grand HK shall have the right, at its option, to satisfy any Direct Claim subject to the limitation set forth in the first sentence of Section 12.07(b) by causing to be issued to Centralink that number of Grand ADRs which shall be equal, at the Market Price, to the amount of the Damages subject to indemnification.

(ii) Centralink shall have the right, at its option, to satisfy any Direct Claim subject to the limitation set forth in the first sentence of Section 12.07(b) by surrendering to Grand HK that number of Grand ADRs which shall be equal, at the Market Price, to the amount of the Damages subject to indemnification.

      12.08     Indemnification Threshold. In the absence of fraud or intentional misrepresentation or intentional breach of warranty, the Liability of an Indemnitor with respect to any claim for indemnification under Section 12.02 shall not be payable unless and until the aggregate amount of Damages suffered or incurred by Indemnitee shall exceed one hundred fifty thousand United States dollars (US$150,000) or the equivalent thereof in other currencies, in which event the said amount shall be deducted from the actual amount of the Damages so suffered or incurred.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

      13.01     Expenses.

      (a) Subject to the provisions of Section 11.02, Article XII and Section 13.01(b) , prior to Closing, each of the Parties will pay all costs and expenses incurred by it or on its behalf in connection with the Agreement and the Transaction, including fees and expenses of its own Representatives, other than those fees which the Parties have previously agreed to share equally. Grand acknowledges and agrees, however, that (i) all expenses paid by Centralink prior to Closing arising out of or related to the negotiation, preparation, execution, delivery or performance of this Agreement or the other Transaction Documents, or the consummation of the Transaction, will be reimbursed prior to Closing by Grand US, and (ii) all such expenses incurred but unpaid prior to Closing, together with reasonable estimates of the expenses associated with the Closing and post-Closing actions, will be paid by Grand US immediately prior to Closing

      (b) If an Action is brought by a party to this Agreement for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party will be entitled to recover legal fees and costs incurred in that Action in addition to any other relief to which it may be entitled.

      13.02     Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written or electronic confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided, that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Party):

(a) If to Centralink:

Centralink Investments Limited
Room UG 202, Floor UG2,
Chinachem Golden Plaza
77 Mody Road
Tsimshatsui East
Kowloon, Hong Kong
Attention: Mr. Henry Hu
Facsimile No.: 852-2520-5515

with a copy to:

Dorsey & Whitney
One Pacific Place, Suite 3008
88 Queensway
Hong Kong
Attention: Steven C. Nelson, Esq.
Facsimile No.: 011-852-2524-3000

(b) If to Grand US or Grand HK prior to Closing:

Grand Toys International, Inc.
1710 Route Transcanadienne
Dorval, QC H9P 1H7
Canada
Attention: Mr. Elliot L. Bier
Facsimile No.: (514) 685-2825

with a copy to:

Katten Muchin Zavis Rosenman
575 Madison Avenue
New York, New York 10022
Attention: Paul J. Pollock, Esq.
Facsimile No.: (212) 894-5511

(c) If to Grand US or Grand HK subsequent to Closing:

Grand Toys International, Ltd.
Room UG 202, Floor UG2,
Chinachem Golden Plaza
77 Mody Road
Tsimshatsui East
Kowloon, Hong Kong
Attention: Mr. Henry Hu
Facsimile No.: 852-2520-5515

with a copy to:

Katten Muchin Zavis Rosenman
575 Madison Avenue
New York, New York 10022
Attention: Paul J. Pollock, Esq.
Facsimile No.: (212) 894-5511

      13.03     Arbitration. Except with respect to any dispute, Claim or controversy arising out of Sections 6.01, 6.02, 6.05, 7.02 and 7.04, any dispute, Claim or controversy arising out of or in connection with this Agreement shall be finally determined by arbitration in accordance with the International Arbitration Rules of the American Chamber of Commerce. Unless the Parties agree otherwise, there shall be three arbitrators. The place of arbitration shall be New York, New York, United States of America and the language of the arbitration shall be English. None of the Parties shall contest the choice of New York as the proper forum for such dispute and notice in accordance with Section 13.02 shall be sufficient for such arbitration panel to conduct such proceedings. Except as the arbitrators shall otherwise determine, the evidentiary aspects of the arbitral proceedings shall be conducted in accordance with the Rules on the Taking of Evidence in International Commercial Arbitration adopted by the Council of the International Bar Association on June 1, 1999.

      13.04     Governing Law. This Agreement will be interpreted and construed in accordance with and governed by the law of the State of New York, which shall be the proper law of this Agreement notwithstanding any rule or principle of conflict of laws under which any other body of law would be made applicable.

      13.05     Waiver. Except as otherwise provided herein, the rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Law, (i) no claim or right arising out of this Agreement or the Transaction Documents can be discharged by either Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given and will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or noncompliance; and (iii) no notice to or demand upon one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the Transaction Documents.

      13.06     Entire Agreement and Modification. This Agreement and the other Transaction Documents constitute a complete and exclusive statement of the terms of the agreement between the Parties with respect to the subject matter contained herein and therein and supersede all prior discussions, negotiations, proposals, offers, understandings and agreements between the Parties, including the Letter of Intent other than paragraph 14 thereof, which shall survive until the earlier of the termination of this Agreement or Closing, but excluding that certain Confidentiality Agreement by and among Grand, Centralink and F4A (the “Confidentiality Agreement”).

      13.07     No Oral Modification. This Agreement may not be amended except by a written Contract executed by the Party sought to be charged with the amendment. Any attempted amendment in violation of this Section 13.07 will be void ab initio.

      13.08     Assignments, Successors, and No Third-Party Beneficiaries. Neither Party may assign any of its rights under this Agreement or any Transaction Document without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement and the Transaction Documents will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement or the Transaction Documents will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or the Transaction Documents, or any provision of this Agreement or the Transaction Documents, except that Indemnitees will be entitled to indemnification as set forth in Article XII. Subject to the preceding sentence, this Agreement and the Transaction Documents and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and permitted assigns.

      13.09     Severability. If any provision of this Agreement is held invalid or unenforceable by any court or arbitration tribunal of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      13.10     Captions; Currency. The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

      13.11     Exhibits and Schedules. All exhibits and schedules are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the Transaction Documents but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

      13.12     Interpretation; Contra Preferendum Principle Excluded. For the purposes of this Agreement, (i) words in the singular will be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof”, “herein”, and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the word “or” will not be exclusive, (iv) the phrase “made available” will mean that the information referred to has been made available if requested by the party to whom such information is to be made available, (v) a “breach” of a representation, warranty, covenant, obligation or other provision of this Agreement or any Transaction Document will be deemed to have occurred if there is or has been (x) any inaccuracy in or breach of or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (y) any claim by any Person or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision; and the term “breach” means any such inaccuracy, failure, Claim, occurrence or circumstance. The Parties have participated jointly in the negotiation and drafting of this Agreement, and this Agreement will not be construed for or against either Party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective Parties.

      13.13     Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

      13.14     Counterparts; Facsimile. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same Contract and may be executed by facsimile.

[Signature Page Follows]

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties or their duly authorized officers as of the date first written above.

GRAND TOYS INTERNATIONAL, INC.

By:	/s/ ELLIOT L. BIER

Name: Elliot L. Bier
Title: Chairman

GENIUS GLORY LIMITED

By:	/s/ ELLIOT L. BIER

Name: Elliot L. Bier
Title: Director

CENTRALINK INVESTMENTS LIMITED

By:	/s/ HENRY HU

Name: Henry Hu
Title: Managing Director

AMENDMENT NO. 1 TO

SUBSCRIPTION AND EXCHANGE AGREEMENT

      This Amendment No. 1 to the Subscription and Exchange Agreement is made and entered into as of March 6, 2004 by and among GRAND TOYS INTERNATIONAL, INC., a corporation organized under the laws of the State of Nevada, USA (“Grand US”), GRAND TOYS INTERNATIONAL LIMITED (formerly Genius Glory Limited), a private limited company organized under the laws of the Hong Kong Special Administrative Region of the Peoples’ Republic of China (“Grand HK”), and CENTRALINK INVESTMENTS LIMITED, a limited company organized under the laws of the British Virgin Islands (“Centralink”).

RECITALS

      WHEREAS, on November 14, 2003, Grand US, Grand HK and Centralink entered into a certain Subscription and Exchange Agreement (the “Agreement”); and

      WHEREAS, Grand US, Grand HK and Centralink desire to modify certain provisions of the Agreement.

      NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the Parties hereto agree as follows:

      1. Section 11.01(d) of the Agreement is hereby amended by deleting the text thereof in its entirety and, as so amended, shall read in its entirety as follows:

“(d) by either Grand US or Centralink if the Closing has not occurred, other than through the failure of the Party seeking to terminate this Agreement fully to comply with its obligations under this Agreement, on or before May 31, 2004, or such later date as the Parties may agree upon; or”

      2. Section 13.01(a) of the Agreement is hereby amended by deleting the text thereof in its entirety and, as so amended, shall read in its entirety as follows:

“(a) Subject to the provisions of Section 11.02, Article XII and Section 13.01(b), prior to Closing, each of the Parties will pay all costs and expenses incurred by it or on its behalf in connection with the Agreement and the Transaction, including fees and expenses of its own Representatives, other than those fees which the Parties have previously agreed to share equally. The Parties acknowledge and agree, however, that (i) all expenses paid by Centralink prior to Closing arising out of or related to the negotiation, preparation, execution, delivery or performance of this Agreement or the other Transaction Documents, or the consummation of the Transaction, will be reimbursed prior to Closing by Playwell, (ii) Playwell shall cause to be paid all expenses incurred by Centralink but unpaid prior to Closing, together with reasonable estimates of the expenses associated with the Closing and post-Closing actions, and (iii) Centralink shall cause to be paid or reimbursed all expenses paid or incurred by Grand prior to Closing arising out of or related to the negotiation, preparation, execution, delivery or performance of this Agreement or the other Transaction Documents, or the consummation of the Transaction.”

      3. This Amendment No. 1 to the Agreement will be interpreted and construed in accordance with and governed by the law of the State of New York, which shall be the proper law of this Agreement notwithstanding any rule or principle of conflict of laws under which any other body of law would be made applicable.

      4. Except as amended hereby, the terms of the Agreement shall remain in full force and effect and are incorporated herein by reference.

      5. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

      6. This Amendment No. 1 to the Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed to be an original copy of this Amendment No. 1 and all of which together will be deemed to constitute one and the same Contract and may be executed by facsimile.

[Signature Page Follows]

B-A-1

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties or their duly authorized officers as of the date first written above.

GRAND TOYS INTERNATIONAL, INC.

By:	/s/ ELLIOT L. BIER

Name: Elliot L. Bier

Title:	Chairman

GRAND TOYS INTERNATIONAL LIMITED

By:	/s/ ELLIOT L. BIER

Name: Elliot L. Bier

Title:	Director

CENTRALINK INVESTMENTS LIMITED

By:	/s/ HENRY HU

Name: Henry Hu

Title:	Managing Director

B-A-2

AMENDMENT NO. 2 TO

SUBSCRIPTION AND EXCHANGE AGREEMENT

      This Amendment No. 2 to the Subscription and Exchange Agreement is made and entered into as of March 31, 2004 by and among GRAND TOYS INTERNATIONAL, INC., a corporation organized under the laws of the State of Nevada, USA (“Grand US”), GRAND TOYS INTERNATIONAL LIMITED (formerly Genius Glory Limited), a private limited company organized under the laws of the Hong Kong Special Administrative Region of the Peoples’ Republic of China (“Grand HK”), and CENTRALINK INVESTMENTS LIMITED, a limited company organized under the laws of the British Virgin Islands (“Centralink”).

RECITALS

      WHEREAS, Grand US, Grand HK and Centralink are parties to that certain Subscription and Exchange Agreement dated as of November 14, 2003, as amended by that certain Amendment No. 1 to the Subscription and Exchange Agreement dated as of March 6, 2004 (as so amended, the “Agreement”); and

      WHEREAS, Grand US, Grand HK and Centralink desire to modify further certain provisions of the Agreement.

      NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the Parties hereto agree as follows:

      1. Section 1.01 of the Agreement is hereby amended as follows:

(a) The definitions of the following existing terms are amended to read as shown:

“‘Subscription ADRs’ — as defined in Section 2.03A.”

“‘Subscription Price’ — as defined in Section 2.03A.”

(b) The following additional definitions are inserted in the appropriate places for the maintenance of alphabetical order:

“‘Additional Subscription ADRs’ — as defined in Section 2.03A.”

“‘Additional Subscription Price’ — as defined in Section 2.03A.”

“‘Initial Subscription ADRs’ — as defined in Section 2.02.”

“‘Initial Subscription Price’ — as defined in Section 2.02.”

“‘Purchase Agreement’ — as defined in Section 9.16.”

      2. Section 2.01(a)(i) of the Agreement is hereby amended to read in its entirety as follows:

“(i) Grand HK shall take such corporate actions as shall be necessary to amend its memorandum and articles of association to read in their entirety as set forth in Exhibit A.”

      3. Section 2.02 of the Agreement is hereby amended by inserting the word “Initial” before the word “Subscription” in the title, by replacing the words “Subscription Price” wherever they appear with the words “Initial Subscription Price” and by replacing the words “Subscription ADRs” wherever they appear with the words “Initial Subscription ADRs”.

      4. A new Section 2.03A, reading in its entirety as follows, is inserted immediately after Section 2.03 of the Agreement:

“2.03A Additional Subscription. At the Closing and immediately following the completion of the exchange provided for in Section 2.03, the following additional transaction shall be completed: On the basis of the representations, warranties, covenants and agreements of Grand HK and Grand US, and subject to the satisfaction or waiver of the conditions set forth in Article IX, Grand HK shall cause to be issued to Centralink, and Centralink shall subscribe for and purchase from the Depositary, an additional two million

B-B-1

(2,000,000) Grand ADRs (the “Additional Subscription ADRs” and, together with the Initial Subscription ADRs, the “Subscription ADRs”), at an issue price of US$4.00 per Grand ADR, or US$8,000,000 in the aggregate (the “Additional Subscription Price” and, together with the Initial Subscription Price, the “Subscription Price”); and

      5. Article VII of the Agreement is hereby amended by adding a new Section 8.11 which shall read in its entirety as follows:

“8.11 Directors’ and Officers’ Indemnification and Insurance.

(a) Grand US as the surviving corporation in the Reincorporation Merger shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers, and employees of Grand US and its Subsidiaries (A) to the same extent such individuals are indemnified or have the right to advancement of expenses as of the date of this Agreement by Grand US pursuant to its Amended and Restated Articles of Incorporation and Amended and Restated By-Laws and to the fullest extent permitted by Law, in each case for acts or omissions occurring at or prior to the Effective Time and (ii) include or cause to be maintained in effect in the Articles of Incorporation of Grand US as the surviving corporation in the Reincorporation Merger, provisions regarding elimination of liability of directors, indemnification of officers, officers and employees and advances of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current Amended and Restated Articles of Incorporation and Amended and Restated By-Laws of Grand US.

(b) Centralink shall exercise its rights as beneficial owner of ordinary shares in Grand HK to the end that the provisions of Article 140 of the Memorandum and Articles of Association of Grand HK, as set out in Exhibit A, shall not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of Grand HK, unless such modification shall be required by Law or the applicable rules of any securities exchange or market quotation system on which securities of Grand HK may from time to time be listed or quoted.

(c) Prior to the Effective Time, Grand US shall purchase a directors’ and officers’ liability insurance policy in form and substance permitted by Law and reasonably satisfactory to Centralink (the “Tail Policy”) providing “tail” coverage to persons serving as officers and directors of Grand US in respect of events or circumstances occurring prior to the Effective Time. The Tail Policy shall (i) have a term of six years from the date thereof and (ii) provide no greater coverage and contain terms and conditions that are not materially more favorable than those provided by the directors’ and officers’ liability insurance policy maintained in force by Grand US as of November 14, 2003 .”

      6. Article IX of the Agreement is hereby amended by adding a new Section 9.16 which shall read in its entirety as follows:

“9.16 ADR Purchase. Centralink, Mars and Altro shall have entered into an agreement in the form set forth in Exhibit D (the “Purchase Agreement”) pursuant to which Centralink shall have agreed to purchase from Altro and his Affiliates 465,634 Grand ADRs and from Mars and his Affiliates 458,553 Grand ADRs, in each case at a purchase price of $4.00 per Grand ADR, payment thereof to be made within three days after Mars and Altro and/or their Affiliates shall have surrendered the certificates formerly representing their shares of Grand US common stock in accordance with the terms of the Reincorporation Merger.”

      7. Section 10.07 of the Agreement is hereby amended by deleting the text thereof in its entirety and, as so amended, shall read in its entirety as follows:

“10.07 D&W Legal Opinion. Grand US and Grand HK will have received the opinion of Dorsey & Whitney, counsel to Centralink, substantially in the form annexed as Exhibit E.”

B-B-2

      8. Article X of the Agreement is hereby further amended by adding a new Section 10.23 which shall read in its entirety as follows:

“10.23 ADR Purchase. Centralink, Mars and Altro shall have entered into the Purchase Agreement.”

      9. Section 11.01(d) of the Agreement is hereby amended by deleting the text thereof in its entirety and, as so amended, shall read in its entirety as follows:

“(d) by either Grand US or Centralink if the Closing has not occurred, other than through the failure of the Party seeking to terminate this Agreement fully to comply with its obligations under this Agreement, on or before May 31, 2004, or such later date as the Parties may agree upon; or”

      10. Section 13.03 of the Agreement is hereby amended by deleting the words “American Chamber of Commerce” and inserting in lieu thereof the words “American Arbitration Association”.

      11. The Agreement is further hereby amended as follows:

(a) The form of the Memorandum and Articles of Association of Grand HK attached hereto as Appendix 1 is hereby annexed to the Agreement as Exhibit A.

(b) The form of ADR Purchase Agreement attached hereto as Appendix 2 is hereby annexed to the Agreement as Exhibit D.

(c) The form of Shareholders’ Agreement attached as Exhibit C to the Agreement is hereby amended by deleting the text thereof in its entirety and inserting in its place the Shareholders’ Agreement attached hereto as Appendix 3.

(d) The form of opinion attached hereto as Appendix 4 is hereby annexed to the Agreement as Exhibit E.

      12. This Amendment No. 2 to the Agreement will be interpreted and construed in accordance with and governed by the law of the State of New York, which shall be the proper law of this Agreement notwithstanding any rule or principle of conflict of laws under which any other body of law would be made applicable.

      13. Except as amended hereby, the terms of the Agreement shall remain in full force and effect and are incorporated herein by reference.

      14. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

      15. This Amendment No. 2 to the Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed to be an original copy of this Amendment No. 2 and all of which together will be deemed to constitute one and the same Contract and may be executed by facsimile.

[Signature Page Follows]

B-B-3

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties or their duly authorized officers as of the date first written above.

GRAND TOYS INTERNATIONAL, INC.

By:	/s/ ELLIOT L. BIER

Elliot L. Bier
Chairman

GRAND TOYS INTERNATIONAL LIMITED

By:	/s/ ELLIOT L. BIER

Name: Elliot L. Bier

Title:

CENTRALINK INVESTMENTS LIMITED

By:	/s/ CHENG HSIEH

Cheng Hsieh

B-B-4

AMENDMENT NO. 3 TO

SUBSCRIPTION AND EXCHANGE AGREEMENT

      This Amendment No. 3 to the Subscription and Exchange Agreement is made and entered into as of May 31, 2004 by and among GRAND TOYS INTERNATIONAL, INC., a corporation organized under the laws of the State of Nevada, USA (“Grand US”), GRAND TOYS INTERNATIONAL LIMITED (formerly Genius Glory Limited), a private limited company organized under the laws of the Hong Kong Special Administrative Region of the Peoples’ Republic of China (“Grand HK”), and CENTRALINK INVESTMENTS LIMITED, a limited company organized under the laws of the British Virgin Islands (“Centralink”).

RECITALS

      WHEREAS, Grand US, Grand HK and Centralink are parties to that certain Subscription and Exchange Agreement dated as of November 14, 2003, as amended by that certain Amendment No. 1 to the Subscription and Exchange Agreement dated as of March 6, 2004 and Amendment No. 2 to the Subscription and Exchange Agreement dated as of March 31, 2004 (as so amended, the “Agreement”); and

      WHEREAS, Grand US, Grand HK and Centralink desire to modify certain provisions of the Agreement.

      NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the Parties hereto agree as follows:

      1. Section 11.01(d) of the Agreement is hereby amended by deleting the text thereof in its entirety and, as so amended, shall read in its entirety as follows:

“(d) by either Grand US or Centralink if the Closing has not occurred, other than through the failure of the Party seeking to terminate this Agreement fully to comply with its obligations under this Agreement, on or before July 31, 2004, or such later date as the Parties may agree upon; or”

      2. This Amendment No. 3 to the Agreement will be interpreted and construed in accordance with and governed by the law of the State of New York, which shall be the proper law of this Agreement notwithstanding any rule or principle of conflict of laws under which any other body of law would be made applicable.

      3. Except as amended hereby, the terms of the Agreement shall remain in full force and effect and are incorporated herein by reference.

      4. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

      5. This Amendment No. 3 to the Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed to be an original copy of this Amendment No. 3 and all of which together will be deemed to constitute one and the same Contract and may be executed by facsimile

B-C-1

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties or their duly authorized officers as of the date first written above.

GRAND TOYS INTERNATIONAL, INC.

By:	/s/ ELLIOT L. BIER

Elliot L. Bier
Chairman

GRAND TOYS INTERNATIONAL LIMITED

By:	/s/ ELLIOT L. BIER

Elliot L. Bier
Director

CENTRALINK INVESTMENTS LIMITED

By:	/s/ HENRY HU

Henry Hu
Managing Director

B-C-2

AMENDMENT NO. 4 TO

SUBSCRIPTION AND EXCHANGE AGREEMENT

      This Amendment No. 4 to the Subscription and Exchange Agreement is made and entered into as of July 26, 2004 by and among GRAND TOYS INTERNATIONAL, INC., a corporation organized under the laws of the State of Nevada, USA (“Grand US”), GRAND TOYS INTERNATIONAL LIMITED (formerly Genius Glory Limited), a private limited company organized under the laws of the Hong Kong Special Administrative Region of the Peoples’ Republic of China (“Grand HK”), and CENTRALINK INVESTMENTS LIMITED, a limited company organized under the laws of the British Virgin Islands (“Centralink”).

RECITALS

      WHEREAS, Grand US, Grand HK and Centralink are parties to that certain Subscription and Exchange Agreement dated as of November 14, 2003, as amended by that certain Amendment No. 1 to the Subscription and Exchange Agreement dated as of March 6, 2004, Amendment No. 2 to the Subscription and Exchange Agreement dated as of March 31, 2004 and Amendment No. 3 to the Subscription and Exchange Agreement dated as of May 31, 2004 (as so amended, the “Agreement”); and

      WHEREAS, Grand US, Grand HK and Centralink desire to modify certain provisions of the Agreement.

      NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the Parties hereto agree as follows:

      1. Section 1.01 of the Agreement is hereby amended as follows:

(a) The definition of the capitalized term “Gatelink Reorganization” is hereby deleted in its entirety.

(b) The following existing definition is hereby amended to read as shown:

           “Bridge Loan Assignment — as defined in Section 2.02(i).”

(c) The following additional definitions are inserted in the appropriate places for the maintenance of alphabetical order:

           “Acquired Assets — as defined in Section 2.02(i).”

           “Assumed Liabilities — as defined in Section 2.02(i).”

           “Bridge Loan Assignment — as defined in Section 2.02(ii).”

           “Empire — as defined in Section 2.02(v).”

           “F4A Asset Assignment — as defined in Section 2.02(ii).”

           “F4A Purchase Agreement — as defined in Section 2.02(i).”

      2. Section 2.02 of the Agreement is hereby amended by deleting the text thereof in its entirety and, as so amended, shall read in its entirety as follows:

“2.02. Initial Subscription for and Purchase of Grand HK ADSs. On the basis of the representations, warranties, covenants and agreements, and subject to the satisfaction or waiver of the conditions, set forth in this Agreement, at the Closing and immediately following the Reincorporation Merger, Grand HK shall cause to be issued to Centralink, and Centralink shall subscribe for and purchase from the Depositary, three million (3,000,000) Grand ADRs (the “Initial Subscription ADRs”), at an issue price of US$1.00 per Grand ADR, or US$3,000,000 in the aggregate (the “Initial Subscription Price”); provided, however, that:

(i) in the event that, on or before the Closing, Centralink has acquired certain assets (the “Acquired Assets”) and assumed certain liabilities (the “Assumed Liabilities”) from F4A pursuant to that certain Asset Purchase Agreement dated July 22, 2004, by and between Centralink and F4A (the “F4A Purchase Agreement”), subject to clause (iv) below, Centralink shall have the right and option to satisfy US$2,300,000 of the Initial Subscription Price by assigning to Grand HK or its designee the Acquired Assets, in which case Grand HK or its designee shall assume the Assumed Liabilities;

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(ii) in the event that, on or before the Closing, Centralink has not acquired the Acquired Assets and assumed the Assumed Liabilities pursuant to the F4A Purchase Agreement, subject to clauses (iii) and (iv) below, Centralink shall have the right and option to satisfy US$2,300,000 of the Initial Subscription Price by assigning (A) to Grand HK US$2,300,000 of the principal amount of the Bridge Loan, together with the right to receive interest thereon from and after the Closing Date (the “Bridge Loan Assignment”), and (B) to Grand HK or its designee all of Centralink’s rights and obligations under the F4A Purchase Agreement (the “F4A Asset Assignment”);

(iii) in the event that Centralink elects to pay a portion of the Initial Subscription Price as provided in clause (ii) hereof and Grand HK or its designee shall not have acquired the Acquired Assets and assumed the Assumed Liabilities pursuant to the F4A Purchase Agreement on or before December 31, 2004 and any portion of Bridge Loan assigned to Grand HK shall remain unpaid on December 31, 2004, Centralink shall make a cash capital contribution to Grand HK equal to the difference between US$2,300,000 and the aggregate payments of principal and interest received by Grand HK, if any, in respect of such indebtedness, net of any unreimbursed collection costs theretofore incurred by Grand HK, and Grand HK shall reassign to Centralink the unpaid portion of the Bridge Loan, if applicable, and the rights and obligations under the F4A Purchase Agreement, if applicable; and

(iv) in the event that Centralink elects to pay a portion of the Initial Subscription Price pursuant to clauses (i) or (ii) above, Centralink shall, at its sole cost and expense, promptly engage Empire Valuation Consultants, LLC (“Empire”) to conduct a valuation of the Acquired Assets and the Assumed Liabilities and, in the event that Empire determines that the value of the Acquired Assets, net of the Assumed Liabilities, shall be less than US$2,300,000, then, within five days after Empire delivers its report, but in no event earlier than the consummation of the assignment of the Acquired Assets to, and the assumption of the Assumed Liabilities by, Grand HK or its designee or later than December 31, 2004, Centralink shall make a cash capital contribution to Grand HK equal to the difference between US$2,300,000 and the amount determined by Empire to be the value of the Acquired Assets.”

      3. Schedule 3.05 to the Agreement is hereby amended by deleting the text thereof in its entirety and, as so amended, shall read in its entirety as attached hereto as Exhibit A.

      4. Section 6.07 of the Agreement is hereby amended by deleting the heading and text thereof in its entirety and, as so amended, shall read in its entirety as follows:

      “6.07 [Reserved.]”

      5. Section 10.18 of the Agreement is hereby amended by deleting the heading and text thereof in its entirety and, as so amended, shall read in its entirety as follows:

      “10.18 [Reserved.]”

      6. Section 12.01 of the Agreement is hereby amended by deleting the heading and text thereof in its entirety and, as so amended, shall read in its entirety as follows:

“12.01 Survival. Notwithstanding any right of either Party to fully investigate the affairs of the other Party (and, in the case of Grand, of the Company) and any knowledge of facts determined or determinable by such Party pursuant to such investigation or right of investigation, the representations, warranties, covenants and agreements of the other Party contained in this Agreement, or listed or disclosed on any Schedule hereto or in any other Transaction Document shall survive the Closing. All covenants, agreements and Closing certifications made by the Parties shall survive the execution and delivery of this Agreement and the Closing hereunder. All of the representations and warranties made by the Parties shall survive the execution and delivery of this Agreement and the Closing hereunder for a period of twenty-four (24) months following the Closing Date; provided, however, that there shall be no termination of any such representation or warranty as to which a claim has been asserted prior to the termination of such survival period, provided further, that the representations and warranties made by Centralink in Section 3.11(h) and Section 3.11(k)-(l) shall survive for the applicable Tax law statute of limitations period plus 10 days.”

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      7. A new Section 12.02(c), reading in its entirety as follows, is inserted immediately after Section 12.02(b) of the Agreement:

“(c) Centralink agrees to indemnify and hold harmless Grand HK from and against any and all Damages resulting, directly or indirectly, from or in connection with the carrying on of any business by Gatelink outside the territory of the HKSAR prior to the Closing Date.”

      8. Section 12.03(a)(ii) of the Agreement is hereby amended by deleting the text thereof in its entirety and, as so amended, shall read in its entirety as follows:

“(ii) If any Action referred to in Section 12.03(a)(i) is brought against an Indemnitee and it gives notice to the Indemnitor of the commencement of such Action, the Indemnitor will, unless the Action involves Taxes, be entitled to participate in such Action, and (unless (x) the Indemnitor is also a party to such Action and the Indemnitee determines in good faith that joint representation would be inappropriate upon the advice of outside counsel that a conflict of interest exists between the Indemnitee and the Indemnitor with respect to such Action, or (y) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend such Action and provide indemnification with respect to such Action) may assume the defense of such Action with counsel satisfactory to the Indemnitee and, after notice from the Indemnitor to the Indemnitee of its election to assume the defense of such Action, the Indemnitor will not, as long as it diligently conducts such defense, be liable to the Indemnitee under this Article XII for any fees of other counsel with respect to the defense of such Action, in each case subsequently incurred by the Indemnitee in connection with the defense of such Action.”

      9. Section 12.03(a)(iii) of the Agreement is hereby amended by deleting the heading and text thereof in its entirety and, as so amended, shall read in its entirety as follows:

“(iii) If the Indemnitor assumes the defense of an Action, (x) no compromise or settlement of the Third Party Claim or Action may be effected by the Indemnitor without the Indemnitee’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and the compromise or settlement will have no effect on, or provide, grounds for the basis of, any other Third Party Claims that may be made against the Indemnitee, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnitor; and (y) the Indemnitee will have no Liability with respect to any compromise or settlement of such Claims or Action effected without Indemnitee’s consent. Notwithstanding the assumption by the Indemnitor of the defense of any Claim or Action as provided in this Section 12.03(a)(iii), the Indemnitee will be permitted to join in such defense and to employ counsel at its own expense. If notice pursuant to Section 12.03(a)(i) is given to an Indemnitee of the commencement of any Action and the Indemnitor does not, within ten (10) days after such Indemnitee’s notice is given, give notice to the Indemnitee of its election to assume the defense of such Action, the Indemnitor will be bound by any determination made in such Action or any compromise or settlement effected by the Indemnitee.”

      10. Section 12.07(b) of the Agreement is hereby amended by deleting the heading and text thereof in its entirety and, as so amended, shall read in its entirety as follows:

“(b) Neither Party shall be liable to indemnify the other Party for Damages in excess of two million four hundred thousand United States dollars (US$2,400,000) or the equivalent thereof in other currencies with respect to a Direct Claim based upon the circumstances described in clause (i) of Section 12.02(a). The foregoing limitation shall not apply to any claim for indemnification pursuant to either of clauses (ii) or (iii) of Section 12.02(a), or Section 12.02(c) with respect to any Third Party Claim or with respect to any Liability resulting from a breach of Sections 3.11(h) and Sections 3.11(k)-(l).”

      11. This Amendment No. 4 to the Agreement will be interpreted and construed in accordance with and governed by the law of the State of New York, which shall be the proper law of this Agreement notwithstanding any rule or principle of conflict of laws under which any other body of law would be made applicable.

      12. Except as amended hereby, the terms of the Agreement shall remain in full force and effect and are incorporated herein by reference.

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      13. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

      14. This Amendment No. 4 to the Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed to be an original copy of this Amendment No. 4 and all of which together will be deemed to constitute one and the same Contract and may be executed by facsimile.

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties or their duly authorized officers as of the date first written above.

GRAND TOYS INTERNATIONAL, INC.

By:	/s/ ELLIOT L. BIER

Elliot L. Bier
Chairman

GRAND TOYS INTERNATIONAL LIMITED

By:	/s/ ELLIOT L. BIER

Elliot L. Bier
Director

CENTRALINK INVESTMENTS LIMITED

By:	/s/ HENRY HU

Henry Hu
Managing Director

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Exhibit A

(Schedule 3.05 to Amendment No. 4 to Subscription and Exchange Agreement

is available upon request)

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ANNEX C

FAIRNESS OPINION

PRIVATE & CONFIDENTIAL

March 31, 2004

Board of Directors of

Grand Toys International, Inc.
1710 Route Transcanadienne
Dorval, Quebec, Canada H9P 1H7

Dear Sirs:

      The Grand Toys International, Inc. (“Grand”) Board of Directors (the “Board”) has engaged Empire Valuation Consultants, LLC (“Empire”) to express our opinion as to the fairness to Grand’s common shareholders, from a financial point of view, of the proposed Subscription and Exchange Agreement, including Amendments No. 1 and No. 2 (the “Agreement”), among Grand, Genius Glory Limited (“Grand HK”), and Centralink Investments Ltd. (“Centralink”). Capitalized terms defined in the Agreement dated November 14, 2003 and used herein shall have the same meanings as set forth in the Agreement, unless otherwise specifically defined herein. The effective date of this Fairness Opinion (the “Opinion”) is March 31, 2004, on or about the date a form F-4 document (a registration statement for foreign private issuers issued in certain business transactions) related to the Agreement was expected to be filed with the Securities and Exchange Commission (the “SEC”). Centralink is the sole beneficial owner of all of the issued and outstanding shares in the capital of Playwell International Limited (“Playwell”), a private limited company organized under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China.

      The following highlights certain terms of the Agreement:

1. Grand HK shall change its corporate name to Grand Toys International, Limited and the memorandum and articles of association of Grand HK shall be amended so as to read on a substantive basis as closely as reasonably practicable to the Articles of Incorporation and Amended and Restated Bylaws of Grand that are currently in effect;

2. Grand HK shall enter into customary Contracts with the Hong Kong and Shanghai Banking Corporation or such other institution in Hong Kong as the Parties shall agree (the “Custodian”) and the Bank of New York or such other United States banking institution as the Parties shall agree (the “Depositary”) providing for (i) the issuance to the Custodian of Grand Ordinary Shares and (ii) the issuance by the Depositary from time to time, if and as directed by Grand, of Grand ADRs.

3. Grand will cause to be organized as a wholly-owned subsidiary of Grand HK a new Nevada corporation to be called GTI Acquisition Corp. (“Grand Merger Sub”);

4. At or immediately prior to the Closing, Grand shall merge with Grand Merger Sub in a statutory merger under Nevada law in which Grand will be the surviving corporation. In connection with the Reincorporation Merger:

a. Each share of Grand Common Stock issued and outstanding as of the effective time (“Effective Time”) shall be converted in the Reincorporation Merger into the automatic right on the part of the holder to receive, upon such holder’s surrender of certificates formerly representing shares of Grand Common Stock, one Grand ADR for each share of Grand Common Stock owned by such holder.

b. Each share of Grand Common Stock held in the treasury of Grand as of the Effective Time shall be cancelled.

c. Each option and warrant for the purchase of Grand Common Stock outstanding as of the Effective Time, shall be converted into the right to receive, upon exercise, that number of Grand ADRs that shall be equal to the number of shares of Grand Common Stock represented by such options or warrants prior to the effective time of the Reincorporation Merger.

d. Each share of Grand HK owned, directly or indirectly, by Grand shall be transferred to the Custodian for reissuance.

5. Grand HK shall cause to be issued to Centralink, and Centralink shall subscribe for and purchase from the Depositary, three million (3,000,000) Grand ADRs (the “Subscription ADRs”), at an issue price of US$1.00 per Grand ADR or US$3,000,000 in the aggregate (the “Subscription Price”); provided, however, that Centralink shall have the right and option to satisfy all or a portion of the Subscription Price by assigning to Grand HK up to US$2,300,000 of the principal amount of the Bridge Loan, together with the right to receive interest thereon from and after the Closing Date (the “Bridge Loan Assignment”), in which event Centralink shall deliver an amount in cash equal to the difference between US$3,000,000 and the principal amount of the Bridge Loan Assignment, but in no event less than US$700,000; provided, further, in the event that any portion of Bridge Loan assigned to Grand HK shall remain unpaid on December 31, 2004, Centralink shall make a cash capital contribution to Grand HK equal to the difference between US$3,000,000 and the aggregate payments of principal and interest received by Grand HK in respect of such indebtedness, net of any unreimbursed collection costs theretofore incurred by Grand, and Grand HK shall reassign to Centralink the unpaid portion of the Bridge Loan.

6. Grand HK shall cause to be issued to Centralink, and Centralink shall subscribe for and purchase from the Depositary, an additional two million (2,000,000) Grand ADRs (the “Additional Subscription ADRs” and, together with the Initial Subscription ADRs, the “Subscription ADRs”), at an issue price of US$4.00 per Grand ADR, or US$8,000,000 in the aggregate (the “Additional Subscription Price” and, together with the Initial Subscription Price, the “Subscription Price”).

7. Centralink shall sell, assign and transfer to Grand HK, and Grand HK shall purchase, assume and accept from Centralink, the Shares of Playwell, in exchange for which Grand HK shall cause five million (5,000,000) Grand ADRs (the “Exchange ADRs”) to be issued to Centralink;

8. The number and value of the Exchange ADRs shall be subject to adjustment or offset in accordance with the following provisions:

a. In the event that Playwell and the Subsidiaries of Playwell, on a consolidated basis, should fail to achieve EBITDA of US$3,600,000 (“Playwell Target EBITDA”) or more for the twelve (12) months ending December 31, 2003, the number of the Exchange ADRs shall be reduced, or their value offset, by an amount equal to the difference between Playwell Target EBITDA and Playwell’s actual EBITDA for such twelve-month period; and

b. In the event that Grand and any Subsidiaries of Grand in existence on the date hereof, on a consolidated basis, fail to achieve EBITDA of US$675,000 (“Grand Target EBITDA”) or more for the twelve (12) months ending December 31, 2003, the number of the Exchange ADRs shall be increased by an amount equal to the difference between Grand Target EBITDA and Grand’s actual EBITDA for such twelve-month period.

9. Grand HK shall purchase from Altro and his Affiliates 465,634 Grand ADRs and from Mars and his Affiliates 458,553 Grand ADRs, at a purchase price of $4.00 per ADR.

10. The current board of directors of Grand will be reconstituted. The new board of directors will consist of five directors, two that will be nominated by Centralink, two that will be nominated by David Mars and Steve Altro, and one that will be nominated by the independent directors (nominated by each of Centralink and Mars and Altro).

11. The Agreement may, by notice given prior to or at the closing, be terminated by the following termination events:

a. by mutual written consent of Grand, Grand HK and Centralink;

b. by Grand or Centralink pursuant to Section 7.02 of the Agreement;

c. (i) by Grand if satisfaction of any of the conditions contained in Article X of the Agreement becomes impossible, other than through the failure of Grand or Grand HK to comply with its obligations under the Agreement, and Grand and Grand HK have not waived such condition on or before the Closing Date; or (ii) by Centralink if satisfaction of any of the conditions contained in

Article IX of the Agreement becomes impossible, other than through the failure of Centralink to comply with its obligations under the Agreement, and Centralink has not waived such condition on or before the Closing Date;

d. by either Grand US or Centralink if the Closing has not occurred, other than through the failure of the Party seeking to terminate this Agreement fully to comply with its obligations under this Agreement, on or before May 31, 2004, or such later date as the Parties may agree upon; or

e. by either Grand or Centralink if the other Party has committed a material breach of the Agreement and such breach has not been waived.

      Empire is opining as to whether the Agreement is fair in total, from a financial point of view, to Grand’s common shareholders. Empire is opining to the collective terms of the Agreement in its entirety and not to specific individual components of the Agreement. Specifically excluded from consideration in Empire’s Opinion is the proposed purchase from Altro and his Affiliates of 465,634 Grand HK ADRs and from Mars and his Affiliates of 458,553 Grand HK ADRs, at a purchase price of $4.00 per ADR (the “Excluded Transaction”). Empire is not opining to the fairness of the Excluded Transaction, from a financial point of view.

Review and Valuation Process

      In connection with our analysis, we researched and/or reviewed various materials and documents and held discussions with certain individuals.

      Regarding Grand, Empire has:

•	Held discussions with senior management and the Chairman of the Board of Grand, concerning Grand’s history, operations, finances, and outlook as of the Valuation Date;

•	Analyzed the historical audited financial statements of Grand for the years ended December 31, 1998 through 2002, as well as draft audited financial statements for the year ending December 31, 2003;

•	Analyzed management’s internally-prepared forecast for the years ending December 31, 2004 through 2008;

•	Reviewed relevant Securities and Exchange Commission Filings for Grand including 10-Ks, 10-Qs, and 8-Ks;

•	Reviewed relevant industry reports and analyst reports;

•	Reviewed economic, industry, and market related data, factors, and outlooks;

•	Reviewed the stock prices and trading history for Grand;

•	Visited Grand’s headquarters located at 1710 Route Transcanadienne, Dorval, Quebec, Canada;

•	Researched potentially comparable companies that were publicly traded and reviewed relevant transaction data on potentially comparable companies that were acquired;

•	Reviewed the Agreement and related documents; and

•	Reviewed such other information regarding Grand that was deemed relevant to the analysis.

Regarding Playwell, Empire has:

•	Held discussions with the senior management and directors of Playwell;

•	Analyzed management’s internally-prepared financial statements for Playwell for the years ended December 31, 2000 through 2003;

•	Analyzed management’s internally-prepared forecast for the years ending December 31, 2004 through 2008;

•	Analyzed draft audited financial statements for Playwell for 2002 and 2003, as well as for the period from December 13, 2000 to December 31, 2001, prepared according to accounting principles generally accepted in Hong Kong;

•	Reviewed relevant industry reports and analyst reports;

•	Reviewed economic, industry, and market related data, factors, and outlooks;

•	Visited Playwell’s Honk Kong Toy Centre Limited and Gatelink Mould Engineering Limited subsidiaries.

•	Researched potentially comparable companies that were publicly traded and reviewed relevant transaction data on potentially comparable companies that were acquired;

•	Reviewed draft due diligence document prepared by KPMG transaction services dated October 15, 2003;

•	Reviewed the Agreement and related documents; and

•	Reviewed such other information regarding Playwell that was deemed relevant to the analysis.

      Regarding the proposed Agreement, Empire reviewed and discussed appropriate aspects and draft valuation analyses with Grand’s management on various dates and had discussions with its management and outside directors on February 12, 2004.

Limiting Conditions

      This letter is provided to the Board of Directors of Grand in connection with and for the purpose of its evaluation of the Agreement. This opinion does not constitute a recommendation to any stockholder of Grand as to how the stockholder should vote with respect to the Agreement.

      In connection with our analysis, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial or other information provided to us or publicly available. We visited Grand and Playwell’s headquarters locations, but we have not done an independent appraisal of any tangible assets of Grand or Playwell.

      Our Opinion is necessarily based on business, economic, market, financial, and other conditions, as they exist as of the date of this letter. We have also relied upon and assumed, without independent verification, that the financial forecasts and projections that were provided and approved by Grand and Playwell have been reasonably prepared and reflect the best currently available estimates of the future financial results and conditions of Grand and Playwell, and we do not assume any responsibility for their accuracy. Nevertheless, nothing has come to Empire’s attention that would render the use of, and reliance upon, the aforementioned projections and other information provided by Grand and Playwell’s management as being unreasonable.

      This Opinion does not take into consideration any tax consequences as a result of the proposed Agreement.

      Empire has assumed that the final Agreement, SEC filings, and related documents will contain text, terms, and data substantially similar to those upon which Empire has relied.

Fairness Opinion

      Based upon the foregoing, and in reliance thereon, it is Empire’s opinion, as financial advisors to Grand’s Board, that the proposed Agreement is fair to Grand’s common shareholders from a financial point of view. This Opinion does not include consideration of the Excluded Transaction.

Respectively submitted,

EMPIRE VALUATION CONSULTANTS, LLC

/s/ MARK SHAYNE

Mark Shayne, ASA, CPA, ABV
Managing Director

ANNEX D

SHAREHOLDERS’ AGREEMENT

SHAREHOLDERS’ AGREEMENT

      This Agreement is made and entered into as of [                    ], 2004, by and among CENTRALINK INVESTMENTS LIMITED, a limited company organized under the laws of the British Virgin Islands (“Centralink”); STEPHEN ALTRO, a citizen of Canada resident in the Province of Quebec (“Altro”); DAVID MARS, a citizen of Canada resident in the Province of Quebec (“Mars”); 136011 CANADA INC., a corporation organized under the laws of Canada (“136011”); 136012 CANADA INC., a corporation organized under the laws of Canada (“136012”); 2870304 CANADA INC., a corporation organized under the laws of Canada (“2870304”); 2884330 CANADA INC., a corporation organized under the laws of Canada (“2884330”); and GRAND TOYS INTERNATIONAL LIMITED, a limited company organized under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (the “Company”).

RECITALS

      WHEREAS, as more particularly set forth in that certain Subscription and Exchange Agreement dated as of November 14, 2003, by and between the Company, Grand Toys International, Inc., a corporation organized under the laws of the State of Nevada, United States of America (“Grand”), and Centralink as so amended by that certain Amendment No. 1 to the Subscription and Exchange Agreement dated as of March 6, 2004, by that certain Amendment No. 2 to the Subscription and Exchange Agreement dated as of March 31, 2004, by that certain Amendment No. 3 to the Subscription and Exchange Agreement dated as of May 31, 2004 and by that certain Amendment No. 4 to the Subscription and Exchange Agreement dated as of July 26, 2004 (as so amended, the “Exchange Agreement”), the Company is today becoming the holding company for the operations of Grand and its subsidiaries, and the current shareholders of Grand, including Altro, Mars, 136011, 136012, 2870304 and 2884330, have acquired beneficial ownership of certain ordinary shares in the capital of the Company (“Company Shares”) through their receipt of a corresponding number of American Depositary Shares representing such beneficial interests (“Company ADSs”) and evidenced by American Depositary Receipts (“Company ADRs”).

      WHEREAS, also pursuant to the Exchange Agreement, Centralink is today acquiring Company ADSs representing beneficial ownership of ten million (10,000,000) Company Shares, of which five million (5,000,000) have been received in exchange for all of the issued and outstanding ordinary shares of Playwell International Limited, a limited company organized under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China, and the remaining five million (5,000,000) have been purchased for cash and for the contribution of certain assets as provided in the Exchange Agreement.

      WHEREAS, the consummation of the transactions contemplated by the Exchange Agreement are contingent on the parties entering into this Agreement, which provides for, among other things, certain voting rights and certain agreements with respect to the Transfer of the Company ADSs held by the parties to this Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

      1.1     Certain Definitions. The following capitalized terms shall have the meanings ascribed to them below:

      1.1.1     “ADS Purchase Agreement” means that certain ADS Purchase Agreement of even date herewith by and among Centralink, Mars, Altro, 136011, 136012, 2870304, and 2884330.

      1.1.2     “Affiliate” means (A) with respect to a particular individual: (i) each member of such individual’s Family (as defined below in this definition); (ii) any Person that is directly or indirectly controlled (as defined below in this definition) by such individual or one or more members of such individual’s Family; (iii) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest (as defined below in this definition); and (iv) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity); or (B) with respect to a specified Person other than an individual: (i) any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified or any Affiliate of such Person; (ii) any Person that holds a Material Interest (as defined below in this definition) in such specified Person; (iii) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (iv) any Person in which such specified Person holds a Material Interest; (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (vi) any Affiliate of any individual described in clause (ii) or (iii).

      For purposes of this definition, (i) “control” of a Person will mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by Contract or otherwise; (ii) the “Family” of an individual includes (A) the individual, (B) the individual’s spouse and former spouses, (C) the Individual’s children; and (D) any other natural Person who resides with such individual; and (iii) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

      1.1.3     “Altro Shares” means all of the Company Shares, and all Company Shares issued upon exercise of all warrants and options, that are Owned by Altro, 136011 and 2870304.

      1.1.4     “Companies Ordinance” means the Hong Kong Companies Ordinance, Cap. 32 of the Laws of the Hong Kong Special Administrative Region of the People’s Republic of China.

      1.1.5     “Company ADRs” has the meaning set forth in the first recital to this Agreement.

      1.1.6     “Company ADSs” has the meaning set forth in the first recital to this Agreement.

      1.1.7     “Company Shares” has the meaning set forth in the first recital to this Agreement.

      1.1.8     “Controlled Shareholder” shall mean (i) with respect to Altro: 136011 and 2870304 and (ii) with respect to Mars: 136012 and 2884330.

      1.1.9     “Controlling Shareholder” shall mean (i) with respect to 136011 and 2870304: Altro and (ii) with respect to 136012 and 2884330: Mars.

      1.1.10     “Grand” has the meaning set forth in the first recital to this Agreement.

      1.1.11     “Independent Director” means any Person who meets the definition of an “independent director” within the meaning of the listing rules of the NASDAQ or of any other exchange on which the Company ADRs may hereafter traded.

      1.1.12     “Mars Shares” means all of the Company Shares, and all Company Shares issued upon exercise of all warrants and options, that are Owned by Mars, 136012 and 2884330.

      1.1.13     “Own” or “Owned” means, with reference to any Company Shares, record ownership of an equivalent number of Company ADSs and evidenced by Company ADRs, and “Owner” means a Shareholder that Owns such Company Shares.

      1.1.14     “Permitted Transferee” means in the case of each of the Shareholders, as applicable, (i) any Affiliate of such Shareholder; (ii) any Person to whom securities of the Company are Transferred from such transferring party by will or the laws of descent, whether or not such recipients are members of their Family; and (iii) any trust that is for the exclusive benefit of, or any partnership or limited liability company the partners or members of which are limited to, such Shareholder and/or Permitted Transferees of such Shareholder under clauses (i) or (ii) above.

      1.1.15     “Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental body or other entity.

      1.1.16     “Purchase” means, with reference to any Company Shares, the purchase of Company ADSs.

      1.1.17     “SEC” means the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

      1.1.18     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

      1.1.19     “Shareholders” means Centralink, Altro, Mars, 136011, 136012, 2870304 and 2884330 together with their respective Permitted Transferees, and “Shareholder” means any of them individually.

      1.1.20     “Transaction Documents” means this Agreement, the Exchange Agreement, the ADS Purchase Agreement and any certificate, schedule or other document delivered in connection therewith.

      1.1.21     “Transfer” means, with reference to any Company Shares, the sale, assignment, transfer, exchange, bequest, gift, pledge, encumbrance or other disposition in any manner, whether voluntary or involuntary, or by operation of law (such as upon death or Bankruptcy or in connection with a decree of divorce) or otherwise, of the Company ADSs or of the Company ADRs evidencing such ownership.

      1.1.22     “Vote” or “Voting” means, with reference to any particular Company Shares, the exercise of the rights of the holder of record of the corresponding Company ADSs to direct that all votes appertaining to the said Company Shares be cast at any general meeting of the Company in the manner specified by such holder.

      1.2     Other Terms. Terms not defined in Section 1.1 hereof which are used in capitalized form in this Agreement shall have the meanings defined where such terms first appear herein.

ARTICLE II

VOTING

      2.1     Management of Company. The Shareholders shall have the following obligations concerning the management of the Company:

      2.1.1     Until such time as the Board of Directors of the Company nominates its slate of directors to stand for election at the Company’s 2005 Annual General Meeting (the “Termination Date”), each Shareholder shall Vote, and shall cause its Affiliates to Vote, all Company Shares now or hereafter Owned by such Shareholder and its Affiliates, respectively, to maintain the number of directors constituting the entire Board at five (5) directors composed as follows:

(a) two (2) directors, of whom one (1) shall be an Independent Director, shall be elected upon the nomination of Centralink;

(b) two (2) directors, of whom one (1) shall be an Independent Director, shall be elected upon the joint nomination of Mars and Altro, provided that neither Mars nor Altro shall be so nominated; and

(c) one (1) director, reasonably acceptable to Centralink, Mars and Altro, who shall be an Independent Director nominated by the other two Independent Directors.

      2.1.2     The Shareholders shall, and shall cause their respective Affiliates to, use their reasonable best endeavors in their capacities as Owners of Company Shares to cause the directors to appoint one of the directors nominated by Centralink, as it shall specify from time to time, to serve as managing director and chairman of the Company.

      2.1.3     If any Shareholder or group of Shareholders having nominated a director pursuant to Section 2.1.2 shall give notice at any time to the Company and the other Shareholders that the Shareholder or Shareholders giving such notice desire to remove the said director, then all of the Shareholders shall take all such actions as shall be necessary to remove the said director.

      2.1.4     If any director should die, resign or be removed as a director of Company pursuant to Section 2.1.3 above, then the Shareholders shall take such action as shall be necessary to elect as a director of the Company, in accordance with the terms of this Agreement and the Memorandum and Articles of Association of the Company, any individual subsequently designated by the Shareholders entitled to nominate and elect such director.

ARTICLE III

RESTRICTIONS ON TRANSFER

      3.1     Generally. Except as otherwise set forth in this Article III, until the date that shall be six (6) months after the date of this Agreement, no Shareholder shall Transfer, or permit or suffer any Affiliate or Permitted Transferee of such Shareholder to Transfer, Company Shares to any other Person. From and after the said date, each Shareholder, and each Affiliate and Permitted Transferee of such Shareholder, shall, subject to compliance with applicable securities laws, be permitted to Transfer Company Shares without restriction; provided, however, that no Shareholder shall, nor shall it permit any Affiliate or Permitted Transferee of such Shareholder to, Transfer any Company Shares during the term of this Agreement (or thereafter) except as permitted under Rule 145(d) promulgated under the Securities Act, regardless of whether such Shareholder or such Transfer is then subject to the provisions of that rule. Each Shareholder agrees that such Shareholder shall not, and shall not permit or suffer any Affiliate or Permitted Transferee of such Shareholder to, Transfer any Company Shares, or enter into any contract, option or other arrangement, understanding or undertaking to Transfer any Company Shares, or take any other action that would in any way restrict, limit, or interfere with the performance of such Shareholder’s obligations hereunder.

      3.2     Permitted Transfers. The restrictions set forth in Section 3.1 shall not apply to the following Transfers: (i) a Transfer by a Shareholder to a Permitted Transferee, provided that the proposed transferee shall have agreed in a writing to become a party to, and be bound by, the obligations, conditions and restrictions hereunder as same apply to the transferring Shareholder, or (ii) any purchase or redemption by the Company from a Shareholder of any securities of the Company or (iii) the purchase by Centralink of an aggregate of 924,187 Mars shares and Altro shares pursuant to the ADS Purchase Agreement.

      3.3     Legend. Until the first anniversary of the date of this Agreement, each certificate representing each Shareholder’s Company Shares will bear the following legend (the “Legend”):

THE AMERICAN DEPOSITARY SHARES REPRESENTED BY THIS RECEIPT ARE SUBJECT TO A SHAREHOLDERS’ AGREEMENT, DATED AS OF , 2004, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE COMPANY. NO VOTE OR TRANSFER OF ANY AMERICAN DEPOSITARY SHARES REPRESENTED BY THIS RECEIPT SHALL BE VALID UNLESS MADE IN ACCORDANCE WITH THE TERMS OF SUCH AGREEMENT.

      On the date of the execution of this Agreement, each Shareholder shall deliver certificates representing the Company ADSs issued to such Shareholder for purposes of affixing the Legend. The Legend may be removed on the first anniversary of the date of this Agreement.

      3.4     Transfer Requirements. Notwithstanding any other provision hereof, no Shareholder shall Transfer, or permit or suffer any Affiliate of such Shareholder to Transfer, Company Shares otherwise than in accordance with this Agreement, the Securities Act and any applicable state securities laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

      Each Shareholder hereby represents and warrants to each of the other Shareholders, as of the date hereof, as follows:

      4.1     Ownership of Company Shares. On the date hereof, such Shareholder holds of record the number of Company ADSs and owns beneficially the number of Company Shares set forth opposite such Shareholder’s name on Exhibit A hereto, free and clear of any liens or other encumbrances, restrictions on the right to vote, restrictions on Transfer (other than any restrictions under applicable securities laws), options, warrants, rights, calls, commitments, proxies or other contract rights. Altro and Mars represent that since May 21, 2003, none of

Mars, Altro, 136011, 136012, 2870304 and 2884330 have sold or otherwise transferred or disposed of any shares of common stock or other securities of Grand or any options, warrants or other rights for the purchase of such stock or other securities except as contemplated by the ADS Purchase Agreement.

      4.2     Right to Vote. Such Shareholder has and will have, with respect to all of the Company Shares set forth opposite such Shareholder’s name on Exhibit A hereto, sole power to Vote or direct the Vote, sole power of disposition and full power to fulfill its obligations under this Agreement.

      4.3     Authority of Individual Shareholders. If such Shareholder is an individual, such Shareholder has full legal capacity to enter into this Agreement and to perform his obligations hereunder. This Agreement has been duly executed and delivered by such Shareholder and constitutes the legal, valid and binding agreement of such Shareholder, enforceable in accordance with its terms, subject to the effects of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity.

      4.4     Authority of Corporate Shareholders. If such Shareholder is a corporation or other entity, such Shareholder is duly organized, validly existing and, if and as applicable, in good standing under the laws of the jurisdiction of its formation; such Shareholder has full power and authority to enter into and perform this Agreement; this Agreement constitutes a valid and binding obligation on such Shareholder’s part, enforceable against such Shareholder in accordance with its terms, subject to the effects of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity; the execution, delivery and performance of this Agreement by such Shareholder have been authorized by all necessary corporate or other action on such Shareholder’s part, and will not violate any contract, restriction or commitment of or applicable to such Shareholder or any applicable law or government regulation.

      4.5     Conflicting Instruments. Neither the execution and delivery of this Agreement, nor the performance by such Shareholder of its agreements and obligations hereunder will result in any breach or violation of, or be in conflict with or constitute a default under, any term of any agreement, judgment, injunction, order, decree, law or regulation to which such Shareholder is a party or by which such Shareholder (or any of such Shareholder’s assets) is bound.

      4.6     Reliance. Such Shareholder understands and acknowledges that the Company, Grand and the other Shareholders are consummating the Exchange Agreement in reliance, inter alia, upon such Shareholder’s execution, delivery and performance of this Agreement.

ARTICLE V

COVENANTS

      5.1     No Other Agreements. Each Shareholder covenants with the others that such Shareholder shall not, during the term of this Agreement, grant any proxy, revocable or irrevocable, or power of attorney, or enter in to any agreement other than this Agreement, with respect to the Voting of any Company Shares, and each Shareholder hereby revokes any and all proxies or powers of attorney that may exist with respect to Company Shares Owned by such Shareholder.

      5.2     Control of Certain Shareholders. Each of Mars and Altro covenants separately with one another and with each of the other Shareholders that he will cause each of the other Shareholders of which he is a Controlling Shareholder to observe and comply with the provisions of this Agreement and that he will not, during the term of this Agreement, enter into, or cause, permit or suffer any Shareholder that is a Controlled Entity of which he is a Controlling Shareholder to enter into, any transaction, including without limitation any Transfer of shares, or any merger, amalgamation or consolidation, as a result of which any Person not having, as of the date of this Agreement, effective ultimate control, either directly of indirectly, of the management of any such Controlled Entity shall acquire such ultimate control.

ARTICLE VI

MISCELLANEOUS

      6.1     Specific Enforcement. The parties hereto acknowledge and agree that any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement would cause irreparable injury for which damages would not be an adequate remedy and that the party that is or is likely to be thereby aggrieved would be entitled to specific performance and injunctive relief giving effect to its rights hereunder in addition to any and all other rights and remedies at law or in equity. The parties waive prospectively that any requirement that bond or other security be provided as a prerequisite to obtaining such equitable relief.

      6.2     Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or combination, any securities issued to the parties shall be subject to this Agreement.

      6.3     [Intentionally Omitted].

      6.4     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

      6.5     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      6.6     Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile, telex or similar writing) and shall be deemed given or made as of the date delivered, if delivered personally or by facsimile (provided that delivery by facsimile shall be followed by delivery of an additional copy personally, by mail or overnight courier), one day after being delivered by overnight courier or three days after being mailed by registered or certified mail (postage prepaid, return receipt requested), to the parties at the following addresses (or to such other address or telex or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company, to:

Grand Toys International, Ltd.

Room UG 202, Floor UG2,
Chinachem Golden Plaza
77 Mody Road
Tsimshatsui East
Kowloon, Hong Kong
Attention: Mr. Henry Hu
Facsimile No.: (852) 2520-5515

With a copies (which shall by themselves not constitute notice) to:

Katten Muchin Zavis Rosenman

575 Madison Avenue
New York, New York 10022-2585
Attention: Paul J. Pollock, Esq.
Facsimile: (212) 894-5511

and

Dorsey & Whitney

One Pacific Place, Suite 3008
88 Queensway
Hong Kong
Attention: Steven C. Nelson, Esq.
Facsimile No.: (852) 2524-3000

      If to any Shareholder, at such address or facsimile number as is set forth next to such Shareholder’s name on the signature page hereto.

      6.7     Governing Law. This Agreement will be interpreted and construed in accordance with and governed by the law of the State of New York, which shall be the proper law of this Agreement notwithstanding any rule or principle of conflict of laws under which any other body of law would be made applicable.

      6.8     Arbitration. Any dispute, claim or controversy arising out of or in connection with this Agreement shall be finally determined by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association. Unless the Parties agree otherwise, there shall be three arbitrators. The place of arbitration shall be New York, New York, United States of America and the language of the arbitration shall be English. None of the Parties shall contest the choice of New York as the proper forum for such dispute and notice in accordance with Section 6.6 shall be sufficient for such arbitration panel to conduct such proceedings. Except as the arbitrators shall otherwise determine, the evidentiary aspects of the arbitral proceedings shall be conducted in accordance with the Rules on the Taking of Evidence in International Commercial Arbitration adopted by the Council of the International Bar Association on June 1, 1999.

      6.9     Assignees and Transferees. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

      6.10     Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

      6.11     Amendment and Modification. Any provision of this Agreement may be waived, provided that such waiver is set forth in a writing executed by the party against whom the enforcement of such waiver is sought. This Agreement may not be amended, modified or supplemented other than by a written instrument signed by the parties hereto. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

      6.12     No Prejudice. The terms of this Agreement shall not be construed in favor of or against any party on account of its participation in the preparation hereof.

      6.13     Words in Singular and Plural Form. Words used in the singular form in this Agreement shall be deemed to import the plural, and vice versa, as the sense may require.

      6.14     Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any securities of the Company in violation of any provision of this Agreement shall be void ab initio, and the Company shall not record such Transfer on its books or treat any purported transferee of such securities as the owner of such securities for any purpose.

      6.15     Entire Agreement. This Agreement and the exhibits annexed thereto and made a part thereof, contain the entire agreement of the parties hereto with respect to the matters set forth herein and supersede all prior agreements and understandings among them as to the subject matter thereof. No party shall be bound by nor shall be deemed to have made any representations, warranties or covenants except those contained in this Agreement, the Transaction Documents or any documents delivered in connection therewith.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

CENTRALINK INVESTMENTS LIMITED

By:

Name:
Title:

Stephen Altro

Address:

Fax Number:

David Mars

Address:

Fax Number:

2870304 CANADA INC.

By:

Name:
Title:

Address:

Fax Number:

136011 CANADA INC.

By:

Name:
Title:

Address:

Fax Number:

136012 CANADA INC.

By:

Name:
Title:

Address:

Fax Number:

2884330 CANADA INC.

By:

Name:
Title:

Address:

Fax Number:

GRAND TOYS INTERNATIONAL, LIMITED

By:

EXHIBIT A

Number of ADRs
Name	Mailing Address	Beneficially Owned

Centralink Investments Limited
Stephen Altro
David Mars
2870304 Canada Inc.
136011 Canada Inc.
136012 Canada Inc.
2884330 Canada Inc.